UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
Doral Financial Corporation

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1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

March 2, 2010

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Doral Financial Corporation (“Doral Financial”). The meeting will be held on the second floor of the Doral Financial Plaza Building located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on March 12, 2010. The meeting will begin promptly at 9:00 a.m., AST.

Details of the business to be conducted at the special meeting are given in the attached notice of special meeting and proxy statement.

Only shareholders of record as of the close of business on February 12, 2010 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof. A list of these shareholders will be available for inspection for a period of ten days prior to the special meeting at the office of Doral Financial on the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

You are urged to review carefully the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. YOUR VOTE IS IMPORTANT. The prompt return of your proxy card will ensure that your vote is counted. Please note that sending us your proxy will not prevent you from voting in person at the meeting if you so desire.

This Proxy Statement and the accompanying proxy card are being mailed to our shareholders beginning on or about March 2, 2010.
We appreciate your support.

Sincerely,

Glen R. Wakeman
President and Chief Executive Officer

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On March 12, 2010

The special meeting of shareholders of Doral Financial Corporation (“Doral Financial”) will be held on the second floor of the Doral Financial Plaza Building located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on March 12, 2010, beginning at 9:00 a.m., AST, to vote on the following matters as described in the accompanying proxy statement:

1. A proposal to authorize and approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 97,500,000 to 300,000,000 and the number of authorized shares of our capital stock from 137,500,000 to 340,000,000 and;

2. A proposal to authorize and approve, for purposes of the rules of the New York Stock Exchange, the issuance of 16,500,000 shares of our common stock (“Proposed Issuance”) in connection with the proposed exchange (the “Exchange Offer”) of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A (the “Series A preferred stock”), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (the “Series B preferred stock”), 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C preferred stock” and, together with the Series A preferred stock and the Series B preferred stock, the “noncumulative preferred stock”), and 4.75% Perpetual Cumulative Convertible Preferred Stock (the “convertible preferred stock”) upon the terms and conditions set forth in our Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on January 28, 2010, as amended (the “Registration Statement”).

The text of the proposed amendments to our Restated Certificate of Incorporation described in Proposal 1 is attached as Appendix I to the accompanying proxy statement.

Only shareholders of record as of the close of business on February 12, 2010 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof. A list of these shareholders will be available for inspection for a period of ten calendar days prior to the special meeting at the office of Doral Financial at the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By order of our Board of Directors,

Enrique R. Ubarri-Baragaño
Secretary

Dated: March 2, 2010

TABLE OF CONTENT

Page

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT	1
GENERAL QUESTIONS ABOUT THE SPECIAL MEETING	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL HOLDERS	5
PROPOSAL 1 — AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK AND COMMON STOCK	6
Effect of the Increase of our Authorized Share Capital	6
Future Acquisition Opportunities	7
No Appraisal Rights	7
Required Vote	7
Vote Recommendation	7
PROPOSAL 2 — PROPOSAL TO AUTHORIZE AND APPROVE, FOR PURPOSES OF THE RULES OF THE NEW YORK STOCK EXCHANGE, THE ISSUANCE OF 16,500,000 SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE PROPOSED EXCHANGE OF OUR PREFERRED STOCK	8
The Proposal	8
Terms of Proposed Exchange Offer	9
Market price, dividend and distribution information	17
Comparison of rights between the preferred stock and our common stock	21
Description of capital stock	26
Description of the preferred stock	27
Financial and Other Information	39
Required Vote	39
Vote Recommendation	39
INTERNET AVAILABILITY	39
OTHER MATTERS	39
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2010 ANNUAL MEETING	40
APPENDIX I - Proposed Amendments to Restated Certificate of Incorporation	I-1
APPENDIX II - Unaudited Pro Forma Financial Information	II-1
APPENDIX III - Form 10-K as filed with the Securities and Exchange Commission on February 26, 2010	III-1

Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

PROXY STATEMENT

This proxy statement contains information related to the special meeting of shareholders of Doral Financial Corporation (“Doral Financial” or “Corporation”) to be held on the second floor of the Doral Financial Plaza Building located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on March 12, 2010, beginning at 9:00 a.m., AST, and any postponements or adjournments thereof. Doral Financial anticipates that this proxy statement and the accompanying form of the proxy will be mailed to shareholders commencing on or about March 2, 2010.

GENERAL QUESTIONS ABOUT THE SPECIAL MEETING

Who is Soliciting my Vote?

The Board of Directors of Doral Financial is soliciting your vote at the special meeting.

What am I Being Asked to Vote on at the Special Meeting?

You will be asked to vote upon:

(1) A proposal to authorize and approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 97,500,000 to 300,000,000 and the number of authorized shares of our capital stock from 137,500,000 to 340,000,000. The text of the proposed amendments to our Restated Certificate of Incorporation described in Proposal 1 is attached as Appendix I to this proxy statement.

(2) A proposal to authorize and approve, for purposes of the rules of the New York Stock Exchange, the issuance of 16,500,000 shares of our common stock, which would be in excess of 20% of our outstanding common stock, in connection with the proposed exchange of our preferred stock upon the terms and conditions set forth in the Registration Statement.

What is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, LLC, you are considered the “stockholder of record” with respect to those shares. The proxy materials have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is Entitled to Vote?

Only shareholders of record at the close of business on the record date, February 12, 2010, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment thereof. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. As of the close of business on February 12, 2010, there were 62,064,303 shares of the Corporation’s common stock outstanding.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring appropriate documentation from your broker, bank or other nominee to personally vote at the meeting.

What are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board’s recommendation for each proposal is set forth below.

Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of our Common Stock and Capital Stock (page 7)	The Board has approved this amendment and recommends a vote “FOR” this proposal.
Proposal to authorize and approve, for purposes of the rules of the New York Stock Exchange, the issuance of 16,500,000 shares of our common stock in connection with the proposed exchange of our preferred stock upon the terms and conditions set forth in the Registration Statement (page 9)	The Board has approved this issuance of shares of common stock and recommends a vote “FOR” this proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. Management at present knows of no other matter to be brought before the meeting.

What Constitutes a Quorum for the Special Meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 62,064,303 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I Vote?

If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct. If you are a registered shareholder of record and attend the meeting, you may deliver your completed proxy card in person. Alternatively, in lieu of signing the accompanying proxy card and returning it to Doral Financial, registered shareholders can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of Doral Financial.

“Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares. “Street name” shareholders may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the proxy statement.

Can I Change my Vote After I Return my Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders with respect to your proxy will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote is Required to Approve Each Item?

The affirmative vote of a majority of the outstanding shares of common stock is required for the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock and the number of authorized shares of capital stock (Proposal 1). Since abstentions and broker non-votes will not be voted for this proposal, they will have the same legal effect as a negative vote. Additionally, the failure to vote will have the same effect as a “no.”

The rules of the NYSE require that Proposal 2 be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our common stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Who will Bear the Costs of Soliciting Proxies for the Special Meeting?

We will bear the cost of soliciting proxies for the special meeting. We do not intend to solicit proxies otherwise than by the use of the mails but certain of our officers and regular employees or our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to solicit proxies. Proxy material will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

Who will Count the Vote?

Representatives of our transfer agent, BNY Mellon Shareowner Services, LLC, will tabulate the votes.

How are my Votes Counted?

You may vote for or against or you may abstain on each proposal. If you abstain from voting on a proposal, your shares will be counted as present for purposes of establishing a quorum. Under Proposal 1, abstentions will have the same legal effect as a negative vote. However, under Proposal 2, abstentions will not have any effect on the outcome of the proposal.

Could Other Matters be Decided at the Meeting?

We do not know of any other matters that may come before the special meeting. However, if any new matter requiring the vote of our shareholders is properly presented before the special meeting, proxies may be voted with respect thereto at the discretion of the proxy holders.

What Happens if the Meeting is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Other Information

Please contact Roberto Reyna, our Investors Relations Manager, at (787) 474-6298 if you need directions to be able to attend the meeting and vote in person.

The contents of our corporate website (http://www.doralfinancial.com) are not incorporated by reference into this Proxy Statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this document regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (which we refer to as the “PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements. Do not unduly rely on forward-looking statements; they give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made and we do not undertake any obligation to update them to reflect changes that occur after that date. A number of factors could cause results to differ significantly from our expectations, including, among others, any failure to obtain the shareholder approvals sought in this document.

[The rest of the page intentionally left in blank.]

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL HOLDERS

The following table shows, as of February 12, 2010, the amount of our common stock beneficially owned (unless otherwise indicated in the footnotes) by (1) each stockholder known by us to own beneficially more than 5% of our common stock, (2) each director, (3) each executive officer (including former executive officers) named in the Summary Compensation Table (the “named executive officers”) and (4) all of our directors and executive officers as a group. The information is based on reports filed with the SEC and information provided by the persons named below. No director, nominee or executive officer owned shares of our preferred stock as of such date. On July 19, 2007, Doral Holdings Delaware, LLC, a newly formed entity in which Irving Place Capital (formerly known as Bear Stearns Merchant Banking) and other investors including funds managed by Marathon Asset Management, Perry Capital, the DE Shaw Group and Tennenbaum Capital purchased 48,412,698 shares of common stock for an aggregate purchase price of $610.0 million.

Amount and Nature
	of Beneficial		Percent of
Name of Beneficial	Ownership(1)		Class

Directors
Frank Baier(2)	—		**
Dennis G. Buchert	—		**
James E. Gilleran	—		**
Douglas L. Jacobs	—		**
David E. King(2)	—		**
Mark Kleinman(2)	—		**
Howard M. Levkowitz(2)	—		**
Raymond J. Quinlan	—		**
Gerard L. Smith	—		**
Management (including former executive officers)
Glen R. Wakeman(3)*	33,129		**
Lesbia Blanco(4)(5)	1,559		**
Robert Wahlman	—		**
Paul Makowski(5)	—		**
Christopher C. Poulton(5)	1,500		**
Enrique R. Ubarri(5)	—		**
Marito Domingo(5)(6)	—		**
All directors and executive officers as a group, consisting of 16 persons, including those named above	36,188		**
Other Principal Holders
Doral Holdings Delaware, LLC	48,412,698	(7)(8)	78.0%
Doral GP Ltd.
Doral Holdings, L.P.
C/O Irving Place Capital 277 Park Avenue New York, NY 10172

*	Mr. Wakeman is also a director of Doral Financial.

**	Represents less than 1% of Doral Financial’s outstanding common stock.

(1)	Except as noted in the footnotes below, the information is based on the SEC’s definition of “beneficial ownership,” which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days.

(2)	The named director also is a director of Doral GP Ltd., which is the general partner of Doral Holdings, L.P., which is the managing member of Doral Holdings Delaware, LLC, which is the holder of 48,221,343 shares of common stock of Doral Financial. In his capacity as a director of Doral GP Ltd., the named director does not have voting or dispositive power over such shares. Except for

Mr. Baier, the named director is also a senior managing director of an entity which may hold (or affiliates of which may hold) shares of common stock of Doral Financial and which is affiliated with limited partners in Doral Holdings, L.P. and members of Doral Holdings Delaware, LLC and Doral GP Ltd. In his capacity as a senior managing director, the named director does not have voting or dispositive power over such shares. The named director disclaims beneficial ownership of any shares referred to herein.

(3)	Includes 10,000 shares that represent restricted share units that vested in July 2007. In addition, Mr. Wakeman has an investment of $4,000,000 in Doral Holdings, L.P.

(4)	Includes 105 shares owned by spouse.

(5)	191,355 shares of common stock are owned directly by Doral Strategic Co-Investment, L.P. (“Doral Strategic”). Of a total investment of $2,500,000 in Doral Strategic made by Doral Financial’s officers, Ms. Blanco, Mr. Makowski, Mr. Poulton, Mr. Ubarri and Mr. Domingo invested $300,000, $100,000, $100,000, $300,000 and $700,000, respectively.

(6)	Mr. Domingo served as an Executive Officer of the Company until March 25, 2009.

(7)	Based on information filed with the SEC jointly by Doral Holdings Delaware, LLC, Doral Holdings L.P. and Doral GP Ltd., of the total number of shares shown, 48,221,343 shares are held by Doral Holdings Delaware, LLC. Doral Holdings. L.P. acts as the managing member of Doral Holdings Delaware, LLC, and Doral GP Ltd. serves as the general partner of Doral Holdings L.P. Accordingly, each of Doral Holdings L.P. and Doral GP Ltd. may be deemed to be an indirect beneficial owner of the shares of common stock owned directly by Doral Holdings Delaware, LLC. Each of Doral Holdings L.P. and Doral GP Ltd. disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(8)	Doral GP Ltd. is the general partner of Doral Strategic. Accordingly, Doral GP Ltd. may be deemed to be an indirect beneficial owner of the shares of common stock owned directly by Doral Strategic. Doral GP Ltd. disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

PROPOSAL 1 — AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK AND COMMON STOCK

On February 1, 2010, our Board of Directors adopted a resolution to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 97,500,000 to 300,000,000 and the number of authorized shares of our capital stock from 137,500,000 to 340,000,000. Our Board strongly recommends the approval by our shareholders of this amendment.

Our Restated Certificate of Incorporation presently authorizes the issuance of 137,500,000 shares of capital stock, divided into 97,500,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $1.00 par value per share. As of February 12, 2010, 62,064,303 shares of common stock and 7,500,850 shares of preferred stock were issued and outstanding.

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the shares of common stock currently outstanding. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting power of current holders of common stock. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Puerto Rico Department of State. It is anticipated that the appropriate filing to effect the increase in authorized share capital will be made as soon as practicable following approval of this proposal. The full text of the proposed amendment to our Restated Certificate of Incorporation is set forth in Appendix I to this proxy statement.

Effect of the Increase of our Authorized Share Capital

If this proposed amendment to our Restated Certificate of Incorporation is adopted, the additional authorized shares of common stock will be available for issuance at the discretion of the Board for any corporate purpose, including, among other things, stock splits, stock dividends, redemption and exchanges, public or private stock offerings or acquisitions, without further action by the shareholders, except as may be required by applicable laws or regulations, or the rules of the NYSE. If this proposed amendment is approved by shareholders all shares authorized by the amendment will be available for issuance. Although we do not have any specific commitments for the issuance of the additional shares of capital stock for which authorization is solicited, our Board believes that it would be desirable for the shareholders to authorize such additional shares at this time so that we are prepared to meet possible future needs for such shares without delay.

Future Acquisition Opportunities

We continue to explore opportunities for growth and expansion both organically and by acquisition, including FDIC-assisted acquisitions for banks which fail and are placed in receivership. If this proposed amendment to our Restated Certificate of Incorporation is adopted, the additional authorized shares of common stock could be issued in connection with such acquisitions. At this moment we do not have any specific commitments or agreements related to acquisitions. However, our Board believes that it would be desirable for the shareholders to approve this proposal at this time so that we are prepared to take advantage of possible acquisition opportunities that may arise in the future without delay.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. Although these transactions typically provide for FDIC assistance to an acquirer to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we would still be subject to many of the same risks we would face in acquiring another bank in negotiated transactions, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these acquisitions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated acquisition, we may face additional risk in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions. Our inability to overcome these risks could have a material adverse effect on our business, financial condition and results from operations.

No Appraisal Rights

Under applicable Puerto Rico law, our shareholders are not entitled to appraisal rights with respect to this proposed amendment to our Restated Certificate of Incorporation to effect the increase in our authorized shares of capital and common stock.

Required Vote

The affirmative vote of a majority of the outstanding shares of common stock is required for the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock and the number of authorized shares of capital stock. Since abstentions and broker non-votes will not be voted for this proposal, they will have the same legal effect as a negative vote. Additionally, the failure to vote will have the same effect as a “no.”

Vote Recommendation

The Board has approved this amendment to our Restated Certificate of Incorporation and recommends a vote “FOR” this proposal.

PROPOSAL 2 — PROPOSAL TO AUTHORIZE AND APPROVE, FOR PURPOSES OF THE RULES OF THE NEW YORK STOCK EXCHANGE, THE ISSUANCE OF 16,500,000 SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE PROPOSED EXCHANGE OF OUR PREFERRED STOCK

The Proposal

We are proposing, for purposes of the rules of the New York Stock Exchange, the issuance of 16,500,000 shares of our common stock, which would be in excess of 20% of our outstanding common stock, in connection with the proposed exchange of our Preferred Stock upon the terms and conditions set forth in the Registration Statement and more fully described below. The exact number of shares of common stock to be issued in the Exchange Offer will depend on the number of shares of Preferred Stock tendered in the Exchange Offer. No further stockholder authorization for this issuance will be solicited.

Our common stock is listed on the New York Stock Exchange (“NYSE”) and, as a result, we are subject to the rules of the NYSE. Although we have not determined a ratio of exchange for the proposed Exchange Offer, we believe that the Exchange Offer may result in the issuance of more than 20% of the currently outstanding common stock. As a result, stockholder approval of the issuance is required by rule 312.03(c) of the NYSE Listed Company Manual. Rule 312.03(c) of the NYSE Listed Company Manual requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or of securities convertible into or exercisable for common stock.

Our Board of Directors believes that authorizing the issuance of the common stock in connection with the proposed Exchange Offer is in the best interests of our stockholders because, among other reasons, if such an offer was made and accepted it would reduce our future dividend obligations and improve our capital structure.

Authorizing the issuance of common stock will not ensure that we will proceed with the proposed Exchange Offer or that if we make such an offer, it will be accepted by holders of the Preferred Stock. Approval will, however, provide us with flexibility to undertake such a transaction if upon evaluation of market conditions we determine to proceed with such an offer. Based upon current market conditions, if we receive the requisite stockholder approval we would expect to proceed with such an offer as promptly as practicable.

If our stockholders vote to approve the issuance of the common stock, we plan to conduct the Exchange Offer on the terms and conditions set forth in the Registration Statement, the related prospectus and related letter of transmittal. In addition, if we proceed with the proposed Exchange Offer, we intend to file with the NYSE an application to list the shares of common stock issued in connection with the exchange. The common stock issued would dilute the percentage ownership of the holders of common stock currently outstanding, and their resale could have an adverse effect on the trading price of our common stock.

For your reference and in compliance with Item 12 of Schedule 14A we are including in this section the description and effects of the Exchange Offer as described in the Registration Statement. Financial and other information is also included in Appendices II, III and IV.

Terms of Proposed Exchange Offer

General.  We are offering to exchange up to 16,500,000 newly issued shares of our common stock for properly tendered and accepted shares (subject to proration, as described below) of our Series A preferred stock, Series B preferred stock, Series C preferred stock, and convertible preferred stock, as described below.

For each share of preferred stock that we accept for exchange in accordance with the terms of the exchange offer, we will issue a number of shares of our common stock having the aggregate dollar value set forth below under “— Consideration”. We refer to the number of shares of our common stock we will issue for each share of preferred stock we accept in the exchange offer as the “exchange ratio”.

If the aggregate liquidation preference of all shares of preferred stock tendered in the exchange offer would result in the issuance, upon consummation of the exchange offer, of a number of shares of our common stock in excess of the maximum exchange amount, we will accept for tender only that number of preferred stock that will ensure that not more than 16,500,000 shares of our common stock are issued in the exchange offer and we may have to reduce (on a prorated basis) the number of shares of preferred stock that we accept in the exchange offer to remain within this limit.

There will be no fixed record date for determining holders of preferred stock entitled to participate in the exchange.

Any shares of preferred stock that are accepted for exchange in the exchange offer will be cancelled and retired. Shares of preferred stock tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. If any tendered shares of preferred stock are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in the prospectus in the Registration Statement or otherwise, all unaccepted shares of preferred stock will be returned, without expense, to the tendering holder promptly after the expiration date or the termination date.

Our obligation to accept shares of preferred stock tendered pursuant to the exchange offer is limited by the conditions listed below under “— Conditions of the Exchange Offer.”

Shares of preferred stock that are not exchanged in the exchange offer will remain outstanding and will be entitled to the rights and benefits their holders have under the certificate of designation applicable to the corresponding series of preferred stock.

We shall be deemed to have accepted for exchange properly tendered shares of preferred stock when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of preferred stock who tender their shares of preferred stock in the exchange offer for the purposes of receiving the exchange offer consideration from us and delivering the exchange offer consideration to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the exchange offer, and not to accept for exchange any shares of preferred stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions of the Exchange Offer.”

Purpose and background of the exchange offer.  We are making this offer to reduce our future dividend obligations and to improve our capital structure. At the proposed exchange offer consideration amount, this offer will allow us to record an increase to our tangible common shareholders equity, which is our common shareholders equity less our intangible assets. Our future dividend obligations associated with our preferred stock will also be reduced.

Assuming the transactions described herein are consummated, we believe the increase in our tangible common equity capitalization and preservation of liquidity as a result of this offer will improve our ability to operate in the current economic environment and enhance our long-term financial stability.

Terms of the exchange offer.  We are offering to exchange, upon the terms and subject to the conditions set forth in the prospectus in the Registration Statement and in the related letter of transmittal, up to 16,500,000 newly issued shares of our common stock for properly tendered and accepted shares (subject to proration, as described below) of our Series A preferred stock, Series B preferred stock, Series C preferred stock, and convertible preferred stock. See “— Consideration” below.

Any shares of preferred stock not exchanged will remain outstanding. The shares of preferred stock validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Consideration.  Upon the terms and subject to the conditions set forth herein, for each share of preferred stock that we accept for exchange, we will issue a number of shares of our common stock set forth in the table below. We refer to the number of shares of our common stock we will issue for each share of preferred stock we accept in the exchange offer as the “exchange ratio” applicable to such share of preferred stock. Because the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected above.

		Liquidation	Aggregate	Exchange Offer Consideration Per Share
		Amount	Liquidation			Consideration As %
		Per	Preference	Common	Exchange	of Liquidation
CUSIP	Title of Security	Share	Outstanding	Shares(1)	Value(1)	Preference

25811P209	7.00% Noncumulative Monthly Income Preferred Stock, Series A	$50.00	$63,341,350	4.12	$13.02	26.0%
25811P308	8.35% Noncumulative Monthly Income Preferred Stock, Series B	$25.00	$44,566,525	2.06	$6.51	26.0%
25811P407	7.25% Noncumulative Monthly Income Preferred Stock, Series C	$25.00	$89,480,050	2.06	$6.51	26.0%
25811P704; 25811P506	4.75% Perpetual Cumulative Convertible Preferred Stock	$250.00	$218,040,000	20.59	$65.06	26.0%

(1)	The exchange value is equal to the number of shares of common stock offered per share of preferred stock multiplied by the last reported sale price of our common stock. Because the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering you shares being different than the value reflected in the table above. The last reported sale price of our common stock on February 10, 2010, was $3.16 per share.

Source of consideration.  The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

Proration.  We will issue no more than the maximum exchange amount in the exchange offer. Depending on the number of shares of our preferred stock tendered in the exchange offer, we may have to prorate tendered shares of preferred stock to remain within this limit. Proration for each holder validly tendering preferred stock will be based on the ratio of (i) the aggregate liquidation preference of all four series of preferred stock, treated together, tendered in the exchange offer that would result in the issuance, upon consummation of the exchange offer, of a number of shares of common stock equal to the maximum exchange amount to (ii) the aggregate liquidation preference of all four series of preferred stock, treated together, validly tendered by all holders. The ratio will be applied to determine the total liquidation preference of preferred stock that will be accepted for exchange from each holder pursuant to the exchange offer. In the event that prorationing of the preferred stock is required, we will determine the final prorationing factor promptly after the expiration date and will announce the results of prorationing by press release. Tendering holders may also obtain this information from the information agent or the dealer manager after we have made such determination. Any preferred stock not accepted for exchange as a result of proration will be returned to tendering holders promptly after the expiration date or the termination date.

The following table shows the number of shares of common stock that will be exchanged at various assumed participation levels:

		Liquidation
Liquidation Preference of Preferred Stock Tendered	Proration factor %	Preference Accepted
		($ millions)

100%	48.2%	16.50
90%	53.6%	16.50
80%	60.3%	16.50
70%	68.9%	16.50
60%	80.4%	16.50
50%	96.4%	16.50
40%	100/0%	13.69
30%	100.0. %	10.27
20%	100..0%	6.84
10%	100..0%	3.42
0%	100..0%	0.00

Conditions of the exchange offer.  Notwithstanding any other provision of the exchange offer, we will not be obligated to accept for exchange validly tendered shares of preferred stock pursuant to the exchange offer if the general conditions (as defined below) have not been satisfied with respect to the exchange offer. The exchange offer is not conditioned upon any minimum number or aggregate liquidation preference of preferred stock being tendered.

For purposes of the foregoing provisions, all of the “general conditions” shall be deemed to have been satisfied on the expiration date unless any of the following conditions shall have occurred and be continuing on or after the date of the Registration Statement and before the expiration date with respect to the exchange offer:

•	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or asset-backed securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or (vi) any significant adverse change in the United States securities or financial markets generally;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the exchange offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates;

•	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the exchange offer or otherwise adversely affect the exchange offer in any material manner;

•	there exists any other actual or threatened (in writing) legal impediment to the exchange offer or any other circumstances that would materially adversely affect the transactions contemplated by the exchange offer, or the contemplated benefits of the exchange offer to us or our affiliates;

•	shareholder approval shall not have been received for the issuance of the common stock;

•	the common stock to be issued shall not have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	there shall have occurred any development which would, in our judgment, materially adversely affect our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates; or

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the exchange offer or materially impair the contemplated benefits to us or our affiliates of the exchange offer.

In addition to the conditions described above, and notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue common stock in respect of, any shares of preferred stock tendered pursuant to the exchange offer, and may terminate, extend or amend the exchange offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our common stock in respect of, any shares of preferred stock so tendered in the exchange offer unless the Registration Statement becomes effective and no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose have been instituted or are pending, or to our knowledge, are contemplated or threatened by the SEC.

We shall reserve the right to amend or terminate the exchange offer and to reject for exchange any shares of preferred stock not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we shall reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part, except as to the requirement that the Registration Statement be declared effective, which condition we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and exchange agent as promptly as practicable, followed by a timely press release.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. The exchange offer is not conditioned upon any minimum number or aggregate liquidation preference of preferred stock being tendered for exchange.

Proposal to approve, for purposes of the rules of the New York Stock Exchange, the potential issuance of shares of our common stock.  We are seeking to potentially issue+ in excess of 20% of our outstanding common stock in connection with the exchange offer. The exact number of shares of common stock to be issued in the exchange offer will depend on the number of shares of preferred stock tendered in the exchange offer. Our common stock is listed on the NYSE and, as a result, stockholder approval of the issuance in excess of 20% of our outstanding common stock is required by rule 312.03(c) of the NYSE Listed Company Manual. Rule 312.03(c) of the NYSE Listed Company Manual requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or of securities convertible into or exercisable for common stock.

We have filed a proxy statement with the Securities and Exchange Commission containing a notice of a special meeting of Doral’s shareholders on March 12, 2010 to approve, among other items, a proposal to authorize and approve, for purposes of the rules of the NYSE, the issuance of 16,500,000 shares of our common stock in connection with the exchange offer.

As described above, the receipt of shareholder approval of this proposal is a condition of the exchange offer. Holders of preferred stock who tender their shares in the exchange offer will not be entitled to vote on the proposal.

Procedures for tendering.  Certain shares of preferred stock were issued in book-entry form, and are all currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). If your securities are book entry securities, you may tender your shares of preferred stock by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described in the Registration Statement.

If your interest as a holder of preferred stock is in certificated form, you must deliver to the exchange agent (1) the certificates for the shares of your preferred stock to be exchanged and (2) a proper assignment of the shares of preferred stock to Doral, or to any transfer agent for the shares of preferred stock, or in blank.

The tender by a holder that is not withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in the prospectus in the Registration Statement and in the letter of transmittal.

Determination of validity.  We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered shares of preferred stock. We shall reserve the absolute right to reject any and all shares of preferred stock not validly tendered or any shares of preferred stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also shall reserve the right to waive any defects or irregularities either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of preferred stock must be cured within a time period that we will determine. Neither we, the dealer manager, the information agent, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of shares of preferred stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of preferred stock received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, promptly following the expiration date or the termination date.

Acceptance; exchange of shares of preferred stock.  On the expiration date, the exchange agent will tender to us the number of shares of preferred stock tendered for exchange in the offer whereupon we will deliver to the exchange agent for delivery to tendering holders of the preferred stock the number of shares of our common stock into which the shares of preferred stock tendered are convertible in satisfaction of the shares of our common stock the tendering holders are entitled to receive upon exchange of their shares of preferred stock.

We will issue the common stock upon the terms of the exchange offer and applicable law upon exchange of shares of preferred stock validly tendered in the exchange offer promptly after the expiration date and our acceptance of the validly tendered preferred stock. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered shares of preferred stock or defectively tendered shares of preferred stock with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent.

We will pay for shares of preferred stock accepted for exchange by us pursuant to the exchange offer by depositing our common stock with the exchange agent. The exchange agent will act as your agent for the purpose of receiving our common stock from us and transmitting such common stock to you.

In all cases, issuance of shares of common stock for shares of preferred stock accepted for exchange by us pursuant to the exchange offer will be made promptly after the expiration date and will be credited by the exchange agent to the appropriate account at DTC, subject to receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the shares of preferred stock into the exchange agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

By tendering shares of preferred stock pursuant to the exchange offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the shares of preferred stock tendered thereby and that when such shares of preferred stock are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the shares of preferred stock tendered thereby.

By tendering shares of preferred stock pursuant to the exchange offer, the holder will be deemed to have agreed that the delivery and surrender of the shares of preferred stock is not effective, and the risk of loss of the shares of preferred stock does not pass to the exchange agent, until receipt by the exchange agent of a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

Return of unaccepted shares of preferred stock.  If any tendered shares of preferred stock are not accepted for payment for any reason pursuant to the terms and conditions of the exchange offer, such shares of preferred stock will be returned without expense to the tendering holder or, in the case of shares of preferred stock tendered by book-entry transfer, such shares of preferred stock will be credited to an account maintained at DTC, designated by the participant therein who so delivered such shares of preferred stock, in each case, promptly following the expiration date or the termination of the exchange offer.

Expiration date; extensions; termination; amendment.  The exchange offer will expire at 11:59 p.m., New York City time, on March 12, 2010, unless we have extended the period of time that the exchange offer is open (such date and time, as the same may be extended, the “expiration date”). The expiration date will be at least 20 business days after the beginning of the exchange offer, as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any shares of preferred stock in accordance with applicable law, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all shares of preferred stock previously tendered will remain subject to the exchange offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend the exchange offer and not to accept for exchange any shares of preferred stock not previously accepted for exchange upon the occurrence of any of the events specified above under “— Conditions of the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner permitted or not prohibited by law.

If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment. Upon termination of the exchange offer for any reason, any shares of preferred stock previously tendered in the exchange offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the change to the exchange offer and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the change.

If we make a change in the liquidation preference of preferred stock sought or the exchange offer consideration, including the number of shares of our common stock offered in the exchange, we will promptly disseminate disclosure regarding the change and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the change.

If, for any reason, acceptance for purchase of, or payment for, validly tendered shares of preferred stock pursuant to the exchange offer is delayed, or we are unable to accept for purchase or to pay for validly tendered shares of preferred stock pursuant to the exchange offer, then the exchange agent may, nevertheless, on our behalf, retain the tendered shares of preferred stock, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the shares of preferred stock tendered promptly after the termination or withdrawal of the exchange offer.

Settlement date.  The settlement date in respect of any shares of preferred stock that are validly tendered prior to the expiration date and accepted by us is expected to occur promptly following the expiration date and is anticipated to be on or about March 17, 2010.

Fractional shares.  Fractional shares of our common stock will not be issued in the exchange offer. A holder otherwise entitled to a fractional share of our common stock pursuant to the terms of the exchange offer will receive an amount of cash based upon a price per share of common stock of $4.25.

Withdrawal of tenders.  For a withdrawal of shares of preferred stock to be effective, the exchange agent must receive a written or facsimile transmission containing a notice of withdrawal before the expiration date by a properly transmitted “Request Message” through ATOP. Such notice of withdrawal must (i) specify the name of the holder of shares of preferred stock who tendered the shares of preferred stock to be withdrawn, (ii) contain a description of the shares of preferred stock to be withdrawn and the number of shares of preferred stock, (iii) contain a statement that such holder of shares of preferred stock is withdrawing the election to tender their shares of preferred stock, and (iv) be signed by the holder of such shares of preferred stock in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of preferred stock. Any notice of withdrawal must identify the shares of preferred stock to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Withdrawal of shares of preferred stock may only be accomplished in accordance with the foregoing procedures.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of the Corporation, the dealer manager, the information agent, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Future purchases.  Following completion of the exchange offer, we or our affiliates may repurchase additional shares of preferred stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of preferred stock that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of preferred stock other than pursuant to the exchange offer until 10 business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Accounting treatment.  The exchange by holders of shares of our noncumulative preferred stock for shares of common stock will result in the extinguishment and retirement of such shares of noncumulative preferred stock and an issuance of common stock. The liquidation preference of each share of noncumulative preferred stock retired will be reduced and common stock and additional paid-in-capital will increase in the amount of the fair value of the common stock issued. Upon the cancellation of such shares of noncumulative preferred stock acquired by us pursuant to the offer to exchange, the difference between the liquidation preference of shares of noncumulative preferred stock retired and the fair value of the common stock exchanged will be treated as an increase to our retained earnings and income available to common shareholders for earnings per share purposes.

The exchange by holders of our convertible preferred stock for common stock will be accounted for as an induced conversion. We will increase our common stock and additional paid-in-capital by the liquidation value of the amount of preferred stock exchanged. The fair value of our common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to our retained earnings and net income available to common shareholders for earnings per share purposes.

Exchange agent and information agent.  MacKenzie Partners, Inc. has been appointed as the exchange agent and information agent for the exchange offer. We have agreed to pay MacKenzie Partners, Inc. reasonable and customary fees for its services and will reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses.

Dealer manager.  The dealer manager for the exchange offer is UBS Securities LLC. As dealer manager for the exchange offer, UBS Securities LLC will perform services customarily provided by investment banking firms acting as dealer managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of shares of preferred stock pursuant to the exchange offer and communicating generally regarding the exchange offer with banks, brokers, custodians, nominees and other persons, including the holders of the shares of preferred stock. We will pay the dealer manager reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

No appraisal rights.  No appraisal or dissenters’ rights are available to holders of shares of preferred stock under applicable law in connection with the exchange offer.

Market Price, Dividend and Distribution Information

Common stock.  Our common stock is listed on the New York Stock Exchange under the symbol “DRL.” As of December 31, 2009, we had approximately 62,064,303 shares of our common stock outstanding and approximately 164 registered holders of our common stock. The table below sets forth, for the periods indicated, the high and low closing prices. All share price and dividend per share information has been adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007.

	Common stock
	High	Low

2010:
First Quarter (through February 10, 2010)	$4.37	$3.16
2009:
First Quarter	$8.44	$1.80
Second Quarter	5.21	1.74
Third Quarter	4.26	1.83
Fourth Quarter	3.80	2.63
2008:
First Quarter	$22.42	$17.53
Second Quarter	24.03	13.54
Third Quarter	17.80	10.90
Fourth Quarter	11.48	5.10
2007:
First Quarter	$55.80	$24.20
Second Quarter	38.00	20.00
Third Quarter	32.35	12.78
Fourth Quarter	24.88	15.50

On February 10, 2010 the closing price of our common stock, as reported by the New York Stock Exchange, was $3.16 per share. We have not declared or paid dividends on our common stock since the first quarter of 2006. Our ability to pay dividends on our common stock in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over the Corporation and its banking subsidiaries, the certificates of designation of the Corporation’s outstanding preferred stock, its earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our board of directors. Under an existing consent order with the Federal Reserve, we are restricted from paying dividends on our capital stock without the prior written approval of the Federal Reserve. We are required to request permission for the payment of dividends on our common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date.

Preferred stock.  Our shares of preferred stock are not traded on any exchange but instead are traded in the over-the-counter market, and the price quotations are reported by Bloomberg, through the Pink Sheets LLC or by other sources. The preferred stock is traded on a limited or sporadic basis and there is no established public trading market for the preferred stock, and any market in our preferred stock may be characterized as illiquid and irregular. The extent of the public market for shares of the preferred stock and the availability of price quotations for the preferred stock, however, depend upon the number of holders and/or the aggregate market value of the shares of preferred stock remaining at such time, the interest in maintaining a market in the shares of preferred stock on the part of securities firms, the termination of registration of shares of preferred stock under the Exchange Act and other factors.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for our noncumulative preferred stock and the dividends for the second quarter of 2009 for our convertible preferred stock that would have been payable on June 15, 2009.

Future dividends, if any, will be payable on our preferred stock only when, as and if declared by our board of directors, and will be dependent upon business conditions, earnings, our cash requirements, regulatory requirements (including the prior approval of the Federal Reserve Board under the consent order, if still in effect), the terms of restrictive covenants applicable under our financing agreements, and other relevant factors.

4.75% Perpetual Cumulative Convertible Preferred Stock.  As of February 10, 2010, we had 872,160 shares of our convertible preferred stock outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the convertible preferred stock as reported in the OTC market on Bloomberg and the cash dividends declared per share of our convertible preferred stock.

	4.75% Perpetual Cumulative
	Convertible Preferred Stock
	High	Low	Dividends

2010:
First Quarter (through February 10, 2010)	—	—	—
2009:
First Quarter	$125.00	$2.00	$2.9688
Second Quarter	70.00	7.00	—
Third Quarter	—	—	—
Fourth Quarter	55.00	55.00	—
2008:
First Quarter	$100.00	$97.03	$2.9688
Second Quarter	103.00	92.00	2.9688
Third Quarter	93.50	83.25	2.9688
Fourth Quarter	83.56	70.50	2.9688
2007:
First Quarter	$132.00	$89.00	$2.9688
Second Quarter	145.25	125.25	2.9688
Third Quarter	142.03	140.00	2.9688
Fourth Quarter	132.00	125.60	2.9688

The last reported bid quotation of our convertible preferred stock, as reported on by Bloomberg on October 5, 2009, was $55.00 per share.

7.00% Noncumulative Monthly Income Preferred Stock, Series A.  As of February 10, 2010, we had 1,266,827 shares of our Series A preferred stock outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series A preferred stock as reported in the OTC market on Bloomberg and the cash dividends declared per share of Series A preferred stock.

	7.00% Noncumulative Monthly Income Preferred Stock, Series A
	High	Low	Dividends

2010:
First Quarter (through February 10, 2010)	$17.50	$12.00	—
2009:
First Quarter	$14.00	$3.00	$0.8751
Second Quarter	6.80	5.00	—
Third Quarter	10.25	5.00	—
Fourth Quarter	11.00	6.90	—
2008:
First Quarter	$32.00	$26.25	$0.8751
Second Quarter	28.00	23.50	0.8751
Third Quarter	23.25	14.00	0.8751
Fourth Quarter	17.00	7.00	0.8751
2007:
First Quarter	$34.00	$19.00	$0.8751
Second Quarter	41.25	24.00	0.8751
Third Quarter	39.50	27.50	0.8751
Fourth Quarter	34.00	27.00	0.8751

The last reported bid quotation of our Series A preferred stock, as reported by Bloomberg on February 5, 2010, was $17.00 per share.

8.35% Noncumulative Monthly Income Preferred Stock, Series B.  As of February 10, 2010, we had 1,782,661 shares of our Series B preferred stock outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series B preferred stock as reported in the OTC market on Bloomberg and the cash dividends declared per share of Series B preferred stock.

	8.35% Noncumulative Monthly Income Preferred Stock, Series B
	High	Low	Dividends

2010:
First Quarter (through February 10, 2010)	$9.42	$6.75	—
2009:
First Quarter	$7.50	$1.00	$0.5220
Second Quarter	2.75	1.85	—
Third Quarter	5.80	2.55	—
Fourth Quarter	6.00	3.25	—
2008:
First Quarter	$20.00	$16.75	$0.5220
Second Quarter	17.50	14.44	0.5220
Third Quarter	13.31	10.10	0.5220
Fourth Quarter	11.00	5.00	0.5220
2007:
First Quarter	$19.00	$11.25	$0.5220
Second Quarter	22.50	14.75	0.5220
Third Quarter	21.15	17.00	0.5220
Fourth Quarter	19.25	15.25	0.5220

The last reported bid quotation of our Series B preferred stock, as reported by Bloomberg on February 5, 2010, was $9.42 per share.

7.25% Noncumulative Monthly Income Preferred Stock, Series C.  As of February 10, 2010, we had 3,579,202 shares of our Series C preferred stock outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series C preferred stock as reported in the OTC market on Bloomberg and the cash dividends declared per share of Series C preferred stock.

	7.25% Noncumulative Monthly Income
	Preferred Stock, Series C
	High	Low	Dividends

2010:
First Quarter (through February 10, 2010)	$9.50	$6.50	—
2009:
First Quarter	$6.95	$1.60	$0.4530
Second Quarter	3.75	1.65	—
Third Quarter	5.25	2.65	—
Fourth Quarter	6.10	3.50	—
2008:
First Quarter	$20.00	$14.75	$0.4530
Second Quarter	16.50	12.25	0.4530
Third Quarter	12.50	9.00	0.4530
Fourth Quarter	9.50	3.50	0.4530
2007:
First Quarter	$19.50	$10.75	$0.4530
Second Quarter	20.75	13.05	0.4530
Third Quarter	19.75	15.00	0.4530
Fourth Quarter	18.00	13.50	0.4530

The last reported bid quotation of our Series C preferred stock, as reported by Bloomberg on February 9, 2010, was $8.75 per share.

Comparison of Rights Between the Preferred Stock and Our Common Stock

The following describes the material differences between the rights of holders of the shares of noncumulative preferred stock, convertible preferred stock and common stock. While we believe that the description covers the material differences between the shares of noncumulative preferred stock, convertible preferred stock and common stock, this summary may not contain all of the information that is important to you. You should carefully read the Registration Statement for a more complete understanding of the differences among being a holder of shares of noncumulative preferred stock, convertible preferred stock and common stock.

Provision Applicable
Provision Applicable to	to Holders of	Provision Applicable
Holders of Noncumulative	Convertible	to Holders of
Preferred Stock	Preferred Stock	Common Stock

Governing Document
Holders of noncumulative preferred stock have their rights set forth in, and may enforce their rights under, the Puerto Rico General Corporation Law and our certificate of incorporation, including the certificates of designation with respect to the noncumulative preferred stock	Holders of convertible preferred stock have their rights set forth in, and may enforce their rights under, the Puerto Rico General Corporation Law and our certificate of incorporation, including the certificate of designation with respect to the convertible preferred stock.	Holders of shares of our common stock have their rights set forth in, and may enforce their rights under, Puerto Rico General Corporation Law and our certificate of incorporation and bylaws.

Provision Applicable
Provision Applicable to	to Holders of	Provision Applicable
Holders of Noncumulative	Convertible	to Holders of
Preferred Stock	Preferred Stock	Common Stock

Dividends
Holders of noncumulative preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, noncumulative monthly dividends, as described in “Description of the preferred stock — Noncumulative Preferred Stock — Dividends.”	Holders of convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative quarterly dividends, as described in “Description of the preferred stock — Convertible Preferred Stock — Dividends.”	Subject to the preferential rights of preferred stock, holders of common stock are entitled to receive ratable dividends as declared by our board of directors from time to time at its sole discretion, out of funds legally available for such purpose.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of junior stock, the then record holders of shares of noncumulative preferred stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, distributions upon liquidation in the amount of(i) with respect to Series A preferred stock, $50 per share, and (ii) with respect to Series B preferred stock and Series C preferred stock, $25 per share, plus in respect of both clauses(i) and (ii) an amount equal to any accrued and unpaid dividends (without any cumulation for unpaid dividends for prior dividend periods) for the current monthly dividend period to the date of payment. See “Description of the preferred stock — Noncumulative Preferred Stock — Liquidation preference.”	Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of junior stock, the then record holders of convertible preferred stock shall be entitled to receive $250.00 per share of convertible preferred stock plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders. See “Description of the preferred stock — Convertible Preferred Stock — Liquidation preference.”	In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.
Ranking
The noncumulative preferred stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank(i) senior to all classes of common stock of the Corporation and to all other equity securities issued by the Corporation the terms of which specifically	The convertible preferred stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank (i) senior to all classes of common stock of the Corporation and to all other equity securities issued by the Corporation the terms of which specifically provide that	In the event of our liquidation, dissolution or winding up, our common stock would rank below all outstanding preferred stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until

Provision Applicable
Provision Applicable to	to Holders of	Provision Applicable
Holders of Noncumulative	Convertible	to Holders of
Preferred Stock	Preferred Stock	Common Stock

provide that such equity securities will rank junior to the noncumulative preferred stock; (ii) on parity with all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank on parity with the noncumulative preferred stock; (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank senior to the noncumulative preferred stock; and (iv) junior to all existing and future debt obligations of the Corporation. See “Description of the preferred stock — Noncumulative Preferred Stock — Rank.”
	such equity securities will rank junior to the convertible preferred stock; (ii) on parity with all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank on parity with the convertible preferred stock; (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank senior to the convertible preferred stock; and (iv) junior to all existing and future debt obligations of the Corporation. See “Description of the preferred stock — Convertible Preferred Stock — Rank.”	after our obligations to our debt holders and holders of preferred stock have been satisfied. The common stock ranks junior to the preferred stock with respect to the payment of dividends.
Redemption
The shares of the noncumulative preferred stock will be redeemable in whole or in part from time to time at the option of the Corporation, with the consent of the Federal Reserve Board to the extent required to have noncumulative preferred stock treated as Tier 1 capital for bank regulatory purposes or otherwise required by applicable regulations of the Federal Reserve Board, at the redemption prices of(i) with respect to Series A preferred stock, $50 per share, and (ii) with respect to Series B preferred stock and Series C preferred stock, $25 per share, plus in respect of both clauses(i) and (ii) an amount equal to any accrued and unpaid dividends from the dividend payment date immediately preceding the redemption date (without any cumulation for unpaid dividends for prior dividend periods) to the date fixed for redemption. See “Description of the preferred stock — Noncumulative Preferred Stock — Redemption at the option of the Corporation.”	N/A	N/A

Provision Applicable
Provision Applicable to	to Holders of	Provision Applicable
Holders of Noncumulative	Convertible	to Holders of
Preferred Stock	Preferred Stock	Common Stock

Conversion Rights
The noncumulative preferred stock will not be convertible into or exchangeable for any other securities of the Corporation	Each share of convertible preferred stock shall be convertible into a number of fully paid and non-assessable shares of common stock at a conversion rate as of the date of the Registration Statement of 0.31428 shares of common stock for each share of convertible preferred stock, subject to adjustments as described under “Description of the preferred stock — Convertible Preferred Stock — Conversion rate adjustments” in effect on the date notice of conversion is given. A holder’s right to convert its shares of convertible preferred stock will arise only upon the occurrence of any of the following events (i) certain trading price of our common stock, (ii) occurrence of certain corporate transactions, (iii) certain distributions, or (iv) delisting of the common stock. See “Description of the preferred stock — Convertible Preferred Stock — Conversion”. The Corporation shall have the option to cause the convertible preferred stock to be converted into that number of shares of common stock that are issuable at the conversion price in effect on the day notice of conversion is given as set forth below, but only if the closing sale price of the common stock for 20 trading days within a period of 30 consecutive trading days ending on a trading day that is not more than two trading days prior to the date the Corporation gives notice of its intention to convert exceeds 130% of the conversion price in effect on each such trading day. In addition, if there are less than 120,000 shares of convertible preferred stock outstanding, the Corporation may, at its option, with the prior approval of the Federal Reserve Board, cause the convertible preferred stock to be automatically converted into a certain number of	N/A

Provision Applicable
Provision Applicable to	to Holders of	Provision Applicable
Holders of Noncumulative	Convertible	to Holders of
Preferred Stock	Preferred Stock	Common Stock

shares of common stock. See “Description of the preferred stock — Convertible Preferred Stock — Conversion at the option of the Corporation.”

Voting Rights
If the Corporation does not pay dividends in full on the noncumulative preferred stock for eighteen consecutive monthly dividend periods, the holders of outstanding shares of the noncumulative preferred stock, together with the holders of any other shares of stock of the Corporation having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled to appoint two additional members of the board of directors of the Corporation, to remove any such member from office and to appoint another person in place of such member.	If the Corporation does not pay dividends in full on the convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of shares of convertible preferred stock, together with the holders of any other shares of stock of the Corporation having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled to appoint two additional members of the board of directors of the Corporation, to remove any such member from office and to appoint another person in place of such member.	Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Any amendment, alteration or repeal of the rights, preferences and privileges of the noncumulative preferred stock by way of amendment of the Corporation’s Certificate of Incorporation whether by merger or otherwise which would materially and adversely affect the powers, preferences or special rights of any of the series of the noncumulative preferred stock shall not be effective except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of such series of noncumulative preferred stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the	Any amendment, alteration or repeal of the rights, preferences and privileges of the convertible preferred stock by way of amendment of the Corporation’s Certificate of Incorporation whether by merger or otherwise which would materially and adversely affect the powers, preferences or special rights of the convertible preferred stock shall not be effective except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of convertible preferred stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the outstanding shares of convertible preferred

Provision Applicable
Provision Applicable to	to Holders of	Provision Applicable
Holders of Noncumulative	Convertible	to Holders of
Preferred Stock	Preferred Stock	Common Stock

outstanding shares of such series of noncumulative preferred stock. See “Description of the preferred stock — Noncumulative Preferred Stock — Voting rights.”	stock. See “Description of the preferred stock — Convertible Preferred Stock — Voting rights.”
Listing
The noncumulative preferred stock is not listed for trading on any exchange.	The convertible preferred stock is not listed for trading on any exchange.	Our common stock is listed and traded on the New York Stock Exchange under the symbol “DRL”.

Description of Capital Stock

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC.

Authorized and outstanding capital stock.  Our authorized capital stock currently consists of 97,500,000 shares of common stock, par value $.01 per share, and 40,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Proxy Statement, there were 62,064,305 shares of common stock outstanding and 7,500,850 shares of preferred stock outstanding, comprised of 1,266,827 shares of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 1,782,661 shares of our 8.35% Noncumulative Monthly Income Preferred Stock, Series B, 3,579,202 shares of our 7.25% Noncumulative Monthly Income Preferred Stock, Series C, and 872,160 shares of our 4.75% Perpetual Cumulative Convertible Preferred Stock. Please note that pursuant to Proposal 1 in this proxy statement we are asking our shareholders to approve an increase to our authorized capital stock that if approved would increase the amount of authorized common stock to 300,000,000 and an increase of total capital stock to 340,000,000.

Common stock.  Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred stock.  As of the date of this Proxy Statement, we have 32,499,150 shares of authorized but unissued preferred stock which are undesignated. Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover provisions.  Our certificate of incorporation, bylaws and banking laws include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

These provisions include an authorized blank check preferred stock and the availability of authorized but unissued common stock.

Regulatory restrictions under banking laws.  Certain regulatory restrictions may have the effect of discouraging takeover attempts against the Corporation and may limit the ability of persons, other than the Corporation directors duly authorized by the Corporation’s board of directors, to solicit or exercise proxies, or otherwise exercise voting rights, in connection with matters submitted to a vote of the Corporation’s stockholders.

Shareholder action.  Except as otherwise provided by law or in our certificate of incorporation or bylaws, all questions submitted to shareholders will be decided by a majority of the votes cast.

Transfer agent and registrar.  Mellon Investor Services LLC is the transfer agent and registrar for our common stock, our noncumulative preferred stock, and our convertible preferred stock.

Description of the Preferred Stock

The following is a summary of certain provisions of the certificates of designation for our noncumulative preferred stock and our convertible preferred stock. A copy of the certificates of designation and the form of preferred stock share certificates are available upon request from Doral Financial. The following summary of the terms of our preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificates of designation.

General.  Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 40,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof. For each series, the board of directors shall determine the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate or rates (which may be floating, variable or adjustable), or the method of determining such rate or rates and the times and manner of payment of dividends, if any (and whether such payment should be in cash or securities);

(b) Whether shares may be redeemed or purchased, in whole or in part, at the option of the holder or the Corporation and, if so, the price or prices and the terms and conditions of such redemption or purchase;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or other winding up of the Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted or exchanged into shares of common stock or other capital stock or securities of the Corporation;

(f) Voting rights, if any; and

(g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.

All shares of preferred stock (i) shall rank senior to the common stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) shall be of equal rank, regardless of series, and (iii) shall be identical in all respects except as provided in (a) through (g) above. The shares of any series of preferred stock shall be identical with each other in all respects except as to the dates from and after which dividends thereof shall be cumulative. In case the stated dividends or the amounts payable on liquidation are not paid in full, the shares of all series of preferred stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

The board of directors shall have the authority to determine the number of shares that will comprise each series. Unless otherwise provided in the resolution establishing such series, all shares of preferred stock redeemed, retired by sinking fund payment, repurchased by the Corporation or converted into common stock shall have the status of authorized but unissued shares of preferred stock undesignated as to series.

No holder of shares of preferred stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Noncumulative Preferred Stock.

Dividends.  When, as and if declared by the board of directors of the Corporation or an authorized committee thereof, out of funds of the Corporation legally available therefor, holders of record of the (i) Series A preferred stock will be entitled to receive, noncumulative cash dividends at the annual rate per share of 7% of their liquidation preferences, or $0.2917 per share per month, (ii) Series B preferred stock will be entitled to receive, noncumulative cash dividends at the annual rate per share of 8.35% of their liquidation preferences, or $0.173958 per share per month, and (iii) Series C preferred stock will be entitled to receive, noncumulative cash dividends at the annual rate per share of 7.25% of their liquidation preferences, or $0.151042 per share per month, with each aggregate payment made to each record holder of the noncumulative preferred stock being rounded to the next lowest cent.

Dividends on the noncumulative preferred stock will be noncumulative. The Corporation is not obligated or required to declare or pay dividends on the noncumulative preferred stock, even if it has funds available for the payment of such dividends. If the board of directors of the Corporation or an authorized committee thereof does not declare a dividend payable on a dividend payment date in respect of the noncumulative preferred stock, then the holders of such noncumulative preferred stock shall have no right to receive a dividend in respect of the monthly dividend period ending on such dividend payment date and the Corporation will have no obligation to pay the dividend accrued for such monthly dividend period or to pay any interest thereon, whether or not dividends on such noncumulative preferred stock are declared for any future monthly dividend period.

So long as any shares of the noncumulative preferred stock remain outstanding, the Corporation shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the noncumulative preferred stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking junior to the noncumulative preferred stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation), shares of common stock or of any other class of stock of the Corporation ranking junior to the noncumulative preferred stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, unless (i) all accrued and unpaid dividends on the noncumulative preferred stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date shall have been paid or are paid contemporaneously and the full monthly dividend on the noncumulative preferred stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment, and (ii) the Corporation has not defaulted in the payment of the redemption price of any shares of noncumulative preferred stock called for redemption.

When dividends are not paid in full on noncumulative preferred stock and any other shares of stock of the Corporation ranking on parity as to the payment of dividends with the noncumulative preferred stock, all dividends declared upon the noncumulative preferred stock and any such other shares of stock of the Corporation will be declared pro rata so that the amount of dividends declared per share on the noncumulative preferred stock and any such other shares of stock will in all cases bear to each other the same ratio that (i) with respect to Series A preferred stock, the liquidation preference per share of the Series A preferred stock and any such other shares of stock bear to each other, and (ii) with respect to Series B preferred stock and Series C preferred stock, the accrued dividends per share on the Series B preferred stock and Series C preferred stock, respectively, for the then current dividend period bears to the accrued dividends per share on such other shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend).

Holders of record of the noncumulative preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for in the respective certificate of designations on the shares of noncumulative preferred stock.

Conversion.  The noncumulative preferred stock will not be convertible into or exchangeable for any other securities of the Corporation.

Redemption at the option of the Corporation.  The shares of the noncumulative preferred stock will be redeemable in whole or in part from time to time at the option of the Corporation, with the consent of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to the extent required by the last paragraph of this section, upon not less than thirty nor more than sixty days’ notice by mail, at the redemption prices set forth below, plus accrued and unpaid dividends from the dividend payment date immediately preceding the redemption date (without any cumulation for unpaid dividends for prior dividend periods) to the date fixed for redemption.

Year	Redemption Price

Series A preferred stock	$50.00
Series B preferred stock	$25.00
Series C preferred stock	$25.00

In the event that less than all of the outstanding shares of the noncumulative preferred stock are to be redeemed in any redemption at the option of the Corporation, the total number of shares to be redeemed in such redemption shall be determined by the board of directors and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the board of directors or by such other method as the board of directors may approve and deem equitable, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the noncumulative preferred stock may at the time be listed or eligible for quotation.

Any shares of noncumulative preferred stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series, until such shares are once more designated as part of a particular series by the board of directors.

To the extent required to have noncumulative preferred stock treated as Tier 1 capital for bank regulatory purposes or otherwise required by applicable regulations of the Federal Reserve Board, the shares of noncumulative preferred stock may not be redeemed by the Corporation without the prior consent of the Federal Reserve Board.

Liquidation preference.  Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the then record holders of shares of noncumulative preferred stock will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution is made to holders of common stock or any other equity securities of the Corporation ranking junior upon liquidation to the noncumulative preferred stock, distributions upon liquidation in the amount of (i) with respect to Series A preferred stock, $50 per share, and (ii) with respect to Series B preferred stock and Series C preferred stock, $25 per share, plus in respect of both clauses (i) and (ii) an amount equal to any accrued and unpaid dividends (without any cumulation for unpaid dividends for prior dividend periods) for the current monthly dividend period to the date of payment. Such amount shall be paid to the holders of the noncumulative preferred stock prior to any payment or distribution to the holders of the common stock of the Corporation or of any other class of stock or series thereof of the Corporation ranking junior to the noncumulative preferred stock in respect of dividends or as to the distribution of assets upon liquidation.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the noncumulative preferred stock and any other shares of stock of the Corporation ranking as to any such distribution on parity with the noncumulative preferred stock are not paid in full, the holders of the noncumulative preferred stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they would otherwise be entitled, the holders of shares of noncumulative preferred stock will not be entitled to any further participation in any distribution of assets of the Corporation.

Neither the consolidation or merger of the Corporation with any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation.

Voting rights.  Except as described in this section, or except as required by applicable law, holders of the noncumulative preferred stock will not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Corporation.

If the Corporation does not pay dividends in full on the noncumulative preferred stock for eighteen consecutive monthly dividend periods, the holders of outstanding shares of the noncumulative preferred stock, together with the holders of any other shares of stock of the Corporation having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled, by written notice to the Corporation given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for the purpose, to appoint two additional members of the board of directors of the Corporation, to remove any such member from office and to appoint another person in place of such member. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the board of directors or an authorized committee thereof will convene a separate general meeting for the above purpose. If the board of directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the noncumulative preferred stock and any such other stock will be entitled to convene such meeting. The provisions of the Certificate of Incorporation and bylaws of the Corporation relating to the convening and conduct of general meetings of stockholders will apply with respect to any such separate general meeting. Any member of the board of directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Corporation shall have resumed the payment of dividends in full on the noncumulative preferred stock and each such other series of stock for twelve consecutive monthly dividend periods.

Any amendment, alteration or repeal of the rights, preferences and privileges of any series of the noncumulative preferred stock by way of amendment of the Corporation’s Certificate of Incorporation whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares of the Corporation ranking, as to dividend rights or rights on liquidation, winding up and dissolution, senior to such series of the noncumulative preferred stock) which would materially and adversely affect the powers, preferences or special rights of any of the series of the noncumulative preferred stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of such series of noncumulative preferred stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the outstanding shares of such series of noncumulative preferred stock. Notwithstanding the foregoing, the Corporation may, without the consent or sanction of the holders of the noncumulative preferred stock, authorize and issue shares of the Corporation ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on parity with or junior to the noncumulative preferred stock. In the case of the Series B preferred stock and the Series C preferred stock, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series B preferred stock and Series C preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

No vote of the holders of the noncumulative preferred stock will be required for the Corporation to redeem or purchase and cancel the noncumulative preferred stock in accordance with the Certificate of Incorporation of the Corporation.

The Corporation will cause a notice of any meeting at which holders of any series of preferred stock are entitled to vote to be mailed to each record holder of such series of preferred stock. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for deliveries of proxies.

Except as set forth in this section, holders of noncumulative preferred stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth herein) for taking any corporate action.

Rank.  The noncumulative preferred stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank junior to the noncumulative preferred stock (or to a number of series of preferred stock which includes the noncumulative preferred stock); (ii) on parity with all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank on parity with the noncumulative preferred stock; (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank senior to the noncumulative preferred stock (or to a number of series of preferred stock which includes the noncumulative preferred stock); and (iv) junior to all existing and future debt obligations of the Corporation. For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities.

No preemptive rights.  Holders of the noncumulative preferred stock will have no preemptive or preferential rights to purchase any securities of the Corporation.

No repurchase at the option of holders; miscellaneous.  Holders of noncumulative preferred stock will have no right to require the Corporation to redeem or repurchase any shares of noncumulative preferred stock, and the shares of noncumulative preferred stock are not subject to any sinking fund or similar obligation. The Corporation may, at its option, purchase shares of the noncumulative preferred stock from holders thereof from time to time, by tender, in privately negotiated transactions or otherwise.

Convertible Preferred Stock.

Dividends.  If declared at the option of our board of directors, holders of record of the convertible preferred stock will be entitled to receive cash dividends in the amount of $11.875 per share each year (or $2.96875 per share per quarter), which is equivalent to 4.75% of the liquidation preference of $250 per share, with each aggregate payment made to each record holder of the convertible preferred stock being rounded to the next lowest cent. We are not required to declare or pay dividends on the convertible preferred stock, even if we have funds available for the payment of such dividends. Dividends may only be paid out of funds that are legally available for this purpose. The right of holders of the shares of convertible preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

Dividends will be cumulative from each quarterly dividend payment date, whether or not we have funds legally available for the payment of those dividends. Dividends on the shares of convertible preferred stock will be payable in cash. The aggregate dividend payment made to each holder will be rounded to the next lowest cent. Holders of convertible preferred stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the convertible preferred stock.

No dividend shall be declared or paid or set apart for payment or other distribution declared or made, whether in cash, obligations or shares of capital stock of the Corporation (other than junior stock) or other property, directly or indirectly, upon any shares of junior stock or parity stock, nor shall any shares of junior stock or parity stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation through a sinking fund or otherwise, unless all accumulated and unpaid dividends through the most recent dividend payment date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of convertible preferred stock and any parity stock have been or contemporaneously are declared and paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this paragraph to the contrary, the Corporation may redeem, repurchase or otherwise acquire for consideration convertible preferred stock and parity stock pursuant to a purchase or exchange offer made on the same terms to all holders of such convertible preferred stock and parity stock.

When dividends are not paid in full, as aforesaid, upon the shares of convertible preferred stock, all dividends declared on the convertible preferred stock and any other parity stock shall be declared and paid pro rata so that the amount of dividends so declared on the shares of convertible preferred stock and each such other class or series of parity stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of convertible preferred stock and such class or series of parity stock bear to each other which shall not include any accrual in respect to unpaid dividends for prior dividend periods in the case of capital stock that does not have a cumulative dividend.

Liquidation preference.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of junior stock, holders of convertible preferred stock shall be entitled to receive $250.00 per share of convertible preferred stock plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of convertible preferred stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the convertible preferred stock and any other parity stock ratably in accordance with the respective amounts that would be payable on such shares of convertible preferred stock and any such other parity stock if all amounts payable thereon were paid in full.

Neither the consolidation or merger of the Corporation with any other company, nor any sale, lease or conveyance of all or any part of the property or business of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation.

Subject to the rights of the holders of any parity stock, after payment has been made in full to the holders of the convertible preferred stock, as provided in this section, holders of junior stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of convertible preferred stock shall not be entitled to share therein.

Voting rights.  The holders of record of shares of the convertible preferred stock shall not be entitled to any voting rights except as hereinafter provided in this section, as otherwise provided in the Corporation’s Certificate of Incorporation, or as otherwise provided by law.

If at any time dividends on any shares of convertible preferred stock or any other class or series of parity stock having like voting rights shall be in arrears for consecutive dividend periods, containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of shares of convertible preferred stock (voting separately as a class with all other series of preferred stock ranking on parity with the convertible preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled, by written notice to the Corporation given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for this purpose, to appoint at the next annual meeting of the stockholders of the Corporation or at a special meeting called for such purpose, whichever is earlier, two of the authorized number of the Corporation’s directors at the next annual meeting of stockholders and each subsequent meeting until all dividends accumulated on the convertible preferred stock have been fully paid or set aside for payment, to remove any such member from office and to appoint another person in place of such director. The term of office of such directors will terminate immediately upon the termination of the right of the holders of convertible preferred stock to vote for directors. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the board of directors will convene a separate general meeting for the above purpose. If the board of directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the convertible preferred stock and any such other stock, considered as a single class, will be entitled to convene such meeting. The provisions of the Certificate of Incorporation and bylaws of the Corporation relating to the convening and conduct of general meetings of stockholders will apply with respect to any such separate general meeting. Any member of the board of directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Corporation shall have resumed the payment of accumulated dividends in full on the convertible preferred stock and each such other series of stock having similar voting rights.

The affirmative vote of holders of at least two-thirds of the outstanding shares of the convertible preferred stock voting as a separate class, in person or by proxy, at a special meeting called for the purpose, or by written consent in lieu of meeting, shall be required to amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation if the amendment would amend, alter or affect the powers, preferences or rights of the convertible preferred stock, so as to materially and adversely affect the holders thereof; provided however, that any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on parity with or junior to the convertible preferred stock as to dividends and upon liquidation will not be deemed to materially and adversely affect such powers, preference or special rights.

Rank.  The convertible preferred stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank:

(a) junior to all existing and future debt obligations of the Corporation;

(b) junior to each class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the convertible preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation;

(c) on parity with the Corporation’s outstanding noncumulative preferred stock and with any other class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks on parity with the convertible preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation; and

(d) senior to the common stock and any other class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the convertible preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation.

Conversion.

General.  Each share of convertible preferred stock shall be convertible in accordance with, and subject to, this section into a number of fully paid and non-assessable shares of common stock (as such shares shall then be constituted) at a conversion rate as of the date of the Registration Statement of 0.31428 shares of common stock for each share of convertible preferred stock, subject to further adjustments as described under “— Conversion rate adjustments” in effect on the date notice of conversion is given.

A holder of shares of convertible preferred stock may convert any or all of those shares by surrendering to the Corporation, at the principal office of the Corporation or at the office of the conversion agent as may be designated by the board of directors, of the certificate or certificates for such shares of the convertible preferred stock to be converted accompanied by a complete and manually signed written notice stating that the holder elects to convert all or a specified whole number of those shares along with (i) appropriate endorsements and transfer documents as required by the registrar or conversion agent, and (ii) if required pursuant to “Dividend and Other Payments Upon Conversion” funds equal to the dividend payable on the next dividend payment date. In case such notice of conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of the convertible preferred stock pursuant hereto. The conversion of the convertible preferred stock will be deemed to have been made on the date (the “conversion date”) such certificate or certificates have been surrendered and the receipt of such notice of conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid). As promptly as practicable following the conversion date, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of common stock to which the holder of shares of the convertible preferred stock being converted (or such holder’s transferee) shall be entitled, and (ii) if less than the full number of shares of the convertible preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. On the conversion date, the rights of the holder of the convertible preferred stock as to the shares being converted shall cease except for the right to receive shares of common stock and the person entitled to receive the shares of common stock shall be treated for all purposes as having become the record holder of such shares of common stock at such time.

In lieu of the foregoing procedures, if the convertible preferred stock is held in global form, you must comply with DTC procedures to convert your beneficial interest in respect of convertible preferred stock evidenced by a global share of convertible preferred stock as in effect from time to time.

If a holder of shares of convertible preferred stock exercises its conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the conversion date. Holders of shares of convertible preferred stock who convert their shares into our common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. Accordingly, shares of convertible preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. A holder of shares of convertible preferred stock on a record date for the payment of dividends who converts such shares into shares of common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of convertible preferred stock for conversion.

In connection with the conversion of any shares of the convertible preferred stock, no fractions of shares of common stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of the common stock on the conversion date, rounded to the nearest whole cent.

If more than one share of the convertible preferred stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of common stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the convertible preferred stock so surrendered.

We will (i) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the convertible preferred stock such number of its authorized but unissued shares of common stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of the convertible preferred stock; (ii) prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the convertible preferred stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of common stock to be provided for the purpose of conversion of the convertible preferred stock hereunder); and (iii) ensure that all shares of common stock delivered upon conversion of the convertible preferred stock, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Events Triggering Conversion Rights.  A holder’s right to convert its shares of convertible preferred stock will arise only upon the occurrence of the events specified in this section.

(a) Conversion Rights Based on Trading Price of Our Common Stock.  A holder may surrender shares of convertible preferred stock for conversion into shares of common stock in any fiscal quarter of the Corporation (and only during such fiscal quarter), if, as of the last day of the preceding fiscal quarter of the Corporation, the closing sale price of the Common Stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such fiscal quarter is more than 120% of the conversion price (i.e. liquidation preference divided by the conversion rate) as of each such trading day. As of the date of the Registration Statement, the conversion price is $795.47, and 120% of the conversion price is $954.56. A holder’s right to convert is subject to our option to require conversion. See “— Conversion at the option of the Corporation.”

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the NASDAQ or, if our common stock is not quoted on NASDAQ, on the principal other market on which our common stock is then traded.

The “closing sale price” shall mean with respect to shares of common stock or other capital stock or similar equity interests on any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of common stock or such other capital stock or similar equity interests are traded or, if the shares of common stock or such other capital stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by NASDAQ or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Corporation shall be entitled to determine the closing sale price on the basis it considers appropriate. The closing sale price shall be determined without reference to extended or after hours trading.

(b) Conversion Rights Upon Occurrence of Certain Corporate Transactions.  If the Corporation is a party to a consolidation, merger or binding share exchange pursuant to which shares of common stock would be converted into cash, securities or other property, each share of convertible preferred stock may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time of the transaction, the right to convert convertible preferred stock into shares of common stock shall be changed into a right to convert such convertible preferred stock into the kind and amount of cash, securities or other property of the Corporation or another person that the holder would have received if the holder had converted such convertible preferred stock immediately prior to the transaction.

(c) Conversion Rights Upon Certain Distributions.  If the Corporation elects to:

(i) distribute to all holders of any class of common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution, or

(ii) distribute to all holders of any class of common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 1.5% of the closing sale price of our common stock on the day immediately preceding the declaration date for such distribution; the convertible preferred stock may be surrendered for conversion on the date that the Corporation gives notice to the holders of such right, which shall not be less than 20 days prior to the time immediately prior to the commencement of “ex-dividend” trading for such distribution on the New York Stock Exchange or such other principal national or regional exchange or market on which the common stock is then listed or quoted for such dividend or distribution, and at any time thereafter until the earlier of close of business on the Business Day immediately preceding the ex-dividend time and the date the Corporation announces that such dividend or distribution will not take place. Notwithstanding the foregoing, holders shall not have the right to surrender shares of convertible preferred stock for conversion pursuant to this paragraph if they will otherwise participate in the distribution described above without first converting convertible preferred stock into common stock.

(d) Conversion Upon Delisting of the Common Stock.  A holder may surrender shares of convertible preferred stock for conversion into shares of our common stock if at any time the common stock (or other common stock into which the convertible preferred stock is then convertible) is neither listed for trading on the New York Stock Exchange or another U.S. national securities exchange nor approved for trading on the NASDAQ or any similar United States system of automated dissemination of quotations of securities prices.

Conversion at the option of the Corporation.  The Corporation shall have the option to cause the convertible preferred stock to be converted into that number of shares of common stock that are issuable at the conversion price in effect on the day notice of conversion is given as set forth below, but only if the closing sale price of the common stock for 20 trading days within a period of 30 consecutive trading days ending on a trading day that is not more than two trading days prior to the date the Corporation gives notice of its intention to convert exceeds 130% of the conversion price in effect on each such trading day. As of the date of the Registration Statement, the conversion price is $795.47, and 130% of the conversion price is $1,034.11.

To exercise the option described above, the Corporation must issue a press release for publication on the Dow Jones News Service (or similar news service if the Dow Jones News Service is no longer in existence) prior to the opening of business no later than the second trading day after the conditions described in the preceding paragraph are met (and only while such conditions are met), announcing the Corporation’s intention to require conversion. The Corporation will also give written notice by mail or publication (with subsequent prompt notice by mail) to each holder of record of the convertible preferred stock, announcing the Corporation’s intention to require conversion, not later than four business days after the date of the press release, stating (i) the conversion date, which will be a date selected by the Corporation and will be no more than five business days after the date the Corporation issues the press release; (ii) the number of shares of common stock to be issued upon conversion of each share of convertible preferred stock; and (iii) that dividends on the convertible preferred stock to be converted will cease to accrue on the conversion date.

On or after the conversion date, all dividends on the shares of convertible preferred stock called for conversion shall cease to accrue and all rights of the holders of such shares by reason of the ownership of such shares (except the right to receive the shares of common stock issuable upon conversion thereof), shall cease on the conversion date, and such shares shall not after the conversion date be deemed to be outstanding.

The dividend payment with respect to the shares of convertible preferred stock called for conversion on a date during the period between the close of business on any record date for the payment of dividends to the close of business on the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share on such record date if such share has been converted after such record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence no payment or adjustment will be made upon conversion of convertible preferred stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

The Corporation may not authorize, issue a press release or give notice of any conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the convertible preferred stock for dividend periods ended prior to the date of such conversion notice shall have been paid in cash.

In addition to the conversion provision described above, if there are less than 120,000 shares of convertible preferred stock outstanding, the Corporation may, at its option, with the prior approval of the Federal Reserve Board, cause the convertible preferred stock to be automatically converted into that number of shares of common stock equal to $250.00 (the liquidation preference per share of convertible preferred stock) divided by the lesser of the conversion price in effect on the date notice of conversion is given and the average closing sale price of the common stock for the five trading day period ending on the second trading day immediately prior to the conversion date.

Conversion rate adjustments.  The conversion rate shall be adjusted from time to time by the Corporation if any of the following events occur:

(a) If the Corporation shall pay a dividend or make a distribution to all holders of the outstanding common stock in shares of our common stock.

(b) If the Corporation shall issue rights or warrants to all holders of any class of common stock entitling them (for a period expiring within 45 days after the date fixed for determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of common stock at a price per share less than the average of the closing sale prices of the common stock for the ten trading days preceding the declaration date for such distribution.

(c) If the outstanding shares of common stock shall be subdivided into a greater number of shares of common stock, the conversion rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of common stock shall be combined into a smaller number of shares of common stock, the conversion rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d) If the Corporation shall, by dividend or otherwise, distribute to all holders of its common stock shares of any class of capital stock of the Corporation or evidences of its indebtedness or other assets (including securities, but excluding (x) any rights or warrants referred to in paragraph (b) above and (y) any dividend or distribution (I) paid exclusively in cash or (II) referred to in paragraph (a) above).

(e) If the Corporation shall, by dividend or otherwise, distribute to all holders of its common stock cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary), then if the sum of the amount of such cash distributions per share of common stock plus the aggregate amount of cash distributions per share of common stock in the immediately preceding twelve month period exceeds the greater of:

(i) the annualized amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that such preceding quarterly dividend did not require any adjustment to the conversion rate pursuant to this paragraph (e) (as adjusted to reflect subdivisions, or combinations of the common stock); and

(ii) 1.5% of the average of the closing sale price during the ten trading days immediately prior to the date of declaration of such dividend.

(f) If a tender or exchange offer made by the Corporation or any subsidiary for all or any portion of the common stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of common stock having a fair market value (as determined by the board of directors, whose determination shall be conclusive and described in a resolution of the board of directors) that as of the last time (the “expiration time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the closing sale price of a share of common stock on the trading day next succeeding the expiration time.

(g) If the Corporation pays a dividend or makes a distribution to all holders of its common stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation.

(h) The Corporation may make such increases in the conversion rate in addition to those required by paragraphs (a), (b), (c), (d), (e), (f) and (g) as the board of directors considers to be advisable to avoid or diminish any income tax to holders of common stock or rights to purchase common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the conversion rate by any amount for any period of time if the board of directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the conversion rate is increased pursuant to the preceding sentence, the Corporation shall mail to holders of the convertible preferred stock a notice of the increase prior to the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period during which it will be in effect.

(i) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase common stock pursuant to a Corporation plan for reinvestment of dividends or interest or, except as set forth in this section, for any issuance of common stock or convertible or exchangeable securities or rights to purchase common stock or convertible or exchangeable securities. To the extent the securities become convertible into cash, assets, property or securities (other than capital stock of the Corporation), subject to the following section, no adjustment need be made thereafter as to the cash, assets, property or such securities. Dividends will not accrue on any cash into which the convertible preferred stock is convertible.

Consolidation, merger and sale of assets.  The Corporation, without the consent of the holders of any of the outstanding convertible preferred stock may, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to the Corporation; provided, however that (a) the successor, transferee or lessee is organized under the laws of the United States, any political subdivision thereof or Puerto Rico and (b) the shares of convertible preferred stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that the convertible preferred stock had immediately prior to such transaction.

Under any consolidation by the Corporation with, or merger by it into, any other person or any conveyance, transfer or lease of all or substantially all its assets as described in the preceding paragraph, the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of convertible preferred stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the convertible preferred stock.

Effect of reclassification, consolidation, merger or sale on conversion privilege.  If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of common stock (other than a subdivision or combination to which paragraph (c) of the foregoing section applies), (ii) any consolidation, merger or combination of the Corporation with another person as a result of which holders of common stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such common stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other person as a result of which holders of common stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such common stock, then each share of convertible preferred stock shall be convertible, on and after the effective date of such reclassification, change, consolidation, merger, combination, sale or conveyance, into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock issuable upon conversion of such convertible preferred stock (assuming, for such purposes, a sufficient number of authorized shares of common stock are available to convert all such convertible preferred stock) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of common stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of common stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this section the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

Financial and Other Information

Please find attached for your reference as Appendix II (Unaudited Pro Forma Financial Information) and Appendix III (Form10-K) to this proxy statement the financial and other information required by Item 13(a) of Schedule 14A. The information found on Appendices II and III is derived from the Registration Statement and is made part of this proxy statement.

Representatives of the Corporation’s principal accountants, PricewaterhouseCoopers LLP, an independent registered public accounting firm, are not expected to be present at the Special Meeting of Shareholders.

Required Vote

The rules of the NYSE require that this proposal be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our common stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Vote Recommendation

The Board has approved this Proposed Issuance and recommends a vote “FOR” this proposal.

INTERNET AVAILABILITY

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to be held on March 12, 2010: This proxy statement, the form of proxy card, the notice of special meeting and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 are available at http://bnymellon.mobular.net/bnymellon/DRL.

OTHER MATTERS

Management knows of no matters that may be brought before the special meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the special meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2010 ANNUAL MEETING

Under Doral Financial’s bylaws, no business may be brought before an annual meeting, including nominations from shareholders, unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Corporate Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 or more than 180 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is called on a date that is not within thirty days before or after such anniversary date — that is with respect to the 2010 Annual Meeting of Shareholders between April 13, 2010 and June 12, 2010 — notice by a shareholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with certain additional information requirements in the bylaws relating to shareholder nominations.

These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Doral Financial’s proxy statement. According to the SEC’s requirements, shareholder proposals intended to be included in Doral Financial’s proxy statement for the 2010 Annual Meeting Shareholders must have delivered such to the Corporate Secretary by December 9, 2009. You can obtain a copy of Doral Financial’s bylaws by writing to the Corporate Secretary at the address set forth on the cover page of this proxy statement.

Shareholder proposals should be directed to the attention of the Corporate Secretary of Doral Financial and otherwise follow the procedure prescribed in SEC Rule 14a-8.

The above Notice of Special Meeting and Proxy Statement are sent by order of our Board of Directors of Doral Financial Corporation.

Enrique R. Ubarri
Secretary

Dated: March 2, 2010

Appendix I

PROPOSED AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK AND COMMON STOCK

1. The first paragraph of Article FOURTH of the Corporation’s Restated Certificate of Incorporation shall be amended as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 340,000,000 1shares, consisting of 300,000,000(1) shares of Common Stock, $0.01 par value, and 40,000,000 shares of Serial Preferred Stock, $1.00 par value.”

1 Assumes approval of the proposed increase in the number of authorized shares of capital stock and common stock.

I-1

Appendix II

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to show the pro forma impact of the exchange offer on the Corporation’s balance sheet as of December 31, 2009, and also describes the impact of the May exchange offer and the October exchange offer and the pro forma impact of the exchange offer on the Corporation’s results of operations for the fiscal year ended December 31, 2008. See “Summary — Recent Developments” in the Registration Statement for a description of the May exchange offer and the October exchange offer.

The unaudited pro forma financial information is presented for illustrative purposes and does not necessarily indicate the financial position or results that would have been realized had the exchange offer been completed as of the dates indicated or that will be realized in the future when and if the exchange offer is consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the selected consolidated financial data included elsewhere in the Registration Statement and the Corporation’s historical consolidated financial statements included in the Registration Statement.

The exchange by holders of shares of our noncumulative preferred stock for shares of common stock will result in the extinguishment and retirement of such shares of noncumulative preferred stock and an issuance of common stock. The liquidation preference of each share of noncumulative preferred stock retired will be reduced and common stock and additional paid-in-capital will increase in the amount of the fair value of the common stock issued. Upon the cancellation of such shares of noncumulative preferred stock acquired by the Corporation pursuant to the offer to exchange, the difference between the liquidation preference of shares of noncumulative preferred stock retired and the fair value of the common stock exchanged will be treated as an increase to the Corporation’s retained earnings and income available to common shareholders for earnings per share purposes.

The exchange by holders of the Corporation’s convertible preferred stock for common stock will be accounted for as an induced conversion. The Corporation will increase its common stock and additional paid-in-capital by the liquidation value of the amount of preferred stock exchanged. The fair value of the Corporation’s common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to the Corporation’s retained earnings and net income available to common shareholders for earnings per share purposes.

Unaudited pro forma balance sheets.  Te unaudited pro forma consolidated balance sheets of the Corporation as of December 31, 2009 have been presented as if the exchange offer had been completed on December 31, 2009. The Corporation has shown the pro forma impact of the October exchange offer as well as a “High Participation Scenario” and a “Low Participation Scenario” of this exchange offer prepared using the assumption set forth below.

The High Participation Scenario assumes the exchange of (i) 420,635 of the outstanding shares of convertible preferred stock ($105.2 million aggregate liquidation preference) for shares of our common stock at an exchange price of $87.50 per share of convertible preferred stock (35% of $250.00 liquidation preference per share) and a common stock price of $4.25, (ii) 610,979 of the outstanding shares of Series A preferred stock ($30.5 million aggregate liquidation preference) for shares of our common stock at an exchange price of $17.50 per share of Series A preferred stock (35% of $50.00 liquidation preference per share) and a common stock price of $4.25, (iii) 859,761 of the outstanding shares of Series B preferred stock ($21.5 million aggregate liquidation preference) for shares or our common stock at an exchange price of $8.75 per share of Series B preferred stock (35% of $25.00 liquidation preference per share) and a common stock price of $4.25, and (iv) 1,726,217 of the outstanding shares of Series C preferred stock ($43.2 million aggregate liquidation preference) for shares or our common stock at an exchange price of $8.75 per share of Series C preferred stock (35% of $25.00 liquidation preference per share) and a common stock price of $4.25.

The Low Participation Scenario assumes the exchange of (i) 210,317 of the outstanding shares of convertible preferred stock ($52.6 million aggregate liquidation preference) for shares of our common stock at an exchange price of $87.50 per share of convertible preferred stock (35% of $250.00 liquidation preference per share) and a common stock price of $4.25, (ii) 305,490 of the outstanding shares of Series A preferred stock ($15.3 million aggregate liquidation preference) for shares of our common stock at an exchange price of $17.50 per share of Series A preferred stock (35% of $50.00 liquidation preference per share) and a common stock price of $4.25, (iii) 429,881 of the outstanding shares of Series B preferred stock ($10.7 million aggregate liquidation preference) for shares or our common stock at an exchange price of $8.75 per share of Series B preferred stock (35% of $25.00 liquidation preference per share) and a common stock price of $4.25, and (iv) 863,108 of the outstanding shares of Series C preferred stock ($21.6 million aggregate liquidation preference) for shares or our common stock at an exchange price of $8.75 per share of Series C preferred stock (35% of $25.00 liquidation preference per share) and a common stock price of $4.25.

There can be no assurances that the foregoing assumptions will be realized.

High Participation Scenario

	As Reported	Exchange		Pro Forma
	December 31,	Offer		December 31,
	2009	Adjustments		2009
		(In thousands)

Assets
Cash and due from banks	$725,277			$725,277
Money market investments	95,000			95,000
Securities held for trading, at fair value	47,726			47,726
Securities available for sale, at fair value	2,789,177			2,789,177
Federal Home Loan Bank of NY stock, at cost	126,285			126,285

Total investment securities	2,963,188	—		2,963,188
Loans held for sale	320,930			320,930
Loans receivable, net	5,375,034			5,375,034

Loans, net	5,695,964	—		5,695,964
Other assets	752,523			752,523

Total assets	$10,231,952	$—		$10,231,952

Liabilities
Total deposits	$4,643,021			$4,643,021
Securities sold under agreements to repurchase	2,145,262			2,145,262
Advances from FHLB	1,606,920			1,606,920
Other short-term borrowings	110,000			110,000
Loans payable	337,036			337,036
Notes Payable	270,838			270,838
Accrued expenses and other liabilities	243,831			243,831

Total liabilities	9,356,908	—		9,356,908
Stockholders’ equity
Preferred stock	415,428	(200,357	)(1)	215,071
Common stock	621	165	(2)	786
Additional paid-in capital	1,010,661	174,557	(3)	1,185,218
Accumulated deficit	(440,185)	25,635	(4)	(414,550)
Accumulated other comprehensive loss, net	(111,481)			(111,481)

Total stockholders’ equity	875,044	—		875,044

Total liabilities and stockholders’ equity	$10,231,952	$—		$10,231,952

Book value per common share	$7.41			$8.40
Tangible book value per common share	$7.32			$8.33

Note: Refer to pages II-5 and II-6 for footnote disclosures.

Low Participation Scenario

	As Reported	Exchange		Pro Forma
	December 31,	Offer		December 31,
	2009	Adjustments		2009
	(In thousands)

Assets
Cash and due from banks	$725,277			$725,277
Money market investments	95,000			95,000
Securities held for trading, at fair value	47,726			47,726
Securities available for sale, at fair value	2,789,177			2,789,177
Federal Home Loan Bank of NY stock, at cost	126,285			126,285

Total investment securities	2,963,188	—		2,963,188
Loans held for sale	320,930			320,930
Loans receivable, net	5,375,034			5,375,034

Loans, net	5,695,964	—		5,695,964
Other assets	752,523			752,523

Total assets	$10,231,952	$—		$10,231,952

Liabilities
Total deposits	4,643,021			4,643,021
Securities sold under agreements to repurchase	2,145,262			2,145,262
Advances from FHLB	1,606,920			1,606,920
Other short-term borrowings	110,000			110,000
Loans payable	337,036			337,036
Notes Payable	270,838			270,838
Accrued expenses and other liabilities	243,831			243,831

Total liabilities	9,356,908	—		9,356,908
Stockholders’ equity
Preferred stock	415,428	(100,179	)(5)	315,249
Common stock	621	83	(6)	704
Additional paid-in capital	1,010,661	87,278	(7)	1,097,939
Accumulated deficit	(440,185)	12,818	(8)	(427,367)
Accumulated other comprehensive loss, net	(111,481)			(111,481)

Total stockholders’ equity	875,044	—		875,044

Total liabilities and stockholders’ equity	10,231,952	$—		$10,231,952

Book value per common share	$7.41			$7.96
Tangible book value per common share	$7.32			$7.88

Note: Refer to pages II-5 and II-6 for footnote disclosures.

Pro Forma Earnings Implications

The following presents the pro forma impact of the exchange offer on certain statement of income items and earnings per share for the fiscal year ended December 31, 2008 and 2009 as if the exchange offer had been completed on January 1, 2008. We have calculated the pro forma information below by (1) eliminating dividends on preferred stock converted on June 11, 2009 (both convertible and noncumulative) in connection with the May exchange offer and the current proposed conversion as if they were converted on January 1, 2008, (2) presenting the effect of the June 11, 2009 conversion in connection with the May exchange offer and the December 14, 2009 conversion in connection with the October exchange offer and the current proposed conversion as if the conversions were effected on January 1, 2008, (3) assuming that the new shares of our common stock issuable in exchange for the preferred stock were issued on January 1, 2008, (4) assuming that the shares issued on the June 11, 2009 conversion in connection with the May exchange offer and the December 14, 2009 conversion in connection with the October exchange were issued on January 1, 2008 for the December 2008 scenarios, actual weighted average common shares were used for the December 2009 scenarios and (5) assuming that the shares issued on the current proposed conversion offer were issued on January 1, 2008.

	Full Year 2008				Full Year 2009
		2009
		Exchange	High	Low		High	Low
	Actual	Offer	Scenario	Scenario	Actual	Scenario	Scenario
	(In thousands, except per share amounts)

Net Loss	$(318,259)	$(318,259)	$(318,259)	$(318,259)	$(21,144)	$(21,144)	$(21,144)
Less: Preferred stock dividends
Convertible preferred stock dividend before conversion	(16,388)	(16,388)	(16,388)	(16,388)	(16,388)	(16,388)	(16,388)
Dividend effect of June 11, 2009 conversion	—	3,550	3,550	3,550	2,811	2,811	2,811
Dividend effect of December 14, 2009 conversion	—	2,480	2,480	2,480	1,964	1,964	1,964
Dividend effect of proposed conversion	—	—	4,995	2,498	—	3,954	1,977

Total Actual/Pro forma convertible preferred stock dividend	(16,388)	(10,357)	(5,362)	(7,860)	(11,613)	(7,659)	(9,636)
Noncumulative preferred stock dividend before conversion	(16,911)	(16,911)	(16,911)	(16,911)	(4,228)	(4,228)	(4,228)
Dividend effect of June 11, 2009 conversion	—	2,269	2,269	2,269	—	—	—

Total Actual/Pro forma noncumulative preferred stock dividend	(16,911)	(14,642)	(14,642)	(14,642)	(4,228)	(4,228)	(4,228)

Total actual/pro forma preferred stock dividends	(33,299)	(25,000)	(25,005)	(22,502)	(15,841)	(11,887)	(13,864)

Actual/Pro forma effect of June 11, 2009 conversion of preferred stock(9)	—	9,369	9,369	9,369	9,369	9,369	9,369
Actual/Pro forma effect of December 14, 2009 conversion of preferred stock(10)	—	(17,997)	(17,997)	(17,997)	(17,997)	(17,997)	(17,997)
Pro forma effect of proposed conversion of preferred stock(4)(8)	—	—	(25,635)	12,818	—	25,635	12,818

Total effect of preferred stock conversions	—	(8,628)	17,007	4,190	(8,628)	17,007	4,190

Actual/Pro forma loss from continuing operations attributable to common shareholders	$(351,558)	$(351,887)	$(321,257)	$(336,571)	$(45,613)	$(16,024)	$(30,818)

Weighted average common shares used to calculate actual loss per common share	53,810	53,810	53,810	53,810	56,232	53,810	54,022
Actual/Pro forma common shares issued on June 11, 2009 conversion	—	3,954	3,954	3,954	—	2,210	2,210
Actual/Pro forma common shares issued on December 14, 2009 conversion	—	4,300	4,300	4,300	—	212	212
Pro forma common shares newly issued under the proposed conversion	—	—	16,500	8,250	—	16,500	8,250

Actual/Pro forma common shares	53,810	62,064	78,564	70,314	56,232	72,732	64,694

Actual/Pro forma loss per common share (basic and diluted)	$(6.53)	$(5.67)	$(4.09)	$(4.79)	$(0.81)	$(0.22)	$(0.48)

Note: Refer to pages II-5 and II-6 for footnote disclosures

Notes:

(1)	Retirement of preferred stock:

a. 610,979 shares of Series A noncumulative preferred stock at a $50 liquidation preference per share.

b. 859,761 shares of Series B noncumulative preferred stock at a $25 liquidation preference per share.

c. 1,726,217 shares of Series C noncumulative preferred stock at a $25 liquidation preference per share.

d. 420,635 shares of convertible preferred stock at a $250 liquidation preference per share.

(2)	Issuance of 16,500,000 shares of $0.01 par value common stock.

(3)	Difference between (i) the liquidation value of preferred stock retired and par value of common stock issued of $200.2 million and (ii) the return of capital on the exchange of noncumulative preferred stock of $61.8 million less inducement recognized on exchange of convertible preferred stock of $36.2 million (see footnote 8 below).

(4)	Difference between the return of capital on the exchange of noncumulative preferred stock of $61.8 million and the inducement recognized on the exchange of convertible preferred stock of $36.2 million. The return of capital on the exchange of noncumulative preferred stock is composed of the excess of (a) the carrying amount of the preferred stock over (b) the fair value of the consideration exchanged (common stock and cash paid) and was determined as follows:

Carrying amount of noncumulative preferred stock	$95,198,417
Fair value of common stock issued	(33,319,446)

$61,878,971

The inducement recognized on the exchange of convertible preferred stock is composed of the excess of (a) the fair value of consideration exchanged (common stock and cash) over (b) the fair value of common stock issuable pursuant to the original conversion terms, and was determined as follows:

Fair value of common stock issued	$36,805,554
less: fair value of common stock issuable pursuant to the original conversion terms	(561,838)

$36,243,716

(5)	Retirement of preferred stock:

a. 305,490 shares of Series A noncumulative preferred stock at a $50 liquidation preference per share.

b. 429,881 shares of Series B noncumulative preferred stock at a $25 liquidation preference per share.

c. 863,108 shares of Series C noncumulative preferred stock at a $25 liquidation preference per share.

d. 210,317 shares of convertible preferred stock at a $250 liquidation preference per share.

(6)	Issuance of 8,250,000 shares of $0.01 par value common stock.

(7)	Difference between (i) the liquidation value of preferred stock retired and par value of common stock issued of $100.2 million and (ii) the return of capital on the exchange of noncumulative preferred stock of $30.9 million less inducement recognized on exchange of convertible preferred stock of $18.1 million (see footnote 8 below).

(8)	Difference between the return of capital on the exchange of noncumulative preferred stock of $30.9 million and the inducement recognized on the exchange of convertible preferred stock of $18.1 million. The return of capital on the exchange of noncumulative preferred stock is composed of the excess of (a) the carrying amount of the preferred stock over (b) the fair value of the consideration exchanged (common stock and cash paid) and was determined as follows:

Carrying amount of noncumulative preferred stock	$47,599,208
Fair value of common stock issued	(16,659,723)

$30,939,485

The inducement recognized on the exchange of convertible preferred stock is composed of the excess of (a) the fair value of consideration exchanged (common stock and cash) over (b) the fair value of common stock issuable pursuant to the original conversion terms, and was determined as follows:

Fair value of common stock issued	$18,402,777
less: fair value of common stock issuable pursuant to the original conversion terms	(280,919)

$18,121,858

(9)	Difference between the return of capital on the exchange of noncumulative preferred stock of $23.9 million and the inducement recognized on the exchange of convertible preferred stock of $14.5 million. The return of capital on the exchange of noncumulative preferred stock is composed of the excess of (a) the carrying amount of the preferred stock over (b) the fair value of the consideration exchanged (common stock and cash paid) and was determined as follows:

Carrying amount of noncumulative preferred stock	$30,862,075
Fair value of common stock issued	(5,710,299)
Cash paid	(1,234,765)

$23,917,011

The inducement recognized on the exchange of convertible preferred stock is composed of the excess of (a) the fair value of consideration exchanged (common stock and cash) over (b) the fair value of common stock issuable pursuant to the original conversion terms, and was determined as follows:

Fair value of common stock issued	$11,212,382
Cash paid	3,737,325
less: fair value of common stock issuable pursuant to the original conversion terms	(402,172)

$14,547,535

(10)	Inducement recognized on the exchange of convertible preferred stock in connection with the October exchange offer composed of the difference excess of (a) the fair value of common stock, of $18.3 million transferred to the holders of the convertible preferred stock over (b) the fair value of $0.3 million, of common stock issuable pursuant to the original conversion terms.

Regulatory capital ratios.  The following tables set forth the Corporation’s regulatory capital ratios, as of December 31, 2009, on an “as reported” basis, as well as on a pro forma basis for the Corporation reflecting the pro forma ratios after the settlement of the October exchange offer on December 14, 2009 and under a “High Participation Scenario” and a “Low Participation Scenario” as described above. The regulatory capital ratios of Doral Bank PR and Doral Bank NY are not affected by the exchange offer. These tables should be read in conjunction with the information set forth in Appendix III to this Proxy Statement.

	As of December 31, 2009
	Doral	Doral	Doral
	Financial	Bank PR	Bank NY

Total Capital Ratio (Total capital to risk-weighted assets)	15.1%	15.3%	16.6%
Tier 1 Capital Ratio (Tier 1 capital to risk-weighted assets)	13.8%	14.0%	16.2%
Leverage Ratio(1)	8.4%	7.4%	13.0%

	As of December 31, 2009
	Doral Financial
	Pro Forma
	High Participation	Low Participation
	Scenario	Scenario

Total Capital Ratio (Total capital to risk-weighted assets)	15.1%	15.1%
Tier 1 Capital Ratio (Tier 1 capital to risk-weighted assets)	13.8%	13.8%
Leverage Ratio (Tier 1 capital to average assets)	8.4%	8.4%

(1)	Tier 1 capital to average assets in the case of the Corporation and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

In addition, regulatory agencies monitor Tier 1 Common Ratio. AS of December 31, 2009, the Corporation’s Tier 1 Common Ratio was 7.2%. Assuming that a sufficient number of shares of preferred stock are validly tendered so that we will issue all 16,500,000 shares of our common stock being offered under the Registration Statement, the Tier 1 Common Ratio on an as adjusted basis for the Corporation would be 10.4%.

Non-GAAP reconciliation of Tier 1 Common Equity and Tangible Common Equity to Stockholders’ Equity.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAO or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results as reported under GAAP.

Tier 1 common equity is considered to be a non-GAAP measure because it is not formally defined by GAAP. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. The Federal Reserve began supplementing its assessment of the capital adequacy of bank holding companies based on a variation of Tier 1 capital known as Tier 1 common equity in connection with the Supervisory Capital Assessment Program.

The following table provides a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

December 31, 2009
(In thousands)

Stockholders’ equity	$875,044
Plus: net unrealized losses on available for sale securities, net of tax	111,481
Less: preferred stock	(415,428)
Less: disallowed intangible assets	(17,155)
Less: disallowed deferred tax assets	(106,943)

Total Tier 1 common equity	$446,999

Tangible common equity and ratios calculated based upon this measure are also non-GAAP measures. Tangible common shareholders equity is generally used by financial analysis and other stakeholders to evaluate capital adequacy. Management and many stock analysts use the tangible common equity and ratios derived from tangible common equity in conjunction with more traditional bank capital ratios to compare the adequacy of banking organizations with significant amounts of goodwill or other intangible assets. Neither tangible common equity, or related measures, should be considered in isolation or as a substitute for stockholders’ equity or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity and other related measures may differ from that of other companies reporting measures with similar names.

The following table provides a reconciliation of stockholders’ equity (GAAP) to tangible common equity (non-GAAP):

December 31, 2009
(In thousands)

Stockholders’ equity	$875,044
Less: preferred stock	(415,428)
Less: intangible assets (excluding mortgage servicing rights)	(5,306)

Total Tangible common equity	$454,310

Appendix III
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Fiscal Year Ended December 31, 2009
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 001-31579
Doral Financial Corporation
(Exact name of registrant as specified in its charter)

Puerto Rico	66-0312162
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1451 Franklin D. Roosevelt Avenue San Juan, Puerto Rico (Address of principal executive offices)	00920-2717 (Zip Code)

Registrant’s telephone number, including area code:
(787) 474-6700

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered

Common Stock, $0.01 par value.	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class
7.00% Noncumulative Monthly Income Preferred Stock, Series A
8.35% Noncumulative Monthly Income Preferred Stock, Series B
7.25% Noncumulative Monthly Income Preferred Stock, Series C

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files).  Yes ☐     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐     No ☑

State the aggregate market value of the voting and non-voting common equity held by nonaffiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.

$34,038,544, approximately, based on the last sale price of $2.50 per share on the New York Stock Exchange on June 30, 2009 (the last business day of the registrant’s most recently completed second fiscal quarter). For the purposes of the foregoing calculation only, all directors and executive officers of the registrant and certain related parties of such persons have been deemed affiliates.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date: 62,064,303 shares as of February 22, 2010.

Documents Incorporated by Reference:

Part III incorporates certain information by reference to the Proxy Statement for the 2010 Annual Meeting of Shareholders

DORAL FINANCIAL CORPORATION

2009 ANNUAL REPORT ON FORM 10-K

i

FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial may make forward-looking statements in its press releases, other filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:

•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increasing pricing of our funding sources, including brokered certificates of deposits;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary-impairment (“OTTI”) of such assets under generally accepted accounting principles in the United States of America (“GAAP”);

•	our ability to derive sufficient income to realize the benefit of our deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the

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counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States as a result of, among other things, recent legislative and regulatory proposals made by the federal government, which may lead to various changes in bank regulatory requirements, including required levels and components of capital;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	to the extent we make any acquisitions, including FDIC-assisted acquisitions of assets and liabilities of failed banks, risks and difficulties relating to combining the acquired operations with our existing operations;

•	potential adverse outcome in the legal or regulatory actions or proceedings described in Part I, Item 3 “Legal Proceedings” in this Annual Report on Form 10-K; and

•	the other risks and uncertainties detailed in Part I, Item 1.A “Risk Factors” in this Annual Report on Form 10-K.

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PART I

Item 1.	Business

GENERAL

Overview

Doral Financial Corporation (“Doral Financial” or the “Company”) was organized in 1972 under the laws of the Commonwealth of Puerto Rico and operates as a bank holding company. Doral Financial’s operations are principally conducted in Puerto Rico. The Company also operates in the New York City metropolitan area. Doral Financial’s principal executive offices are located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and its telephone number is (787) 474-6700.

Doral Financial manages its business through three operating segments that are organized by legal entity and aggregated by line of business: banking (including thrift operations), mortgage banking and insurance agency. In the past, the Company operated a fourth operating segment: institutional securities. For additional information regarding the Company’s segments please refer to “Operating Segments” under Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and to Note 42 of the Consolidated Financial Statements.

Banking.  Through its principal banking subsidiary, Doral Bank, a Puerto Rico commercial bank (“Doral Bank PR”), Doral Financial accepts deposits from the general public and institutions, obtains borrowings, originates and invests in loans (primarily residential real estate mortgage loans), invests in mortgage-backed securities as well as in other investment securities, and offers traditional banking services. Approximately 93% of Doral Bank PR’s loan portfolio is secured by real estate. Doral Bank PR operates 35 branch offices in Puerto Rico. Loans are primarily originated through the Company’s mortgage banking entity, Doral Mortgage, LLC (“Doral Mortgage”), which is a subsidiary of Doral Bank PR and is primarily engaged in the origination of mortgage loans on behalf of Doral Bank PR. Loan origination activities are primarily conducted through the branch office network and centralized loan departments. Internal mortgage loan originations are also supplemented by wholesale loan purchases from third parties. As of December 31, 2009, Doral Bank PR had total assets and total deposits of $9.3 billion and $4.6 billion, respectively.

This segment also includes the operations conducted through Doral Bank PR’s subsidiaries, Doral Money, Inc. (“Doral Money”), which engages in commercial and construction lending in the New York City metropolitan area, and CB, LLC, a Puerto Rico limited liability company organized in connection with the receipt, in lieu of foreclosure, of real property securing an interim construction loan. During the third quarter of 2009, Doral Money organized a new middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.

On July 1, 2008, Doral International, Inc., which was a subsidiary of Doral Bank PR licensed as an international banking entity under the International Banking Center Regulatory Act of Puerto Rico (the “IBC Act”), was merged with and into Doral Bank PR in a transaction structured as a tax free reorganization. On December 16, 2008, Doral Investment International LLC (“Doral Investment”) was organized to become a new subsidiary of Doral Bank PR under the IBC Act, but is not operational.

Doral Financial also operates a federal savings bank in New York, under the name of Doral Bank, FSB (“Doral Bank NY”) which, following the sale of its eleven retail branches in July 2007, operates through a single branch. Doral Bank NY gathers deposits primarily through an internet-based platform and originates and invests in loans, consisting primarily of interim loans secured by multifamily apartment buildings and other commercial properties, and also invests in investment securities. As of December 31, 2009, Doral Bank NY had total assets and total deposits of $108.4 million and $83.1 million, respectively.

Mortgage Banking.  This segment previously related to the business activities of the holding company (Doral Financial). Prior to 2007, the holding company and various of its subsidiaries were engaged in mortgage originations, securitization, servicing and related activities. As part of its business transformation effort, Doral Financial transferred its mortgage origination and servicing platforms, subject to certain

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exclusions, to Doral Bank PR (including its wholly-owned subsidiary, Doral Mortgage). The Company’s mortgage origination business is conducted by Doral Mortgage, and the Company’s mortgage servicing business is operated by Doral Bank PR. Prior to July 2007, the origination of residential mortgage loans and the servicing of these loans was principally conducted through an operating division of the holding company and a number of mortgage banking subsidiaries of the holding company. Loans that were not securitized or sold in the secondary market were generally funded by Doral Bank PR under a master production agreement. With the exception of Doral Mortgage, operations of all other mortgage banking subsidiaries were ceased. The holding company, which is considered part of the mortgage banking segment, also held a substantial portfolio of investment securities. Substantially all new loan origination and investment activities at the holding company level were also terminated.

Insurance Agency.  Doral Financial through its wholly-owned subsidiary, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), offers property, casualty, life and title insurance as an insurance agency, primarily to its mortgage loan customers.

Institutional Securities.  During 2006, the Company reduced the operations of Doral Securities, Inc. (“Doral Securities”) and sold substantially all of Doral Securities’ investment securities. During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the Financial Industry Regulatory Authority (“FINRA”). As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

Availability of Information on Website

Doral Financial’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are available free of charge, through its website, http://www.doralfinancial.com, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, Doral Financial makes available on its website under the heading “Corporate Governance” its: (i) Code of Business Conduct and Ethics; (ii) Corporate Governance Guidelines; (iii) Information Disclosure Policy; and (iv) the charters of the Audit, Compensation, Corporate Governance and Nominating, and Risk Policy committees, and also intends to disclose on its website any amendments to its Code of Business Conduct and Ethics, or waivers of the Code of Business Conduct and Ethics on behalf of its Chief Executive Officer, Chief Financial Officer, and Controller. The aforementioned reports and materials can also be obtained free of charge upon written request to the Secretary of the Company at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

The public may read and copy any materials Doral Financial files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. In addition, the public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Doral Financial, at its website (http://www.sec.gov).

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Company Structure

Doral Financial conducts its activities primarily through its wholly-owned subsidiaries, Doral Bank PR, Doral Bank NY, Doral Insurance Agency, and Doral Properties, Inc. (“Doral Properties”). Doral Bank PR operates four wholly-owned subsidiaries: Doral Mortgage, Doral Money, Doral Investment and CB, LLC.

On July 19, 2007, Doral Holdings Delaware, LLC (“Doral Holdings”), purchased 48,412,698 shares of Doral Financial common stock for an aggregate purchase price of $610.0 million (note that all share and per share information presented in this Annual Report on Form 10-K has been adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007). Doral Holdings and its direct and indirect parent companies, Doral Holdings LP and Doral Holdings GP, Ltd, were newly formed bank holding companies created in connection with investments in Doral Holdings, LP by Irving Place Capital (formerly known as Bear Stearns Merchant Banking) and other investors, including funds managed by Marathon Asset Management, Perry Capital, the DE Shaw Group and Tennenbaum Capital. As a result of this transaction Doral Holdings initially owned 90% of the outstanding common stock of Doral Financial. This transaction is referred to in this Annual Report on Form 10-K as the “Recapitalization.” As of December 31, 2009, due to the exchanges of preferred stock to common stock settled during the year (refer to Note 37 of the Consolidated Financial Statements for additional information on the stock exchanges), Doral Holdings’ share of the issued and outstanding common stock of Doral Financial was approximately 78%.

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Banking Activities

Doral Financial is engaged in retail banking activities in Puerto Rico through its principal banking subsidiary. Doral Bank PR operates 35 branches in Puerto Rico and offers a variety of consumer loan products as well as deposit products and other retail banking services. Doral Bank PR’s strategy is to combine excellent service with an improved sales process to capture new clients and cross-sell additional products and provide solutions to existing clients. As of December 31, 2009, Doral Bank PR and its subsidiaries had a loan portfolio, classified as loans receivable, of approximately $5.1 billion, of which approximately $4.7 billion consisted of loans secured by residential real estate, including real estate development projects and a loan portfolio, classified as loans held for sale, of approximately $180.1 million.

Doral Bank PR’s lending activities have traditionally focused on the origination of residential mortgage loans and were closely integrated with Doral Financial’s mortgage banking units pursuant to master production and master servicing agreements. Under these agreements, most of the loan processing and origination activities were conducted by the mortgage banking subsidiaries. As part of its business transformation efforts, commencing in July 2007, all residential mortgage origination activities are now conducted by Doral Bank PR through its wholly-owned subsidiary Doral Mortgage.

Doral Financial is also engaged in the banking business in the New York City metropolitan area through its federal savings bank subsidiary, Doral Bank NY. Before July 27, 2007, Doral Bank NY operated through eleven retail branches located in the New York City metropolitan area. On July 27, 2007, Doral Bank NY sold its eleven existing branches in the New York City metropolitan area to New York Commercial Bank, the commercial bank subsidiary of New York Community Bancorp. Doral Financial retained Doral Bank NY’s federal thrift charter and currently operates through a single branch. It gathers deposits through an internet-based platform. Doral Bank NY invests primarily in interim loans secured by multi-family apartment buildings and other commercial properties located in the New York City metropolitan area, as well as in taxi medallion loans.

Doral Money is also engaged in the mortgage banking business in the New York City metropolitan area and in the third quarter of 2009 organized a new middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.

Doral Bank PR and Doral Bank NY complement their lending activities by earning fee income, collecting service charges for deposit accounts and other traditional banking services.

For detailed information regarding the deposit accounts of Doral Financial’s banking subsidiaries please refer to Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “— Liquidity and Capital Resources” in this report.

Commercial Lending

Due to worsening economic conditions in Puerto Rico, new commercial lending activity was limited during 2008 and 2009. At December 31, 2009, commercial loans totaled $999.1 million, or 19.6%, of Doral Bank PR and its subsidiaries’ gross loans receivable portfolio which included $707.4 million in commercial loans secured by real estate. Commercial loans include lines of credit and term facilities to finance business operations and to provide working capital for specific purposes, such as to finance the purchase of assets, equipment or inventory. Since a borrower’s cash flow from operations is generally the primary source of repayment, Doral Bank PR’s analysis of the credit risk focuses heavily on the borrower’s debt repayment capacity.

Lines of credit are extended to businesses based on an analysis of the financial strength and integrity of the borrowers and are generally secured primarily by real estate, accounts receivable or inventory, and have a maturity of one year or less. Such lines of credit bear an interest rate that floats with a base rate, the prime rate, London Interbank Offered Rate (“LIBOR”) or another established index.

Commercial term loans are typically made to finance the acquisition of fixed assets, provide permanent working capital or to finance the purchase of businesses. Commercial term loans generally have terms from

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one to five years. They may be collateralized by the asset being acquired or other available assets and bear interest rates that float with the prime rate, LIBOR or another established index, or are fixed for the term of the loan.

As mentioned above, Doral Money’s new syndicated lending unit commenced operations during the third quarter of 2009. Syndicated corporate loans are credit facilities sourced primarily from financial institutions that are acting as lenders and arrangers in these syndications. Borrowers are domiciled in the U.S. or the vast majority of their revenues must be generated in the U.S. All borrowers have external public ratings or a rating letter from Standard & Poor’s Ratings Services (“S&P”) and/or Moody’s Investors Services (“Moody’s”).

Doral Financial’s portfolio of commercial loans is subject to certain risks, including: (i) continued recessionary conditions and/or additional deterioration of the Puerto Rico economy and the United States economy; (ii) interest rate increases; (iii) the deterioration of a borrower’s or guarantor’s financial capabilities; and (iv) environmental risks, including natural disasters. Doral Financial attempts to reduce the exposure to such risks by: (i) reviewing each loan request and renewal individually; (ii) utilizing a centralized approval system for all unsecured and secured loans in excess of $100,000; (iii) strictly adhering to written loan policies; and (iv) conducting an independent credit review. In addition, loans based on short-term asset values are monitored on a monthly or quarterly basis.

Consumer Loans

Doral Bank PR also provides consumer credit and personal secured loans. At December 31, 2009, consumer loans totaled $73.9 million, or 1.4%, of its gross loans receivable portfolio. Doral Bank PR’s consumer loan portfolio is subject to certain risks, including: (i) amount of credit offered to consumers in the market; (ii) interest rate increases; (iii) consumer bankruptcy laws which allow consumers to discharge certain debts; and (iv) continued recessionary conditions and/or additional deterioration of the Puerto Rico economy and the United States economy. Doral Bank PR attempts to reduce its exposure to such risks by: (i) individually reviewing each loan request and renewal; (ii) utilizing a centralized approval system for loans in excess of $25,000; (iii) strictly adhering to written credit policies; and (iv) conducting an independent credit review.

Leasing Activities

Doral Bank PR offers open-ended leases pursuant to which the lessee is responsible for the residual value of the leased unit. At December 31, 2009, Doral Bank PR held $13.7 million in leases, representing less than one percent of its gross loans receivable portfolio. During 2009, approximately 90.5% of all lease loan portfolio were automobile leases. The remaining loan portfolio were primarily medical equipment and construction equipment leases. While the granting of leases is governed by Doral Financial’s general credit policies and procedures, due to the nature of the exposure, additional credit parameters are applied to leases. Automobile leasing is done by way of finance leases, where the lessee is responsible for any residual value at the end of the lease term. The credit risk associated with this product is generally higher than commercial lending. Doral Bank PR tries to mitigate these risks by making the lessee responsible for the residual value and using a sound credit underwriting process. Credit controls, include but are not limited to, dollar limit amounts on new vehicle leases, maximum amounts on residuals, maximum terms, obligatory insurance, minimum income parameters, maximum debt service-to-income parameters and certain credit history parameters. Due to worsening economic conditions in Puerto Rico, new lending activity was limited during 2008 and 2009.

Construction Lending

Under current market conditions in Puerto Rico, the Company has ceased financing new construction of single family residential and commercial real estate projects, including for land development, in Puerto Rico. Doral will continue to evaluate and appraise market conditions to determine if and when it will resume such financing. Doral Bank had traditionally been a leading player in Puerto Rico in providing interim construction loans to finance residential development projects, primarily in the affordable and mid-range housing markets. In 2006, the Company reassessed its risk exposure to the sector and made a strategic decision to restrict

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construction lending to established clients with proven track records. In late 2007, as a result of the continued downturn in the Puerto Rico housing market, the Company decided that it would no longer underwrite new development projects and focus its efforts on collections, including assisting developers in marketing their properties to potential home buyers. As of December 31, 2009, Doral Bank PR had approximately $427.0 million in construction and land loans gross. Construction loans extended by the Company to developers are typically adjustable rate loans, indexed to the prime rate, with terms generally ranging from 12 to 36 months.

As of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. Accordingly, impairment of these loans and determination of required loan loss reserves was measured based on the fair value of the collateral. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

Doral Bank NY and Doral Money also extend interim, construction loans and bridge loans secured by multifamily apartment buildings and other commercial properties in the New York City metropolitan area. As of December 31, 2009, Doral Bank NY and Doral Money had a portfolio of $26.4 million and $77.5 million in interim and bridge loans, respectively.

Doral Financial’s construction loan portfolio is subject to certain risks, including: (i) continued recessionary conditions and/or additional deterioration of the Puerto Rico economy and the United States economy; (ii) continued deterioration of the United States and Puerto Rico housing markets; (iii) interest rate increases; (iv) deterioration of a borrower’s or guarantor’s financial capabilities; and (v) environmental risks, including natural disasters. Doral Financial attempts to reduce the exposure to such risks by: (i) individually reviewing each loan request and renewal; (ii) utilizing a centralized approval system for secured loans in excess of $100,000; (iii) strictly adhering to written loan policies; and (iv) conducting an independent credit review.

Residential Mortgage Lending

Mortgage Loan Products.  Doral Bank PR is an approved seller/servicer for the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”), an approved issuer for the Government National Mortgage Association (“GNMA”) and an approved servicer under the GNMA, FNMA and FHLMC mortgage-backed securities programs. Doral Financial is also qualified to originate mortgage loans insured by the Federal Housing Administration (“FHA”) or guaranteed by the Veterans Administration (“VA”) or by the Rural Housing Service (“RHS”).

Doral Bank PR originates a wide variety of mortgage loan products, some of which are held for investment and others which are held for sale, that are designed to meet consumer needs and competitive conditions. The principal residential mortgage products are 30-year and 15-year fixed rate first mortgage loans secured by single-family residential properties consisting of one-to-four family units. As of December 31, 2009, balloon loans comprise approximately 13.9% of the Company’s residential mortgage loan portfolio (9.8% of its total loan portfolio). Balloon loans do not fully amortize over the term of the loan requiring a balloon payment at the end of the term to repay the remaining principal balance of the loan. The portfolio of balloon loans was largely originated prior to 2007. The Company does not actively originate these type of loans. Balloon loans are subject to the Company’s underwriting, credit and risk evaluation procedures. None of Doral Bank’s residential mortgage loans have adjustable interest rate features. Doral Financial generally classifies mortgage loans between those that are guaranteed or insured by FHA, VA or RHS and those that are not. The latter type of loans are referred to as conventional loans. Conventional loans that meet the underwriting requirements for sale or exchange under standard FNMA or FHLMC programs are referred to as conforming loans, while those that do not are referred to as non-conforming loans.

For additional information on Doral Financial’s mortgage loan originations, refer to Table E — Loan Production included in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, in this report.

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Mortgage Origination Channels

Doral Bank PR’s strategy is to defend its mortgage servicing portfolio primarily by internal originations through its retail branch network. Doral Mortgage units are co-located in 34 of Doral Bank PR’s retail bank branches. Doral Bank PR supplements retail originations with wholesale purchases of loans from third parties. The principal origination channels of Doral Financial’s loan origination units are summarized below.

Retail Channel.  Doral Bank PR originates loans through its network of loan officers located in each of its 35 retail branches throughout Puerto Rico. Customers are sought through advertising campaigns in local newspapers and television, as well as direct mail and telemarketing campaigns. Doral Bank PR emphasizes quality customer service and offers extended operating hours to accommodate the needs of customers. Doral Bank PR also works closely with residential housing developers and specializes in originating mortgage loans to provide permanent financing for the purchase of homes in new housing projects.

Wholesale Correspondent Channel.  Doral Bank PR maintains a centralized unit that purchases closed residential mortgage loans from other financial institutions consisting primarily of conventional mortgage loans. Doral Bank PR underwrites each loan prior to purchase. For the years ended December 31, 2009, 2008, and 2007 total loan purchases amounted to approximately $126.0 million, $181.5 million and $82.7 million, respectively.

For more information on Doral Financial’s loan origination channels, refer to Table F — Loan Origination Sources in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, in this report.

Mortgage Loan Underwriting

Doral Bank PR’s underwriting standards are designed to comply with the relevant guidelines set forth by the Department of Housing and Urban Development (“HUD”), GNMA, RHS, VA, FNMA, FHLMC, Federal and Puerto Rico banking regulatory authorities, private mortgage investment conduits and private mortgage insurers, as applicable.

Doral Bank PR’s underwriting policies focus primarily on the borrower’s ability to pay and secondarily on collateral value. The maximum loan-to-value ratio on conventional first mortgages generally does not exceed 80%. Doral Bank PR also offers certain first mortgage products with higher loan-to-value ratios, which may require private mortgage insurance. In conjunction with a first mortgage, Doral Bank PR may also provide a borrower with additional financing through a closed end second mortgage loan, whose combined loan-to-value ratio exceeds 80%. Doral Bank PR does not originate adjustable rate mortgages (“ARM”) or negatively amortizing loans. The Company uses external credit scores as a useful measure for assessing the credit quality of a borrower. These scores are supplied by credit information providers, based on statistical models that summarize an individual’s credit record. FICO® scores, developed by Fair Isaac Corporation, are the most commonly used credit scores.

Doral Bank PR sells the majority of its conforming mortgage loan originations and retains the majority of its non-conforming loan originations in portfolio. The Company’s underwriting process is established to achieve a uniform rules-based standard while targeting high quality non-conforming loan originations which is consistent with the Company’s goal of retaining a greater portion of its mortgage loan production.

Mortgage Loan Servicing

When Doral Financial sells originated or purchased mortgage loans, it generally retains the right to service such loans and to receive the associated servicing fees. Doral Financial’s principal source of servicing rights has traditionally been its mortgage loan production. Doral Financial also seeks to purchase servicing rights in bulk when it can identify attractive opportunities. In July of 2007, all servicing operations were transferred to Doral Bank PR.

The Company believes that loan servicing for third parties is important to its asset/liability management tool because it provides an asset whose value in general tends to move in the opposite direction to the value of

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its loan and investment portfolio. The asset also provides additional fee income to help offset the cost of its mortgage operations.

Servicing rights represent a contractual right and not a beneficial ownership interest in the underlying mortgage loans. Failure to service the loans in accordance with contract requirements may lead to the termination of the servicing rights and the loss of future servicing fees. In general, Doral Bank PR’s servicing agreements are terminable by the investors for cause. However, certain servicing arrangements, such as those with FNMA and FHLMC, contain termination provisions that may be triggered by changes in the servicer’s financial condition that materially and adversely affect its ability to provide satisfactory servicing of the loans. As of December 31, 2009, approximately 29%, 7% and 26% of Doral Financial’s mortgage loans serviced for others related to mortgage servicing for FNMA, FHLMC and GNMA, respectively. As of December 31, 2009, Doral Bank PR serviced approximately $8.7 billion in mortgage loans on behalf of third parties. Termination of Doral Bank PR’s servicing rights by any of these agencies could have a material adverse effect on Doral Financial’s results of operations and financial condition. In certain instances, the Company also services loans with no contractual servicing fee. The servicing asset or liability associated with this type of servicing arrangement is evaluated solely based on ancillary income, float, late fees, prepayment penalties and costs.

Doral Bank PR’s mortgage loan servicing portfolio is subject to reduction by reason of normal amortization, prepayments and foreclosure of outstanding mortgage loans. Additionally, Doral Bank PR may sell mortgage loan servicing rights from time to time to other institutions if market conditions are favorable. For additional information regarding the composition of Doral Financial’s servicing portfolio as of each of the Company’s last three fiscal year-ends, please refer to Table G — Loans Serviced for Third Parties in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, in this report.

The degree of credit risk associated with a mortgage loan servicing portfolio is largely dependent on the extent to which the servicing portfolio is non-recourse or recourse. In non-recourse servicing, the principal credit risk to the servicer is the cost of temporary advances of funds. In recourse servicing, the servicer agrees to share credit risk with the owner of the mortgage loans, such as FNMA or FHLMC, or with a private investor, insurer or guarantor. Losses on recourse servicing occur primarily when foreclosure sale proceeds of the property underlying a defaulted mortgage loan are less than the outstanding principal balance and accrued interest of such mortgage loan and the cost of holding and disposing of the underlying property. Prior to 2006, Doral Financial often sold non-conforming loans on a partial recourse basis. These recourse obligations were retained by Doral Financial when Doral Bank PR assumed the servicing rights from Doral Financial. For additional information regarding recourse obligations, see Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “— Off-Balance Sheet Activities” in this report.

Sale of Loans and Securitization Activities

Doral Financial sells or securitizes a portion of the residential mortgage loans that it originates and purchases to generate income. These loans are underwritten to investor standards, including that of FNMA, FHLMC, and GNMA. As described below, Doral Financial utilizes various channels to sell its mortgage products. Doral Financial issues GNMA-guaranteed mortgage-backed securities, which involve the packaging of FHA, RHS or VA loans into pools of $1.0 million or more for sale primarily to broker-dealers and other institutional investors. During the years ended December 31, 2009, 2008 and 2007, Doral Financial issued approximately $377.3 million, $333.8 million and $155.4 million, respectively, in GNMA-guaranteed mortgage-backed securities.

Conforming conventional loans are generally either sold directly to FNMA, FHLMC or private investors for cash, or are grouped into pools of $1.0 million or more in aggregate principal balance and exchanged for FNMA or FHLMC-issued mortgage-backed securities, which Doral Financial sells to broker-dealers. In connection with such exchanges, Doral Financial pays guarantee fees to FNMA and FHLMC. The issuance of mortgage-backed securities provides Doral Financial with flexibility in selling the mortgage loans that it originates or purchases and also provides income by increasing the value and marketability of such loans. For the years ended December 31, 2009, 2008 and 2007, Doral Financial securitized approximately $53.6 million,

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$40.4 million and $78.1 million, respectively, of loans into FNMA and FHLMC mortgage-backed securities. In addition, for the years ended December 31, 2009, 2008 and 2007, Doral Financial sold approximately $35.0 million, $54.5 million and $62.6 million, respectively, of loans through the FNMA and FHLMC cash window programs.

When the loans backing a GNMA security are initially securitized they are treated as sales and the Company continues to service the underlying loans. The Company is required to bring individual delinquent GNMA loans that it previously accounted for as sold back onto its books as loan assets when, under the GNMA Mortgage-Backed Securities Guide, the loan meets GNMA’s specified delinquency criteria and is eligible for repurchase. The rebooking of GNMA loans is required (together with a liability for the same amount) regardless of whether the bank, as seller-servicer, intends to exercise the repurchase (buy-back option) since the Company is deemed to have regained effective control over these loans.

At December 31, 2009 and 2008, the loans held for sale portfolio includes $128.6 million and $165.6 million, respectively, related to defaulted loans backing GNMA securities for which the Company has an unconditional option (but not an obligation) to repurchase. Payment on these loans is guaranteed by FHA. In December 2009, the Company repurchased $118.3 million of GNMA defaulted loans. These loans were classified as held for investment.

Prior to the fourth quarter of 2005, Doral Financial’s non-conforming loan sales were generally made on a limited recourse basis. As of December 31, 2009, 2008 and 2007, Doral Financial’s maximum contractual exposure relating to its portfolio of loans sold with recourse was approximately $0.8 billion, $1.0 billion and $1.1 billion, respectively, which included recourse obligations to FNMA and FHLMC as of such dates of approximately $0.7 billion, $1.0 billion and $1.0 billion, respectively. As of December 31, 2009, 2008 and 2007, Doral Financial had a recourse liability of $9.4 million, $8.8 million and $11.8 million, respectively, to reflect estimated losses from such recourse arrangements.

During 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published. The Company believes that this method resulted in an adequate valuation of its recourse allowance as of December 31, 2009 and 2008, but actual future recourse obligations may be different and a different result may have been obtained if the Company had used another method for estimating this liability.

In the past the Company sold non-conforming loans to major financial institutions in the U.S. mainland on a non-recourse basis, except recourse for certain early defaults. Since 2007 the Company is retaining all of its non-conforming loan production in its loan receivable portfolio. While the Company currently anticipates that it will continue to retain its non-conforming loan production in portfolio, in the future, the Company may seek to continue to diversify secondary market outlets for its non-conforming loan products both in the U.S. mainland and Puerto Rico.

In the ordinary course of business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loans sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. Doral Financial works with purchasers to review the claims and correct alleged documentation deficiencies. For the years ended December 31, 2009, 2008 and 2007 repurchases amounted to $13.7 million, $9.5 million and $3.7 million, respectively. Please refer to Item 1A. Risk Factors, “Risks related to our business — Defective and repurchased loans may harm our business and financial condition,” and Item 7. Management’s Discussion and Analysis and Results of Operations, “— Liquidity and Capital Resources” for additional information.

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Puerto Rico Secondary Mortgage Market and Favorable Tax Treatment

In general, the Puerto Rico market for mortgage-backed securities is an extension of the U.S. market with respect to pricing, rating of investment instruments, and other matters. However, Doral Financial has benefited historically from certain tax incentives provided to Puerto Rico residents to invest in FHA and VA loans and GNMA securities backed by such loans.

Under the Puerto Rico Internal Revenue Code of 1994 (the “PR Code”), the interest received on FHA and VA loans used to finance the original purchase of newly constructed housing in Puerto Rico and mortgage-backed securities backed by such loans is exempt from Puerto Rico income taxes. This favorable tax treatment allows Doral Financial to sell tax-exempt Puerto Rico GNMA mortgage-backed securities to local investors at higher prices than those at which comparable instruments trade in the U.S. mainland, and reduces its effective tax rate through the receipt of tax-exempt interest.

Insurance Agency Activities

In order to take advantage of the cross-marketing opportunities provided by financial modernization legislation, enacted in 2000, Doral Financial entered the insurance agency business in Puerto Rico. On February 27, 2008, Doral Insurance Agency acquired an insurance portfolio of approximately 11,000 policies from CitiSeguros P. R. Retail Banking., a subsidiary of Citigroup, Inc. Doral Insurance Agency currently earns commissions by acting as agent in connection with the sale of insurance policies issued by unaffiliated insurance companies. During 2009, 2008 and 2007, Doral Insurance Agency produced insurance fees and commissions of $12.0 million, $12.8 million and $9.5 million, respectively. Doral Insurance Agency’s activities are closely integrated with the Company’s mortgage loan originations with most policies sold to mortgage customers. Future growth of Doral Insurance Agency’s revenues will be tied to the Company’s level of mortgage originations, its ability to expand the products and services it provides and its ability to cross-market its services to Doral Financial’s existing customer base.

Institutional Securities Operations

Doral Financial has been steadily decreasing the operations of this segment. During 2006, the Company sold substantially all of Doral Securities’ investment securities and during the third quarter of 2007, Doral Securities voluntarily withdrew its license as a broker-dealer with the SEC and its membership with the FINRA. Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into Doral Financial, with Doral Financial remaining as the surviving corporation.

Puerto Rico Income Taxes

The maximum statutory corporate income tax rate in Puerto Rico is 39.0%. Under the PR Code, corporations are not permitted to file consolidated returns with their subsidiaries and affiliates. Doral Financial is entitled to a 100% dividend received deduction on dividends received from Doral Bank PR or any other Puerto Rico subsidiary subject to tax under the PR Code.

On March 9, 2009, the Governor of Puerto Rico signed into law various legislative bills as part of a plan to stimulate the Puerto Rico economy and address recurring government budget deficits by reducing government expenses and increasing government revenues. One of these measures establishes for calendar years 2009 to 2011 a special 5.0% surtax on corporations that have gross income in excess of $100,000 (a corporation subject to such surtax would have to pay an additional tax of 5.0% of its total tax liability). This increases the Company’s income tax rate from 39.0% to 40.9% for tax years from 2009 to 2011.

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In computing its interest expense deduction, Doral Financial’s interest deduction is reduced in the same proportion that its average exempt obligations (including FHA and VA loans and GNMA securities) bear to its average total assets. Therefore, to the extent that Doral Financial holds FHA or VA loans and other tax exempt obligations, part of its interest expense may be disallowed for tax purposes.

On July 1, 2008, the Company transferred substantially all of the assets previously held at the international banking entity (Doral International) to Doral Bank PR to increase the level of its interest earning assets. The transfer was carried out pursuant to a merger of Doral International with and into Doral Bank PR, its parent company, which merger was structured as a tax free reorganization. Previously, Doral Financial used its international banking entity subsidiary to invest in various U.S. securities and U.S. mortgage-backed securities, for which interest income and gain on sale, if any, was exempt from Puerto Rico income taxation and excluded from federal income taxation on the basis of the portfolio interest deduction in the case of interest, and, in the case of capital gains, because the gains are sourced outside the United States. Refer to Note 31 of the accompanying Consolidated Financial Statements for additional information.

United States Income Taxes

Except for Doral Bank NY and Doral Money, Doral Financial and its subsidiaries are corporations organized under the laws of Puerto Rico. Accordingly, Doral Financial and its Puerto Rico subsidiaries are generally only required to pay U.S. federal income tax on their income, if any, derived from the active conduct of a trade or business within the United States (excluding Puerto Rico) or from certain investment income earned from U.S. sources. Doral Bank NY and Doral Money are subject to both federal and state income taxes on the income derived from their operations in the United States. Dividends paid by Doral Bank NY to Doral Financial or by Doral Money to Doral Bank PR are subject to a 10% withholding tax. Please refer to Note 31 of the accompanying Consolidated Financial Statements for additional information.

Employees

As of December 31, 2009 Doral Financial employed 1,154 persons compared to 1,406 as of December 31, 2008. Of the total number of employees 1,124 were employed in Puerto Rico and 30 employed in New York City as of December 31, 2009, compared to 1,382 employed in Puerto Rico and 24 employed in New York City as of December 31, 2008, respectively. As of December 31, 2009, of the total number of employees, 324 were employed in loan production and servicing activities, 557 were involved in branch operations, and 273 in administrative activities. None of Doral Financial’s employees are represented by a labor union and Doral Financial considers its employee relations to be good.

Segment Disclosure

For information regarding Doral Financial’s operating segments, please refer to Note 42 to accompanying Consolidated Financial Statements, “Segment Information,” and the information provided under Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation, “Operating Segments” in this report.

Puerto Rico is the principal market for Doral Financial. Doral Financial’s Puerto Rico-based operations accounted for 95% of Doral Financial’s consolidated assets as of December 31, 2009 and 100% of Doral Financial’s consolidated losses for the year then ended. Approximately 73% of total loan originations were secured by real estate properties located in Puerto Rico. The following table sets forth the geographic composition of Doral Financial’s loan originations:

	Year Ended December 31,
	2009	2008	2007

Puerto Rico	74%	86%	96%
United States	26%	14%	4%

The increase in originations in the U.S. is due to loans originated by the new syndicated lending unit.

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Market Area and Competition

Puerto Rico is Doral Financial’s primary service area. The competition in Puerto Rico for the origination of loans and attracting of deposits is substantial. Competition comes not only from local commercial banks and credit unions, but also from banking affiliates of banks headquartered in the United States, Spain and Canada. In mortgage lending, the Company also faces competition from independent mortgage banking companies. Doral Financial competes principally by offering loans with competitive features, by emphasizing the quality of its service and by pricing its range of products at competitive rates.

The Commonwealth of Puerto Rico

General.  The Island of Puerto Rico, located in the Caribbean, is approximately 100 miles long and 35 miles wide, with an area of 3,423 square miles. The United States Census Bureau estimated that the population of Puerto Rico was 3,967,288 as of July 1, 2009. Puerto Rico is the fourth largest and most economically developed of the Caribbean islands. Its capital, San Juan, is located approximately 1,600 miles southeast of New York City and had an estimated population of 422,665 as of July 1, 2008 according to the latest estimate published by the United States Census Bureau.

Relationship of Puerto Rico with the United States.  Puerto Rico has been under the jurisdiction of the United States since 1898. The United States and Puerto Rico share a common defense, market and currency. As a commonwealth of the United States, Puerto Rico exercises virtually the same control over its internal affairs as do the fifty states. It differs from the states, however, in its relationship with the federal government.

There is a federal district court in Puerto Rico and most federal laws are applicable to Puerto Rico. The United States postal service operates in Puerto Rico in the same manner as in the mainland United States. The people of Puerto Rico are citizens of the United States, but do not vote in national elections, and are represented in Congress by a Resident Commissioner who has a voice in the House of Representatives, and has limited voting rights in committees and sub-committees of the House of Representatives. Most federal taxes, except those, such as social security taxes, which are imposed by mutual consent, are not levied in Puerto Rico. No federal income tax is collected from Puerto Rico residents on ordinary income earned from sources within Puerto Rico, except for certain federal employees who are subject to taxes on their salaries. Income earned by Puerto Rico residents from sources outside of Puerto Rico, however, is subject to federal income tax.

Governmental Structure.  The Constitution of Puerto Rico provides for the separation of powers of the executive, legislative and judicial branches of government. The Governor is elected every four years. The Legislative Assembly consists of a Senate and a House of Representatives, the members of which are elected for four-year terms. The highest local court in Puerto Rico is the Supreme Court of Puerto Rico. Puerto Rico also constitutes a district in the federal judiciary and has its own United States District Court. Decisions of this federal district court may be appealed to the United States Court of Appeals for the First Circuit and from there to the United States Supreme Court.

Governmental responsibilities assumed by the central government of Puerto Rico are similar in nature to those of the various state governments. In addition, the central government of Puerto Rico assumes responsibility for local police and fire protection, education, public health and welfare programs, and economic development.

The Economy.  The economy of Puerto Rico is closely linked to that of the mainland United States. Most of the external factors that affect the Puerto Rico economy (other than the price of oil) are determined by the policies of, and economic conditions prevailing in, the United States. These external factors include exports, direct investment, the amount of federal transfer payments, the level of interest rates, the rate of inflation, and tourist expenditures. During the fiscal year ended June 30, 2008, approximately 74% of Puerto Rico’s exports went to the U.S. mainland, which was also the source of approximately 47% of Puerto Rico’s imports. In the past, the economy of Puerto Rico has generally followed economic trends in the overall United States economy. However, in recent years, economic growth in Puerto Rico has lagged behind growth in the United States.

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The dominant sectors of the Puerto Rico economy in terms of production and income are manufacturing and services. The manufacturing sector has undergone fundamental changes over the years as a result of an increased emphasis on higher-wage, high-technology industries, such as pharmaceuticals, biotechnology, computers, microprocessors, professional and scientific instruments, and certain high-technology machinery and equipment. The services sector, including finance, insurance, real estate, wholesale and retail trade, and tourism, also plays a major role in the economy. It ranks second to manufacturing in contribution to Puerto Rico’s gross domestic product and leads all sectors in providing employment.

Puerto Rico’s economy is currently in a recession that commenced in the fourth quarter of fiscal year that ended June 30, 2006, a fiscal year in which Puerto Rico’s real gross national product grew by only 0.5%. For fiscal years 2007 and 2008, Puerto Rico’s real gross national product contracted by 1.2% and 2.8%, respectively. According to the latest information published by the Puerto Rico Planning Board (the “Planning Board”) in January 2010, the contraction continued into fiscal year 2009 with a reduction in Puerto Rico’s real gross national product of 3.7%.

While the recessionary trend was expected to continue in current fiscal year 2010, the Planning Board announced in August 2009 that the expected positive impact of the United States and local economic stimulus measures generally discussed below should outweigh the expected negative impact of the Fiscal Stabilization Plan also discussed below, and revised its projections for fiscal year 2010 to reflect an increase of 0.7% in Puerto Rico’s real gross national product. The revised forecast also considers the effect on the Puerto Rico economy of general global economic conditions, the U.S. economy, the volatility of oil prices, interest rates and the behavior of local exports, including expenditures by visitors.

The Planning Board, however, is currently working on a revised fiscal year 2010 gross national product forecast that would take into account the recently announced preliminary results for fiscal year 2009, the economic impact of a delay in the disbursement of funds from the American Recovery and Reinvestment Act of 2009 (“ARRA”), and other economic factors that may require a downward revision of their projection. The revised projection may show a continued reduction in gross national product during fiscal year 2010. The Planning Board expects to complete and announce the revised projection during the first quarter of 2010.

Future growth of the Puerto Rico economy will depend on several factors including the condition of the United States economy, the relative stability of the price of oil imports, the exchange value of the United States dollar, the level of interest rates, the effectiveness of the recently approved changes to local tax incentive legislation, and the continuing economic uncertainty generated by the Puerto Rico government’s fiscal condition described below.

Fiscal Condition.  The Puerto Rico government is experiencing a fiscal crisis as a result of the structural imbalance between recurring government revenues and expenses. The structural imbalance was exacerbated during fiscal years 2008 and 2009, with recurring government expenses significantly higher than recurring revenues, which have declined as a result of the multi-year economic contraction mentioned above. In order to bridge the deficit resulting from the structural imbalance, the Puerto Rico government has used non-recurring solutions, such as borrowing from Government Development Bank for Puerto Rico (“GDB”) or in the bond market, and postponing the payment of various government expenses, such as payments to suppliers and utilities providers. The structural deficit for fiscal year 2009 was estimated to be $3.2 billion.

Rating Downgrades.  The continued fiscal imbalance led to successive downgrades in the Commonwealth of Puerto Rico’s general obligation debt ratings, from “Baa1” by Moody’s and “A−” by S&P in fiscal year 2004 to “Baa3” by Moody’s and “BBB-” by S&P currently. Each of the rating agencies has a stable outlook on the Commonwealth’s general obligation debt.

Fiscal Stabilization Plan.  The new Puerto Rico government administration, which commenced on January 2, 2009 and controls the Executive and Legislative branches of government, has developed and commenced implementing a multi-year Fiscal Stabilization and Economic Reconstruction Plan designed to achieve fiscal balance and restore economic growth. The fiscal stabilization plan seeks to achieve budgetary balance on or before fiscal year 2013, while addressing expected fiscal deficits in the intervening years through the implementation of a number of initiatives, including the following: (i) a $2.0 billion operating

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expense reduction plan during fiscal year 2010, through government reorganization and reduction of operating expenses, including payroll as the main component of government expenditures; (ii) a combination of temporary and permanent tax increases, coupled with additional tax enforcement measures; and (iii) a bond issuance program through Puerto Rico Sales Tax Financing Corporation (“COFINA” by its Spanish-language acronym). Before the temporary measures expire in 2013, the administration intends to design and adopt a comprehensive reform of the tax system and a long-term economic development plan to complement the economic reconstruction and supplemental stimulus initiatives described below.

The proceeds expected to be obtained from COFINA bond issuance program will be used to repay existing government debt (including debt with GDB), finance operating expenses of the Commonwealth for fiscal years 2009 through 2011 (and for fiscal year 2012, to the extent included in the government’s annual budget for such fiscal year), including costs related to the implementation of a workforce reduction plan, the funding of an economic stimulus plan, as described below, and for other purposes to address the fiscal imbalance while the fiscal stabilization plan is being implemented. The fiscal stabilization plan seeks to safeguard the investment grade ratings of the Commonwealth’s general obligation debt and lay the foundation for sustainable economic growth. Legislation was enacted during 2009 authorizing the implementation of all the measures in the fiscal stabilization plan.

Economic Reconstruction Plan.  The current Puerto Rico government administration has also developed and commenced implementing a short-term economic reconstruction plan. The cornerstone of this plan is the implementation of U.S. federal and local economic stimuli. Puerto Rico will benefit from the ARRA enacted by the U.S. government to provide a stimulus to the U.S. economy in the wake of the global economic downturn. Puerto Rico expects to receive approximately $6.0 billion from ARRA during the current fiscal year and the next fiscal year, which includes tax relief, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, health care, and infrastructure, among other measures. The administration will seek to complement the U.S. federal stimulus with additional short- and medium term supplemental stimulus measures seeking to address specific local challenges and providing investment in strategic areas. These measures include a local $500.0 million economic stimulus plan to supplement the federal plan. The local stimulus is composed of three main elements: (i) capital improvements; (ii) stimulus for small- and medium-sized businesses, and (iii) consumer relief in the form of direct payments to retirees, mortgage-debt restructuring for consumers that face risk of default, and consumer stimulus for the purchase of housing. In addition, to further stimulate economic development and cope with the fiscal crisis, the administration established a legal framework via legislation approved in June 2009 to authorize and promote the use of public-private partnerships to finance and develop infrastructure projects and operate and manage certain public assets.

The new administration is also developing a comprehensive long-term economic development plan aimed at improving Puerto Rico’s overall competitiveness and business environment and increasing private-sector participation in the Puerto Rico economy. As part of this plan, the administration will emphasize (i) the simplification and shortening of the permitting and licensing process; (ii) the strengthening of the labor market by encouraging greater labor-force participation and bringing out-of date labor laws and regulations in line with U.S. and international standards and (iii) the adoption of a new energy policy that seeks to lower energy costs and reduce energy-price volatility by reducing Puerto Rico’s dependence on fossil fuels, particularly oil, through the promotion of diverse, renewable-energy technologies. One of these goals was accomplished on December 1, 2009, when the Puerto Rico Governor signed Act No. 161, which overhauls the existing permitting and licensing process in Puerto Rico in order to provide for a leaner and more efficient process the fosters economic development.

The Company cannot predict at this time the impact that the current fiscal situation of the Commonwealth of Puerto Rico and the various legislative and other measures adopted by the Puerto Rico government in response to such fiscal situation will have on the Puerto Rico economy and on the Company’s financial condition and results of operations.

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Emergency Economic Stabilization Act and Other United States Government Actions to Address Financial Crisis

In order to address the financial crisis in the United States, the United States Government and some of its agencies and regulatory bodies have taken various actions. Some of the most important actions that have been taken or announced during 2008 and 2009 are generally described below.

In October 2008, the United States government enacted the Emergency Economic Stabilization Act of 2008 (the “EESA”) in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions. The EESA provided the U.S. Treasury Secretary with the authority to use up to $700.0 billion to, among other things, inject capital into financial institutions and establish the Troubled Asset Relief Program (“TARP”) to purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purposes of stabilizing and providing liquidity to the U.S. financial markets.

The EESA also temporarily raised the basic limit on deposit insurance by the Federal Deposit Insurance Corporation (the “FDIC”) from $100,000 to $250,000. The temporary increase in deposit insurance became effective on October 3, 2008 and was to end on December 31, 2009. On May 20, 2009, President Obama signed the Helping Families Save Their Homes Act, which, among other things, extended the increase in the standard maximum deposit insurance account (the “SMDIA”) to $250,000 per depositor through December 31, 2013. The law provides that the SMDIA will return to $100,000 on January 1, 2014.

On November 21, 2008, the FDIC adopted a final rule relating to the Temporary Liquidity Guarantee Program (“TLG Program”). The TLG Program was announced by the FDIC on October 14, 2008 as an additional initiative to counter the current credit-wide crisis in the United States’ financial sector. It provided two limited guarantee programs: (i) one that guaranteed newly issued senior unsecured debt of insured depository institutions and their United States holding companies (the “Debt Guarantee Program”), and (ii) one that guaranteed certain non-interest bearing transaction accounts at insured depository institutions (the “Transaction Account Guarantee Program”). The TLG Program permitted eligible entities to opt-out of either the Debt Guarantee Program or the Transaction Account Guarantee Program or of both components of the TLG Program.

Doral Financial Corporation and its subsidiary depository institutions elected to opt-out of the Debt Guarantee Program. Doral Bank PR and Doral Bank NY have elected to participate in the Transaction Account Guarantee Program. The Transaction Account Guarantee Program provides for a temporary full guarantee by the FDIC for funds held at depository institutions in non-interest bearing transaction accounts (generally demand deposit checking accounts) above the existing $250,000 deposit insurance limit. This coverage became effective on October 14, 2008 and was to end on December 31, 2009. Depository institutions that elected to participate were subject to an annualized assessment of 10 cents per $100 of deposits in such non-interest bearing transaction accounts (above the existing deposit insurance limit of $250,000) commencing on November 13, 2008.

On August 27, 2009, the FDIC issued a final rule that provides for a temporary extension of the Transaction Account Guarantee Program until June 30, 2010 and a modified increased fee structure for banks that decide to continue to participate in such program during the six month extension period. The fee during the six month extension period for banks that participate will increase from 10 cents per $100 of deposits to either 15 cents, 20 cents or 25 cents per $100 in deposits depending on the bank’s risk category.

On November 25, 2008, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) announced the creation of the Term Asset-Backed Securities Loan Facility (the “TALF”). Under the TALF, the Federal Reserve Bank of New York (“FRBNY”) will establish a $200.0 billion credit facility designed to revive the market for asset-backed securities (“ABS”) that are collateralized by receivables that benefit consumers and small businesses. As discussed below, pursuant to the new Financial Stability Plan announced by the Obama Administration, the TALF was subsequently expanded to provide for up to $1.0 trillion in loans collateralized by eligible ABS and to include eligible legacy and newly-issued commercial mortgage-backed securities. Under TALF, the FRBNY will extend non-recourse loans secured by eligible ABS and commercial

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mortgage-backed securities. The loan amount is equal to the market value of the collateral minus a haircut, and the loans may have terms of up to five years. As announced by the Federal Reserve on August 17, 2009, the TALF will cease making loans collateralized by newly-issued ABS and legacy commercial mortgage-backed securities on March 31, 2010 and loans collateralized by newly-issued commercial mortgage-backed securities on June 30, 2010.

In an attempt to reduce the cost, and increase the availability, of credit to purchase homes, on November 25, 2008, the Federal Reserve announced that it will purchase direct obligations of housing-related government-sponsored entities (“GSEs”), such as FHLC, FNMA, GNMA and the Federal Home Loan Banks, and mortgage-backed securities of the GSEs. The Federal Reserve will purchase up to $100.0 billion in GSEs direct obligations through a series of competitive auctions, and will also purchase up to $500.0 billion in mortgage-backed securities of the GSEs via purchases conducted by asset managers (to be selected). The expectation is that this program will increase the prices, and thus reduce the yield, for these obligations, thereby reducing the GSEs borrowing costs and the rates on underlying mortgages.

In February 2009, the U.S. Treasury Department put forward a general description of a new Financial Stability Plan, including a revised approach to TARP. The new Financial Stability Plan may commit in excess of $2.0 trillion, from a combination of the remaining TARP funds, Federal Reserve funds and private-sector investments. The new Financial Stability Plan includes: (i) new capital injections into banks that undergo a comprehensive stress test and need an additional capital buffer to help absorb losses; (ii) a new public-private investment fund to be started by the U.S. Treasury Department, along with the Federal Reserve and the FDIC, to assist in disposition of illiquid assets in the balance sheets of financial institutions (the plan initially seeks to leverage private capital with public funds on an initial scale of $500.0 billion, but potentially up to $1.0 trillion); (iii) an expansion of the previously announced TALF program from $200.0 billion to $1.0 trillion and the inclusion in such program of commercial mortgage-backed securities; and (iv) the commitment of $50.0 billion from the TARP for foreclosure mitigation programs (this is part of a much broader foreclosure mitigation program included in the Homeowner Affordability and Stability Plan discussed below).

On February 18, 2009, President Obama announced the administration’s Homeowner Affordability and Stability Plan that is designed to, among other things, assist homeowners unable to refinance their loans or struggling to meet their mortgage obligations. The proposed Homeowner Affordability and Stability Plan seeks to help these homeowners by providing: (i) access for borrowers to low-cost financing on conforming loans owned or guaranteed by FNMA or FHLMC; (ii) a $75.0 billion homeowner stability initiative to prevent foreclosures; and (iii) additional commitments allowing the U.S. Treasury Department to purchase up to an additional $200.0 billion of preferred stock of FNMA and FHLMC and allowing FNMA and FHLMC to increase the size of their retained mortgage portfolios by $50.0 billion. The $75.0 billion homeowner stability proposal includes financial incentives to borrowers and servicers in connection with loan modifications, the development of national standards for loan modifications, and support for the modification of bankruptcy laws to allow bankruptcy judges to modify residential mortgage loans.

On December 9, 2009, the Secretary of Treasury notified Congress that, pursuant to section 120 of the EESA, the U.S. Treasury Department would extend the authorities granted under the EESA through October 3, 2010, to preserve capacity to respond to unforeseen threats to financial stability and to address continuing challenges. The Secretary of the Treasury also set forth an exit strategy for TARP that, among other things, calls for the termination and winding down of many of the TARP programs established in the fall of 2008, and the focusing of new TARP commitment on foreclosure mitigation and stabilization of the housing markets, initiatives to increase lending to small business, and measures to aid securitization markets for consumers, small businesses and commercial mortgage loans.

In addition, the U.S. Government, Federal Reserve, U.S. Treasury Department, FDIC and other governmental and regulatory bodies have taken other actions to address the financial crisis. There can be no assurance, however, as to actual impact that any of these actions will have on the financial markets, including the extreme levels of volatility and limited credit availability that have been experienced.

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REGULATION AND SUPERVISION

Described below are the material elements of selected laws and regulations applicable to Doral Financial and its subsidiaries. The descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations described. Changes in applicable laws and regulations, and in their application by regulatory agencies cannot be predicted, but they may have a material effect on the business and operations of Doral Financial and subsidiaries.

Mortgage Origination and Servicing Activities

Federal Regulation

Doral Financial’s mortgage origination and servicing operations are subject to the rules and regulations of the FHA, VA, RHS, FNMA, FHLMC, HUD and GNMA with respect to the origination, processing, selling and servicing of mortgage loans and the issuance and sale of mortgage-backed securities. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts, and with respect to VA loans, fix maximum interest rates. Moreover, lenders such as Doral Financial are required annually to submit to FHA, VA, RHS, FNMA, FHLMC, GNMA and HUD audited financial statements, and each regulatory entity has its own requirements. Doral Financial’s affairs are also subject to supervision and examination by FHA, VA, RHS, FNMA, FHLMC, GNMA and HUD at all times to ensure compliance with the applicable regulations, policies and procedures. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which, among other things, prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs. Doral Financial is also subject to regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico (the “Office of the Commissioner”), with respect to, among other things, licensing requirements and maximum origination fees and prepayment penalties on certain types of mortgage loan products.

Puerto Rico Regulation

Doral Mortgage and Doral Financial are licensed by the Office of the Commissioner as mortgage banking institutions. Such authorization to act as mortgage banking institutions must be renewed as of December 1 of each year. In the past, Doral Financial and its subsidiaries have not had any difficulty in renewing their authorizations to act as mortgage banking institutions and management is unaware of any existing practices, conditions or violations which would result in Doral Financial being unable to receive such authorization in the future. Doral Financial’s operations in the mainland United States are subject to regulation by state regulators in the states in which it conducts business.

Section 5 of the Puerto Rico Mortgage Banking Institutions Law (the “Mortgage Banking Law”) requires the prior approval of the Office of the Commissioner for the acquisition of control of any mortgage banking institution licensed under the Mortgage Banking Law. For purposes of the Mortgage Banking Law, the term “control” means the power to direct or influence decisively, directly or indirectly, the management or policies of a mortgage banking institution. The Mortgage Banking Law provides that a transaction that results in the holding of less than 10% of the outstanding voting securities of a mortgage banking institution shall not be considered a change of control. Pursuant to Section 5 of the Mortgage Banking Law, upon receipt of notice of a proposed transaction that may result in a change of control, the Office of the Commissioner is obligated to make such inquiries as it deems necessary to review the transaction. Under the Mortgage Banking Law, the determination of the Office of the Commissioner whether or not to authorize a proposed change of control is final and non-appealable.

On July 30, 2008, President Bush signed into law the Housing and Economic Recovery Act of 2008 (the “Housing Recovery Act”). Title V of the Housing Recovery Act, entitled The Secure and Fair Enforcement Mortgage Licensing Act of 2008 (“SAFE Act”), recognizes and builds on states’ efforts by requiring all mortgage loan originators, regardless of the type of entity they are employed by, to be either state-licensed or

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federally-registered. Under the SAFE Act, all states (including the Commonwealth of Puerto Rico) must implement a mortgage originator licensing process that meets certain minimum standards and must license mortgage originators through a Nationwide Mortgage Licensing System and Registry (the “NMLS”). As a result of this federal legislation, the Office of the Commissioner announced that it would begin accepting submissions through NMLS on April 2, 2009 and that all mortgage lenders/servicers or mortgage brokers operating in Puerto Rico were required to be duly registered through the NMLS commencing June 1, 2009.

Banking Activities

Federal Regulation

General

Doral Financial is a bank holding company subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act of 1956 (the “BHC Act”), as amended by the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”). As a bank holding company, Doral Financial’s activities and those of its banking and non-banking subsidiaries are limited to banking activities and such other activities the Federal Reserve has determined to be closely related to the business of banking. Under the Gramm-Leach-Bliley Act, financial holding companies can engage in a broader range of financial activities than bank holding companies. Given the difficulties faced by Doral Financial following the restatement of its audited financial statements for the period from January 1, 2000 to December 31, 2004, the Company filed a notice with the Federal Reserve withdrawing its election to be treated as a financial holding company, which became effective on January 8, 2008. See “— Financial Modernization Legislation” below for a description of the expanded powers of financial holding companies. The withdrawal of its election to be treated as a financial holding company has not adversely affected and is not expected to adversely affect Doral Financial’s current operations, all of which are permitted for bank holding companies that have not elected to be treated as financial holding companies. Specifically, Doral Financial is authorized to engage in insurance agency activities in Puerto Rico pursuant to Regulation K promulgated by the Federal Reserve under the BHC Act. Under the BHC Act, Doral Financial may not, directly or indirectly, acquire the ownership or control of more than 5% of any class of voting shares of a bank or another bank holding company without the prior approval of the Federal Reserve.

Doral Holdings and its direct and indirect parent companies, Doral Holdings, LP and Doral GP, LTD are also subject to supervision and regulation as bank holding companies by the Federal Reserve. Please refer to “Company Structure” above for information regarding Doral Holdings.

Doral Bank PR is subject to supervision and examination by applicable federal and state banking agencies, including the FDIC and the Office of the Commissioner. Doral Bank NY is subject to supervision and examination by the Office of Thrift Supervision (“OTS”) and the FDIC. Doral Financial’s banking subsidiaries are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of other investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Doral Financial’s banking subsidiaries. In addition to the impact of regulation, commercial and savings banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

On March 16, 2006, the Company and its principal Puerto Rico banking subsidiary, Doral Bank PR, entered into consent orders with the Federal Reserve, the FDIC and the Office of the Commissioner. On January 14, 2008, the FDIC and the Office of the Commissioner jointly released Doral Bank PR from the March 16, 2006 consent order. The consent order between the Company and the Federal Reserve remained in effect. On February 19, 2008, Doral Bank PR and the FDIC entered into a new consent order with the FDIC related to Bank Secrecy Act (“BSA”). The order required Doral Bank PR, among other matters, to engage an independent consultant to review account and transaction activity from April 1, 2006 through March 31, 2007 to determine compliance with suspicious activity reporting requirements (the “Look Back Review”).The FDIC terminated this consent order on September 15, 2008. Since the Look Back Review was still ongoing, Doral

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Bank PR and the FDIC agreed to a Memorandum of Understanding that covered the remaining portion of the Look Back Review. On June 30, 2009, Doral Bank PR received a notification letter from the FDIC terminating the Memorandum of Understanding because the Look Back Review had been completed. Please refer to Part I, Item 3, Legal Proceedings for additional information regarding regulatory enforcement matters.

Doral Financial’s banking subsidiaries are subject to certain regulations promulgated by the Federal Reserve including Regulation B (Equal Credit Opportunity Act), Regulation DD (The Truth in Savings Act), Regulation E (Electronic Funds Transfer Act), Regulation F (Limits on Exposure to Other Banks), Regulation Z (Truth-in- Lending Act), Regulation CC (Expedited Funds Availability Act), Regulation X (Real Estate Settlement Procedures Act), Regulation BB (Community Reinvestment Act) and Regulation C (Home Mortgage Disclosure Act).

Holding Company Structure

Doral Bank PR and Doral Bank NY, as well as any other insured depository institution subsidiary organized by Doral Financial in the future, are subject to restrictions under federal law that govern certain transactions with Doral Financial or other non-banking subsidiaries of Doral Financial, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transactions by any depository institution subsidiary with Doral Financial, or with any one of Doral Financial’s non-banking subsidiaries, are limited in amount to 10% of the depository institution’s capital stock and surplus and, with respect to Doral Financial and all of its non-banking subsidiaries, to an aggregate of 20% of the depository institution’s capital stock and surplus. Please refer to Transactions with Affiliates and Related Parties, below.

Under Federal Reserve policy, a bank holding company such as Doral Financial is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s reorganization in a chapter 11 bankruptcy proceeding, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary depository institution will be assumed by the bankruptcy trustee and entitled to priority of payment.

As a bank holding company, Doral Financial’s right to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors (including depositors in the case of depository institution subsidiaries) except to the extent that Doral Financial may itself be a creditor with recognized claims against the subsidiary.

Under the Federal Deposit Insurance Act (the “FDIA”), a depository institution (which term includes both commercial banks and savings banks), the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution; or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution “in danger of default.” “Default” is defined generally as the appointment of a conservator or a receiver and “in danger of default” is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. In some circumstances (depending upon the amount of the loss or anticipated loss suffered by the FDIC), cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owed by a subsidiary depository institution to its parent company is subordinated to the subsidiary bank’s cross-guarantee liability with respect to commonly controlled insured depository institutions.

Financial Modernization Legislation

As discussed above, on January 8, 2008, Doral Financial withdrew its election to be treated as a financial holding company. Under the Gramm-Leach-Bliley Act, bank holding companies, all of whose depository institutions are “well capitalized” and “well managed,” as defined in the BHC Act, and which obtain

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satisfactory Community Reinvestment Act ratings, may elect to be treated as financial holding companies (“FHCs”). FHCs are permitted to engage in a broader spectrum of activities than those permitted to other bank holding companies. FHCs can engage in any activities that are “financial” in nature, including insurance underwriting and brokerage, and underwriting and dealing in securities without a revenue limit or other limits applicable to foreign securities affiliates (which include Puerto Rico securities affiliates for these purposes). As noted above, the withdrawal of financial holding company status did not adversely affect Doral Financial’s current operations.

The Gramm-Leach-Bliley Act also modified other laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including Doral Financial’s mortgage banking and banking subsidiaries, from disclosing non-public personal financial information to third parties unless customers have the opportunity to “opt out” of the disclosure.

Capital Adequacy

Under the Federal Reserve’s risk-based capital guidelines for bank holding companies, the minimum guidelines for the ratio of qualifying total capital (“Total Capital”) to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of Total Capital is to be comprised of common equity, retained earnings, minority interests in unconsolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, in the case of a bank holding company, less goodwill and certain other intangible assets discussed below (“Tier 1 Capital”). The remainder may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves (“Tier 2 Capital”).

The Federal Reserve has adopted regulations that require most intangibles, including core deposit intangibles, to be deducted from Tier l Capital. The regulations, however, permit the inclusion of a limited amount of intangibles related to readily marketable, such as mortgage servicing rights (“MSRs”) and purchased credit card relationships, and include a “grandfather” provision permitting the continued inclusion of certain existing intangibles.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to total assets, less goodwill and certain other intangible assets discussed below (the “Leverage Ratio”) of 3% for bank holding companies that have the highest regulatory rating or have implemented the Federal Reserve’s market risk capital measure. All other bank holding companies are required to maintain a minimum Leverage Ratio of 4%. The guidelines also provide that banking organizations experiencing significant internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible Tier 1 Leverage Ratio” and other indicators of capital strength in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization’s Tier 1 Capital, less all intangibles, to average total assets, less all intangibles.

The FDIC and the OTS have established regulatory capital requirements for state non-member insured banks and federal savings banks, such as Doral Bank PR and Doral Bank NY, respectively, that are substantially similar to those adopted by the Federal Reserve for bank holding companies.

On March 17, 2006, Doral Financial entered into a consent order with the Federal Reserve, pursuant to which the Company submitted a capital plan in which it established a target minimum leverage ratio of 5.5% for Doral Financial and 6.0% for Doral Bank PR. Please refer to Part I, Item 3 Legal Proceedings for additional information regarding Doral Financial’s regulatory matters.

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Set forth below are Doral Financial’s, Doral Bank PR’s and Doral Bank NY’s capital ratios at December 31, 2009, based on existing Federal Reserve, FDIC and OTS guidelines.

		Banking Subsidiaries
				Well
	Doral	Doral	Doral	Capitalized
	Financial	Bank PR	Bank NY	Minimum

Total capital ratio (total capital to risk weighted assets)	15.1%	15.3%	16.6%	10.0%
Tier 1 capital ratio (Tier 1 capital to risk weighted assets)	13.8%	14.0%	16.2%	6.0%
Leverage ratio(1)	8.4%	7.4%	13.0%	5.0%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 Capital to adjusted total assets in the case of Doral Bank NY.

As of December 31, 2009, Doral Financial, Doral Bank PR and Doral Bank NY were in compliance with all the regulatory capital requirements that were applicable to them as a bank holding company, state non-member bank and federal savings bank, respectively. Please refer to Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “— Regulatory Capital Ratios” for additional information regarding Doral Financial’s regulatory capital ratios.

As of December 31, 2009, both of the Company’s banking subsidiaries were considered well capitalized banks for purposes of prompt corrective action regulations adopted by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

On March 19, 2009, the Board of Directors of Doral Financial approved a capital infusion of up to $75.0 million to Doral Bank PR, of which $19.8 million was made during the first quarter of 2009. On November 20, 2009, the Board of Directors approved an additional capital contribution of up to $100.0 million to Doral Bank PR, which was made during November and December 2009.

Failure to meet minimum regulatory capital requirements could result in the initiation of certain mandatory and additional discretionary actions by banking regulators against Doral Financial and its banking subsidiaries that, if undertaken, could have a material adverse effect on Doral Financial, such as a variety of enforcement remedies, including, with respect to an insured bank or savings bank, the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See “FDICIA” below.

Basel II Capital Standards

The minimum risk-based capital requirements adopted by the federal banking agencies follow the Capital Accord of the Basel Committee on Banking Supervision. In 2004, the Basel Committee published its new capital guidelines (“Basel II”) to update the original international capital standards that had been put in place in 1988 (“Basel I”). Basel II represents a three-pillar framework for determining risk-based capital requirements for credit risk, market risk and operational risk (Pillar 1), supervisory review of capital adequacy (Pillar 2), and market discipline through enhanced public disclosure (Pillar 3). A definitive final rule for implementing the advanced approaches of Basel II in the United States, which applies only to certain large, internationally active banking organizations (“core banking organizations”) with at least $250.0 billion in total assets or at least $10.0 billion in foreign exposure, became effective in April 2008. Under Basel II, core banking organizations will be required to enhance the measurement and management of their risks, including credit risk and operational risk, through the use of advanced approaches for calculating risk-based capital requirements.

To correct differences between core and non-core banking organizations, Basel 1A was proposed in late 2006 presenting modifications to the general risk-based capital rules for non-core banking organizations that do not adopt the advanced approaches. After considering the comments on both Basel 1A and the advanced approaches, the agencies proposed a new rule that would provide all non-core banking institutions with an option to adopt the standardized approach under Basel II. This alternative provides a more risk sensitive capital framework to institutions not adopting the advanced approaches without unduly increasing regulatory burden. A definitive final rule has not been issued. The proposed rule, if adopted, will replace the Basel 1A approach.

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Until such time as the new rules for non-core banking institutions are adopted, Doral Financial is unable to predict whether it will adopt a standardized approach under Basel II or the effect that the new rules for non-core banking institutions might have on Doral Bank PR’s financial condition or results of its operations.

Opting into the Basel II standardized approach would require Doral Bank to implement advanced measurement techniques employing internal estimates of certain key risk drivers to derive capital requirements. Opting into the Basel II standardized approach may also require meeting more onerous computational requirements. Prior to implementation of the new capital regime, a bank holding company will be required to demonstrate to its primary federal regulator that its measurement approaches meet relevant supervisory standards.

Prompt Corrective Action under FDICIA

Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), and the regulations promulgated thereunder federal banking regulators must take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. FDICIA and the regulations thereunder, establish five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” A depository institution is deemed to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk-based Tier 1 capital ratio of at least 6% and a risk-based Total Capital ratio of at least 10%, and is not subject to any written agreement or regulatory directive to meet a specific capital level. A depository institution is deemed to be adequately capitalized if it is not well capitalized but maintains a Leverage Ratio of at least 4% (or at least 3% if given the highest regulatory rating and not experiencing or anticipating significant growth), a risk-based Tier l capital ratio of at least 4% and a risk-based Total Capital ratio of at least 8%. A depository institution is deemed to be undercapitalized if it fails to meet the standards for adequately capitalized institutions (unless it is deemed to be significantly or critically undercapitalized). An institution is deemed to be significantly undercapitalized if it has a Leverage Ratio of less than 3%, a risk-based Tier 1 capital ratio of less than 3% or a risk-based Total Capital ratio of less than 6%. An institution is deemed to be critically undercapitalized if it has tangible equity equal to 2% or less of total assets. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories.

At December 31, 2009, Doral Financial’s banking subsidiaries were well capitalized. Doral Bank PR’s and Doral Bank NY’s capital categories, as determined by applying the prompt corrective action provisions of FDICIA, may not constitute an accurate representation of the overall financial condition or prospects of Doral Bank PR or Doral Bank NY, and should be considered in conjunction with other available information regarding the institutions’ financial condition and results of operations.

FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of (i) 5% of the depository institution’s assets at the time it becomes undercapitalized or (ii) the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

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The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions such as Doral Bank PR and Doral Bank NY, but they are not directly applicable to bank holding companies, such as Doral Financial, which control such institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, they may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to such provisions and regulations.

Interstate Banking Legislation

Effective June 1, 1997, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”) amended the FDIA and certain other statutes to permit state and national banks with different home states to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating bank had passed legislation prior to May 31, 1997, expressly prohibiting interstate mergers. Under the Riegle-Neal Act amendments, once a state or national bank has established branches in a state, that bank may establish and acquire additional branches at any location in the state at which any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the state which has opted out, whether through an acquisition or de novo.

For purposes of the Riegle-Neal Act amendments to the FDIA, Doral Bank PR is treated as a state bank and is subject to the same restrictions on interstate branching as other state banks. However, for purposes of the International Banking Act (the “IBA”), Doral Bank PR is considered to be a foreign bank and may branch interstate by acquisition, merger or de novo to the same extent as a domestic bank in Doral Bank PR’s home state. Because Doral Bank PR does not currently operate in the mainland United States, it has not designated a “home state” for purposes of the IBA. It is not yet possible to determine how these statutes will be harmonized, with respect either to which federal agency will approve interstate transactions or with respect to which “home state” determination rules will apply.

As a federal savings bank, Doral Bank NY is allowed to branch on an interstate basis without geographic limitations, subject to the branching regulations promulgated by the OTS.

Dividend Restrictions

The payment of dividends to Doral Financial by its banking subsidiaries may be affected by regulatory requirements and policies, such as the maintenance of adequate capital. If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice, (depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such depository institution cease and desist from such practice. The FDIC has indicated that the payment of dividends would constitute unsafe and unsound practice if the payment would deplete a depository institution’s capital base to an inadequate level. Moreover, the Federal Reserve and the FDIC have issued policy statements that generally provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. In addition, all insured depository institutions are subject to the capital-based limitations required by FDICIA. Please refer to “— FDICIA” above for additional information.

On March 16, 2006, Doral Financial and its principal Puerto Rico banking subsidiary, Doral Bank PR, entered into consent orders with the Federal Reserve, the FDIC and the Office of the Commissioner. The mutually agreed upon orders prohibit Doral Bank PR from paying dividends to Doral Financial without obtaining prior written approval from the FDIC, and prohibit Doral Financial from paying dividends on its common and preferred stock without prior written approval of the Federal Reserve. The FDIC and the Office of the Commissioner lifted their consent order on January 14, 2008. The Company’s consent order with the Federal Reserve remains in effect.

Please refer to “Regulation and Supervision — Banking Activities — Puerto Rico Regulation,” below, for a description of certain restrictions on Doral Bank PR’s ability to pay dividends under Puerto Rico law. Please

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refer to “Regulation and Supervision — Banking Activities — Savings Bank Regulation,” below, for a description of certain restrictions on Doral Bank NY’s ability to pay dividends under OTS regulations.

Please refer to Part II, Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — “Dividends” for additional information regarding the Company’s payment of dividends.

FDIC Insurance Assessments

The deposits of Doral Bank PR and Doral Bank NY are insured by the FDIC and therefore subject to FDIC deposit insurance assessments.

As mentioned above, the EESA temporarily raised the basic limit on deposit insurance by the FDIC from $100,000 to $250,000. The temporary increase in deposit insurance became effective on October 3, 2008 and was to end on December 31, 2009. On May 20, 2009, President Obama signed the Helping Families Save Their Homes Act, which, among other things, extended the increase in the SMDIA to $250,000 per depositor through December 31, 2013. The law provides that the SMDIA will return to $100,000 on January 1, 2014.

The FDIC made significant changes in 2006 to its risk-based assessment system so that effective January 1, 2007 the FDIC imposes insurance premiums based upon a matrix that is designed to more closely tie what banks pay for deposit insurance to the risks they pose. The new FDIC risk-based assessment system imposes premiums based upon factors that vary depending upon the size of the bank. These factors are: for banks with less than $10.0 billion in assets — capital level, supervisory rating, and certain financial ratios; for banks with $10.0 billion up to $30.0 billion in assets — capital level, supervisory rating, certain financial ratios and (if at least one is available) debt issuer ratings, and additional risk information; and for banks with over $30.0 billion in assets — capital level, supervisory rating, debt issuer ratings (unless none are available in which case certain financial ratios are used), and additional risk information.

As a result of the substantial increase in bank failures in 2008 as well as the deterioration in banking and economic conditions, which have significantly increased the Deposit Insurance Fund’s (“DIF”) losses and provisions for future losses, the FDIC announced that the DIF’s reserve ratio (measured by dividing the amount of available funds in the DIF by the total amount of insured deposits in all FDIC insured depository institutions) had fallen below 1.15%. In these circumstances, applicable law requires that the FDIC adopt a restoration plan to restore the DIF’s reserve ratio to 1.15% within five years, unless the FDIC determines that there are extraordinary circumstances.

On December 16, 2008, the FDIC published a final rule that established the new assessment rates for the first quarter of 2009. The final rule implemented an across the board increase of 7 cents per $100 of domestic deposits. The assessment rates starting in the first quarter of 2009 range from 12 cents to 14 cents per $100 of domestic deposits for the banks in the lowest risk category, 17 cents per $100 of domestic deposits for the banks in the second risk category, 35 cents per $100 of domestic deposits for the banks in the third risk category to 50 cents per $100 of domestic deposits for banks in the fourth and highest risk category. The increase in assessment rates resulted in higher assessments on the deposits of Doral Financial’s banking subsidiaries of 12 to 14 basis points per $100 of deposits, which was an increase of more than 100% when compared to the previous assessment range of 5 to 7 basis points.

On February 27, 2009, the FDIC announced that it had adopted the final rule that would make changes to the risk-assessment system and set assessment rates as of April 1, 2009. The new base assessment rates that commenced in the second quarter of 2009 range from 12 cents to 16 cents per $100 of domestic deposits for the banks in the lowest risk category, 22 cents per $100 of domestic deposits for the banks in the second risk category, 32 cents per $100 of domestic deposits for the banks in the third risk category, and 45 cents per $100 of domestic deposits for the banks in the fourth and highest risk category.

As mentioned above, there are additional adjustments to an institution’s base rate to make sure that the riskier institutions pay a greater share. The possible adjustments to the base rate involve the following: (i) a possible decrease from 0 to 5 basis points based on the institution’s ratio of long-term unsecured debt to domestic deposits; (ii) a possible increase from 0 to 22.5 basis points (the range of possible increase is larger

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based on the institution’s risk category) based on the institution’s ratio of secured debt to domestic deposits; and (iii) a possible adjustment from 0 to 10 basis points (there is no adjustment for institutions in the lowest risk category) based on the institution’s ratio of brokered deposits to domestic deposits and its related asset growth.

In addition, the FDIC adopted a final rule, in May 2009, effective June 30, 2009, that imposed a special assessment of five cents for every $100 on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009, subject to a cap equal to 10 cents per $100 of assessable deposits for the second quarter of 2009.

On September 29, 2009, in order to strengthen the cash position of the FDIC’s Deposit Insurance Fund, the FDIC issued a notice of proposed rulemaking that would require our banking subsidiaries to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. In addition, the FDIC adopted a three-basis point increase in assessment rates effective on January 1, 2011. Under the proposed rule each institution’s deposit assessment base would be calculated using its third quarter 2009 deposit assessment base, adjusted quarterly for an estimated 5 percent annual growth rate in the deposit assessment base through the end of 2012. The prepaid assessment would be collected on December 30, 2009 and would be mandatory for all institutions (subject to the exercise of the FDIC’s discretion to exempt an institution if the FDIC determines that the prepayment would affect the safety and soundness of the institution). The FDIC adopted the final rule implementing the prepayment of assessments on November 12, 2009. Our total prepaid assessments were $67.1 million, which according to the final rule were recorded as a prepaid expense as of December 30, 2009. The prepaid assessments will be amortized and recognized as an expense over the following three years.

The Deposit Insurance Funds Act of 1996 separated the Financing Corporation assessment to service the interest on its bond obligations from the DIF assessments. The amount assessed on individual institutions by the Financing Corporation is in addition to the amount, if any, paid for deposit insurance according to the FDIC’s risk-related assessment rate schedules. The current Financing Corporation annual assessment rate is 10.69 cents per $100 of deposits.

As of December 31, 2009, Doral Bank PR and Doral Bank NY had a DIF deposit base of approximately $4.2 billion and $90.2 million, respectively.

FDIC Temporary Liquidity Guarantee Program

As mentioned above, Doral Financial Corporation and its subsidiary depository institutions elected to opt-out of the Debt Guarantee Program. Doral Bank PR and Doral Bank NY have elected to participate in the Transaction Account Guarantee Program. The Transaction Account Guarantee Program provides for a temporary full guarantee by the FDIC for funds held at depository institutions in non-interest bearing transaction accounts (generally demand deposit checking accounts) above the existing $250,000 deposit insurance limit. This coverage became effective on October 14, 2008 and was to terminate on December 31, 2009. Depository institutions that elected to participate were subject to an annualized assessment of 10 cents per $100 of deposits in such non-interest bearing transaction accounts (above the existing deposit insurance limit of $250,000) commencing on November 13, 2008. This assessment is in addition to the deposit insurance assessments described above under “FDIC Insurance Assessments.”

On August 27, 2009 the FDIC issued a final rule that provides for a temporary extension of the transaction account guarantee program until June 30, 2010 and a modified increased fee structure for banks that decide to continue to participate in such program during the six month extension period. Banks that were participating had a one-time, irrevocable opportunity to opt out of the extension of the program by submitting an e-mail notice to the FDIC. Banks that were participating and did not opt out will have to pay a fee during the six month extension period that will increase from 10 cents per $100 in deposits to either 15 cents, 20 cents or 25 cents per $100 in deposits depending on the bank’s risk category.

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Community Reinvestment

Under the Community Reinvestment Act (“CRA”), each insured depository institution has a continuing and affirmative obligation, consistent with the safe and sound operation of such institution, to help meet the credit needs of its entire community, including low-and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for such institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires each federal banking agency, in connection with its examination of an insured depository institution, to assess and assign one of four ratings to the institution’s record of meeting the credit needs of its community and to take such records into account in its evaluation of certain applications by the institution, including application for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. Doral Bank PR and Doral Bank NY received ratings of satisfactory as of the most recent CRA report of the FDIC and the OTS, respectively.

Safety and Soundness Standards

Section 39 of the FDIA, as amended by FDICIA, requires each federal banking agency to prescribe for all insured depository institutions that it supervises safety and soundness standards relating to internal control, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits and such other operational and managerial standards as the federal banking agency deems appropriate. If an insured depository institution fails to meet any of the standards described above, it may be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If the depository institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the depository institution to correct the deficiency and, until it is corrected, may impose other restrictions on the depository institution, including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA.

The FDIC and other federal banking agencies have adopted Interagency Guidelines Establishing Standards for Safety and Soundness that, among other things, set forth standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and employee compensation.

Brokered Deposits

FDIC regulations adopted under FDICIA govern the receipt of brokered deposits. Under these regulations, a bank cannot accept, roll over or renew brokered deposits (which term is defined also to include any deposit with an interest rate more than 75 basis points above certain prevailing rates specified by regulation) unless (i) it is well capitalized, or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Doral Financial does not believe the brokered deposits regulation has had or will have a material effect on the funding or liquidity of its banking subsidiaries, which are currently well capitalized institutions.

As of December 31, 2009 and 2008, Doral Bank PR had a total of approximately $2.6 billion of brokered deposits. Doral Bank PR uses brokered deposits as a source of less costly funding. As of December 31, 2009, Doral Bank NY had a total of approximately $20.1 million of brokered deposits, compared to $20.0 million as of December 31, 2008.

Federal Home Loan Bank System

Doral Bank PR is a member of the Federal Home Loan Bank (“FHLB”) system. The FHLB system consists of twelve regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Agency. The Federal Home Loan Banks serve as reserve or credit facilities for member institutions within

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their assigned regions. They are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system, and they make loans (advances) to members in accordance with policies and procedures established by the FHLB system and the board of directors of each regional FHLB.

Doral Bank PR is a member of the FHLB of New York (“FHLB-NY”) and as such is required to acquire and hold shares of capital stock in the FHLB-NY for a certain amount, which is calculated in accordance with the requirements set forth in applicable laws and regulations. Doral Bank PR is in compliance with the stock ownership requirements of the FHLB-NY. All loans, advances and other extensions of credit made by the FHLB-NY to Doral Bank PR are secured by a portion of Doral Bank PR’s mortgage loan portfolio, certain other investments and the capital stock of the FHLB-NY held by Doral Bank PR.

Doral Bank NY is also a member of the FHLB-NY and is subject to similar requirements as those of Doral Bank PR described above.

Activity restrictions on state-chartered banks

Section 24 of the FDIA, as amended by FDICIA, generally provides that state-chartered banks and their subsidiaries are limited in their investment and activities engaged in as principal to those permissible under state law and that are permissible to national banks and their subsidiaries, unless such investments and principal activities are specifically permitted by the FDIA or the FDIC determines that such activity or investment would pose no significant risk to the DIF and the banks are, and continue to be, in compliance with applicable capital standards. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

USA Patriot Act of 2001

On October 26, 2001, the President of the United States signed into law comprehensive anti-terrorism legislation known as the USA PATRIOT Act of 2001 (the “USA Patriot Act”). Title III of the USA Patriot Act substantially broadened the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States.

The U.S. Treasury Department (“Treasury”) has issued a number of regulations implementing the USA Patriot Act that apply certain of its requirements to financial institutions, including Doral Financial’s banking subsidiaries. The regulations impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.

Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. Doral Financial believes that the cost of complying with Title III of the USA Patriot Act is not likely to be material to Doral Financial. As noted above, Doral Bank PR was subject to a consent order with the FDIC relating to failure to comply with certain requirements of the Bank Secrecy Act. The order required Doral Bank PR, among other things, to engage an independent consultant to review account and transaction activity from April 1, 2006 through March 31, 2007 to determine compliance with suspicious activity reporting requirements (the “Look Back Review”). The FDIC terminated the consent order on September 15, 2008. Since the Look Back Review was still ongoing, Doral Bank PR and the FDIC agreed to a Memorandum of Understanding that covers the remaining portion of the Look Back Review. On June 30, 2009, Doral Bank received a notification letter from the FDIC terminating the Memorandum of Understanding because the Look Back Review had been completed. Please refer to Item 3. Legal Proceedings — Banking Regulatory Matters, for additional information regarding the terminated consent order relating to compliance with various provisions of the Bank Secrecy Act.

Transactions with Affiliates and Related Parties

Transactions between one of the banking subsidiaries of the Company and any of its affiliates are governed by sections 23A and 23B of the Federal Reserve Act. These sections are important statutory provisions designed to protect a depository institution from transferring to its affiliates the subsidy arising from

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the institution’s access to the Federal safety net on deposits. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, sections 23A and 23B (1) limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus, and limit such transactions with all affiliates to an amount equal to 20% of the bank’s capital stock and surplus, and (2) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term “covered transactions” includes the making of loans, purchase of or investment in securities issued by the affiliate, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending on the nature of the collateral. In addition, any covered transaction by a bank with an affiliate and any sale of assets or provision of services to an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Regulation W of the Federal Reserve Board comprehensively implements sections 23A and 23B. The regulation unified and updated Federal Reserve Board staff interpretations issued over the years prior to its adoption, incorporated several interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addressed issues arising as a result of the expanded scope of non-banking activities engaged in by banks and bank holding companies and authorized for financial holding companies under the Gramm-Leach-Bliley Act.

Sections 22(g) and 22(h) of the Federal Reserve Act set forth restrictions on loans by a bank to its executive officers, directors, and principal shareholders. Regulation O of the Federal Reserve Board implements these provisions. Under Section 22(h) and Regulation O, loans to a director, an executive officer and to a greater than 10% shareholder of a bank and certain of their related interests (“insiders”), and insiders of its affiliates, may not exceed, together with all other outstanding loans to such person and related interests, the bank’s single borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) and Regulation O also require that loans to insiders and to insiders of affiliates be made on terms substantially the same as offered in comparable transactions to other persons, unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the bank and (ii) does not give preference to insiders over other employees of the bank. Section 22(h) and Regulation O also require prior board of directors’ approval for certain loans, and the aggregate amount of extensions of credit by a bank to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) and Regulation O place additional restrictions on loans to executive officers.

Puerto Rico Regulation

General

As a commercial bank organized under the laws of the Commonwealth of Puerto Rico, Doral Bank PR is subject to supervision, examination and regulation by the Office of the Commissioner, pursuant to the Puerto Rico Banking Act of 1933, as amended (the “Banking Law”). Doral Bank PR is required to file reports with the Office of the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Office of the Commissioner and the FDIC conduct periodic examinations to assess Doral Bank PR’s compliance with various regulatory requirements. The regulatory authorities have extensive discretion in connection with the exercise of their supervisory and enforcement authorities, including the setting of policies with respect to the classification of assets and the establishment of adequate loan and lease loss reserves for regulatory purposes.

Doral Bank PR derives its lending, investment and other powers primarily from the applicable provisions of the Banking Law and the regulations adopted thereunder. The Banking Law also governs the responsibilities of directors and officers of Puerto Rico banks, and the corporate powers, lending, capital and investment requirements and other activities of Puerto Rico banks. The Office of the Commissioner has extensive

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rulemaking power and administrative discretion under the Banking Law, and generally examines Doral Bank PR on an annual basis.

Section 27 of the Banking Law requires that at least 10% of the yearly net income of Doral Bank PR be credited annually to a reserve fund until such fund equals 100% of total paid-in capital (preferred and common). As of December 31, 2009, Doral Bank PR’s reserve fund complied with the legal requirement.

Section 27 of the Banking Law also provides that when a bank suffers a loss, the loss must first be charged against retained earnings, and the balance, if any, must be charged against the reserve fund. If the balance of the reserve fund is not sufficient to cover the loss, the difference shall be charged against the capital account of the bank and no dividend may be declared until the capital has been restored to its original amount and the reserve fund to 20% of the original capital of the institution. This reserve fund is reflected in Doral Financial’s consolidated financial statements as “Legal Surplus.”

Section 16 of the Banking Law requires every bank to maintain a reserve requirement which shall not be less than 20% of its demand liabilities, other than government deposits (federal, state and municipal) secured by actual collateral. The Office of the Commissioner can, by regulation, increase the reserve requirement to 30% of demand deposits.

Section 17 of the Banking Law generally permits Doral Bank PR to make loans to any one person, firm, partnership or corporation, up to an aggregate amount of 15% of the paid-in capital and reserve fund of the bank and of such other components as the Office of the Commissioner may permit from time to time. The Office of the Commissioner has permitted the inclusion of up to 50% of retained earnings to banks classified as “1” composite rating and well capitalized. As of December 31, 2009, the legal lending limit for Doral Bank PR under this provision based solely on its paid-in capital and reserve fund was approximately $103.0 million. If such loans are secured by collateral worth at least 25% more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of the bank, plus its reserve fund and such other components as the Office of Commissioner may permit from time to time. As of December 31, 2009, the lending limit for Doral Bank PR for loans secured by collateral worth at least 25% more than the amount of the loan was $171.7 million. There are no restrictions under Section 17 on the amount of loans that are wholly secured by bonds, securities and other evidences of indebtedness of the Government of the United States or the Commonwealth, or by current debt bonds, not in default, of municipalities or instrumentalities of the Commonwealth. There are also no restrictions under Section 17 on the amount of loans made by a Puerto Rico bank to the Government of the United States or the Commonwealth or to any municipality, instrumentality, authority or dependency of the United States or the Commonwealth.

Section 14 of the Banking Law authorizes Doral Bank PR to conduct certain financial and related activities directly or through subsidiaries, including finance leasing of personal property, making and servicing mortgage loans and operating a small-loan company.

The Finance Board, which is a part of the Office of the Commissioner, but also includes as its members the Secretary of the Treasury, the Secretary of Economic Development and Commerce, the Secretary of Consumer Affairs, the President of the Planning Board, the President of the Government Development Bank for Puerto Rico, the President of the Economic Development Bank, the Commissioner of Insurance and the President of the Corporation for the Supervision and Insurance of Puerto Rico Cooperatives, has the authority to regulate the maximum interest rates and finance charges that may be charged on loans to individuals and unincorporated businesses in the Commonwealth. The current regulations of the Finance Board provide that the applicable interest rate on loans to individuals and unincorporated businesses is to be determined by free competition. The Finance Board also has the authority to regulate the maximum finance charges on retail installment sales contracts and credit cards. Currently, there is no maximum interest rate that may be charged on installment sales contracts or credit cards.

On March 16, 2006, Doral Financial and its principal Puerto Rico Banking subsidiary, Doral Bank PR, entered into consent orders with the Federal Reserve, the FDIC and the Office of the Commissioner. The mutually agreed upon orders require Doral Financial and Doral Bank PR to conduct reviews of their mortgage portfolios, and to submit plans regarding the maintenance of capital adequacy and liquidity. The consent orders

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also prohibit Doral Financial and any of its non-banking affiliates, directly or indirectly, from entering into, participating, or in any other manner engaging in any covered transactions with its subsidiary banks, Doral Bank PR and Doral Bank NY. The consent order from the Office of the Commissioner was lifted on January 14, 2008, in a joint action with the FDIC. The consent order with the Federal Reserve remains in effect. Please refer to Part I, Item 3, Legal Proceedings for a description of the order.

Savings Bank Regulation

As a federal savings bank, Doral Bank NY’s investments, borrowings, lending, issuance of securities, establishment of branch offices and all other aspects of its operations are subject to the jurisdiction of the OTS.

Doral Bank NY’s payment of dividends is subject to the limitations of the capital distribution regulation promulgated by the OTS. The OTS’ regulation determines a savings bank’s ability to pay dividends, make stock repurchases, or make other types of capital distributions, according to the institution’s capital position. The rule establishes amounts of capital distributions that institutions can make after providing notice to the OTS, without constituting an unsafe or unsound practice. Institutions that do not meet their capital requirements can make distributions only with the prior approval of the OTS.

Savings banks, such as Doral Bank NY, that meet all applicable capital requirements may make a distribution without notice or an application in an amount equal to the sum of (i) the current year’s net income, and (ii) the retained net income (net income less capital distributions) from the preceding two years; so long as the savings bank continues to satisfy applicable capital requirements after the distribution. If such a distribution would cause Doral Bank NY to fall below the well-capitalized requirement, a prior 30-day notice to the OTS would be required.

OTS regulations generally permit Doral Bank NY to make total loans and extensions of credit to one borrower up to 15% of its unimpaired capital and surplus. As of December 31, 2009, the legal lending limit for Doral Bank NY under this regulation was approximately $2.1 million. Doral Bank NY’s legal lending limit may be increased by an additional 10% of its unimpaired capital and surplus if such additional extension of credit is fully secured by readily marketable collateral having a market value as determined by reliable and continuously available price quotations. Doral Bank NY’s expanded aggregate legal lending limit under this provision was approximately $3.6 million as of December 31, 2009.

IBC Act

On July 1, 2008, Doral International, Inc., an international banking entity (“IBE”), subject to supervision, examination and regulation by the Commissioner of Financial Institutions under the International Banking Center Regulatory Act (the “IBC Act”), was merged with and into Doral Bank PR, Doral International’s parent company, with Doral Bank PR being the surviving corporation, in a transaction structured as a tax free reorganization.

On December 16, 2008, Doral Investment International LLC was organized to become a new subsidiary of Doral Bank PR that was granted license to operate as an international banking entity under the International Banking Center Regulatory Act of Puerto Rico on February 2, 2010, but is not currently operational. Doral Investment International LLC is subject to the supervision, examination and regulation by the Office of the Commissioner under the IBC Act.

Under the IBC Act, no sale, encumbrance, assignment, merger, exchange or transfer of shares, interest or participation in the capital of an IBE may be initiated without the prior approval of the Office of the Commissioner, if by such transaction a person would acquire, directly or indirectly, control of 10% or more of any class of stock, interest or participation in the capital of the IBE. The IBC Act and the regulations issued thereunder by the Office of the Commissioner limit the business activities that may be carried out in an IBE. Such activities are generally limited to persons and assets located outside of Puerto Rico. The IBC Act provides that every IBE must have not less than $300,000 in unencumbered assets or acceptable financial securities in Puerto Rico.

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Pursuant to the IBC Act and the regulations issued thereunder by the Office of the Commissioner, an international banking entity has to maintain books and records of all of its transactions in the ordinary course of business. International banking entities are also required to submit quarterly and annual reports of their financial condition and results of operations to the Office of the Commissioner.

The IBC Act empowers the Office of the Commissioner to revoke or suspend, after notice and hearing, a license issued to an international banking entity if, among other things, such entity fails to comply with the IBC Act, the applicable regulation or the terms of the license, or if the Office of the Commissioner finds that the business and affairs of the international banking entity are conducted in a manner that is not consistent with the public interest.

Certain Regulatory Restrictions on Investments in Common Stock

Because of Doral Financial’s status as a bank holding company, owners of Doral Financial’s common stock are subject to certain restrictions and disclosure obligations under various federal laws, including the BHC Act. Regulations pursuant to the BHC Act generally require prior Federal Reserve approval for an acquisition of control of an insured institution (as defined) or holding company thereof by any person (or persons acting in concert). Control is deemed to exist if, among other things, a person (or persons acting in concert) acquires more than 25% of any class of voting stock of an insured institution or holding company thereof. Control is presumed to exist subject to rebuttal, if a person (or persons acting in concert) acquires more than 10% of any class of voting stock and either (i) the company has registered securities under Section 12 of the Exchange Act, or (ii) no person will own, control or hold the power to vote a greater percentage of that class of voting securities immediately after the transaction. The concept of acting in concert is very broad and also is subject to certain rebuttable presumptions, including among others, that relatives, business partners, management officials, affiliates and others are presumed to be acting in concert with each other and their businesses.

Section 12 of the Banking Law requires the prior approval of the Office of the Commissioner with respect to a transfer of voting stock of a bank that results in a change of control of the bank. Under Section 12, a change of control is presumed to occur if a person or group of persons acting in concert, directly or indirectly, acquires more than 5% of the outstanding voting capital stock of the bank. The Office of the Commissioner has interpreted the restrictions of Section 12 as applying to acquisitions of voting securities of entities controlling a bank, such as a bank holding company. Under the Banking Law, the determination of the Office of the Commissioner whether to approve a change of control filing is final and non-appealable.

The provisions of the Mortgage Banking Law also require regulatory approval for the acquisition of more than 10% of Doral Financial’s outstanding voting securities. Please refer to “— Regulation and Supervision — Mortgage Origination and Servicing” above.

The above regulatory restrictions relating to investment in Doral Financial may have the effect of discouraging takeover attempts against Doral Financial and may limit the ability of persons, other than Doral Financial directors duly authorized by Doral Financial’s board of directors, to solicit or exercise proxies, or otherwise exercise voting rights, in connection with matters submitted to a vote of Doral Financial’s stockholders.

Insurance Operations

Doral Insurance Agency is registered as a corporate agent and general agency with the Office of the Commissioner of Insurance of Puerto Rico (the “Commissioner of Insurance”). The operations of Doral Insurance Agency are subject to the applicable provisions of the Puerto Rico Insurance Code and to regulation by the Commissioner of Insurance relating to, among other things, licensing of employees, sales practices, charging of commissions and obligations to customers. Doral Insurance Agency is subject to supervision and examination by the Commissioner of Insurance.

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Changes to Legislation or Regulation

Changes to federal and local laws and regulations (including changes in interpretation and enforcement) can affect the operating environment of the Company and its subsidiaries in substantial and unpredictable ways. From time to time, various legislative and regulatory proposals are introduced. These proposals, if adopted, may change laws and regulations and the Company’s operating environment. If adopted, some of these laws and regulations could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings institutions, credit unions and other financial institutions. The Company cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our financial condition or results of operations. It is likely, however, that the current high level of enforcement and compliance-related activities of federal and Puerto Rico authorities will continue and potentially increase.

Recent Puerto Rico Legislation and Regulatory Developments

On August 9, 2008, the Governor of Puerto Rico signed into a law an amendment to the Puerto Rico Notarial Law pursuant to which the rules regarding the payment of the notarial tariff in public deeds (includes, among other things, deeds to purchase real estate and deeds to constitute mortgages over real estate) executed before a Notary Public in Puerto Rico were changed. Subject to certain limited exceptions, the amendment makes mandatory the charging of the notarial tariff and prohibits any agreement that provides that any portion of the notarial tariff may be reduced, waived or credited to other legal services provided. The required notarial tariff equals 1% of the amount involved in the transaction (up to a transaction amount of $500,000) and thereafter 1/2 of 1% of the amount involved in the transaction in excess of $500,000 (up to a transaction amount of $10.0 million). This amendment has led to an increase of the closing costs and fees payable by persons involved in real estate purchase and mortgage loan transactions in Puerto Rico, which in turn may have contributed to a reduction in the number of real estate purchase and mortgage loan transactions in Puerto Rico. In addition, this amendment may further make mortgage loan refinancings in Puerto Rico less sensitive to interest rate changes than mortgage loan refinancings in the United States.

On July 23, 2009, the Governor of Puerto Rico signed into law an additional amendment to the Notarial Law reducing the amounts of the notarial tariff that had been established in August 2008 in an attempt to reduce the closing costs and fees payable by persons involved in real estate purchase and mortgage transactions in Puerto Rico. The new minimum notarial tariff is 1/2 of 1% of the amount involved in the transaction (up to a transaction amount of $5,000,000). For transactions that involve an amount in excess of $5,000,000, the minimum notarial tariff is 1/2 of 1% of the transaction amount for the initial $5,000,000 (or a minimum notarial tariff of $25,000), plus an additional amount to be agreed upon by the notary public and the parties to the transaction.

Law Number 197 of December 14, 2007 (as later amended, “Law 197”) was enacted in Puerto Rico to provide tax incentives for certain housing unit purchases in order to stimulate the Puerto Rico construction industry and the Puerto Rico economy. Law 197 provided tax credits to financial institutions in connection with their financing of the following housing unit purchase transactions:

(i)	in connection with the purchase from a developer by an individual of a housing unit of new construction, a tax credit equal to 10% of the sales price of the housing unit up to a maximum credit of $15,000;

(ii)	in connection with the purchase from a developer by an individual of a housing unit of new construction that will be his or her principal residence (must be owned and used as such for a period of at least 3 years), a tax credit equal to 20% of the sales price of the housing unit up to a maximum credit of $25,000; and

(iii)	in connection with the purchase from an existing owner by an individual of an existing housing unit, a tax credit equal to 10% of the sales price of the housing unit up to a maximum credit of $10,000.

In order to qualify for the credit, a financial institution had to (i) reduce the amount of the credit to be received from the principal amount owed by the borrower under the mortgage loan provided in connection

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with the qualifying housing purchase, and (ii) submit a credit request form to the Puerto Rico Treasury Department together with certain additional documents and information. Law 197 provides that once the financial institution had filed all of the required information, the Puerto Rico Treasury Department Secretary had a period of 15 days to approve or deny the credit request, and that the credit would be approved if the Puerto Rico Treasury Department Secretary failed to act within the 15-day period.

The tax credits granted to financial institutions would be available for use to offset their income taxes in three installments: (i) the first installment being from January 1, 2008 to June 30, 2009; (ii) the second installment being from July 1, 2009 to December 31, 2010; and (iii) the third installment being from January 1, 2011 to June 30, 2012. The tax credits were freely transferable by the financial institutions, and the financial institutions could request a refund from the Puerto Rico Treasury Department if the tax credits could not be used or transferred within the time periods provided.

Law 197 established the following limitations in connection with the tax credit program:

(i)	in the case of housing units of new construction, the developers had to comply with certain requirements relating to qualifying the housing units available for sale under the tax credit program with the Puerto Rico Department of Consumer Affairs;

(ii)	in the case of the existing housing units, the owners interested in participating in the program had to qualify their units with the Puerto Rico Department of Consumer Affairs, and the total number of existing housing units that could be qualified was limited to 3,500;

(iii)	the purchase transaction of the new or existing housing units had to be completed on or before December 31, 2008; and

(iv)	the total amount of the tax credits available under Law 197 could not exceed $220.0 million.

On December 10, 2008, the Puerto Rico Treasury Department Secretary notified Puerto Rico financial institutions that the total amount of tax credits of $220.0 million available under Law 197 had been exhausted, and therefore no additional credits could be issued to financial institutions. Based on the fact that the Puerto Rico Treasury Department had not given sufficient advance notice of the fact that the amount of the tax credits was close to being exhausted, various Puerto Rico financial institutions, including Doral Financial, had closed mortgage loans in which the amount of the mortgage loan was reduced based on the expectation that the corresponding tax credit would be received once the required documentation was filed. In the case of Doral Financial, it had closed a total of 147 qualified mortgage loans that would have been eligible for additional tax credits in the amount of $3.4 million if the tax credits under Law 197 had not been exhausted.

Item 1A.	Risk Factors.

Readers should carefully consider, in connection with other information disclosed in this Annual Report on Form 10-K, the risk factors set forth below. The following discussion sets forth some of the more important risk factors that could affect our business, financial condition or results of operations. However, other factors, besides those discussed below or elsewhere in this report or other of our reports filed with or furnished to the SEC, also could adversely affect our business, financial condition or results of operations. We cannot assure you that the risk factors described below or elsewhere in this document are a complete set of all potential risks we may face. These risk factors also serve to describe factors which may cause our results to differ materially from those discussed in forward looking statements included herein or in other documents or statements that make reference to this Annual Report on Form 10-K. Please also refer to the section titled “Forward Looking Statements” in this Annual Report on Form 10-K.

Risks related to the general business environment and our industry

The actions of the United States government and regulatory bodies for the purpose of stabilizing the United States financial markets may not achieve the intended effect.

In October 2008, the United States government enacted the EESA in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other

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financial institutions. The EESA provided the U.S. Treasury Secretary with the authority to use up to $700.0 billion to, among other things, inject capital into financial institutions and establish the TARP, to purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purposes of stabilizing and providing liquidity to the U.S. financial markets.

In February 2009, the US Treasury Department put forward a general description of a new Financial Stability Plan, including a revised approach to TARP. The new Financial Stability Plan may commit in excess of $2.0 trillion, from a combination of the remaining TARP funds, Federal Reserve funds and private-sector investments. The new Financial Stability Plan included: (i) new capital injections into banks that undergo a comprehensive stress test and need an additional capital buffer to help absorb losses; (ii) a new public-private investment fund started by the U.S. Treasury Department, along with the Federal Reserve and the FDIC, to assist in disposition of illiquid assets in the balance sheets of financial institutions (the plan initially seeks to leverage private capital with public funds on an initial scale of $500.0 billion, but potentially up to $1.0 trillion); (iii) an expansion of the previously announced TALF from $200.0 billion to $1.0 trillion and the inclusion in such program of commercial mortgage-backed securities; and (iv) the commitment of $50.0 billion from the TARP for foreclosure mitigation programs (this is part of a much broader foreclosure mitigation program included in the Homeowner Affordability and Stability Plan discussed below).

On February 18, 2009, President Obama announced the administration’s Homeowner Affordability and Stability Plan that is designed to, among other things, assist homeowners unable to refinance their loans or struggling to meet their mortgage obligations. The proposed Homeowner Affordability and Stability Plan seeks to help these homeowners by providing: (i) access for borrowers to low-cost financing on conforming loans owned or guaranteed by FNMA or FHLMC; (ii) a $75.0 billion homeowner stability initiative to prevent foreclosures; and (iii) additional commitments allowing the U.S. Treasury Department to purchase up to an additional $200.0 billion of preferred stock of FNMA and FHLMC and allowing FNMA and FHLMC to increase the size of their retained mortgage portfolios by $50.0 billion. The $75.0 billion homeowner stability proposal includes financial incentives to borrowers and servicers in connection with loan modifications, the development of national standards for loan modifications, and support for the modification of bankruptcy laws to allow bankruptcy judges to modify residential mortgage loans.

The actual impact, however, that the EESA, the Financial Stability Plan and the Homeowner Affordability and Stability Plan will have on the financial markets, including the extreme levels of volatility and limited credit availability being experienced, is uncertain. The failure of the EESA, the Financial Stability Plan and the Homeowner Affordability and Stability Plan to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, or access to credit.

In addition, the United States government and the Federal Reserve, U.S. Treasury Department, FDIC and other governmental and regulatory bodies have taken other actions to address the financial crisis. We cannot predict what impact, if any, such actions could have on our business, financial condition, results of operations, or access to credit.

Difficult market conditions have already affected our industry and us and may continue to adversely affect us.

Given that almost all of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are particularly exposed to downturns in the U.S. economy. Dramatic declines in the U.S. housing market over the past two years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, fail.

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Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has already adversely affected our industry and has and may continue to adversely affect our business, financial condition and results of operations. The Company has experienced increased levels of non-performing assets and OTTI charges on its non-agency MBSs as a result of current market conditions. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

•	We expect to face increased regulation of our industry, including as a result of the EESA and the Financial Stability Plan. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

•	The processes we use to estimate losses inherent in our credit exposure requires difficult, subjective, and complex judgments, including forecast of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the processes.

•	Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government sponsored entities) on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competition in our industry could intensify as a result of increasing consolidation of financial services companies in connection with current market conditions.

•	We may be required to pay in the future significantly higher FDIC assessments on our deposits if market conditions do not improve or if market conditions deteriorate.

•	Higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically viable. In particular, there is legislation pending in the U.S. Congress that would allow a Chapter 13 bankruptcy plan to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset debtor interest rate and monthly payments to an amount that permits them to remain in their homes.

The Company’s business is concentrated in Puerto Rico and continued weakness of Puerto Rico economy may continue to adversely affect us.

The Company’s business activities and credit exposure are concentrated in Puerto Rico. Consequently, our financial condition and results of operations are highly dependent on economic conditions in Puerto Rico. Adverse political or economic developments, increases in unemployment, decreases in housing values or natural disasters, such as hurricanes, could result in a downturn in loan originations, an increase in the level of non-performing assets, an increase in the rate of foreclosure loss on mortgage loans and a reduction in the value of the Company’s loans and loan servicing portfolio.

Puerto Rico’s economy is currently in a recession that commenced in the fourth quarter of the fiscal year that ended June 30, 2006, a fiscal year in which Puerto Rico’s real gross national product grew by only 0.5%. For fiscal years 2007 and 2008, Puerto Rico’s real gross national product contracted by 1.2% and 2.8%,

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respectively. According to the latest information published by the Planning Board in January 2010, the contraction continued through fiscal year 2009 with a reduction in Puerto Rico’s real gross national product of 3.7%. The Puerto Rico Labor Department reported an unemployment rate of 16.4% for September 2009, compared to an unemployment rate of 12.0% for September 2008.

While the recessionary trend was expected to continue in current fiscal year 2010, the Planning Board announced in August 2009 that the expected positive impact of the United States and local economic stimulus measures generally discussed in Part I above under “General Business, Economic and Political Conditions; Puerto Rico Economy and Fiscal Condition” should outweigh the expected negative impact of the Fiscal Stabilization Plan also discussed in Part I above under “General Business, Economic and Political Conditions; Puerto Rico Economy and Fiscal Condition”, and revised its projections for fiscal year 2010 to reflect an increase of 0.7% in Puerto Rico’s real gross national product. The revised forecast also considered the effect on the Puerto Rico economy of general global economic conditions, the U.S. economy, changes and volatility of oil prices, interest rates and the behavior of local exports, including expenditures by visitors.

The Planning Board, however, is currently working on a revised fiscal year 2010 gross national product forecast that would take into account the recently announced preliminary results for fiscal year 2009, the economic impact of a delay in the disbursement of funds from the ARRA, and other economic factors that may require a downward revision of their projection. The revised projection may show a continued reduction in gross national product during fiscal year 2010. The Planning Board expects to complete and announce the revised projection during the first quarter of 2010.

The Government of Puerto Rico estimated that its structural deficit for fiscal year 2009 was $3.2 billion or over 30% of its General Fund budget. It is in the process of implementing various plans for reducing the deficit, as its access to the municipal bond market and its credit ratings depend, in part, on achieving a balanced budget. Measures that the government has implemented have included reducing expenses, including public sector employment through layoffs of employees. Since the government is the largest source of employment in Puerto Rico, these measures will have the effect of increasing unemployment and could have the effect of intensifying the current recessionary cycle. In addition, a payment or other material default by the Government of Puerto Rico or any of its agencies, public corporations or instrumentalities with respect to their municipal bond or note obligations could have an adverse effect on our financial condition and results of operations.

The current state of the Puerto Rico economy, higher unemployment levels and continued uncertainty in the public and private sectors has had an adverse effect on the credit quality of our loan portfolios and reduced the level of our loan originations in Puerto Rico. The continuation of the economic slowdown would cause those adverse effects to continue, as delinquency rates may continue to increase in the short term, until sustainable growth of the Puerto Rico economy resumes. Also, potential reduction in consumer spending as a result of continued recessionary conditions may also impact growth in other interest and non-interest revenue sources of the Company.

The imposition of additional property tax payments in Puerto Rico may further deteriorate our loan portfolios.

On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit (“Act No. 7”). Act No. 7, as amended, imposes a series of temporary and permanent revenue raising measures, including the imposition of a 0.591% special tax to properties used for residential (excluding certain exempt properties or values) and commercial purposes. This temporary measure will be effective for tax years that commenced after June 30, 2009 and before July 1, 2012. The imposition of this special property tax could adversely affect the disposable income of borrowers from our commercial, construction, consumer and mortgage loan portfolios and may cause an increase in our delinquency and foreclosure rates.

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Market volatility and disruption could affect us.

The capital and credit markets, although recovering, have been experiencing volatility and disruption for almost two years. During the second half of 2008 and throughout 2009, the volatility and disruption reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, we could experience an adverse effect, which may be material, on our ability to access credit and on our business, financial condition and results of operations.

The soundness of other financial institutions could affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any such losses could materially and adversely affect our business, financial condition and results of operations.

Changes in interest rates could negatively affect the Company’s income and cash flows.

Our income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve Board). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the value of loans, investment securities and mortgage servicing assets, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits or other sources of funding.

Increases in FDIC insurance assessments may have a material adverse effect on the Company’s earnings.

During 2008 and 2009, higher levels of bank failures have dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. In addition, the U.S. Congress and the FDIC have instituted two temporary programs to further insure customer deposits at FDIC-member banks: (i) deposit accounts are now insured up to $250,000 per customer (up from $100,000) until December 31, 2013; and (ii) certain non-interest bearing transactional accounts are fully insured (unlimited coverage) until June 30, 2010. These programs have placed additional stress on the deposit insurance fund.

The FDIC increased the amount of the insurance assessments that we paid on our insured deposits during 2009 because market developments have led to a substantial increase in bank failures and an increase in FDIC loss reserves, which in turn has led to a depletion of the insurance fund of the FDIC and a reduction of the ratio of reserves to insured deposits. In May 2009, the FDIC adopted a final rule, effective June 30, 2009, that imposed a special assessment of five cents for every $100 on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009, subject to a cap equal to 10 cents per $100 of assessable deposits for the second quarter of 2009.

On September 29, 2009, in order to strengthen the cash position of the FDIC’s Deposit Insurance Fund, the FDIC issued a notice of proposed rulemaking that would require our banking subsidiaries to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. In addition, the FDIC adopted a three-basis point increase in assessment rates effective on January 1, 2011. Under the proposed rule each institution’s deposit assessment base would be calculated using its third quarter 2009 deposit assessment base, adjusted quarterly for an estimated 5 percent annual growth rate in the deposit

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assessment base through the end of 2012. The prepaid assessment would be collected on December 30, 2009 and would be mandatory for all institutions (subject to the exercise of the FDIC’s discretion to exempt an institution if the FDIC determines that the prepayment would affect the safety and soundness of the institution). The FDIC adopted the final rule implementing the prepayment of assessments on November 12, 2009. Our total prepaid assessments were $67.1 million, which according to the final rule were recorded as a prepaid expense as of December 30, 2009. The prepaid assessments will be amortized and recognized as an expense over the following three years.

We are generally unable to control the amount of assessments that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, or if our risk rating deteriorates for purposes of determining the level of our FDIC insurance assessments, we may be required to pay even higher FDIC insurance assessments than the recently increased levels. Any future increases in FDIC insurance assessments may materially adversely affect our results of operations.

Unforeseen disruptions in the brokered deposits market could compromise the Company’s liquidity position.

A relatively large portion of our funding is retail brokered deposits issued by Doral Bank PR. Our total brokered deposits as of December 31, 2009 were $2.7 billion. An unforeseen disruption in the brokered deposits market, stemming from factors such as legal, regulatory or financial risks, could adversely affect our ability to fund a portion of our operations and/or meet obligations.

Adverse credit market conditions may affect the Company’s ability to meet its liquidity needs.

The credit markets, although recovering, have recently been experiencing extreme volatility and disruption. During the last eighteen months, the volatility and disruptions reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity of certain issuers, particularly for non-investment grade issuers like us.

We need liquidity to, among other things, pay our operating expenses, interest on our debt and dividends on our preferred stock (if dividends are declared and paid), maintain our lending activities and replace certain maturing liabilities. Without sufficient liquidity, we may be forced to curtail our operations. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and our credit capacity. Our cash flows and financial condition could be materially affected by continued disruptions in the financial markets.

The Company operates within a highly regulated industry and its business and results are significantly affected by the regulations to which it is subject; changes in statutes and regulations could adversely affect the Company.

We operate within a highly regulated environment. The regulations to which the Company is subject will continue to have a significant impact on the Company’s operations and the degree to which it can grow and be profitable. Certain regulators which supervise the Company have significant power in reviewing the Company’s operations and approving its business practices. These powers include the ability to place limitations or conditions on activities in which the Company engages or intends to engage. Particularly in recent years, the Company’s businesses have experienced increased regulation and regulatory scrutiny, often requiring additional Company resources.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits.

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These programs have subjected participating financial institutions to additional restrictions, oversight and costs. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including aspects such as compensation, interest rates, financial product offerings and disclosures, and the impact of bankruptcy proceedings on consumer residential real estate mortgages, among others. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

On June 17, 2009, the U.S. Treasury Department released a white paper entitled Financial Regulatory Reform-A New Foundation: Rebuilding Financial Regulation and Supervision, which outlined the Obama administration’s plan to make extensive and wide ranging reforms to the U.S. financial regulatory system. The plan contains proposals to, among other things, (i) create a new financial regulatory agency called the Consumer Financial Protection Agency, (ii) eliminate the federal thrift charter and create a new national bank supervisor; (iii) dispose of the interstate branching framework of the Riegle-Neal Act by giving national and state-chartered banks the unrestricted ability to branch across state lines, (iv) establish strengthened capital and prudential standards for banks and bank holding companies, (v) increase supervision and regulation of large financial firms, and (vi) create an Office of National Insurance within the U.S. Treasury Department.

On December 10, 2009, the U.S. House of Representatives passed “The Wall Street Reform and Consumer Protection Act,” which included some of the U.S. Treasury Department’s proposed reforms. It is expected that the U.S. Senate will soon begin its consideration of legislative proposals for financial reform.

We cannot predict the substance or impact of any change in regulation, whether by regulators or as a result of legislation enacted by the United States Congress or by the Puerto Rico Legislature, or in the way such statutory or regulatory requirements are interpreted or enforced. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business practices, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect the Company’s financial statements.

Our financial statements are subject to the application of GAAP, which are periodically revised and/or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board (the “FASB”). Market conditions have prompted accounting standard setters to promulgate new guidance which further interprets or seeks to revise accounting pronouncements related to financial instruments, structures or transactions as well as to issue new standards expanding disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed by the Company in its filings with the SEC. An assessment of proposed standards is not provided as such proposals are still subject to change. It is possible that future accounting standards that the Company is required to adopt could change the current accounting treatment that the Company applies to its consolidated financial statements and that such changes could have a material adverse effect on the Company’s financial condition and results of operations.

Risks related to our business

For the year ended December 31, 2009, the Company’s credit quality, including the potential for credit losses on its investment portfolio, continued to be affected by the sustained deterioration of the economic conditions affecting our markets, including higher unemployment levels, much lower absorption rates and further declines in property values.

The Company’s credit quality continued to be under pressure during 2009 as a result of continued recessionary conditions in Puerto Rico and the United States that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values.

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Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. If the credit quality of the customer base materially decreases, if the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations could be adversely affected.

There is no certainty that our allowance for loan and lease losses will be sufficient to cover future credit losses in the portfolio because of continued adverse changes in the economy, market conditions or events negatively affecting specific customers, industries or markets both in Puerto Rico and the United States. We periodically review the allowance for loan and lease losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and non-performing assets.

Some of our mortgage-backed securities and other investments continue to experience declines in their market values as a result of adverse market conditions. For such securities, management believes they are not more likely than not to be sold before anticipated recovery of remaining amortized cost basis. As of December 31, 2009, the Company recognized OTTI on seven of its non-agency Collateralized Mortgage Obligations (“CMO”). Management has determined that unrealized losses in its investment portfolio are temporary. Valuation and OTTI determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors in the United States and Puerto Rico. The Company’s future results may be materially affected by worsening defaults and severity rates related to the underlying collateral.

An additional loss may have to be accrued by the Company with respect to a pending Lehman Brothers Inc. claim.

Doral Financial and Doral Bank PR (combined “Doral”) had counterparty exposure to LBI in connection with repurchase financing agreements and forward To-Be Announced (“TBA”) agreements. LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent, Lehman Brothers Holdings Inc. The commencement of the SIPC liquidation proceeding was an event of default under the repurchase agreements and the forward agreements resulting in their termination as of September 19, 2008.

The termination of the agreements led to a reduction in the Company’s total assets and total liabilities of approximately $509.8 million and caused Doral to recognize a previously unrealized loss on the value of the securities subject to the agreements, resulting in a $4.2 million charge during the third quarter of 2008. In a letter dated October 6, 2008, Doral notified LBI and the SIPC trustee that it was owed approximately $43.3 million, representing the excess of the value of the securities held by LBI above the amounts owed by Doral under the agreements, plus ancillary expenses and accrued interest. Doral has fully reserved ancillary expenses and interest. In December 2008, the SIPC trustee announced that the deadline for final submission of claims for customers was January 2009 and set a deadline of June 2009 for other creditor claims. The SIPC trustee also announced that it expected to have enough assets to cover customer claims but stated that it could not determine at that point what would be available to pay general creditors.

Based on the information available in the fourth quarter of 2008, Doral determined that the process would likely take more than a year and that mounting legal and operating costs would likely impair the ability of LBI to pay 100% of the claims filed against it, especially for general creditors. The fourth quarter of 2008 also saw the continued decline in asset values, and management concluded that it was likely that LBI assets would also decline in value. Management evaluated this receivable in accordance with the guidance provided by ASC 450-10 (SFAS No. 5) and related pronouncements. As a result, Doral accrued as of December 31, 2008 a loss of $21.6 million against the $43.3 million owed by LBI. The net receivable of $21.7 million is recorded in “Accounts Receivable” on the Company’s consolidated statements of financial condition. Determining the reserve amount requires management to use considerable judgment and is based on the facts currently available.

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On January 29, 2009, Doral timely filed customer claims against LBI in the SIPC liquidation proceeding. On August 19, 2009, the SIPC trustee issued notices of determination to Doral (i) denying Doral’s claims for treatment as a customer with respect to the cash and/or securities held by LBI under the repurchase financing agreements and forward TBA agreements between Doral and LBI, and (ii) converting Doral’s claims to general creditor claims. On September 18, 2009, Doral filed objections in bankruptcy court to the SIPC trustee’s determinations, which objections remain pending.

On October 5, 2009, the SIPC trustee filed a motion in bankruptcy court seeking leave to allocate property within the LBI estate entirely to customer claims. The motion asserted that “the colorable customer claims will approach — and, depending on how certain disputed issues are resolved, could exceed — the assets available to the SIPC trustee for distribution.” On October 30, 2009, Doral objected to this motion as premature (since as the SIPC trustee noted the process of marshalling assets in the estate is ongoing) and giving the SIPC trustee unwarranted discretion. Doral also reaffirmed its entitlement to customer treatment. An evidentiary hearing on the motion has been scheduled for February 25, 2010. The SIPC trustee has modified the relief sought in the proposed order in respect of the motion based on which Doral has withdrawn its objection to the motion.

Once a final determination regarding Doral’s objections to the denial of its claims for treatment as a customer is issued and once additional information on the SIPC proceeding is obtained (such as, for example, the amount of customer and general creditor claims and the amount of funds that may be available to cover each class of claims), Doral may need to accrue an additional loss with respect to the net LBI receivable of $21.7 million. Such accrual of an additional loss may have a material adverse effect on the Company’s results of operations for the period in which such additional loss is accrued.

Deteriorating credit quality has adversely impacted the Company and may continue to adversely impact the Company.

The Company has experienced a downturn in credit quality since 2006, and the Company expects credit conditions and the performance of its loan portfolio may continue to deteriorate in the near future. The Company is subject to the risk of loss from loan defaults and foreclosures with respect to loans originated or acquired. The Company establishes provisions for loan losses, which lead to reductions in the income from operations, in order to maintain the allowance for loan losses at a level which is deemed appropriate by management based upon an assessment of the loan portfolio in accordance with established procedures and guidelines. This process, which is critical to the Company’s financial results and condition, requires difficult, subjective and complex judgments about the future, including forecasts of economic and market conditions that might impair the ability of its borrowers to repay the loans. The Company may have to increase the provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond its control. Accordingly, a decrease in the quality of the Company’s credit portfolio could have a material adverse effect on the Company’s financial condition and results of operations.

The Company and its banking subsidiaries are subject to regulatory capital adequacy guidelines, and if we fail to meet those guidelines our business and financial condition would be adversely affected.

Under regulatory capital adequacy guidelines and other regulatory requirements, the Company and its banking subsidiaries must meet guidelines that include quantitative measures of assets, liabilities and certain off balance sheet items, subject to quantitative judgments by regulators regarding components, risk weightings and other factors. Our bank regulators may increase our capital requirements based on general economic conditions and our particular condition, risk profile and growth plans. If the Company and its banking subsidiaries fail to meet minimum capital and other regulatory requirements, our business and financial condition will be adversely affected. A failure to meet regulatory capital adequacy guidelines at our bank subsidiaries would, among other things, affect their ability to accept or roll over brokered deposits.

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The hedging transactions that the Company enters into may not be effective in managing the exposure to interest rate risk.

The Company uses derivatives, to a limited extent, to manage part of its exposure to market risk caused by changes in interest rates. The derivative instruments that the Company may use also have their own risks, which include: (i) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and funding and/or hedge cost; (ii) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and (iii) legal risk, which is the risk that the Company is unable to enforce the terms of such instruments. All or any of these risks could expose the Company to losses.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect us.

Management of risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures may not be comprehensive given current market conditions. Some of our methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not fully predict future exposures, which could be significantly greater than our historical measures indicate. Other risk management methods depend on the evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated.

We may engage in FDIC-assisted transactions, which could present additional risks to our business.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. Although these transactions typically provide for FDIC assistance to an acquirer to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we would still be subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these transactions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated transaction, we may face additional risk in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital. We may not be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions. Our inability to overcome these risks could have a material effect on our business, financial condition and results of operations.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect our financial statements. Four of the Company’s most critical estimates are the level of the allowance for loan and lease losses, the amount of OTTI of its non-agency securities, the valuation of mortgage servicing rights and the amount of its deferred tax asset. Due to the inherent nature of these estimates the Company may significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance, and may recognize a significant provision for impairment of its mortgage servicing rights. If the Company’s allowance for loan and lease losses is not adequate, the Company’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, the Company may increase its allowance for loan and lease losses, which could have a material adverse effect on its capital and results of operations.

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In 2009, the Company recognized $27.6 million of OTTI. The OTTI estimate is based upon analysis of the probability of default and loss given default of the residential mortgage loans which underlie the security. If default experiences increase or are later estimated to increase beyond the previously estimated levels, the Company may increase the amount of OTTI, which could have a material adverse effect on its capital and results of operation.

As of December 31, 2009, the Company had a deferred tax asset of approximately $131.2 million. The deferred tax asset is net of a valuation allowance of $385.9 million. The realization of the Company’s deferred tax asset ultimately depends on the existence of sufficient taxable income to realize the value of this asset. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that the Company will be required to record adjustments to the valuation allowance in future reporting periods. The Company’s results of operations would be negatively impacted if it determines that increases to its deferred tax asset valuation allowance are required in a future reporting period.

Defective and repurchased loans may harm our business and financial condition.

In connection with the sale and securitization of mortgage loans, the Company is required to make a variety of customary representations and warranties regarding the Company and the loans being sold or securitized. The Company’s obligations with respect to these representations and warranties are generally outstanding for the life of the loan, and they relate to, among other things:

•	compliance with laws and regulations;

•	underwriting standards;

•	the accuracy of information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan.

A loan that does not comply with these representations and warranties may take longer to sell, may impact the Company’s ability to obtain third-party financing for the loan, and be unsalable or salable only at a significant discount. If such a loan is sold before the Company detects a noncompliance, the Company may be obligated to repurchase the loan and bear any associated loss directly, or the Company may be obligated to indemnify the purchaser against any such loss, either of which could reduce the Company’s cash available for operations and liquidity. The Company’s current management team believes that it has established controls to ensure that loans are originated in accordance with the secondary market’s requirements, but mistakes may be made, or certain employees may deliberately violate the Company’s lending policies. The Company seeks to minimize repurchases and losses from defective loans by correcting flaws, if possible, and selling or re-selling such loans. The Company does not have a reserve on its financial statements for possible losses related to repurchases resulting from representation and warranty violations because it does not expect any such losses to be significant. Losses associated with defective loans may adversely impact our results of operations or financial condition.

We are exposed to credit risk from mortgage loans held pending sale and mortgage loans that have been sold subject to recourse arrangements.

The Company is generally at risk for mortgage loan defaults from the time it funds a loan until the time the loan is sold or securitized into a mortgage-backed security. In the past, the Company retained, through recourse arrangements, part of the credit risk on sales of mortgage loans that did not qualify for GNMA, FNMA or FHLMC sale or exchange programs and consequently may suffer losses on these loans. The Company suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan and the costs of holding and disposing of the related property. The Company estimates the fair value of the retained recourse obligation or any liability incurred at the time of sale and includes such obligation with the net proceeds from the sale, resulting in lower gain-on-sale recognition. The Company evaluates the fair value of its recourse obligation

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based on historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment.

We are subject to risks in servicing loans for others.

The Company’s profitability may also be adversely affected by mortgage loan delinquencies and defaults on mortgage loans that it services for third parties. Under many of its servicing contracts, the Company must advance all or part of the scheduled payments to the owner of an outstanding mortgage loan, even when mortgage loan payments are delinquent. In addition, in order to protect their liens on mortgaged properties, owners of mortgage loans usually require that the Company, as servicer, pay mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. The Company generally recovers its advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, the Company must absorb the cost of the funds it advances during the time the advance is outstanding. The Company must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and the Company will not receive any future servicing income with respect to that loan.

We may fail to retain and attract key employees and management personnel.

Our success has been and will continue to be influenced by our ability to retain and attract key employees and management personnel, including senior and middle management. Our ability to attract and retain key employees and management personnel may be adversely affected as a result of the workload and stress associated with the resolution of legacy issues and business transformation efforts, and related risks and uncertainties.

Competition with other financial institutions could adversely affect the profitability of our operations.

The Company faces significant competition from other financial institutions, many of which have significantly greater assets, capital and other resources. As a result, many of the Company’s competitors have advantages in conducting certain businesses and providing certain services. This competitive environment could force the Company to increase the rates it offers on deposits or lower the rates it charges on loans and, consequently, could adversely affect the profitability of its operations.

Damage to our reputation could damage our businesses.

Maintaining a positive reputation for the Company is critical to the Company attracting and maintaining customers, investors and employees. Damage to its reputation can therefore cause significant harm to the Company’s business and prospects. Harm to the Company’s reputation can arise from numerous sources, including, among others, employee misconduct, litigation or regulatory outcomes, failing to deliver minimum standards of service and quality, compliance failures, unethical behavior, and the activities of customers and counterparties. Negative publicity regarding the Company, whether or not true, may also result in harm to the Company’s prospects.

Doral Financial and its banking subsidiaries are subject to the supervision and regulation of various banking regulators and have entered into consent orders with these regulators, and these regulators could take action against the Company or its banking subsidiaries.

As a regulated financial services firm, the Company’s good standing with its regulators is of fundamental importance to the continuation and growth of its businesses. Doral Financial is subject to supervision and regulation by the Federal Reserve and the Office of the Commissioner, Doral Bank PR is subject to supervision and regulation by the FDIC and the Office of the Commissioner and Doral Bank NY is subject to supervision and regulation by the OTS and the FDIC.

Federal banking regulators, in the performance of their supervisory and enforcement duties, have significant discretion and power to initiate enforcement actions for violations of laws and regulations and

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unsafe or unsound practices. The enforcement powers available to federal banking regulators include, among others, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders, to require written agreements and to initiate injunctive actions. Doral Financial and Doral Bank PR have entered into consent orders with the Federal Reserve, the FDIC and the Office of the Commissioner, which, among other things, prohibited the Company’s banking subsidiaries from paying dividends to the parent company, and prohibited Doral Financial from paying dividends to its common and preferred shareholders, without regulatory approval and required Doral Bank PR to take various actions to ensure compliance with the provisions of the Bank Secrecy Act. While the FDIC and the Office of the Commissioner have lifted their consent orders, these banking regulators could take further action with respect to Doral Financial or our banking subsidiaries and, if any such further action were taken, such action could have a material adverse effect on Doral Financial. The Company’s consent order with the Federal Reserve is still in effect, and the Company’s banking regulators could take additional actions to protect the Company’s banking subsidiaries or to ensure that the holding company remains as a source of financial and managerial strength to its banking subsidiaries, and such action could have adverse effects on the Company or its stockholders.

Doral Financial has been the subject of an investigation by the U.S. Attorney’s Office for the Southern District of New York, which could require it to pay substantial fines or penalties.

On August 24, 2005, Doral Financial received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York regarding the production of certain documents, including financial statements and corporate, auditing and accounting records prepared during the period relating to the restatement of Doral Financial’s financial statements. Doral Financial cannot predict when this investigation will be completed or what the results of this investigation will be. The effects and results of this investigation could have a material adverse effect on Doral Financial’s business, results of operations, financial condition and liquidity. Adverse developments related to this investigation, including any expansion of its scope, could negatively impact the Company and could divert efforts and attention of its management team from Doral Financial’s ordinary business operations. Doral Financial may be required to pay material fines, judgments or settlements or suffer other penalties, each of which could have a material adverse effect on its business, results of operations, financial condition and liquidity. This investigation could adversely affect Doral Financial’s ability to obtain, and/or increase the cost of obtaining, directors’ and officers’ liability insurance and/or other types of insurance, which could have a material adverse effect on Doral Financial’s businesses, results of operations and financial condition.

Doral Financial may be required to advance significant amounts to cover the reasonable legal and other expenses of its former officers and directors.

Under Doral Financial’s by-laws, Doral Financial is obligated to pay in advance the reasonable expenses incurred by former officers and directors in defending civil or criminal actions or proceedings pending final disposition of such actions. Since 2005, Doral Financial has been advancing funds on behalf of various former officers and directors in connection with the grand jury proceeding referred to above and ongoing investigations by the SEC relating to the restatement of Doral Financial’s financial statements. On March 6, 2008, a former treasurer of Doral Financial was indicted for alleged criminal violations involving securities and wire fraud. On August 13, 2009, Mario S. Levis, the former Treasurer of Doral, filed a complaint against the Company in the Supreme Court of the State of New York. The complaint alleges that the Company breached a contract with the plaintiff and the Company’s by-laws by failing to advance payment of certain legal fees and expenses that Mr. Levis has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York. Further, the complaint claims that Doral Financial fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of the Company’s financial statements for fiscal years 2000 through 2004. The complaint seeks declaratory relief, damages, costs and expenses. Mr. Levis further moved for preliminary injunctive relief. On December 16, 2009, the parties entered into a Settlement Agreement. On December 17, 2009, Mr. Levis’ motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties as outlined in the Settlement Agreement were not

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affected by the stay. The amounts required to be advanced in lengthy criminal proceeding could be substantial and could materially adversely affect Doral Financial’s result of operations.

Risks related to our common stock

Additional issuances of common stock or securities convertible into common stock may further dilute existing holders of our common stock.

We may determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of our common stock, securities convertible into or exchangeable for shares of our common stock, or common-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital. Depending on our capital needs, we may make such a determination in the near future or in subsequent periods. The market price of our common stock could decline as a result of any such future offering, as well as other sales of a large block of shares of our common stock or similar securities in the market thereafter, or the perception that such sales could occur.

In addition, such additional equity issuances would reduce any earnings available to the holders of our common stock and the return thereon unless our earnings increase correspondingly. We cannot predict the timing or size of future equity issuances, if any, or the effect that they may have on the market price of the common stock. The issuance of substantial amounts of equity, or the perception that such issuances may occur, could adversely affect the market price of our common stock.

Dividends on our common stock have been suspended; Doral Financial may not be able to pay dividends on its common stock in the future.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. On April 25, 2006, we announced that, as a prudent capital management decision designed to preserve and strengthen the Company’s capital, our board of directors had suspended the quarterly dividend on common stock. In addition, we will be unable to pay dividends on our common stock unless and until we resume payments of dividends on our preferred stock, which were suspended by the Board of Directors in March 2009.

Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over the Company and such other factors deemed relevant by our board of directors. Under an existing consent order with the Federal Reserve, we are restricted from paying dividends on our capital stock without the prior written approval of the Federal Reserve. We are required to request permission for the payment of dividends on our common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. We may not receive approval for the payment of such dividends in the future or, even with such approval, our board of directors may not resume payment of dividends.

Our share price may fluctuate.

The market price of our common stock could be subject to significant fluctuations because of factors specifically related to our businesses and general market conditions. Factors that could cause such fluctuations, many of which could be beyond our control, include the following:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	changes in governmental regulations or proposals, or new government regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn and those that may be specifically directed to us;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

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•	the departure of key personnel;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from expectations of management, securities analysts and investors; and

•	operating and stock price performance of companies that investors deem comparable to us.

All of our debt obligations and our preferred stock will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Doral Financial, our common stock would rank below all debt claims against us and all of our outstanding shares of preferred stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Our certificate of incorporation, our by-laws, certain banking law provisions and our security holders and registration rights agreement contain provisions that could discourage an acquisition or change of control of the Company.

Our shareholders’ agreement, certain provisions under Puerto Rico and federal banking laws and regulations, together with certain provisions of our certificate of incorporation and by-laws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our common stock at above-market prices.

Our controlling shareholder is able to determine the outcome of any matter that may be submitted for a vote of the shareholders.

Our principal shareholder represented approximately 78% of our outstanding common stock as of December 31, 2009. The interests of our controlling shareholder may differ from those of our other shareholders, and it may take actions that advance its interests to the detriment of our other shareholders. Our controlling shareholder will generally have sufficient voting power to determine the outcome of corporate actions submitted to the shareholders for approval and to influence our management and affairs, including a merger or consolidation of our Company, a sale of all or substantially all of the assets of our Company, an amendment of our organizational documents and the election of members of our board of directors. This concentration of ownership could also have the effect of delaying, deferring or preventing a change in our control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of our common stock, and the trading prices of our common stock may be adversely affected by the absence or reduction of a takeover premium in the trading price. In addition, this concentration of ownership may prevent attempts to remove or replace senior management.

Our suspension of preferred stock dividends could result in the expansion of our board of directors.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding series of our convertible preferred stock and our noncumulative preferred stock. The suspension of dividends for our noncumulative preferred stock was effective and commenced with the dividends for the month of April 2009. The suspension of dividends for our convertible preferred stock was effective and commenced with the dividends for the quarter commencing in April 2009.

If we do not pay dividends in full on our noncumulative preferred stock for eighteen consecutive monthly periods, or pay dividends in full on our convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of our preferred stock, all acting together as a single class, would have the right to elect two additional members of our board of directors.

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Item 1B.	Unresolved Staff Comments.

None.

Item 2.  Properties.

Doral Financial maintains its principal administrative and executive offices in an office building known as the Doral Financial Plaza, located at 1451 Franklin D. Roosevelt Avenue in San Juan, Puerto Rico. The Doral Financial Plaza is owned in fee simple by Doral Properties, Inc., a wholly-owned subsidiary of Doral Financial, and has approximately 200,000 square feet of office and administrative space. The cost of the building, related improvements and land was approximately $48.4 million. The building is subject to a mortgage in the amount of $39.4 million.

During 2007, Doral Financial consolidated its operations, including the administrative offices of Doral Bank PR, in the Doral Financial Plaza. Prior to the consolidation of operations in the Doral Financial Plaza, Doral Bank PR maintained its administrative offices on three floors owned by Doral Bank PR in a commercial office condominium known as the Doral Bank Plaza, located at 33 Resolution Street in San Juan, Puerto Rico adjacent to the Doral Financial Plaza. The three floors consist of approximately 18,000 square feet per floor at an aggregate total cost of approximately $13.0 million. During 2008, Doral Bank PR sold approximately 23% of the three floors total area at an aggregate cost of $2.8 million for the price of $3.4 million. Approximately 18,597 square feet are leased to tenants unrelated to Doral Bank PR.

In addition, Doral Financial maintains 35 retail banking branches in Puerto Rico at which mortgage origination offices are co-located in 34 of these branches. Of the properties on which the 35 branch locations are located, 10 properties are owned by Doral Financial and 25 properties are leased by Doral Financial from third parties.

The administrative and executive offices of Doral Bank NY and Doral Money are located at 623 Fifth Avenue in New York, New York, where it leases approximately 13,200 square feet.

Doral Financial considers that its properties are generally in good condition, are well maintained and are generally suitable and adequate to carry on Doral Financial’s business.

Item 3.	Legal Proceedings.

Doral Financial and its subsidiaries are defendants in various lawsuits or arbitration proceedings arising in the ordinary course of business, including employment related matters. Management believes, based on the opinion of legal counsel, that the aggregated liabilities, if any, arising from such actions will not have a material adverse effect on the financial condition or results of operations of Doral Financial.

Since 2005, Doral Financial became a party to various legal proceedings, including regulatory and judicial investigations and civil litigation, arising as a result of the Company’s restatement.

Legal Matters

On August 24, 2005, the U.S. Attorney’s Office for the Southern District of New York served Doral Financial with a grand jury subpoena seeking the production of certain documents relating to issues arising from the restatement, including financial statements and corporate, auditing and accounting records prepared during the period from January 1, 2000 to the date of the subpoena. Doral Financial is cooperating with the U.S. Attorney’s Office in this matter. Doral Financial cannot predict the outcome of this matter and is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact to Doral Financial of this matter.

On August 13, 2009, Mario S. Levis, the former Treasurer of Doral, filed a complaint against the Company in the Supreme Court of the State of New York. The complaint alleges that the Company breached a contract with the plaintiff and the Company’s by-laws by failing to advance payment of certain legal fees and expenses that Mr. Levis has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York. Further, the complaint claims that Doral Financial

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fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of the Company’s financial statements for fiscal years 2000 through 2004. The complaint seeks declaratory relief, damages, costs and expenses. Mr. Levis further moved for preliminary injunctive relief. On December 16, 2009, the parties entered into a Settlement Agreement. On December 17, 2009, Mr. Levis’ motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties as outlined in the Settlement Agreement were not affected by the stay.

Lehman Brothers Transactions

Doral had counterparty exposure to LBI in connection with repurchase financing agreements and forward TBA agreements. LBI was placed in a SIPC liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings Inc. The commencement of the SIPC liquidation proceeding was an event of default under the repurchase agreements and the forward agreements resulting in their termination as of September 19, 2008.

The termination of the agreements led to a reduction in the Company’s total assets and total liabilities of approximately $509.8 million and caused Doral to recognize a previously unrealized loss on the value of the securities subject to the agreements, resulting in a $4.2 million charge during the third quarter of 2008. In a letter dated on October 6, 2008, Doral notified LBI and the SIPC trustee that it was owed approximately $43.3 million, representing the excess of the value of the securities held by LBI above the amounts owed by Doral under the agreements, plus ancillary expenses and accrued interest. Doral has fully reserved ancillary expenses and interest. In December 2008, the SIPC trustee announced that the deadline for final submission of claims for customers was January 2009 and set a deadline of June 2009 for other creditor claims. The SIPC trustee also announced that it expected to have enough assets to cover customer claims but stated that it could not determine at that point what would be available to pay general creditors.

Based on the information available in the fourth quarter of 2008, Doral determined that the process would likely take more than a year and that mounting legal and operating costs would likely impair the ability of LBI to pay 100% of the claims filed against it, especially for general creditors. The fourth quarter of 2008 also saw the continued decline in asset values and management concluded that it was likely that LBI assets would also decline in value. Management evaluated this receivable in accordance with the guidance provided by ASC 450-10 (SFAS No. 5) and related pronouncements. As a result, Doral accrued as of December 31, 2008 a loss of $21.6 million against the $43.3 million owed by LBI. The net receivable of $21.7 million is recorded in “Accounts Receivable” on the Company’s consolidated statements of financial condition. Determining the reserve amount requires management to use considerable judgment and is based on the facts currently available.

On January 29, 2009, Doral timely filed customer claims against LBI in the SIPC liquidation proceeding. On August 19, 2009, the SIPC trustee issued notices of determination to Doral (i) denying Doral’s claims for treatment as a customer with respect to the cash and/or securities held by LBI under the repurchase financing agreements and forward agreements between Doral and LBI, and (ii) converting Doral’s claims to general creditor claims. On September 18, 2009, Doral filed objections in bankruptcy court to the SIPC trustee’s determinations, which objections remain pending.

On October 5, 2009, the SIPC trustee filed a motion in bankruptcy court seeking leave to allocate property within the LBI estate entirely to customer claims. The motion asserted that “the colorable customer claims will approach — and, depending on how certain disputed issues are resolved, could exceed — the assets available to the SIPC trustee for distribution.” On October 30, 2009, Doral objected to this motion as premature (since as the SIPC trustee noted the process of marshalling assets in the estate is ongoing) and giving the SIPC trustee unwarranted discretion. Doral also reaffirmed its entitlement to customer treatment. An evidentiary hearing on the motion has been scheduled for February 25, 2010. The SIPC trustee has modified the relief sought in the proposed order in respect of the motion based on which Doral has withdrawn its objection to the motion.

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Once a final determination regarding Doral’s objections to the denial of its claims for treatment as a customer is issued and once additional information on the SIPC proceeding is obtained (such as, for example, the amount of customer and general creditor claims and the amount of funds that may be available to cover each class of claims), Doral may need to accrue an additional loss with respect to the net LBI receivable of $21.7 million. Such accrual of an additional loss may have a material adverse effect on the Company’s results of operations for the period in which such additional loss is accrued.

Banking Regulatory Matters

On March 16, 2006, Doral Financial entered into a consent cease and desist order with the Federal Reserve. The mutually agreed upon order required Doral Financial to conduct reviews of its mortgage portfolio, and to submit plans regarding the maintenance of capital adequacy and liquidity. The consent order contains restrictions on Doral Financial from obtaining extensions of credit from, or entering into certain asset purchase and sale transactions with its banking subsidiaries, without the prior approval of the Federal Reserve. The consent order restricts Doral Financial from receiving dividends from the banking subsidiaries without the approval of the respective primary banking regulatory agency. Doral Financial is also required to request permission from the Federal Reserve for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date and requires Doral Financial and Doral Bank PR to submit plans regarding the maintenance of minimum levels of capital and liquidity. Doral Financial has complied with these requirements and no fines or civil money penalties were assessed against the Company under the order.

Effective January 14, 2008, the FDIC and the Office of the Commissioner terminated a cease and desist order that had been entered by these regulatory agencies with Doral Bank PR on March 16, 2006 (the “Former Order”). The Former Order was similar to the consent order of Doral Financial with the Federal Reserve described above, and related to safety and soundness issues in connection with the announcement by Doral Financial in April 2005 of the need to restate its financial statements for the period from January 1, 2000 to December 31, 2004. Under the terms of the Former Order, Doral Bank PR could not pay a dividend or extend credit to, or enter into certain asset purchase and sale transactions with, Doral Financial or its subsidiaries, without the prior approval of the FDIC and the Office of the Commissioner.

As a result of an examination conducted during the third quarter of 2008, on July 8, 2009, Doral Bank PR consented with the FDIC and paid civil monetary penalties of $38,030 related to deficiencies in compliance with the National Flood Insurance Act as a result of flood insurance coverage, failure to maintain continuous flood insurance protection and failure to ensure that borrowers obtain flood insurance in a timely manner.

On February 19, 2008, Doral Bank PR entered into a consent order with the FDIC relating to failure to comply with certain requirements of the Bank Secrecy Act (“BSA”). The regulatory findings that resulted in the order were based on an examination conducted for the period ended December 31, 2006, and were related to findings that had initially occurred in 2005 prior to the Company’s change in management and the Recapitalization. The order replaced the MOU with the FDIC and the Office of the Commissioner dated August 23, 2006. Doral Bank PR was not required to pay any civil monetary penalties in connection with this order. The order required Doral Bank PR to correct certain violations of law, within the timeframes set forth in the order (generally 120 days) including certain violations regarding the BSA, failure to maintain an adequate BSA/Anti-Money Laundering Compliance Program (a “BSA/AML Compliance Program”) and failure to operate with an effective compliance program to ensure compliance with the regulations promulgated by the United States Department of Treasury’s Office of Foreign Asset Control (“OFAC”). The order further required Doral Bank PR to, among other things, amend its policies, procedures and processes and training programs to ensure full compliance with the BSA and OFAC; conduct an expanded BSA/AML risk assessment of its operations, enhance its due diligence and account monitoring procedures, review its BSA/AML staffing and resource needs, amend its policies and procedures for internal and external audits to include periodic reviews for BSA/AML compliance, OFAC compliance and perform annual independent testing programs for BSA/AML and OFAC requirements. The order also required Doral Bank PR to engage an independent consultant to review account and transaction activity from April 1, 2006 through March 31, 2007 to determine compliance with suspicious activity reporting requirements (the “Look Back Review”). On September 15, 2008, the FDIC

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terminated this consent order. As the Look Back Review was in process, Doral Bank PR and the FDIC agreed to a Memorandum of Understanding that covered the remaining portion of the Look Back Review. On June 30, 2009, the FDIC terminated this Memorandum of Understanding because the Look Back Review had been completed.

Doral Financial and Doral Bank PR have undertaken specific corrective actions to comply with the requirements of the terminated enforcement actions and the single remaining enforcement action, but cannot give assurance that such actions are sufficient to prevent further enforcement actions by the banking regulatory agencies.

Item 4.	Submission of Matters to a Vote of Security Holders.

There were no matters submitted to a vote of security holders during the quarter ended December 31, 2009.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Doral Financial’s common stock, $0.01 par value per share (the “Common Stock”), is traded and quoted on the New York Stock Exchange (“NYSE”) under the symbol “DRL.”

The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices.

	Calendar	Price Range
Year	Quarter	High	Low

2009	4th	$3.80	$2.63
	3rd	4.26	1.83
	2nd	5.21	1.74
	1st	8.44	1.80
2008	4th	$11.48	$5.10
	3rd	17.80	10.90
	2nd	24.03	13.54
	1st	22.42	17.53

As of February 19, 2010, the approximate number of record holders of Doral Financial’s Common Stock was 160, which does not include beneficial owners whose shares are held in record names of brokers and nominees. The last sales price for the Common Stock as quoted on the NYSE on such date was $3.39 per share.

Preferred Stock

Doral Financial has three outstanding series of nonconvertible preferred stock: 7.25% noncumulative monthly income preferred stock, Series C (liquidation preference $25 per share); 8.35% noncumulative monthly income preferred stock, Series B (liquidation preference $25 per share); and 7% noncumulative monthly income preferred stock, Series A (liquidation preference $50 per share) (collectively, the “Preferred Stock”).

During 2003, Doral Financial issued 1,380,000 shares of its 4.75% perpetual cumulative convertible preferred stock (the “Convertible Preferred Stock”) having a liquidation preference of $250 per share in a private offering to qualified institutional buyers pursuant to Rule 144A. Each share of the Convertible Preferred Stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. The Convertible Preferred Stock ranks on parity with Doral Financial’s other outstanding Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution.

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The terms of Doral Financial’s preferred stock do not permit Doral Financial to declare, set apart or pay any dividends or make any other distribution of assets, or redeem, purchase, set apart or otherwise acquire shares of the Common Stock, or any other class of Doral Financial’s stock ranking junior to the preferred stock, unless all accrued and unpaid dividends on the preferred stock and any parity stock, at the time those dividends are payable, have been paid and the full dividend on the preferred stock for the current dividend period is contemporaneously declared and paid or set aside for payment. The terms of the preferred stock provide that if Doral Financial is unable to pay in full dividends on the preferred stock and other shares of stock of equal rank as to the payment of dividends, all dividends declared upon the preferred stock and such other shares of stock be declared pro rata.

On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. The offer to exchange commenced on May 7, 2009 and expired on June 8, 2009. Each of the series of outstanding preferred stock of Doral Financial were eligible to participate in the exchange offer, subject to all terms and conditions set forth in the Tender Offer Statement that was filed with the SEC on May 7, 2009, as amended. The transaction was settled on June 11, 2009. As a result of the exchange offer, Doral issued an aggregate of 3,953,892 shares of common stock and paid an aggregate of $5.0 million in cash premium payments and recognized a non-cash credit to retained earnings (with a corresponding charge to additional paid in capital) of $9.4 million that was added to net income available to common shareholders in calculating earnings per share. This exchange resulted in an increase in common equity of $100.6 million and a decrease in preferred stock of $105.6 million.

On October 20, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock for a limited number of its Convertible Preferred Stock. The offer to exchange commenced on October 20, 2009 and expired on December 9, 2009. The transaction was settled on December 14, 2009. Pursuant to the terms of the offer to exchange, the Company issued 4,300,301 shares of common stock in exchange for 208,854 shares of Convertible Preferred Stock. This exchange resulted in an increase in common equity and a corresponding decrease in preferred stock of $52.2 million, as well as a non-cash charge to retained earnings of $18.0 million (with a corresponding credit to additional paid in capital) that was deducted from net income available to common shareholders in calculating earnings per share.

Refer to Note 37 of the accompanying Consolidated Financial Statements for additional information.

Dividends

On April 25, 2006, Doral Financial announced that, as a prudent capital management decision designed to preserve and strengthen the Company’s capital, the Board of Directors had suspended the quarterly dividend on the Common Stock.

Doral Financial’s ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over Doral Financial and its banking subsidiaries, its earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by Doral Financial’s Board of Directors.

Under an existing consent order with the Federal Reserve, Doral Financial is restricted from paying dividends on its capital stock without the prior written approval of the Federal Reserve. Doral Financial is required to request permission for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. For the years ended December 31, 2008 and 2007, Doral Financial received permission from the Federal Reserve to pay all of the regular monthly cash dividends on the Preferred Stock and the quarterly cash dividends on the Convertible Preferred Stock, but cannot provide assurance that it will receive approval for the payment of such dividends in the future.

On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and

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the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

The PR Code generally imposes a 10% withholding tax on the amount of any dividends paid by Doral Financial to individuals, whether residents of Puerto Rico or not, trusts, estates, special partnerships and non-resident foreign corporations and partnerships. Prior to the first dividend distribution for the taxable year, individuals who are residents of Puerto Rico may elect to be taxed on the dividends at the regular graduated rates, in which case the special 10% tax will not be withheld from such year’s distributions.

United States citizens who are not residents of Puerto Rico may also make such an election except that notwithstanding the making of such election, a 10% withholding will still apply to the amount of any dividend distribution unless the individual files with Doral Financial’s transfer agent, prior to the first distribution date for the taxable year, a certificate to the effect that said individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single, or $3,000 if married, in which case dividend distributions will not be subject to Puerto Rico income taxes.

U.S. income tax law permits a credit against U.S. income tax liability, subject to certain limitations, for Puerto Rico income taxes paid or deemed paid with respect to such dividends.

Special U.S. federal income tax rules apply to distributions received by U.S. citizens on stock of a passive foreign investment company (“PFIC”) as well as amounts retained from the sale or exchange of stock of a PFIC. Based upon certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and proposed Treasury Regulations promulgated thereunder, Doral Financial understands that it has not been a PFIC for any of its prior taxable years.

For information regarding securities authorized for issuance under Doral Financial’s stock-based compensation plans, please refer to the information included in Part III, Item 12 of this Annual Report on Form 10-K, which is incorporated by reference from the 2010 Proxy Statement, and to Note 38, “Stock Options and Other Incentive Plans” of the Consolidated Financial Statements of Doral Financial, which are included as an Exhibit in Part II, Item 15 of this Annual Report on Form 10-K.

Sales of unregistered securities during 2009

As previously disclosed by Doral Financial in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2009, Doral Financial announced on June 8, 2009 the results of its offers to exchange a number of properly tendered and accepted shares of its 7.00% Noncumulative Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”), 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”) and 4.75% Perpetual Cumulative Convertible Preferred Stock (“Convertible Preferred Stock”, and together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “preferred stock”) for newly issued shares of our common stock, par value $0.01 per share (the “common stock”), plus a cash payment (the “cash premium”) on the terms and subject to the conditions described in the Offer to Exchange, dated May 7, 2009 (as amended from time to time, the “Offer to Exchange”), and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constituted the exchange offer.

On June 11, 2009, Doral Financial settled the exchange offer. Pursuant to the terms of the Offer to Exchange and the related Letter of Transmittal, Doral Financial completed an offer to exchange a number of the outstanding shares of its preferred stock for shares of the its common stock. Doral Financial issued 2,619,710 shares of common stock and paid $3.7 million in cash in exchange for 298,986 shares of Convertible Preferred Stock; issued 493,058 shares of common stock and paid $0.5 million in cash in exchange for 228,173 shares of Series A Preferred Stock; issued 234,929 shares of common stock and paid $0.2 million in cash in exchange for 217,339 shares of Series B Preferred Stock; and issued 606,195 shares of common stock and paid $0.6 million in cash in exchange for 560,798 shares of Series C Preferred Stock. Overall, $105.6 million liquidation amount of Doral Financial’s preferred shares were validly tendered, not withdrawn and exchanged upon the terms and subject to the conditions set forth in the Offer to Exchange and

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the related Letter of Transmittal, which represents 18.4% of the aggregate liquidation amount of its preferred shares. An aggregate of 1,305,296 shares of preferred stock were retired upon receipt. As a result of the exchange offer, Doral Financial issued an aggregate of 3,953,892 shares of common stock and paid an aggregate of $5.0 million in cash premium payments.

The issuance of common stock to the holders of preferred stock in exchange for their shares of preferred stock was made by Doral Financial pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such Act on the basis that the exchange offer constituted an exchange with existing holders of Doral Financial securities and no commission or other remuneration was paid or given directly or indirectly to any party for soliciting such exchange.

Stock Repurchase

No purchases of Doral Financial’s equity securities were made by or on behalf of Doral Financial during the fourth quarter of 2009.

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STOCK PERFORMANCE GRAPH

The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report on Form 10-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Doral Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under these Acts.

The following performance graph compares the yearly percentage change in Doral Financial’s cumulative total stockholder return on its common stock to that of the Center for Research in Security Prices, Booth School of Business, the University of Chicago (“CRSP”) NYSE Market Index (U.S. Companies) and the CRSP Index for NYSE Depository Institutions (SIC 6000-6099 U.S. Companies) (the “Peer Group”). The Performance Graph assumes that $100 was invested on December 31, 2004 in each of Doral Financial’s common stock, the NYSE Market Index (U.S. Companies) and the Peer Group. The comparisons in this table are set forth in response to SEC disclosure requirements, and are therefore not intended to forecast or be indicative of future performance of Doral Financial’s common stock.

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Item 6.	Selected Financial Data.

The following table sets forth certain selected consolidated financial data as of the dates and for the periods indicated. This information should be read in conjunction with Doral Financial’s consolidated financial statements and the related notes thereto.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except for share and per share data)

Selected Income Statement Data:
Interest income	$458,265	$524,674	$578,960	$821,895	$947,779
Interest expense	290,638	347,193	424,619	620,505	667,182

Net interest income	167,627	177,481	154,341	201,390	280,597
Provision for loan and lease losses	53,663	48,856	78,214	39,829	22,369

Net interest income after provision for loan and lease losses	113,964	128,625	76,127	161,561	258,228
Net gain (loss) on mortgage loan sales and fees	9,746	13,112	2,223	(34,456)	52,131
Investment activities(1)	3,964	25,082	(125,205)	(64,896)	(44,204)
(Loss) gain on extinguishment of liabilities	—	—	(14,806)	(4,157)	2,000
Servicing income (loss)	29,337	(7,700)	20,687	6,904	16,715
Commissions, fees and other income	44,154	49,035	41,704	37,378	35,906

Total non-interest income (loss)	87,201	79,529	(75,397)	(59,227)	62,548
Non-interest expenses	243,786	240,412	303,492	374,342	288,493

(Loss) income before income taxes	(42,621)	(32,258)	(302,762)	(272,008)	32,283
Income tax (benefit) expense(2)	(21,477)	286,001	(131,854)	(48,107)	19,091

Net (loss) income	$(21,144)	$(318,259)	$(170,908)	$(223,901)	$13,192

Net loss attributable to common shareholders(3)	$(45,613)	$(351,558)	$(204,207)	$(257,200)	$(20,107)

Dividends Accrued:
Common stock	$—	$—	$—	$8,634	$66,914

Preferred stock	$15,841	$33,299	$33,299	$33,299	$33,299

Preferred stock exchange inducement, net	$8,628	$—	$—	$—	$—

Net loss per common share(3)(4)	$(0.81)	$(6.53)	$(7.45)	$(47.66)	$(3.73)

Dividends per common share	$0.00	$0.00	$0.00	$1.60	$12.40
Book value per common share	$7.41	$6.17	$14.37	$61.17	$106.86
Weighted — Average Common Shares Outstanding:
Basic	56,232,026	53,810,110	27,415,242	5,397,057	5,396,351
Diluted	56,232,026	53,810,110	27,415,242	5,397,057	5,396,352
Common shares outstanding at end of period	62,064,303	53,810,110	53,810,110	5,397,412	5,395,512
Selected Balance Sheet Data:
Cash and cash equivalents	$820,277	$187,517	$789,169	$1,145,861	$1,546,502
Securities held for trading	47,726	251,877	276,462	183,805	388,676
Securities available for sale	2,789,177	3,429,151	1,921,940	2,408,686	4,631,573
Securities held to maturity	—	—	—	2,082,937	2,099,694
Total loans, net(5)	5,695,964	5,506,303	5,344,756	5,159,027	7,800,155
Servicing assets, net	118,493	114,396	150,238	176,367	150,576
Total assets	10,231,952	10,138,867	9,304,378	11,856,424	17,298,749
Deposit accounts	4,643,021	4,402,772	4,268,024	4,250,760	4,237,269
Securities sold under agreements to repurchase	2,145,262	1,907,447	1,444,363	3,899,365	6,054,598
Advances from FHLB	1,606,920	1,623,400	1,234,000	1,034,500	969,500
Other short-term borrowings	110,000	351,600	—	—	—
Loans payable	337,036	366,776	402,701	444,443	3,578,230
Notes payable	270,838	276,868	282,458	923,913	965,621
Total liabilities	9,356,908	9,233,696	7,957,671	10,953,020	16,148,940
Preferred equity	415,428	573,250	573,250	573,250	573,250
Common equity	459,616	331,921	773,457	330,154	576,559
Stockholders’ equity	875,044	905,171	1,346,707	903,404	1,149,809
Selected Average Balance Sheet Data for Period End(6):
Total interest-earning assets	9,515,945	9,422,614	9,647,512	14,309,542	17,963,681
Total assets	10,066,305	10,263,563	10,544,286	15,277,037	18,817,983
Total interest-bearing liabilities	8,539,622	8,345,566	8,717,948	13,386,886	16,838,750
Preferred equity	511,650	573,250	573,250	573,250	573,250
Common equity	355,014	668,224	554,823	434,078	660,643
Total stockholders’ equity	866,664	1,241,474	1,128,073	1,007,328	1,233,893

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	Year Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except for share and per share data)

Operating Data:
Loan production	$1,148,000	$1,328,000	$1,332,000	$2,017,000	$5,480,000
Loan servicing portfolio(7)	$8,656,000	$9,460,000	$10,073,000	$11,997,000	$9,803,000
Selected Financial Ratios
Performance:
Net interest margin(6)	1.76%	1.88%	1.60%	1.41%	1.56%
Efficiency ratio	97.61%	83.93%	167.76%	211.80%	75.14%
Return on average assets(6)	(0.21)%	(3.10)%	(1.62)%	(1.47)%	0.07%
Return on average common equity(6)	(12.85)%	(52.61)%	(36.81)%	(59.25)%	(3.04)%
Dividend payout ratio for common stock	—	—	—	(3.36)%	(332.44)%
Capital:
Leverage ratio	8.43%	7.59%	10.80%	4.54%	5.54%
Tier 1 risk-based capital ratio	13.82%	13.80%	16.52%	10.30%	11.69%
Total risk-based capital ratio	15.08%	17.07%	17.78%	13.70%	12.69%
Asset quality:
Non-performing assets to total loans portfolio, net and OREO (excluding GNMA defaulted loans)	16.65%	14.42%	12.78%	8.01%	2.77%
Non-performing assets to total assets	9.21%	7.69%	7.22%	3.44%	1.24%
Non-performing loans to total loans (excluding GNMA defaulted loans)	14.86%	13.11%	11.85%	7.30%	2.54%
Allowance for loan and lease losses to total loans receivable	2.55%	2.51%	2.47%	1.94%	1.39%
Allowance for loan and lease losses to non-performing loans (excluding loans held for sale)	16.70%	18.55%	19.84%	21.80%	154.01%
Allowance for loan and lease losses to net charge-offs	313.47%	317.59%	602.17%	880.01%	431.90%
Provision for loan and lease losses to net charge-offs	119.49%	117.53%	377.59%	521.32%	275.68%
Net charge-offs to average loans receivable	0.85%	0.80%	0.50%	0.23%	0.39%
Recoveries to charge-offs	5.52%	2.37%	3.73%	9.71%	7.39%
Other Ratios:
Average common equity to average assets(6)	3.53%	6.11%	4.83%	2.84%	3.51%
Average total equity to average assets(6)	8.61%	12.10%	10.70%	6.59%	6.56%
Tier 1 common equity to risk-weighted assets	7.16%	6.00%	6.66%	2.65%	5.54%

(1)	Includes net credit related OTTI losses of $27.6 million and $0.9 million for the years ended December 31, 2009 and 2008, respectively. Also, includes the loss on trading activities of $3.4 million for the year ended December 31, 2009 and gain on trading activities of $30.0 million for the year ended December 31, 2008.

(2)	See Note 31 of the consolidated financial statements for an explanation of the computation of income tax benefit and expense.

(3)	For the year ended December 31, 2009, includes $8.6 million related to the net effect of the conversions of preferred stock during the second and fourth quarters of 2009.

(4)	For the years ended December 31, 2009, 2008, 2007, 2006 and 2005, net loss per common share represents the basic and diluted loss per share, respectively.

(5)	Includes loans held for sale.

(6)	Average balances are computed on a daily basis.

(7)	Represents the total portfolio of loans serviced for third parties. Excludes $4.4 billion, $4.2 billion, $3.6 billion, $3.1 billion and $5.8 billion of mortgage loans owned by Doral Financial at December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

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Doral Financial’s ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends on a consolidated basis for each of the years ended December 31, 2009, 2008, 2007, 2006 and 2005 are as follows:

Year Ended December 31,
	2009		2008		2007		2006		2005

Ratio of Earnings to Fixed Charges
Including Interest on Deposits	(A	)	(A	)	(A	)	(A	)	1.05 x
Excluding Interest on Deposits	(A	)	(A	)	(A	)	(A	)	1.06 x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Including Interest on Deposits	(A	)	(A	)	(A	)	(A	)	(B	)
Excluding Interest on Deposits	(A	)	(A	)	(A	)	(A	)	(B	)

(A)	During 2009, 2008, 2007 and 2006, earnings were not sufficient to cover fixed charges or preferred dividends and the ratios were less than 1:1. The Company would have had to generate additional earnings of $74.6 million, $35.6 million, $361.7 million and $312.5 million, to achieve ratios of 1:1 in 2009, 2008, 2007 and 2006, respectively.

(B)	During 2005, earnings were not sufficient to cover preferred dividends and the ratio was less than 1:1. The Company would have had to generate additional earnings of $49.2 million to achieve a ratio of 1:1 in 2005.

For purposes of computing these consolidated ratios, earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and Doral Financial’s estimate of the interest component of rental expense. Ratios are presented both including and excluding interest on deposits. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on Doral Financial’s outstanding preferred stock.

On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock. For the year ended December 31, 2009, the Company accrued $15.8 million related to preferred stock, but only $8.3 million were paid during the first quarter of 2009.

The principal balance of Doral Financial’s long-term obligations (excluding deposits) and the aggregate liquidation preference of its outstanding preferred stock on a consolidated basis as of December 31 of each of the five years set forth below.

	December 31,
	2009	2008	2007	2006	2005
	(In thousands)

Long-term obligations	$2,457,944	$3,459,246	$2,885,164	$4,834,163	$9,774,714
Cumulative preferred stock	$218,040	$345,000	$345,000	$345,000	$345,000
Non-cumulative preferred stock	$197,388	$228,250	$228,250	$228,250	$228,250

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help you understand Doral Financial and its subsidiaries. This MD&A is provided as a supplement to and should be read in conjunction with Doral Financial’s consolidated financial statements and the accompanying notes. The MD&A includes the following sections:

OVERVIEW OF RESULTS OF OPERATIONS:  Provides a brief summary of the most significant events and drivers affecting Doral Financial’s results of operations during 2009.

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CRITICAL ACCOUNTING POLICIES:  Provides a discussion of Doral Financial’s accounting policies that require critical judgment, assumptions and estimates.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007:  Provides an analysis of the consolidated results of operations for 2009 compared to 2008, and 2008 compared to 2007.

OPERATING SEGMENTS:  Provides a description of Doral Financial’s three operating segments and an analysis of the results of operations for each of these segments.

BALANCE SHEET AND OPERATING DATA ANALYSIS:  Provides an analysis of the most significant balance sheet items and operational data that impact Doral Financial’s financial statements and business. This section includes a discussion of the Company’s liquidity and capital resources, regulatory capital ratios, off-balance sheet activities and contractual obligations.

RISK MANAGEMENT:  Provides an analysis of the most significant risks to which Doral Financial is exposed, specifically interest rate risk, credit risk, operational risks and liquidity risk.

MISCELLANEOUS:  Provides disclosure about various matters, including changes in accounting standards and recently issued accounting standards.

Investors are encouraged to carefully read this MD&A together with Doral Financial’s consolidated financial statements, including the Notes to the consolidated financial statements.

As used in this report, references to “the Company” or “Doral Financial” refer to Doral Financial Corporation and its consolidated subsidiaries unless otherwise indicated.

OVERVIEW OF RESULTS OF OPERATIONS

Net loss for the year ended December 31, 2009 amounted to $21.1 million, compared to net losses of $318.3 million and $170.9 million for the years 2008 and 2007, respectively. Doral Financial’s performance for the year ended December 31, 2009, compared to 2008 was primarily due to (i) a recognition of a tax benefit of $21.5 million compared to a $286.0 million tax expense in 2008 (which primarily resulted from a $295.9 million deferred tax asset valuation allowance); (ii) a decrease of $9.9 million in net interest income; (iii) an increase of $4.8 million in provision for loan and lease losses; (iv) an increase in non-interest income of $7.7 million and (v) an increase of $3.4 million in non-interest expenses.

The significant events affecting the Company’s financial results for the year ended December 31, 2009 included the following:

•	Net loss attributable to common shareholders for the year ended December 31, 2009 of $45.6 million, resulted in a diluted loss per share of $0.81, compared to a net loss attributable to common shareholders for the corresponding 2008 and 2007 periods of $351.6 million and $204.2 million, or a diluted loss per share of $6.53 and $7.45, respectively. The net loss attributable to common shareholders resulted from the preferred stock exchanges settled during the year which generated a non-cash charge of $8.6 million to retained earnings, and increased paid in capital by $8.6 million, and the accrual for preferred stock dividends of $15.8 million.

•	Net interest income for the year ended December 31, 2009 was $167.6 million, compared to $177.5 million and $154.3 million for the corresponding 2008 and 2007 periods, respectively. The decrease of $9.9 million in net interest income for 2009, compared to 2008, resulted from a reduction in interest income of $66.4 million, partially offset by a reduction in interest expense of $56.6 million. The reduction in interest income resulted principally from (i) a reduction of $37.4 million in interest income on investment securities primarily due to a reduction in the average balance of investment securities of $711.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008 the full impact of which was reflected in 2009; (ii) an increase of $2.1 million in interest on mortgage-backed securities resulted from the net effect and timing of the sale of approximately $2.0 billion of securities and the purchase of approximately $2.3 billion of securities during the year for the purpose of increasing interest margins in the first six months and reducing the Company’s interest

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rate exposure in the latter part of the year; (iii) a decrease in interest on loans of $21.2 million primarily related to the lower interest rate environment and an increase in non-performing loans in the Company’s loan portfolio; and (iv) a decrease of $8.9 million on interest income on other interest earning assets due to a net decrease of $76.1 million in the average balance of other interest-earning assets. The decrease in interest expense resulted primarily from (i) a decrease of $31.6 million in interest on deposits driven by the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates; (ii) a decrease of $9.8 million and $6.7 million in the interest on securities sold under agreements to repurchase and advances from FHLB, respectively, mainly driven by the general decline in interest rates; and (iii) a decrease of $9.0 million in interest on loans payable due to a reduction in the average balance of loans payable of $27.2 million as a result of repayment of loans and a decrease of 216 basis points in the average cost of loans payable since most of these loans are floating rate notes indexed to the 3-month LIBOR.

•	Doral Financial’s provision for loan and lease losses for the year ended December 31, 2009 amounted to $53.7 million, compared to $48.9 million and $78.2 million for the corresponding 2008 and 2007 periods, respectively. For 2009, the Company’s provision for loan and lease losses for all portfolios increased except for the provision for the commercial real estate portfolio which is the portfolio where a higher provision was established at the end of 2008. The level of the provision in 2009 was largely driven by higher delinquencies (primarily in the construction, residential mortgage and commercial loan portfolios) during the period and the continued deterioration in the Puerto Rico economy.

•	Non-interest income for the year ended December 31, 2009 was $87.2 million, compared to non-interest income of $79.5 million for the corresponding 2008 period and to a non-interest loss of $75.4 million for 2007. The increase in non-interest income of $7.7 during 2009 resulted from (i) a net gain on investment securities of $34.9 million due to the sale of approximately $2.0 billion of mortgage-backed securities and other debt securities; (ii) an OTTI loss of $27.6 million recognized on seven of the Company’s non-agency CMOs; (iii) a net loss on trading activities was driven principally by an increase in the loss on the MSR economic hedge of $36.2 million when compared to 2008; and (iv) a decrease in other income of $5.2 million due to a lower gain on redemption of shares of VISA, Inc. in 2009 of $3.2 million and lower sales of units of a residential housing project which the Company took possession of in 2005 of $1.3 million.

•	Non-interest expense for the year ended December 31, 2009 was $243.8 million, compared to $240.4 million and $303.5 million for the years ended December 31, 2008 and 2007, respectively. Non-interest expenses results for the year ended December 31, 2009 were impacted by (i) decreases of $1.8 million in compensation and employee benefits, of $1.9 million in advertising expenses, of $3.2 million in depreciation expenses, of $3.1 million in occupancy expenses, and a significant decrease in other expenses resulted from a provision of $21.6 million recognized during 2008 related to the account receivable from Lehman Brothers, Inc., offset by (ii) an increase of $7.4 million in professional services expenses driven by amounts advanced to cover legal expenses of the Company’s former officers, for the management of legacy portfolios and expenses associated with the preferred stock exchanges; (iii) an increase of $2.6 million in EDP expenses primarily related to certain initiatives to optimize and update the Company’s banking and mortgage platforms and to an increase in the Company’s outsourced services; (iv) an increase of $13.6 million in the FDIC insurance expense; and (v) an increase of $13.7 million in OREO losses and other related expenses as a result of significant appraisal adjustments.

•	An income tax benefit of $21.5 million for the year ended December 31, 2009, compared to an income tax expense of $286.0 million (related to a valuation allowance established in 2008) and an income tax benefit of $131.9 million for the years ended December 31, 2008 and 2007. The recognition of an income tax benefit for 2009 was the result of a current tax benefit of $11.5 million and a deferred tax benefit of $10.0 million. The current tax benefit resulted from the release of unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions, partially offset by the recognition of tax expense related to intercompany transactions in the federal tax jurisdiction which had

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not been previously recognized net of current tax expenses in the Company’s U.S. affiliates. The deferred tax benefit is primarily related to the effect of the Company entering into an agreement with the Puerto Rico Treasury Department during the third quarter of 2009 amending the previous agreement regarding amortization of certain prepaid taxes, net of the amortization of existing deferred tax assets.

•	The Company reported other comprehensive income of $11.7 million for the year ended December 31, 2009 compared to other comprehensive loss of $90.1 million and other comprehensive income of $73.8 million for the corresponding 2008 and 2007 periods. The Company’s other comprehensive income for the year ended December 31, 2009 resulted principally from the increase in value of securities in its available for sale investment portfolio. The other comprehensive loss for the year ended December 31, 2008 was mainly driven by the reduction in value of the Company’s private label CMO’s as a result of the price movement on these securities that has been affected by the conditions of the U.S. financial markets, especially the non-agency mortgage market.

•	Doral Financial’s loan production for the year ended December 31, 2009 was $1.1 billion, compared to $1.3 billion for the comparable 2008 period, a decrease of $0.2 billion, or 14%. The decrease in Doral Financial’s loan production during 2009 resulted from decreases in residential mortgage and construction lending activity levels in Puerto Rico. The decrease in Doral Financial’s originated loans is due to a number of factors including deteriorating economic conditions, competition from other financial institutions, changes in laws and regulations and the general economic conditions in Puerto Rico.

•	Total assets as of December 31, 2009 totaled to $10.2 billion compared to $10.1 billion as of December 31, 2008. Total assets at December 31, 2009, when compared to December 31, 2008 were affected by a decrease of $835.8 million in the Company’s investment securities portfolio that resulted from a combination of sales amounted to $2.0 billion of investment securities during 2009 and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management, and partially offset by increases of $189.7 million in net loans, $539.5 million in cash and due from banks, $93.3 million in interest earning assets, $32.9 million in real estate held for sale and $56.9 million in other assets.

•	Non-performing assets as of December 31, 2009 were $942.6 million, an increase of $163.4 million from December 31, 2008. Non-performing loans (which are included in non-performing assets) as of December 31, 2009 were $848.3 million, an increase of $130.6 million from December 31, 2008. The increase in non-performing assets resulted from increases in non-performing construction and residential mortgage loans as a direct consequence of the depressed housing market and overall macroeconomic trends in Puerto Rico.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with GAAP requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in Doral Financial’s consolidated financial statements and accompanying notes. Certain of these estimates are critical to the presentation of Doral Financial’s financial condition since they are particularly sensitive to the Company’s judgment and are highly complex in nature. Doral Financial believes that the judgments, estimates and assumptions used in the preparation of its consolidated financial statements are appropriate given the factual circumstances as of December 31, 2009. However, given the sensitivity of Doral Financial’s consolidated financial statements to these estimates, the use of other judgments, estimates and assumptions could result in material differences in Doral Financial’s results of operations or financial condition.

Various elements of Doral Financial’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Note 2 to Doral Financial’s consolidated financial statements contain a summary of the most significant accounting policies followed by Doral Financial in the preparation of its financial statements. The accounting policies that have a significant impact on Doral Financial’s statements and that require the most judgment are set forth below.

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Fair Value Measurements

The Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve the application of the lower-of-cost-or-market accounting or write-downs of individual assets.

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosures, (previously SFAS No. 157, Fair Value Measurements (“SFAS No. 157”)). ASC 820 (SFAS No. 157) defines fair value, establishes a consistent framework for measuring fair value and expands disclosures requirements for fair value measurements.

The Company adopted ASC 825, Financial Instruments, (previously SFAS No. 159, The Fair Value Option for Financing Assets and Financing Liabilities, (“SFAS No. 159”)), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.

Effective April 1, 2009, the Company adopted ASC 825, Financial Instruments, (previously FSP FAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”)). ASC 825 requires the Company to disclose for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not in the statement of financial position, as required by ASC 825-10-50 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”)).

Fair Value Hierarchy

Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Determination of Fair Value

Under ASC 820 (SFAS No. 157), the Company bases fair values on the price that would be received upon sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. It is Doral Financial’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820 (SFAS No. 157).

Fair value measurements for assets and liabilities where there is limited or no observable market data are based primarily upon the Company’s estimates, and are generally calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the fair values represent management’s estimates and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any

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calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. Please refer to Note 40 of the accompanying Consolidated Financial Statements for a discussion about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its impact on earnings.

Gain or Loss on Mortgage Loan Sales

The Company generally sells or securitizes a portion of the residential mortgage loans that it originates. FHA and VA loans are generally securitized into GNMA mortgage-backed securities and held as trading securities. After holding these securities for a period of time, usually less than one month, Doral Financial sells these securities for cash. Conforming conventional loans are generally sold directly to FNMA, FHLMC or institutional investors or exchanged for FNMA or FHLMC-issued mortgage-backed securities, which Doral Financial sells for cash through broker-dealers.

As part of its mortgage loan sale and securitization activities, Doral Financial generally retains the right to service the mortgage loans it sells. Doral Financial determines the gain on sale of a mortgage-backed security or loan pool by allocating the carrying value, also known as basis, of the underlying mortgage loans between the mortgage-backed security or mortgage loan pool sold and its retained interests, based on their relative estimated fair values. The gain on sale reported by Doral Financial is the difference between the proceeds received from the sale and the cost allocated to the loans sold. The proceeds include cash and other assets received in the transaction (primarily MSRs) less any liabilities incurred (i.e., representations and warranty provisions). The reported gain or loss is the difference between the proceeds from the sale of the security or mortgage loan pool and its allocated cost. The amount of gain on sale is therefore influenced by the values of the MSRs and retained interest recorded at the time of sale. See “-Retained Interest Valuation” below for additional information.

If in a transfer of financial assets in exchange for cash or other consideration (other than beneficial interests in transferred assets), Doral Financial has not surrendered control over the transferred assets according to the provisions of ASC 860, Transfers and Servicing, (previously FASB Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB No. 140), Doral Financial accounts for the transfer as a secured borrowing (loan payable) with a pledge of collateral.

Retained Interest Valuation

The Company routinely originates, securitizes and sells mortgage loans into the secondary market. The Company generally retains the servicing rights and, in the past, also retained IOs. MSRs represent the estimated present value of the normal servicing fees (net of related servicing costs) expected to be received on a loan being serviced over the expected term of the loan. MSRs entitle Doral Financial to a future stream of cash flows based on the outstanding principal balance of the loans serviced and the contractual servicing fee. The annual servicing fees generally range between 25 and 50 basis points, less, in certain cases, any corresponding guarantee fee. In addition, MSRs may entitle Doral Financial, depending on the contract language, to ancillary income including late charges, float income, and prepayment penalties net of the appropriate expenses incurred for performing the servicing functions. In certain instances, the Company also services loans with no contractual servicing fee. The servicing asset or liability associated with such loans is evaluated based on ancillary income, including float, late fees, prepayment penalties and costs. The Company’s interests that continue to be held (“retained interest”) are subject to prepayment and interest rate risk. MSRs are classified as servicing assets in Doral Financial’s Consolidated Statements of Financial Condition. Any servicing liability recognized is included as part of accrued expenses and other liabilities in Doral Financial’s Consolidated Statements of Financial Condition.

Doral Financial engages third party specialists to assist with its valuation of the Company’s servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the MSRs is determined based on a combination of benchmarking of servicing assets (valuation surveys) and cash-flow modeling. The valuation of the Company’s MSRs incorporate two sets of assumptions: (1) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (2) market

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derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior, for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. For the year ended December 31, 2009, the MSRs fair value amounted to $118.5 million, which represents a value increment of $4.1 million compared to December 31, 2008.

The generalized increase in MSR values was mainly driven by the increase observed in mortgage rates for the year, which in turn reduced the consensus estimate for mortgage prepayment speeds. Consistent with this market trend, prepayment speeds for the Company’s MSR collateral decreased by about 450 basis points when compared to the end of 2008. Secondary components of the increase in MSR carrying values were: (1) an increase in ancillary income offset by a decrease in float earnings and (2) a reduction of $804.7 million in unpaid principal balance of MSR underlying mortgages.

IOs represent the estimated present value of cash flows retained by the Company that are generated by the underlying fixed rate mortgages (as adjusted for prepayments) after subtracting: (1) the interest rate payable to the investor (adjusted for any embedded cap, if applicable); and (2) a contractual servicing fee. As of December 31, 2009, the carrying value of the IOs of $45.7 million is related to $324.4 million of outstanding principal balance of mortgage loans sold to investors. IOs are classified as securities held for trading in Doral Financial’s Consolidated Statements of Financial Condition.

To determine the value of its portfolio of variable IOs, Doral Financial uses an internal valuation model that forecasts expected cash flows using forward LIBOR rates derived from the LIBOR/Swap yield curve at the date of the valuation. The characteristics of the variable IOs result in an increase in cash flows when LIBOR rates fall and a reduction in cash flows when LIBOR rates rise. This provides a mitigating effect on the impact of prepayment speeds on the cash flows, with prepayments expected to rise when long-term interest rates fall reducing the amount of expected cash flows and the opposite when long-term interest rise. Prepayment assumptions incorporated into the valuation model for variable and fixed IOs are based on publicly available, independently verifiable, prepayment assumptions for FNMA mortgage pools and statistically derived prepayment adjusters based on observed relationships between the Company’s and FNMA’s U.S. mainland mortgage pool prepayment experiences.

This methodology resulted in a CPR of 10.38% for 2009, 12.74% for 2008 and 9.81% for 2007. The change in the CPR between 2009 and 2008 was due mostly to a generalized decrease in market interest rates. However, Puerto Rico prepayments speeds continue to be slower than U.S. especially considering the persistence of recessionary conditions.

The Company continues to benchmark its internal assumptions for setting its discount rate to a third party valuation provider. A discount rate of 13.00% was used for the years ended December 31, 2009 and 2008, respectively, and 12.11% for the corresponding 2007 period.

For IOs, Doral Financial recognizes as interest income (through the life of the IO) the excess of all estimated cash flows attributable to these interests over their recorded balance using the effective yield method in accordance with ASC 325-40 (EITF No. 99-20). The Company updates its estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis. The following table presents a detail of the cash flows received and the losses on the valuation of Doral Financial’s portfolio of IOs for 2009, 2008 and 2007 based on the internal valuation model:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Total cash flows received on IO portfolio	$15,378	$12,560	$12,533
Amortization of IOs, as offset to cash flows	(9,236)	(5,398)	(6,552)

Net cash flows recognized as interest income	$6,142	$7,162	$5,981

Gain on IO valuation	$2,780	$5,649	$8,554

As discussed above, Doral Financial classifies its IOs as securities held for trading with changes in the fair value recognized in current earnings as a component of net gain (loss) on trading activities.

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The following table shows the weighted averages of the key economic assumptions used by the Company in its internal and external valuation models and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for mortgage loans at December 31, 2009:

	Servicing	Interest-Only
	Assets	Strips
	(Dollars in thousands)

Carrying amount of retained interest	$118,493	$45,723
Weighted-average expected life (in years)	6.6	5.1
Constant prepayment rate (weighted-average annual rate)	9.1%	10.4%
Decrease in fair value due to 10% adverse change	$(4,428)	$(1,385)
Decrease in fair value due to 20% adverse change	$(8,593)	$(2,693)
Residual cash flow discount rate (weighted-average annual rate)	11.4%	13.0%
Decrease in fair value due to 10% adverse change	$(4,764)	$(1,464)
Decrease in fair value due to 20% adverse change	$(9,175)	$(2,827)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in the table above, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or offset the sensitivities.

The following table summarizes the estimated change in the fair value of the Company’s IOs, the constant prepayment rate and the weighted-average expected life under the Company’s valuation model, given several hypothetical (instantaneous and parallel) increases or decreases in interest rates. As of December 31, 2009, all of the mortgage loan sale contracts underlying the Company’s floating rate IOs were subject to interest rate caps, which prevent a negative fair value for the floating rate IOs.

	Constant	Weighted-Average	Change in Fair
Change in Interest	Prepayment	Expected Life	Value of Interest-
Rates (basis points)	Rate	(Years)	Only Strips	% Change
	(Dollars in thousands)

+200	6.7%	6.5	$(4,193)	(9.2)%
+100	8.1%	5.9	(2,024)	(4.4)%
+50	9.3%	5.4	(1,239)	(2.7)%
Base	10.4%	5.1	—	0%
−50	11.8%	4.7	965	2.1%
−100	13.0%	4.5	1,648	3.6%
−200	14.6%	4.1	3,624	7.9%

The Company’s IOs included in the table above are primarily floating rate IOs. Accordingly, in a declining interest rate scenario (as shown in the table above), decreases in the fair value of the interest rate caps only partially offsets the positive impact that declining interest rates would have on the fair values of the IOs. This results in net increases in the fair values of the IOs.

Valuation of Trading Securities and Derivatives

Doral Financial’s net gain (loss) on trading activities includes gains and losses, whether realized or unrealized, on securities accounted for as held for trading, including IOs, as well as various other financial instruments, such as derivative contracts, that Doral Financial uses to manage its interest rate risk. Securities held for trading and derivatives are recorded at fair values with increases or decreases in such values reflected in current earnings. The fair values of many of Doral Financial’s trading securities (other than IOs) are based on market prices obtained from market data sources, such as Bloomberg LLP and Interactive Data

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Corporation. For instruments not traded on a recognized market, Doral Financial generally determines fair value by reference to quoted market prices for similar instruments. The fair values of derivative instruments are obtained using internal valuation models based on financial modeling tools and using market derived assumptions obtained from Bloomberg LLP.

Until the second quarter of 2009, securities accounted as held for trading included U.S. Treasury security positions, taken as economic hedges against the valuation adjustment of the Company’s capitalized mortgage servicing rights. Subsequently, the U.S. Treasury positions were unwound and other derivative instruments were used as economic hedges on the MSR.

Generally, derivatives are financial instruments with little or no initial net investment in comparison to their notional amount and whose value is based on the value of an underlying asset, index, reference rate or other variable. They may be standardized contracts executed through organized exchanges or privately negotiated contractual agreements that can be customized to meet specific needs, including certain commitments to purchase and sell mortgage loans and mortgage-backed securities. The fair value of derivatives is generally reported net by counterparty, provided that a legally enforceable master agreement exists. Derivatives in a net asset position are reported as part of securities held for trading, at fair value. Similarly, derivatives in a net liability position are reported as part of accrued expenses and other liabilities, at fair value.

For those derivatives not designated as an accounting hedge, fair value gains and losses are reported as part of net gain (loss) on trading activities in the Consolidated Statements of Operations.

Other Than Temporary Impairment

Doral Financial adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual investment securities for OTTI at least on a quarterly basis. As part of this process, the Company considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the

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ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

Other Income Recognition Policies

Interest income on loans is accrued by Doral Financial when earned. Loans are placed on non-accrual status when any portion of principal or interest is more than 90 days past due, except for revolving lines of credit and credit cards until 180 days past due and FHA and VA loans until 300 days past due, or earlier if concern exists as to the ultimate collectibility of principal or interest. When a loan is placed on non-accrual status, all accrued but unpaid interest to date is fully reversed. Such interest, if collected, is credited to income in the period of recovery. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Loan origination fees, as well as discount points and certain direct origination costs for loans held for sale, are initially recorded as an adjustment to the cost of the loan and reflected in Doral Financial’s earnings as part of the net gain on mortgage loan sales and fees when the loan is sold or securitized into a mortgage-backed security. In the case of loans held for investment, such fees and costs are deferred and amortized to income as adjustments to the yield of the loan in accordance with ASC 310-20, Receivables / Nonrefundable Fees and Other Costs, (previously SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“SFAS No. 91”)).

Allowance for Loan and Lease Losses

Doral Financial maintains an allowance for loan and lease losses to absorb probable credit-related losses on its loans receivable portfolio. The allowance consists of specific and general components and is based on Doral Financial’s assessment of default probabilities, internal risk ratings (based on borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loans receivable portfolio. The allowance is maintained at a level that Doral Financial considers to be adequate to absorb probable losses. Credit losses are charged and recoveries are credited to the allowance, while increases to the allowance are charged to operations. Unanticipated increases in the allowance for loan and lease losses could adversely impact Doral Financial’s net income in the future.

The Company evaluates impaired loans and calculates the related valuation allowance based on ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”)). Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement.

The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the Company is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals or estimated using an appraisal-like methodology (see below). Consistent with management’s intention of preserving capital, its strategy is to maximize proceeds from the disposition of foreclosed assets as opposed to rapid liquidation. Accordingly, the market value of appraisals is used. Should the appraisal show a deficiency, the Company records a specific reserve for the underlying loan. When current appraisals are not available, management estimates the fair value of the collateral giving consideration to several factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and

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selling the units, the required return on the investment a potential acquirer may have and current market interest rates in the Puerto Rico market.

Doral Financial’s mortgage loan portfolio consists primarily of homogeneous loans that are secured by residential real estate and are made to consumers. Doral Financial does not evaluate individual small-balance homogeneous loans for impairment. Instead, it records an allowance (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring (“TDR”) as defined by the ASC 310-40, Receivables-Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Debt Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings). Such restructures are identified as TDRs and accounted for based on the provisions ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan).

Estimated Recourse Obligation

Prior to 2006, the Company normally sold mortgage loans and mortgage-backed securities subject to recourse provisions. Pursuant to these recourse arrangements, the Company agreed to retain or share the credit risk with the purchaser of such mortgage loans for a specified period or up to a certain percentage of the total amount in loans sold. The Company estimates the fair value of the retained recourse obligation or any liability incurred at the time of sale and includes such obligation with the net proceeds from the sale, resulting in lower gain-on-sale recognition. Doral Financial recognized the fair value of its recourse obligation by estimating the amount that the Company would be required to pay for mortgage insurance from a third party in order to be relieved of its estimated recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published. The Company believes that this method resulted in an adequate valuation of its recourse allowance as of December 31, 2009 and 2008, but actual future recourse obligations may be different and a different result may have been obtained if the Company had used another method for estimating this liability.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities based on current tax laws. To the extent tax laws change, deferred tax assets and liabilities are adjusted, as necessary, in the period that the tax change is enacted. The Company recognizes income tax benefits when the realization of such benefits is probable. A valuation allowance is recognized for any deferred tax asset which, based on management’s evaluation, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized. Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against deferred tax assets. In determining the realizability of deferred tax assets the Company considers, among other matters, all sources of taxable income, including the future reversal of existing temporary differences, future taxable income, carryforwards and tax planning strategies. In the determination of the realizability of the deferred tax asset, the Company evaluates both positive and negative evidence regarding the ability of the Company to generate sufficient taxable income. The amount of the valuation allowance has been determined based on our estimates

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of taxable income over the periods in which the deferred tax assets will be recoverable. These estimates are projected through the life of the related deferred tax assets based on assumptions that we believe to be reasonable and consistent with current operating results. Changes in future operating results not currently forecasted may have a significant impact on the realization of deferred tax assets.

On January 1, 2007, the Company adopted the provision of ASC 740, Income Taxes, (previously FIN 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109”). The Company classifies all interest and penalties related to tax uncertainties as income tax expense.

Income tax benefit or expense includes (i) deferred tax expense or benefit, which represents the net change in the deferred tax assets or liability balance during the year plus any change in the valuation allowance, if any; and (ii) current tax expense.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

Net Interest Income

Net interest income is the excess of interest earned by Doral Financial on its interest-earning assets over the interest incurred on its interest-bearing liabilities. Doral Financial’s net interest income is subject to interest rate risk due to the repricing and maturity mismatch in the Company’s assets and liabilities. Generally, Doral Financial’s assets have a longer maturity and a later repricing date than its liabilities, which results in lower net interest income in periods of rising short-term interest rates and higher net interest income in periods of declining short term interest rates. Please refer to “— Risk Management” below for additional information on the Company’s exposure to interest rate risk.

Net interest income for the years 2009, 2008 and 2007, was $167.6 million, $177.5 million, and $154.3 million, respectively.

2009 compared to 2008.  Doral Financial’s net interest income for the year ended December 31, 2009, decreased by $9.9 million, or 6%, compared to 2008. The decrease in net interest income resulted from a reduction in interest income of $66.4 million, partially offset by a reduction in interest expense of $56.6 million. The reduction in interest income was principally related to (i) a reduction of $37.4 million in interest income on investment securities primarily due to a reduction in the average balance of investment securities of $711.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008 the full impact of which was reflected in 2009; (ii) an increase of $2.1 million in interest on mortgage-backed securities resulted from the net effect and timing of the sale of approximately $2.0 billion of securities and the purchase of approximately $2.3 billion of securities during the year for the purpose of increasing interest margins in the first six months and reducing the Company’s interest rate exposure in the latter part of the year; (iii) a decrease in interest on loans of $21.2 million compared to December 2008 primarily related to the lower interest rate environment and an increase in non-performing loans in the Company’s loan portfolio; and (iv) a decrease of $8.9 million in interest income on other interest earning assets was due to a net decrease of $76.1 million in the average balance of other interest-earning assets.

The decrease in interest income was partially offset by a decrease in interest expense of $56.6 million for the year ended December 31, 2009, when compared to the corresponding 2008 period. The decrease in interest expense was driven by (i) a reduction of $31.6 million in interest expense on deposits driven by the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates; (ii) a reduction of $9.8 million in interest expense on securities sold under agreements to repurchase driven by the general decline in interest rates; (iii) a decrease of $6.7 million in interest on advances from FHLB resulted primarily from the general decline in interest rates that allowed the Company to maintain its balance of advances at lower fixed rates; (iv) an increase of $1.0 million in interest on short-term borrowings directly related to the increase of $0.4 billion in the average balance of short-term borrowings during 2009 compared to the previous year; and (v) a decrease of $9.0 million in interest on loans payable due to a reduction in the average balance of loans payable of $27.2 million as a result of repayment of loans and lower interest rates.

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Average interest-earning assets increased from $9.4 billion for the year ended December 31, 2008 to $9.5 billion for the corresponding 2009 period. The reduction in leverage combined with a decline in net interest income of $9.9 million during 2009, resulted in a contraction of the net interest margin from 1.88% for the year ended December 31, 2008 to 1.76% in the corresponding 2009 period.

2008 compared to 2007.  Doral Financial’s net interest income for the year ended December 31, 2008, increased by $23.2 million, or 15%, compared to 2007. The increase in net interest income was principally due to a faster decline in interest expense than interest income during a period of declining interest rates. This is because Company’s interest bearing assets on average have longer re-pricing periods than its interest-bearing liabilities. Another principal factor was the reduction in the Company’s leverage resulting from the repayment of $625.0 million in senior notes in July 2007 which was funded primarily with a $610.0 million capital raise. The Company also reduced its leverage through the sale of investment securities during the latter half of 2007 as part of the Company’s interest rate risk management efforts and the reduction in investments securities in the latter half of 2008 associated with the liquidation of Lehman Brothers Inc. and the exercise of call options by issuers on bonds owned by the Company. Net interest margin increased from 1.60% for the year ended December 31, 2007 to 1.88% for the corresponding 2008 period.

Average balance of interest-bearing liabilities decreased by $0.4 billion compared to the corresponding 2007 period. The reduction in the average balance of the interest-bearing liabilities was principally impacted by (i) a reduction of $0.8 billion in the average balance of the repurchase agreements mainly related to the reduction of $0.5 billion associated with the termination of repurchase financing arrangements associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings as of September 19, 2008 during the third quarter of 2008; (ii) a reduction of $0.4 billion in the average balance of the notes payable related to the repayment of $625.0 million in senior notes on July 20, 2007; and (iii) partially offset by an increase of $0.6 billion in the average balance of the advances from FHLB used to finance the Asset Purchase Program (as defined below).

The reduction in the average balance of the interest-bearing liabilities was partially offset by a reduction in the average balance of the interest-earning assets. The average balance of the interest-earning assets decreased by $0.2 billion, or 2%, when compared to the corresponding 2007 period. The reduction in the average balance of interest-earning assets was principally impacted by (i) a decrease of $1.1 billion in the average balance of investment securities mainly related (a) to the sale of $1.9 billion of investment securities during the third and fourth quarters of 2007, and (b) to the reduction of $0.5 billion associated with the termination of repurchase financing arrangements and the sale of collateral associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings as of September 19, 2008 during the third quarter of 2008; (ii) by a decrease of $0.5 billion in money markets investments used to finance the purchase of securities associated with the Company’s plan to increase its earning assets (“Asset Purchase Program”); and (iii) partially offset by an increase of $1.0 billion in the average balance of the mortgage-backed securities mainly related to the purchase of securities associated to the Asset Purchase Program.

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The following table presents Doral Financial’s average balance sheet for the years indicated, the total dollar amount of interest income from its average interest-earning assets and the related yields, as well as the interest expense on its average interest-bearing liabilities, expressed in both dollars and rates, and the net interest margin and spread. The table does not reflect any effect of income taxes. Average balances are based on average daily balances.

Table A — Average Balance Sheet and Summary of Net Interest Income

	2009			2008			2007
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
				(Dollars in thousands)

Assets:

Interest-Earning Assets:

Total loans(1)(2)	$5,680,428	$321,384	5.66%	$5,566,644	$342,631	6.16%	$5,156,667	$353,202	6.85%

Mortgage-backed securities	3,035,780	114,032	3.76%	2,267,801	111,940	4.94%	1,254,626	69,914	5.57%

Interest-only strips	48,873	6,142	12.57%	50,167	7,162	14.28%	49,936	5,981	11.98%

Investment securities	296,793	10,234	3.45%	1,007,845	47,602	4.72%	2,141,949	97,598	4.56%

Other interest-earning assets	454,071	6,473	1.43%	530,157	15,339	2.89%	1,044,334	52,265	5.00%

Total interest-earning assets/interest income	9,515,945	$458,265	4.82%	9,422,614	$524,674	5.57%	9,647,512	$578,960	6.00%

Total non-interest-earning assets	550,360			840,949			896,774

Total assets	$10,066,305			$10,263,563			$10,544,286

Liabilities and Stockholders’ Equity :

Interest-Bearing Liabilities:

Deposits	$3,961,603	$125,133	3.16%	$4,003,331	$156,730	3.91%	$3,772,111	$171,232	4.54%

Repurchase agreements	1,894,329	70,712	3.73%	1,974,732	80,527	4.08%	2,788,039	124,983	4.48%

Advances from FHLB	1,596,087	62,948	3.94%	1,669,975	69,643	4.17%	1,097,978	55,636	5.07%

Other short-term borrowings	459,887	1,212	0.26%	37,652	233	0.62%	—	—	—

Loans payable	353,556	9,881	2.79%	380,772	18,865	4.95%	425,375	28,834	6.78%

Notes payable	274,160	20,752	7.57%	279,104	21,195	7.59%	634,445	43,934	6.92%

Total interest-bearing liabilities/interest expense	8,539,622	$290,638	3.40%	8,345,566	$347,193	4.16%	8,717,948	$424,619	4.87%

Total non-interest-bearing liabilities	660,019			676,523			698,265

Total liabilities	9,199,641			9,022,089			9,416,213

Stockholders’ equity	866,664			1,241,474			1,128,073

Total liabilities and stockholders’ equity	$10,066,305			$10,263,563			$10,544,286

Net interest-earning assets	$976,323			$1,077,048			$929,564

Net interest income on a non-taxable equivalent basis		$167,627			$177,481			$154,341

Interest rate spread(3)			1.42%			1.41%			1.13%

Interest rate margin(4)			1.76%			1.88%			1.60%

Net interest-earning assets ratio(5)			111.43%			112.91%			110.66%

(1)	Average loan balances include the average balance of non-accruing loans, on which interest income is recognized when collected. Also includes the average balance of GNMA defaulted loans for which the Company has an unconditional buy-back option.

(2)	Interest income on loans includes $1.1 million, $1.3 million and $2.5 million for 2009, 2008 and 2007, respectively, of income from prepayment penalties related to the Company’s loan portfolio.

(3)	Interest rate spread represents the difference between Doral Financial’s weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(4)	Interest rate margin represents net interest income on an annualized basis as a percentage of average interest-earning assets.

(5)	Net interest-earning assets ratio represents average interest-earning assets as a percentage of average interest-bearing liabilities.

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The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Doral Financial’s interest income and interest expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by current year volume); and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

Table B — Net Interest Income Variance Analysis

	2009 Compared to 2008			2008 Compared to 2007
	Increase/(Decrease)			Increase/(Decrease)
		Due to:			Due to:
	Volume	Rate	Total	Volume	Rate	Total
			(In thousands)

Interest Income Variance
Total loans	$6,924	$(28,171)	$(21,247)	$26,728	$(37,299)	$(10,571)
Mortgage-backed securities	32,667	(30,575)	2,092	50,729	(8,703)	42,026
Interest-only strips	(181)	(839)	(1,020)	28	1,153	1,181
Investment securities	(27,041)	(10,327)	(37,368)	(53,317)	3,321	(49,996)
Other interest-earning assets	(1,957)	(6,909)	(8,866)	(19,884)	(17,042)	(36,926)

Total interest income variance	10,412	(76,821)	(66,409)	4,284	(58,570)	(54,286)

Interest Expense Variance
Deposits	$(1,626)	$(29,971)	$(31,597)	$10,119	$(24,621)	$(14,502)
Repurchase agreements	(3,177)	(6,638)	(9,815)	(33,998)	(10,458)	(44,456)
Advances from FHLB	(3,008)	(3,687)	(6,695)	25,188	(11,181)	14,007
Other short-term borrowings	1,187	(208)	979	117	116	233
Loans payable	(1,266)	(7,718)	(8,984)	(2,789)	(7,180)	(9,969)
Notes payable	(384)	(59)	(443)	(26,636)	3,897	(22,739)

Total interest expense variance	(8,274)	(48,281)	(56,555)	(27,999)	(49,427)	(77,426)

Net interest income variance	$18,686	$(28,540)	$(9,854)	$32,283	$(9,143)	$23,140

Interest Income

Total interest income for the years 2009, 2008 and 2007, was $458.3 million, $524.7 million and $579.0 million, respectively.

2009 compared to 2008.  Interest income decreased by approximately $66.4 million, or 13%, for the year ended December 31, 2009 compared to the corresponding 2008 period. Significant variances impacting interest income for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	A reduction of $21.2 million in interest income on loans primarily related to the lower interest rate environment and an increase in non-performing loans in the Company’s loan portfolio. The average interest rate on loans decreased 50 basis points for the year ended December 31, 2009 compared to the same period in 2008, while non-performing loans increased by $130.6 million during 2009.

•	An increase of $2.1 million in interest income on mortgage-backed securities resulted from the net effect and timing of the sale of approximately $2.0 billion of securities and the purchase of approximately $2.3 billion of securities during the year for the purpose of increasing interest margins in the first six months and reducing the Company’s interest rate exposure in the latter part of the year.

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These transactions resulted in an increase in the average balance of mortgage-backed securities of $768.0 million.

•	A decrease of $1.0 million in interest income on IOs was mainly driven by a decrease of $1.3 million in the average balance of IOs during 2009 due to the portfolio run-off.

•	A reduction of $37.4 million in interest income on investment securities was primarily due to a reduction in the average balance of investment securities of $711.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008 the full impact of which was reflected in 2009. The average rate of investment securities decreased 127 basis points during 2009.

•	A decrease of $8.9 million on interest income of other interest-earning assets resulted from a net decrease of $76.1 million in the average balance of other interest-earning assets resulting from the sale of these instruments to finance the purchase of securities. The average rate of other interest-earning assets decreased by 146 basis points during 2009.

2008 compared to 2007.  Interest income decreased by approximately $54.3 million, or 9%, for the year ended December 31, 2008 compared to the corresponding 2007 period. Significant variances impacting interest income for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	A decrease of $10.6 million, or 3% in interest income on loans. The average rate earned on the Company’s loans decreased by 69 basis points for the year ended December 31, 2008, compared to 2007, and the average balance of loans increased by $0.4 billion, or 8%, compared to 2007. The decrease in interest income on loans was mainly related to the increase in delinquencies in the Company’s loan portfolio during 2008.

•	An increase of $42.0 million, or 60% in mortgage-backed securities resulted from an increase in the average balance of mortgage-backed securities of $1.0 billion, or 80% from 2007 to 2008, offset in part by a decrease in the average rate earned on mortgage-backed securities of 63 basis points. The increase in the average balance of mortgage-backed securities was driven by the purchase of securities during 2008, which amounted to $2.6 billion, through the Company’s Asset Purchase Program.

•	An increase of $1.2 million, or 20% in interest income on IOs principally attributable to the decline in interest rates during 2008 as compared to 2007. The impact of the increase in the average balance of outstanding IOs and the increase in interest income of the IOs contributed to an increase of 230 basis points in the average yield of the IOs. The actual cash flow received on Doral Financial’s portfolio of IOs, particularly its floating rate IOs, increased to $12.6 million for 2008, compared to $12.5 million for 2007.

•	A decrease of $50.0 million, or 51% in interest income on investment securities that resulted from a reduction in the average balance of investment securities of $1.1 billion, or 53%, from 2007 to 2008, mainly related to the sale of $1.9 billion of available for sale investment securities during the second half of 2007 and to the reduction of $0.5 billion associated with the termination of repurchase financing arrangements and the sale of collateral associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings during the third quarter of 2008.

•	A decrease of $36.9 million, or 71% in interest income on other interest-earning assets. A decrease of 211 basis points for the year ended December 31, 2008 in the average yield on other interest-earning assets was due to decline in interest rates, compared to 2007. During 2008 the average balance of other interest-earning assets decreased by $0.5 billion, or 49%, compared to 2007. The decrease was primarily related to the use of money market instruments for the purchase of assets and for liquidity purposes.

Interest Expense

Total interest expense for the years 2009, 2008 and 2007, was $290.6 million, $347.2 million and $424.6 million, respectively.

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2009 compared to 2008.  Interest expense decreased by approximately $56.6 million, or 16%, for the year ended December 31, 2009 compared to the corresponding 2008 period. Significant variances impacting interest expense for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	A decrease of $31.6 million in interest expense on deposits driven by the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates. A reduction of $41.7 million in the average balance of deposits during 2009, combined with the decrease in the interest expense thereon resulted in a decrease in the average cost of deposits during 2009 of 75 basis points compared to the corresponding 2008 period.

•	A decrease of $9.8 million in the interest expense of securities sold under agreements to repurchase was mainly driven by the general decline in interest rates that resulted in a reduction of 35 basis points in the average interest cost during 2009.

•	A reduction of $6.7 million in interest expense on advances from FHLB resulted primarily from the general decline in interest rates that allowed the Company to maintain its balance of advances at lower fixed rates. While the average balance of advances from FHLB decreased $73.9 million during 2009, the average cost decreased by 23 basis points for the year ended December 31, 2009.

•	An increase of $1.0 million in interest expense on other short-term borrowings is directly related to the increase of $0.4 billion in the average balance of other short-term borrowings for the year ended December 31, 2009, when compared to 2008 corresponding period. The higher average balance of other short-term borrowings is related to the Company’s focus on the repositioning of borrowings to lower cost instruments such as the auction of term funds to depository institutions granted by the Federal Reserve under the Term Auction Facility (“TAF”).

•	A decrease of $9.0 million in interest expense on loans payable resulted from a reduction of $27.2 million in the average balance of loans payable due to the regular repayment of borrowings. The average cost on loans payable during 2009 decreased by 216 basis points compared to the corresponding 2008 period as a result of the general decline in interest rates, which reflects the re-pricing nature of most of the Company’s loans payable, which are floating rate notes indexed to the 3-month LIBOR.

2008 compared to 2007.  Interest expense decreased by approximately $77.4 million, or 18%, for the year ended December 31, 2008 compared to the corresponding 2007 period. Significant variances impacting interest expense for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	A decrease in interest expense on deposits of $14.5 million, or 8%, resulted from the repositioning of the Company’s deposit products and the general decline in interest rates. The increase in the average balance of deposits during 2008 by $231.2 million, or 6%, compared to 2007, combined with the decrease in interest expense on deposits resulted in a decrease in the average interest cost on deposits during 2008 of 63 basis points, compared to the corresponding 2007 period.

•	A reduction of $44.5 million in interest expense on securities sold under agreements to repurchase principally related to a decrease of $0.8 billion, or 29%, in the average balance of securities sold under agreements to repurchase primarily driven by the reduction of $0.5 billion associated with the termination of repurchase financing arrangements and the sale of collateral associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings. Also, the decrease in the average balance of securities sold under agreements to repurchase resulted from the cancellation of borrowings used to finance mortgage-backed securities and other investment securities as a result of the sale of $2.4 billion of available for sale securities during the second half of 2007. The decline in interest expense related to the securities sold under agreements to repurchase along with the decrease in their average balance resulted in a decrease in the average interest cost during 2008 of 40 basis points, compared to 2007 period.

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•	An increase of $14.0 million, or 25%, in interest expense on advances from FHLB for the year ended December 31, 2008, compared to 2007 related to an increase of $0.6 billion in the average balance on advances from FHLB used to finance the purchase of securities. The general decline in interest rates allowed the Company to obtain financing for the increase of interest earning-assets at lower average interest cost. While interest expense on advances from FHLB and the average balance of advances from FHLB increased during 2008, the average interest cost during 2008 decreased by 90 basis points, when compared to the corresponding 2007 period.

•	A decrease of $10.0 million, or 35%, in interest expense on loans payable during 2008 was related to a decrease of $44.6 million in the average balance of loans payable during 2008, when compared to 2007. The reduction in the average balance of loans payable resulted from the regular repayment of borrowings. The average interest cost on loans payable during 2008 decreased by 183 basis points compared to the corresponding 2007 as a result of the general decline in interest rates.

•	A reduction of $22.7 million, or 52%, in interest expense on notes payable during 2008, when compared to the 2007 corresponding period. The reduction in interest expense was directly related to the reduction in the average balance of notes payable during 2008 by $0.4 billion, compared to 2007. This decrease was principally related to the repayment of $625.0 million in senior notes on July 20, 2007, funded primarily from the $610.0 million equity investment by Doral Holdings on July 19, 2007, and which represented a reduction of $21.7 million in interest expense during 2008. The average interest cost on notes payable during 2008 increased by 67 basis points compared to 2007, which reflects the fixed rates nature of most of the Company’s notes payable.

•	Interest expense on other short-term borrowings amounted to $0.2 million for the year ended December 31, 2008. The average balance of other short-term borrowings during 2008 was $37.7 million, which represents the balance of a line of credit with the Federal Home Loan Bank and an auction term funds to depository institutions granted by the Federal Reserve under the Term Auction Facility (“TAF”).

Provision for Loan and Lease Losses

The provision for loan and lease losses is charged to earnings to bring the total allowance for loan and lease losses to a level considered appropriate by management considering all losses inherent in the portfolio and based on Doral Financial’s historical loss experience, current delinquency rates, known and inherent risks in the loan portfolio, an assessment of individual troubled loans, the estimated value of the underlying collateral or discounted expected cash flows, and an assessment of current economic conditions and emerging risks. While management believes that the current allowance for loan and lease losses is adequate, future additions to the allowance could be necessary if economic conditions change or if credit losses increase substantially from those forecasted by Doral Financial in determining the allowance. Unanticipated increases in the allowance for loan and lease losses could materially affect Doral Financial’s net income in future periods.

2009 compared to 2008.  Doral Financial’s provision for loan and lease losses for the year ended December 31, 2009 amounted to $53.7 million, compared to $48.9 million for the corresponding 2008 period, an increase of $4.8 million, or 10%. For 2009, the provision of all portfolios increased except for the provision for the commercial real estate loan portfolio which is the portfolio where a higher provision was established at the end of 2008. The level of the provision in 2009 was largely driven by higher delinquencies (primarily in the construction, residential mortgage and commercial loan portfolios) during the period and continued deterioration in the Puerto Rico economy. Please refer to the discussions under Credit Risk for further analysis of the allowance for loan and lease losses and non-performing assets and related ratios.

Mortgage lending is the Company’s principal line of business and has historically reflected low levels of losses. Nevertheless, due to current economic conditions in Puerto Rico, which have resulted in higher non-performing loans and loss severities in the residential mortgage loan portfolio, the Company increased its allowance and provision for loan and lease losses for this portfolio during 2009.

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Perhaps the sector of the economy most affecting Doral Financial, directly and indirectly, is the sale of new home construction in Puerto Rico. For the year ended December 31, 2009, the market absorption of new construction homes decreased significantly, principally due to the termination, late in the fourth quarter of 2008, of the tax incentive provided by Law 197. This circumstance required modifications in absorption estimates, resulting in higher loan loss provisions. Furthermore, the slowdown in new construction has resulted in lost jobs, which has further increased mortgage and commercial loan delinquencies as the overall level of economic activity declines. The Company expects that absorption will continue to be at low levels due to the current economic environment.

In optimizing its recovery of non-performing construction loans, as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

The provisions for loan and lease losses were partially offset by net charge-offs of $44.9 million, the net of which resulted in an increase in the allowance for loan and lease losses of $8.8 million for the year ended December 31, 2009.

2008 compared to 2007.  Doral Financial’s provision for loan and lease losses for the year ended December 31, 2008 decreased by $29.4 million, or 38%, compared to 2007. The provision for loan and lease losses for the year ended December 31, 2007, included the transfer of $1.4 billion of loans from the held for sale portfolio to the loans receivable portfolio, which resulted in an increase in the provision of $9.0 million. No such transfer was executed in 2008. The decrease in the provision for loan and lease losses was also affected by the fact that delinquency during 2008 was steadier than the delinquency performance indicators of the corresponding 2007 period. Non-performing loans as of December 31, 2008 increased by $84.4 million compared to December 31, 2007, while they increased by $259.0 million in the corresponding 2007 period. As of December 31, 2008, the allowance for loan and lease losses was 2.51% of total loans receivable compared to 2.47% as of December 31, 2007.

The 2008 period reflected a higher increase in delinquencies in the residential portfolio, which was partially offset by a better performance of the construction loan portfolio. During 2008, the Company increased the allowance for loan losses for its residential mortgage loans portfolio from $21.1 million to $33.0 million, or 57%. Doral Financial recognized total provisions for loan and lease losses of $48.9 million and $78.2 million for the years ended December 31, 2008 and 2007, respectively.

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Non-Interest Income

A summary of non-interest income (loss) for the years ended December 31, 2009, 2008 and 2007 is provided below.

Table C — Non-Interest Income (Loss)

	Year Ended December 31,
				Variance
				2009 vs.	2008 vs.
	2009	2008	2007	2008	2007
	(In thousands)

Net credit related OTTI losses	$(27,577)	$(920)	$—	$(26,657)	$(920)
Net gain on mortgage loan sales and fees	9,746	13,112	2,223	(3,366)	10,889
(Loss) gain on trading activities:
Net gain (loss) on securities held for trading	4,117	724	(33,674)	3,393	34,398
Gain on IO valuation	2,780	5,649	8,554	(2,869)	(2,905)
(Loss) gain on MSR economic hedge	(8,678)	27,551	(818)	(36,229)	28,369
Loss on derivatives	(1,594)	(3,943)	(1,787)	2,349	(2,156)

Net (loss) gain on trading activities	(3,375)	29,981	(27,725)	(33,356)	57,706
Net gain (loss) on investment securities	34,916	(3,979)	(97,480)	38,895	93,501
Net loss on extinguishment of liabilities	—	—	(14,806)	—	14,806
Servicing income (loss):
Servicing fees	29,179	31,572	35,378	(2,393)	(3,806)
Late charges	8,482	9,058	9,057	(576)	1
Prepayment penalties	341	417	635	(76)	(218)
Other servicing fees	533	628	386	(95)	242
Interest loss on serial notes and others	(6,067)	(6,733)	(3,969)	666	(2,764)
Mark-to-market adjustment of servicing assets	(3,131)	(42,642)	(20,800)	39,511	(21,842)

Total servicing income (loss)	29,337	(7,700)	20,687	37,037	(28,387)
Commission, fees and other income:
Retail banking fees	29,088	28,060	21,131	1,028	6,929
Insurance agency commissions	10,579	10,550	8,834	29	1,716
Other income	4,487	10,425	2,218	(5,938)	8,207

Total commission, fees and other income	44,154	49,035	32,183	(4,881)	16,852
Net premium on deposits sold	—	—	9,521	—	(9,521)

Total non-interest income (loss)	$87,201	$79,529	$(75,397)	$7,672	$154,926

2009 compared to 2008.  Significant variances in non-interest income for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	During 2009 OTTI losses were recognized on seven of the Company’s non-agency CMOs, representing an aggregate amortized cost of $246.7 million as of December 31, 2009. A credit loss of $27.6 million was recognized on these securities for the year ended December 31, 2009. Three of these securities were P.R. non-agency CMO’s with an amortized cost of $11.6 million and a recognized credit loss of $1.2 million, and the additional four securities that reflected OTTI were U.S. non-agency CMOs with an amortized cost of $235.1 million and a recognized credit loss of $26.4 million. Please refer to Note 10 in the accompanying Notes to the Consolidated Financial Statements for additional information on OTTI.

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•	A decrease in net gain on mortgage loan sales and fees was due to lower origination fees in 2009 of approximately $3.4 million compared to 2008.

•	The net loss on trading activities was driven principally by a loss of $13.8 million related to the U.S. Treasuries that were serving as an economic hedge on the Company’s capitalized MSR during the first half of 2009 as the spreads between declining mortgage rates and the U.S. Treasury curve compressed as a result of the U.S. Federal Reserve Bank Monetary Policy implemented at the end of 2008 designed to promote mortgage loan originations and reduce mortgage loan interest rates. This loss was partially offset by an improvement on the economic hedge on the MSRs due to a change in the hedging strategy during the second quarter of 2009 from the use of U.S. Treasuries to forward contracts and to the decrease in forecasted prepayment speeds resulting in a gain of $5.2 million and a loss on the MSR hedge of $3.7 million for 2009.

•	Net gain on investment securities of $34.9 million resulted from the sale of approximately $2.0 billion of mortgage-backed securities, primarily CMO floaters, and other debt securities during 2009. The focus during the first half of the year was to restructure the investment portfolio to improve interest margin through the sale of floating rate investments and during the second half of 2009, the target was to reduce interest rate risk exposure through the sale of assets with the highest levels of extension risk.

•	An improvement in the mark-to-market adjustment of the mortgage servicing assets of $39.5 million was principally related to the decrease in mortgage rates triggering higher prepayment speed assumptions and reduced MSR valuations in the 2008 calculation combined with more stable and slower prepayment speed assumptions used in the 2009 calculation consistent with observed trends in benchmark prepayment speeds and recent trends in the Puerto Rico mortgage origination and prepayment experience.

•	A decrease in other income of $5.9 million was due to a lower gain on redemption of shares of VISA, Inc. amounted to $5.2 million in 2009 and to lower income associated with the sale of certain units of a residential housing project which the Company took possession of in 2005 of $1.3 million.

2008 compared to 2007.  Significant variances in non-interest income for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	An OTTI loss of $0.9 million was recognized on two of the Company’s P.R. private label CMOs.

•	The increase of $10.9 million in net gain on mortgage loan sales and fees was driven by (i) an increase in the volume of loans and securitizations which resulted on the recognition of higher mortgage loan fees, and (ii) a higher capitalization of MSRs when compared to 2007 corresponding period as a result of the increase of $132.7 million, or 45%, in the loan sales with servicing retained during 2008.

•	The gain on trading activities during 2008 was primarily related to a gain of $27.6 million in U.S. Treasury security positions, representing economic hedges against the valuation adjustment of the Company’s capitalized mortgage servicing rights, as a result of a decrease in interest rates during 2008. Also, the Company had net realized gains on securities held for trading when compared to a loss in the corresponding period 2007 primarily related to $19.3 million loss resulting from the termination of economic hedging transactions associated with the sale of $1.9 billion of available for sale securities during the third quarter of 2007 and a loss of $2.7 million principally related to the sale of securities transferred from the held to maturity portfolio to trading portfolio in connection with the sale of certain assets of Doral Bank NY.

•	The net loss on investment securities experienced during 2008 was primarily related to the realization of $4.2 million loss arising from the sale of securities held by LBI under the repurchase agreements that the Company had with LBI, which was placed in liquidation by the SIPC.

•	The servicing loss resulted for 2008 was principally driven by the change in fair value of MSRs. The decrease in fair value during 2008 was mainly related to a decrease in interest rates which primarily impacted the earnings rate on escrow balances, which accounted for $27.3 million of the loss in the fair value. The remaining $15.3 million was due to a realized principal amortizations and higher forecasted

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prepayments. In addition, loan servicing fees, net of guarantee fees, decreased $3.8 million, or 11% principally due to a decrease in the average servicing portfolio from $10.1 billion as of December 31, 2007 to $9.5 billion as of December 31, 2008. Interest loss increased $2.8 million, or 70%, due to the increase in the repurchase of loans, specially related to the repurchase of delinquent loans.

•	An increase in commission, fees and other income was mainly related to an increase in retail banking fees driven by a higher number of checking accounts, the conversion of ATH card holders to debit cards, as well as higher service fees associated with these accounts. Also, the increase in commission, fees and other income was related to (i) a gain of $5.2 million recognized in 2008 from the redemption of shares of VISA, Inc.; (ii) to income associated with the sale of certain units of a residential housing project which the Company took possession of in 2005 amounting to $1.3 million and (iii) to an increase of $1.5 million driven by income related to the reimbursement of expenses associated to dwelling policies.

•	A decrease of $9.5 million was reflected as a result of the sale of deposits and certain assets of Doral Bank NY; a net premium payment of $9.5 million was received in 2007.

Non-Interest Expenses

A summary of non-interest expenses for the years ended December 31, 2009, 2008, and 2007 is provided below.

Table D — Non-Interest Expenses

	Year Ended December 31,
				Variance
				2009 vs.	2008 vs.
	2009	2008	2007	2008	2007
	(In thousands)

Compensation and employee benefits	$68,724	$70,562	$118,709	$(1,838)	$(48,147)
Taxes, other than payroll and income taxes	10,051	9,880	11,312	171	(1,432)
Advertising	6,633	8,519	11,378	(1,886)	(2,859)
Professional services	31,582	24,156	55,617	7,426	(31,461)
Communication expenses	16,661	17,672	14,776	(1,011)	2,896
EDP expenses	13,727	11,146	8,630	2,581	2,516
Occupancy expenses	15,232	18,341	18,295	(3,109)	46
Office expenses	5,303	6,099	5,915	(796)	184
Depreciation and amortization	12,811	16,013	17,586	(3,202)	(1,573)
FDIC insurance expense	18,238	4,654	3,380	13,584	1,274
OREO losses and other related expenses	14,542	842	(837)	13,700	1,679
Other	30,282	52,528	38,731	(22,246)	13,797
Total non-interest expenses	$243,786	$240,412	$303,492	$3,374	$(63,080)

2009 compared to 2008.  Significant variances in non-interest expenses for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	A decrease of $1.8 million in compensation and employee benefits was driven by reduction in workforce during 2009, partially offset by one-time severance expenses. The number of full-time equivalent employees decreased by 252 to 1,154 in 2009 from 1,406 in 2008.

•	A decrease in advertising expenses of $1.9 million resulted from the cost control measures implemented by the Company since 2008. Also, during 2008 advertising expenses included some additional expenses related to the Company’s refreshed branding program initiated late in 2007.

•	An increase of $7.4 million in professional services expenses was driven by amounts advanced to cover legal expenses of the Company’s former officers, for the management of legacy portfolios and expenses associated with the preferred stock exchanges.

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•	An increase of $2.6 million in EDP expenses was primarily related to certain initiatives to optimize and update the Company’s banking and mortgage platforms and to an increase in the Company’s outsourced services.

•	A decrease of $3.1 million in occupancy expenses partially driven by decreases in utilities expenses resulting from the Company implementation of cost control measures and controls established to reduce energy consumption together with lower fuel costs. Also, this decrease in occupancy expenses was related to a non-recurring impairment charge of $1.4 million made during the third quarter of 2008 on a residential housing project which the Company took possession of in 2005.

•	A decrease of $3.2 million in depreciation expenses related to intangibles, software and building improvements fully depreciated or amortized during 2009.

•	An increase of $13.6 million in the FDIC insurance expense primarily related to (i) $4.2 million of the FDIC special assessment expense during the second quarter of 2009 and (ii) an increase of $7.8 million during the second half of 2009 resulting from a final rule adopted by the FDIC in May 2009, effective June 30, 2009 that caused a significant increase in rates and assessment bases. For additional information please refer to Part I, Item 1, Business-Regulation and Supervision of this Annual Report on Form 10-K.

•	An increase of $13.7 million in OREO losses and other related expenses as a result of significant appraisal adjustments driven by a devaluation of OREO properties in Puerto Rico made during the second half of 2009, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition.

•	A significant decrease in other expenses resulted from a provision of $21.6 million recognized during 2008 related to the LBI transaction mentioned above.

2008 vs. 2007.  Significant variances in non-interest expenses for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	A decrease in compensation and benefit expenses primarily related to (i) a reduction of $24.2 million in production, performance and other bonuses; (ii) a significant reduction related to incentive to incentive and stock option compensation made during 2007 amounted to $8.2 million, of which $4.4 million was related to the payment remaining in an escrow account maintained on behalf of the Company’s Chief Executive Officer pursuant to the terms of his employment agreement and $3.8 million to the recognition of stock-based compensation related to the termination of stock options; and (iii) a reduction of $3.0 million related to payments to agencies employees.

•	A decrease in taxes, other than payroll and income taxes was primarily related to a decrease in the payment of municipal taxes principally driven by a lower volume of business during 2008.

•	The decrease in advertising expense for 2008 was principally related to the elimination of expenses associated with Doral’s refreshed branding which amounted to $1.8 million for the year ended December 31, 2007 and also a general reduction in advertising expenses related to the cost control measures implemented by the Company during 2008.

•	The decrease in professional services was primarily related to the elimination of expenses associated with the recapitalization and reorganization efforts and with the settlement of the class action lawsuit in August 2007. The decline in professional expenses during 2008 was driven by (i) the elimination of $19.6 million of professional services composed of (a) $8.6 million in professional services related to the remediation of legacy issues, (b) $5.0 million of other legal expenses and (c) $6.0 million in professional services for investment banking and other services, and (ii) a reduction of $1.4 million in legal expenses and $1.8 million in accounting and auditing expenses.

•	The increase in communication expenses was mainly related to an increment in fee income of $3.4 million in ATH and VISA expenses associated with the increase in usage of the Company’s ATH and credit cards by its customers.

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•	The increase in EDP expenses was impacted by an increase of $2.6 million in software expenses related to a new service implemented by the Company in 2008.

•	The decrease in depreciation and amortization was principally related to an adjustment of $0.8 million resulting from the physical inventory of the Company’s fixed assets realized during 2008.

•	The increase in other expenses during 2008 was principally driven by (i) a provision of $21.6 million on a claim receivable related to the LBI default; (ii) a loss of $3.4 million related to the elimination of tax credits granted to customers under Law 197; partially offset by (iii) a decrease of $7.9 million related to a combination of elimination of charges made in 2007 related to a net increase in the recourse liability of $2.3 million, write-offs of certain uncollectible commissions of approximately $1.5 million, and expenses related to foreclosure claims of approximately $4.1 million.

Income Taxes

The recognition of current income tax benefit of $21.5 million for the year ended December 31, 2009 resulted from a current income tax benefit of $11.5 million and a deferred income tax benefit of $10.0 million. The current income tax benefit is primarily related to the release of unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions net of the recognition of certain unrecognized tax benefits during the year. This net benefit was partially offset by the recognition of tax expense related to intercompany transactions in the federal tax jurisdiction which had not been previously recognized net of current tax benefit related to the Company’s U.S. affiliates. The deferred tax benefit is primarily related to the effect of the Company entering into an agreement with the Puerto Rico Treasury Department during the third quarter of 2009 amending the previous agreement regarding amortization of certain prepaid taxes, net of the amortization of existing deferred tax assets.

As of December 31, 2009, one of the Company’s Puerto Rico taxable entities remained in a cumulative loss position in earnings before tax (two entities were in a cumulative loss positions as of December 31, 2008). For purposes of assessing the realization of the deferred tax assets, this cumulative taxable loss position for this entity is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax assets related to those two entities in the future, considering the criteria of ASC 740 Income Taxes, (previously SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”)). Accordingly, as of December 31, 2009 and 2008, the Company determined that it was more likely than not that $385.9 million and $388.5 million, respectively, of its gross deferred tax assets would not be realized and maintained a valuation allowance for that amount. For the entity that no longer remained in a cumulative loss position in 2009, the Company decided to maintain the valuation allowance on its deferred tax assets until it reflects a steady return to profitability.

For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets has not been recorded since they are expected to continue to be profitable. At December 31, 2009, the net deferred tax asset associated with these two companies was $14.4 million, compared to $16.5 million at December 31, 2008. Approximately, $94.1 million of the IO tax asset would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.

There is also a valuation allowance of $3.0 million related to deferred taxes on unrealized losses on cash flow hedges as of December 31, 2009.

For the year ended December 31, 2008, income tax expense of $286.0 million was primarily related to a charge through earnings of a valuation allowance on deferred tax assets of approximately $295.9 million. This valuation allowance was established because two of the Company’s Puerto Rico taxable entities had a cumulative loss in earnings before tax. For purposes of assessing the realization of the deferred tax assets, the cumulative taxable loss position for these two entities are considered significant negative evidence and have caused management to conclude that the Company will not be able to rully realize the deferred tax assets related to those two entities in the future. Accordingly, as of December 31, 2008, the Company determined that it was more likely than not that $388.5 million of its gross deferred tax asset would not be realized and maintained a valuation allowance for that amount.

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For the year ended December 31, 2007, the Company had an income tax benefit of $131.9 million related to an increase in the deferred tax asset and the release of the valuation allowance. After the recapitalization and corporate reorganization, the Company started operating under a different business model which enabled it to achieve significant improvements in its operating results during the latter half of 2007. The positive operating results together with the tax agreements with the Puerto Rico Treasury Department enabled the Company to reduce its valuation allowance during 2007.

Management does not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale because the Company does not intend to sell the securities before recovery of value, and based on available evidence it is not more likely than not that the Company will decide or be required to sell the securities before the recovery of its amortized cost basis. Management has therefore determined that a valuation allowance on deferred tax assets generated on the unrealized losses of its securities available for sale is not necessary at this time.

Failure to achieve sufficient projected taxable income in the entities where a valuation allowance on deferred tax assets has not been established, might affect the ultimate realization of the net deferred tax asset.

Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of ASC 740 (SFAS No. 109), To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.

Please refer to Note 31 of the accompanying Consolidated Financial Statements for additional information related to the Company’s income taxes.

OPERATING SEGMENTS

Doral Financial manages its business in three operating segments: mortgage banking activities, banking (including thrift operations), and insurance agency activities. The Company’s segment reporting is organized by legal entity and aggregated by line of business. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Management made this determination based on operating decisions particular to each business line and because each one targets different customers and requires different strategies. The majority of the Company’s operations are conducted in Puerto Rico. The Company also operates in the mainland United States, principally in the New York City metropolitan area.

In the past, the Company managed a fourth operating segment, institutional securities operations, but effective on December 31, 2009, Doral Securities was merged with and into Doral Financial, with Doral Financial remaining as the surviving corporation.

Banking

The banking segment includes Doral Financial’s banking operations in Puerto Rico, currently operating through 35 retail bank branches, and in the mainland United States, in the New York City metropolitan area. Doral Financial accepts deposits from the general public and institutions, obtains borrowings, originates and invests in loans, and invests in mortgage-backed securities as well as in other investment securities and offers traditional banking services. Net loss for the banking segment amounted to $32.3 million during 2009, compared to a net loss of $123.4 million during 2008 and $165.1 million during 2007, respectively.

This segment also includes the operations conducted through Doral Bank PR’s subsidiaries, Doral Money, which engages in commercial and construction lending in the New York City metropolitan area, and CB, LLC, a Puerto Rico limited liability company organized in connection with the receipt, in lieu of foreclosure, of real property securing an interim construction loan. During the third quarter of 2009, Doral Money organized a new middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.

On July 1, 2008, Doral International, Inc., which was a subsidiary of Doral Bank PR licensed as an international banking entity under the International Banking Center Regulatory Act of Puerto Rico, was

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merged with and into Doral Bank PR in a transaction structured as a tax free reorganization. On December 16, 2008, Doral Investment was organized to become a new subsidiary of Doral Bank PR that will be licensed to operate as an international banking entity under the IBC Act.

On July 27, 2007, Doral Financial completed the sale of its 11 branches in the New York City Metropolitan Area and certain related assets to New York Commercial Bank, subsidiary of New York Community Bancorp. Doral Financial retained Doral Bank NY’s federal thrift charter and Doral Bank NY operates one branch located in New York City.

2009 compared to 2008.  Net interest income for the banking segment was $149.3 million for 2009, compared to $158.0 million for 2008. The decrease in net interest income was principally driven by a reduction of $48.7 million in the interest income during 2009, partially offset by a reduction of $40.0 million in interest expense for the same period. The decrease in interest income was driven by a reduction in interest income on investment securities of $32.7 million that resulted from a reduction in the average balance of investment securities of $600.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008, the full impact of which was reflected in 2009. The reduction in interest expense was driven by a decrease of $32.5 million in interest expense on deposits resulted from the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates during 2009.

Total average balance of interest-earning assets increased by $0.3 billion during 2009, from $8.5 billion for the year ended December 31, 2008 to $8.8 billion for the corresponding 2009 period. The increase in the average balance of interest-earning assets together with the increase in the average balance of interest-bearing liabilities of $0.3 billion during 2009 and the corresponding decrease in net interest income of $8.7 million resulted in a decrease of 17 basis points in the net interest margin, from 1.87% during 2008 to 1.70% during 2009.

Non-interest income for the banking segment was $62.9 million for 2009, compared to $56.4 million for 2008. The increase in non-interest income of $6.5 million resulted mainly by (i) an increase of $36.5 million in servicing income during 2009 driven by an improvement of $39.5 million in the mark-to-market adjustment of the mortgage servicing assets; (ii) an increase of $38.1 million in gain on investment securities that resulted from the sale of $2.0 billion during 2009; partially offset by (iii) an OTTI loss of $26.4 million in the Company’s investment securities portfolio; and (iv) by a reduction of $30.3 million in trading activities related to a loss on the MSR economic hedge of $36.2 million when compared to 2008, due to a loss of $13.8 million related to the U.S. Treasuries that were serving as an economic hedge on the Company’s capitalized MSR during 2008 and the first four months of 2009.

Non-interest expense for the banking segment was $192.3 million for 2009, compared to $180.5 million for 2008. The increase in non-interest expense of $11.8 million was mainly driven by (i) an increase of $4.1 million in professional services related to the management of legacy portfolios; (ii) a $2.5 million increase in EDP expenses related to certain initiatives to optimize and update the Company’s banking platforms; (iii) an increase of $11.2 million in other expenses mainly related to an increase of $13.6 million in the FDIC insurance expense during 2009; partially offset by (iv) a decrease in compensation and employee benefits of $4.7 million, associated to the reduction in workforce during 2009.

2008 compared to 2007.  Net interest income for the banking segment was $158.0 million for 2008, compared to $153.0 million for 2007. The increase in net interest income was driven by a decline in interest expense of $35.7 million, partially offset by a reduction in interest income of $30.8 million. The reduction in interest expense was principally related to (i) a reduction of $15.6 million in deposit costs as a result of the repositioning of the Company’s deposit products and the general decline in interest rates, and (ii) a reduction of $34.4 million in the interest expense of the repurchase agreements impacted in part by the Lehman default and by the cancellation of borrowings to finance securities sold during the second half of 2007. These reductions were partially offset by an increase of $14.0 million in advances from FHLB. Total average interest-earning assets for the banking segment amounted to $8.5 billion for 2008, compared to $8.2 billion for the corresponding 2007 period. For the year ended December 31, 2008, interest rate margin was 1.87%, compared to 1.86% for the corresponding 2007 period.

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The provision for loan and lease losses decreased $23.3 million from $68.8 million in 2007 to $45.5 million in 2008 due in part to a transfer of $1.4 billion of loans from the held for sale portfolio, which resulted in an increase in the provision of $9.0 million in 2007. No such transfer was executed in 2008.

Non-interest income for the banking segment amounted to $56.4 million for 2008, compared to a loss of $97.1 million in 2007. The loss in 2007 was driven by the Company’s decision to sell $2.4 billion of available for sale investment securities, of which $2.2 billion was related to the banking subsidiaries, during the second half of 2007.

Income tax expense for 2008 was $111.7 million compared to an income tax benefit of $5.3 million for 2007. This increase of $117.0 million was due to an increase in the deferred tax asset valuation allowance in 2008.

Mortgage Banking

This segment previously related to the business activities of the holding company (Doral Financial). Prior to 2007, the holding company and various of its subsidiaries were engaged in mortgage originations, securitizations and related activities. As part of the business transformation effort, Doral Financial transferred its mortgage origination and servicing platforms, subject to certain exclusions, to Doral Bank PR, including its wholly-owned subsidiary, Doral Mortgage. The Company’s mortgage origination business is conducted by Doral Mortgage and the Company’s mortgage servicing business is operated by Doral Bank PR. With the exception of Doral Mortgage, operations of all other mortgage banking subsidiaries were consolidated under a single Doral brand. Substantially all new loan origination and investment activities at the holding company level were also terminated.

2009 compared to 2008.  Net interest income for the mortgage banking segment was $14.7 million for 2009, compared to $17.4 million for 2008. The decrease in net interest income was principally driven by a reduction of $20.2 million in the interest income during 2009, partially offset by a reduction of $17.5 million in interest expense for the same period. The decrease in interest income was driven principally by a reduction in interest income of loans of $9.9 million that resulted from the lower interest rate environment and the increase in non-performing loans in the Company’s loan portfolio. The average interest rate on loans decreased 40 basis points for the year ended December 31, 2009 compared to the same period in 2008. The reduction in interest expense was driven by a decrease of $9.0 million in interest expense on loans payable driven primarily by a reduction in rates during 2009 and to a reduction of $8.0 million in interest expense on securities sold under repurchase agreements as a result of the Company not entering in these agreements for the mortgage banking segment during 2009.

Total interest-earning assets decreased by $0.3 billion during 2009, from $1.1 billion for the year ended December 31, 2008 to $0.8 billion for the corresponding 2009 period. The decrease in interest-earning assets together with the decrease in interest-bearing liabilities of $0.2 billion during 2009 and the corresponding decrease in net interest income of $2.7 million resulted in an increase of 26 basis points in the net interest margin, from 1.58% during 2008 to 1.84% during 2009.

Non-interest income for the mortgage banking segment was $46.1 million for 2009, compared to $35.5 million for 2008. The increase in non-interest income of $10.6 million resulted mainly by an increase of $18.0 million in other income during 2009 related to dividends paid by Doral Insurance to its parent company, partially offset by a reduction of $3.1 million in trading activities resulted from lower gains in the value of IOs.

Non-interest expense for the mortgage banking segment was $56.4 million for 2009, compared to $65.4 million for 2008. The decrease in non-interest expense of $9.0 million during 2009 was mainly driven by the elimination of charges made in 2008, such as a loss of $3.4 million related to the elimination of tax credits granted to customers under Law 197 and a reduction of $11.6 million related to the provisions for sales of delinquent loans and for other receivables.

2008 compared to 2007.  Net interest income for the mortgage banking segment amounted to $17.4 million for 2008, compared to net interest loss of $2.4 million for the comparable period of 2007. The increase in

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net interest income was driven by a $42.8 million decline in interest expense partially offset by $23.0 million reduction in interest income, when compared to 2007 period. The mortgage banking segment was fully benefited in 2008 from the repayment of the $625.0 million in senior notes from the proceeds of the Company’s capital raise in July 2007, allowing for the larger reduction in interest expense. Net interest loss in 2007 was driven by a loss of interest income due to the sale of $3.1 billion in mortgage loans. For the year ended December 31, 2008, the interest rate margin for the mortgage banking segment was 1.58% compared to (0.16%) for 2007. The average balance of interest-earning assets for the segment was $1.1 billion and $1.5 billion for December 31, 2008 and 2007, respectively.

Non-interest income for the mortgage banking segment amounted to $35.5 million for 2008, compared to $188.2 million for the corresponding period of 2007. The decrease in non-interest income for 2008 was primarily related to dividends paid by subsidiaries to the parent company during 2007 amounting to $165.1 million.

Non-interest expenses for this segment amounted to $71.9 million in 2008 compared to $171.5 million in 2007. The decrease in non-interest expense during 2008 was primarily related to a reduction in compensation and benefit expenses and professional services expenses of $53.2 million and $28.1 million, respectively, when compared to the corresponding 2007 period. Non-interest expense for 2007 was impacted by (i) the payment of $4.4 million remaining in an escrow account maintained on behalf of the Company’s Chief Executive Officer pursuant to the terms of his employment agreement; (ii) the recognition of $3.8 million of stock-based compensation related to the termination of stock options; (iii) $3.6 million related to severance payments; and (iv) $1.6 million of professional services related to accounting matters of Doral Holdings GP, ultimate holding company.

Net loss for 2008 was $161.2 million compared to $7.8 million for the corresponding 2007 period. The net loss for the year ended December 31, 2008 was primarily driven by an increase in income tax expense related to the increase in the valuation allowance for the deferred tax assets. Income tax expense for 2008 amounted to $170.5 million compared to an income tax benefit of $128.5 million for the comparable 2007.

Insurance Agency

Doral Financial operates its insurance agency activities through its wholly-owned subsidiary Doral Insurance Agency. Doral Insurance Agency’s principal insurance products are hazard, title and flood insurance, which are sold primarily to Doral Financial’s mortgage customers. Doral Insurance Agency also offers a diversifying range of insurance products such as auto, life, home protector and disability, among others. Net income for this segment amounted to $8.0 million during 2009, compared to $6.3 million for 2008 and $3.2 million for 2007. The increase in net income during 2009 was principally related to decrease of $1.6 million in deferred income tax provision resulting from the effect of the IO deduction (refer to Note 31 of the Consolidated Financial Statements for additional information). For the year ended December 31, 2009, insurance fees and commissions amounted to $12.0 million, compared to $12.8 million in 2008 and $9.5 million in 2007.

Institutional Securities Operations

Doral Financial has been steadily decreasing the operations of this segment. During 2006, the Company sold substantially all of Doral Securities’ investment securities and during the third quarter of 2007, Doral Securities voluntarily withdrew its license as a broker-dealer with the SEC and its membership with the FINRA. Doral Securities’ operations were limited during 2008 to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into Doral Financial, with Doral Financial remaining as the surviving corporation.

Net loss for this segment amounted to $0.1 million for the year ended December 31, 2008, compared to net income of $0.4 million for the corresponding period of 2007.

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BALANCE SHEET AND OPERATING DATA ANALYSIS

Loan Production

Loan production includes loans internally originated by Doral Financial as well as residential mortgage loans purchased from third parties with the related servicing rights. Purchases of mortgage loans from third parties were $126.0 million, $182.2 million and $85.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. The following table sets forth the number and dollar amount of Doral Financial’s loan production for the years indicated:

Table E — Loan Production

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except for
	average initial loan balance)

FHA/VA mortgage loans
Number of loans	2,589	2,727	1,392
Volume of loans	$344,579	$349,238	$143,714
Percent of total volume	30%	26%	11%
Average initial loan balance	$133,093	$128,067	$103,243
Conventional conforming mortgage loans
Number of loans	921	806	1,268
Volume of loans	$115,265	$95,828	$145,079
Percent of total volume	10%	7%	11%
Average initial loan balance	$125,152	$118,893	$114,416
Conventional non-conforming mortgage loans(1)
Number of loans	2,246	4,044	3,598
Volume of loans	$353,620	$514,163	$461,432
Percent of total volume	31%	39%	34%
Average initial loan balance	$157,444	$127,142	$128,247
Construction developments loans(2)
Number of loans	6	24	24
Volume of loans	$4,719	$82,880	$64,661
Percent of total volume	0%	6%	5%
Average initial loan balance	$786.575	$3,453,333	$2,694,208
Disbursements of construction developments loans
Volume of loans	$44,328	$87,309	$229,634
Percent of total volume	4%	7%	17%
Commercial loans(3)
Number of loans	128	200	384
Volume of loans	$271,020	$130,048	$235,761
Percent of total volume	24%	10%	18%
Average initial loan balance	$2,117,344	$650,237	$613,960
Consumer loans(3)
Number of loans	684	7,631	6,876
Volume of loans	$5,012	$61,455	$49,300
Percent of total volume	0%	5%	4%
Average initial loan balance	$7,327	$8,053	$7,170
Other(4)
Number of loans	1	3	2
Volume of loans	$9,200	$6,600	$2,188
Percent of total volume	1%	—	—
Average initial loan balance	$9,200,000	$2,200,000	$1,094,153

Total loans
Number of loans	6,575	15,435	13,544
Volume of loans	$1,147,743	$1,327,521	$1,331,769

(1)	Includes $2.5 million, $29.2 million and $29.0 million, in second mortgages for the years ended December 31, 2009, 2008 and 2007, respectively.

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(2)	Construction development loans during 2009 and 2008 relates to new commitments to fund construction loans in New York.

(3)	Commercial and consumer lines of credit are included in the loan production according to the credit limit approved.

(4)	Consists of multifamily loans.

Total loan production for 2009 decreased by $179.8 million, or 14%, when compared to the 2008 corresponding period. The reduction in loan production was impacted by (i) a decrease of $123.6 million, or 11% in loans originated by the Company during 2009, and (ii) a decrease of $56.2 million, or 31%, associated to production purchased from third parties. The decrease in Doral Financial’s loan production for the year ended December 31, 2009 resulted from significant decreases in residential mortgage and construction lending activity in Puerto Rico, partially offset by an increase in the commercial production related to participation in syndicated loans in the U.S. mainland. The decrease in the Company’s internally originated loans is due to a number of factors including deteriorating economic conditions, competition from other financial institutions, changes in laws and regulations and the general economic conditions in Puerto Rico.

A substantial portion of Doral Financial’s total residential mortgage loan originations has consistently been composed of refinancing transactions. For the years ended December 31, 2009, 2008, and 2007, refinancing transactions represented approximately 82%, 53% and 54%, respectively, of the total dollar volume of internally originated mortgage loans. Doral Financial’s future results could be adversely affected by a significant increase in mortgage interest rates that may reduce refinancing activity. However, the Company believes that refinancing activity in Puerto Rico is less sensitive to interest rate changes than in the mainland United States because a significant number of refinance loans in the Puerto Rico mortgage market are made for debt consolidation purposes rather than interest savings due to lower rates.

Loan Origination Channels

In Puerto Rico, Doral Financial relies primarily on Doral Bank PR’s extensive branch network to originate loans. It supplements these originations with wholesale purchases from other financial institutions. Purchases generally consist of conventional mortgage loans. Doral Financial also originates consumer, commercial, construction and land loans primarily through its banking subsidiaries. Due to worsening economic conditions in Puerto Rico, new lending activity was limited during 2009 and 2008.

The following table sets forth the sources of Doral Financial’s loan production as a percentage of total loan originations for the years indicated:

Table F — Loan Origination Sources

	Year Ended December 31,
	2009			2008			2007
	Puerto Rico	U.S.	Total	Puerto Rico	U.S.	Total	Total

Retail	60%	—	60%	58%	—	58%	50%
Wholesale(1)	11%	—	11%	14%	—	14%	6%
Construction Development(2)	2%	2%	4%	6%	7%	13%	22%
Other(3)	1%	24%	25%	8%	7%	15%	22%

(1)	Refers to purchases of mortgage loans from other financial institutions and mortgage lenders.

(2)	Includes new construction loans and disbursement of existing construction loans.

(3)	Refers to commercial, consumer and multifamily loans originated through the banking subsidiaries.

The increase in U.S. loan originations during 2009 is related to originations of the new syndicated lending unit.

Mortgage Loan Servicing

Doral Financial’s principal source of servicing rights has traditionally been sales of loans from its internal loan production. However, Doral Financial also purchases mortgage loans. Doral Financial intends to continue growing its mortgage-servicing portfolio primarily by internal loan originations, but may also continue to seek and consider attractive opportunities for wholesale purchases of loans with the related servicing rights and bulk purchases of servicing rights from third parties.

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The following table sets forth certain information regarding the total mortgage loan servicing portfolio for the years indicated:

Table G — Loans Serviced for Third Parties

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except for
	average size of loans serviced)

Composition of Portfolio Serviced for Third Parties at Year End:
GNMA	$2,283,667	$2,267,782	$2,115,760
FHLMC/FNMA	3,084,078	3,451,334	3,756,019
Other conventional mortgage loans(1)(2)	3,287,868	3,741,234	4,200,759

Total portfolio serviced for third parties	$8,655,613	$9,460,350	$10,072,538

Activity of Portfolio Serviced for Third Parties at Year End:
Beginning servicing portfolio	$9,460,350	$10,072,538	$11,997,324
Additions to servicing portfolio	465,935	428,792	296,091
Servicing released due to repurchases(3)	(178,727)	(63,964)	(54,571)
MSRs sales	(7,111)	—	(697,744)
Run-off(4)	(1,084,834)	(977,016)	(1,468,562)

Ending servicing portfolio	$8,655,613	$9,460,350	$10,072,538

Selected Data Regarding Mortgage Loans Serviced for Third Parties:
Number of loans	103,214	112,150	119,306
Weighted-average interest rate	6.31%	6.41%	6.60%
Weighted-average remaining maturity (months)	242	246	255
Weighted-average gross servicing fee rate	0.39%	0.39%	0.39%
Average-servicing portfolio(5)	$8,976,464	$9,645,932	$10,782,861
Principal prepayments	$715,981	$632,694	$769,074
Constant prepayment rate	7%	6%	7%
Average size of loans	$83,861	$84,354	$84,426
Servicing assets, net	$118,493	$114,396	$150,238
Mortgage-servicing advances(6)	$19,592	$18,309	$20,621

Delinquent Mortgage Loans and Pending Foreclosures at Year End:
60-89 days past due	2.45%	2.08%	1.70%
90 days or more past due	4.54%	3.55%	2.10%

Total delinquencies excluding foreclosures	6.99%	5.63%	3.80%

Foreclosures pending	2.99%	2.55%	2.11%

(1)	Excludes $4.4 billion, $4.2 billion and $3.6 billion of mortgage loans owned by Doral Financial at December 31, 2009, 2008 and 2007, respectively.

(2)	Includes portfolios of $154.2 million, $177.0 million and $201.7 million at December 31, 2009, 2008 and 2007, respectively, of delinquent FHA/VA and conventional mortgage loans sold to third parties.

(3)	As of December 31, 2008 includes $48.1 million of principal balance of loans repurchased from a third party.

(4)	Run-off refers to regular amortization of loans, prepayments and foreclosures.

(5)	Excludes the average balance of mortgage loans owned by Doral Financial of $4.3 billion, $3.9 billion and $3.3 billion at December 31, 2009, 2008 and 2007, respectively.

(6)	Includes reserves for possible losses on P&I advances of $8.8 million, $9.7 million and $11.2 million as of December 31,2009, 2008 and 2007, respectively.

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Most of the mortgage loans in Doral Financial’s servicing portfolio are secured by single (one-to-four) family residences located in Puerto Rico. At December 31, 2009, 2008 and 2007 less than one percent of Doral Financial’s mortgage-servicing portfolio was related to mortgages secured by real property located in the U.S.

The amount of principal prepayments on mortgage loans serviced for third parties by Doral Financial was $0.7 billion, $0.6 billion, and $0.8 billion for the years ended December 31, 2009, 2008 and 2007, respectively. Total delinquencies excluding foreclosures increased from 5.63% to 6.99% from 2008 to 2009 as a result of the economic recession and general deterioration of the mortgage sector, while pending foreclosures increased from 2.55% to 2.99%, respectively. The Company does not expect significant losses related to these delinquencies since it has a liability for loans under recourse agreements and for other non recourse loans has not experienced significant losses in the past.

As part of its servicing responsibilities, in some servicing agreements, Doral Financial is required to advance the scheduled payments of principal or interest whether or not collected from the underlying borrower. While Doral Financial generally recovers funds advanced pursuant to these arrangements within 30 days, it must absorb the cost of funding the advances during the time the advance is outstanding. In the past, Doral Financial sold pools of delinquent FHA and VA and conventional mortgage loans. Under these arrangements, Doral Financial is required to advance the scheduled payments whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the large number of delinquent loans.

Loans Held for Sale

Loans held for sale are carried on Doral Financial’s Consolidated Statements of Financial Condition at the lower of net cost or market value on an aggregate portfolio basis. Market values are determined by reference to market prices for comparable mortgage loans, adjusted by the portfolio credit risk. The amount by which costs exceed market value, if any, is accounted for as a loss during the period in which the change in valuation occurs. Given traditional consumer preferences in Puerto Rico, substantially all of Doral Financial’s residential loans held for sale are fixed-rate loans. Please refer to Note 12 of the Consolidated Financial Statements accompanying this Annual Report on Form 10-K for additional information regarding Doral Financial’s portfolio of loans held for sale.

As of December 31, 2009, Doral Financial owned approximately $320.9 million in loans held for sale, of which approximately $288.3 million consisted of residential mortgage loans.

GNMA programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the Company provides servicing. At the Company’s option and without GNMA prior authorization, Doral Financial may repurchase such delinquent loans for an amount equal to 100% of the loan’s remaining principal balance. This buy-back option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional (but not an obligation). When the loans backing a GNMA security are initially securitized, the Company treats the transaction as a sale for accounting purposes and the loans are removed from the balance sheet because the conditional nature of the buy-back option means that the Company does not maintain effective control over the loans. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, Doral Financial is deemed to have regained effective control over these loans. In such case, for financial reporting purposes, the delinquent GNMA loans are brought back into the Company’s portfolio of loans held for sale, regardless of whether the Company intends to exercise the buy-back option. An offsetting liability is also recorded. As of December 31, 2009, the portfolio of loans held for sale includes $128.6 million related to GNMA defaulted loans, compared to $165.6 million and $126.0 million as of December 31, 2008 and 2007, respectively.

In December 2009, the Company repurchased $118.3 million of GNMA defaulted loans, which were classified as loans held for investment.

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Loans Held for Investment

Doral Financial originates mortgage loans secured by income-producing residential and commercial properties, construction loans, land loans, certain residential mortgage loans and other commercial and consumer loans that are held for investment and classified as loans receivable. Loans receivable are originated primarily through Doral Financial’s banking subsidiaries. A significant portion of Doral Financial’s loans receivable consists of loans made to entities or individuals located in Puerto Rico. During the third quarter of 2009, Doral Financial started a new syndicated lending unit operating out of one of its New York subsidiaries. This unit is engaged in purchasing participations in senior credit facilities in the syndicated leverage loan market. As of December 31, 2009, the syndicated lending unit had originated $178.0 million.

The maximum aggregate amount in unsecured loans that Doral Bank PR could make to a single borrower under Puerto Rico banking regulations as of December 31, 2009, was approximately $103.0 million. Puerto Rico banking regulations permit larger loans to a single borrower to the extent secured by qualifying collateral. The maximum aggregate amount in loans that Doral Bank NY could make to a single borrower under the OTS banking regulations as of December 31, 2009, was $2.1 million. Doral Financial’s largest aggregated indebtedness to a single borrower or a group of related borrowers as of December 31, 2009 was $71.4 million.

The following table sets forth certain information regarding Doral Financial’s loans receivable:

Table H — Loans Receivable, Net

	As of December 31,
	2009	2008	2007	2006	2005
	(In thousands)

Construction loans	$452,386	$506,031	$588,175	$817,352	$795,848
Residential mortgage loans	3,859,276	3,650,222	3,340,162	1,785,454	514,164
Commercial — secured by real estate	740,429	757,112	767,441	541,891	891,795
Consumer — other	70,657	90,188	91,157	86,961	81,464
Lease financing receivable	13,656	23,158	33,457	43,565	44,636
Commercial non-real estate	312,352	136,210	126,484	158,963	142,909
Loans on savings deposits	3,249	5,240	11,037	16,811	15,082
Land secured	100,450	118,870	119,232	42,769	50,358

Loans receivable, gross	5,552,455	5,287,031	5,077,145	3,493,766	2,536,256

Less:
Discount on loans	(13,190)	(15,735)	(17,615)	(22,016)	—
Unearned interest and deferred loan fees, net	(23,457)	(19,583)	(8,597)	(14,580)	(23,252)
Allowance for loan and lease losses	(140,774)	(132,020)	(124,733)	(67,233)	(35,044)

	(177,421)	(167,338)	(150,945)	(103,829)	(58,296)

Loans receivable, net(1)	$5,375,034	$5,119,693	$4,926,200	$3,389,937	$2,477,960

(1)	During 2007, the Company experienced a significant increase in loans receivable principally related to the reclassification of $1.4 billion of loans from the loans held for sale portfolio to the loans receivable portfolio.

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The following table sets forth certain information as of December 31, 2009, regarding the dollar amount of Doral Financial’s loans receivable portfolio based on the remaining contractual maturity. Expected maturities may differ from contractual maturities because of prepayments and other market factors. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

Table I — Loans Receivable by Contractual Maturities

	As of December 31, 2009
	1 Year	1 to 5	Over 5
	or Less	Years	Years	Total
		(In thousands)

Construction loans	$398,382	$39,684	$14,320	$452,386
Residential mortgage loans	43,546	169,953	3,645,777	3,859,276
Commercial — secured by real estate	222,520	266,944	250,965	740,429
Consumer — other	24,394	44,490	1,773	70,657
Lease financing receivable	3,324	10,232	100	13,656
Commercial non-real estate	61,925	166,764	83,663	312,352
Loans on savings deposits	246	2,676	327	3,249
Land secured	65,794	21,662	12,994	100,450

Loans receivable, gross	$820,131	$722,405	$4,009,919	$5,552,455

Scheduled contractual amortization of loans receivable does not reflect the expected life of Doral Financial’s loans receivable portfolio. The average life of these loans is substantially less than their contractual terms because of prepayments and, with respect to conventional mortgage loans, due-on-sale clauses, which give Doral Financial the right to declare a conventional mortgage loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan rates are lower than rates on existing mortgage loans. Under the latter circumstance, the weighted-average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

The following table sets forth the dollar amount of total loans receivable at December 31, 2009, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates that have a contractual maturity of more than one year.

Table J — Loans Receivable by Fixed and Floating or Adjustable Rates

		Due After One Year
			Floating or
	1 Year		Adjustable-
	or Less	Fixed-Rate	Rate	Total
		(In thousands)

Construction loans	$398,382	$19,517	$34,487	$452,386
Residential mortgage loans	43,546	3,815,730	—	3,859,276
Commercial — secured by real estate	222,520	482,125	35,784	740,429
Consumer — other	24,394	46,263	—	70,657
Lease financing receivable	3,324	10,332	—	13,656
Commercial non-real estate	61,925	190,900	59,527	312,352
Loans on savings deposits	246	3,003	—	3,249
Land secured	65,794	26,826	7,830	100,450

Loans receivable, gross	$820,131	$4,594,692	$137,628	$5,552,455

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Doral Financial’s banking subsidiaries originate floating or adjustable and fixed interest-rate loans. Unlike its portfolio of residential mortgage loans, which is comprised almost entirely of fixed rate mortgage loans, a significant portion of Doral Financial’s construction, land, and other commercial loans classified as loans receivable carry adjustable rates. At December 31, 2009, 2008 and 2007, approximately 13%, 13% and 17%, respectively, of Doral Financial’s gross loans receivable were adjustable rate loans. The decrease in the percentage of adjustable rate loans in 2008 was the result of the transfers of $1.4 billion of residential mortgage loans from the held for sale portfolio to the loans receivable portfolio during 2007, resulting in an increase of the Company’s fixed-rate portfolio. Also, the decrease in adjustable rate loans in the portfolio relates to the decrease in the construction loans portfolio. The adjustable rate construction, commercial and land loans have interest rate adjustment limitations and are generally tied to the prime rate, and often provide for a maximum and minimum rate beyond which the applicable interest rate will not fluctuate. Future market factors may affect the correlation of the interest rate adjustment with the rate Doral Financial pays on the different funding sources used to finance these loans. Please refer to Note 13 of the consolidated financial statements accompanying this Annual Report on Form 10-K for additional information regarding Doral Financial’s portfolio of loans receivable.

Investment and Trading Activities

As part of its mortgage securitization activities, Doral Financial is involved in the purchase and sale of mortgage-backed securities. At December 31, 2009, Doral Financial, principally through its banking subsidiaries, held securities for trading with a fair market value of $47.7 million.

Securities held for trading are reflected on Doral Financial’s consolidated financial statements at their fair market value with resulting gains or losses included in current period earnings as part of net gain (loss) on securities held for trading. See “Critical Accounting Policies — Valuation of Trading Securities and Derivatives” above for additional information on how Doral Financial determines the fair values of its trading securities.

Securities held for trading also includes derivatives that serve as economic hedges on the Company’s servicing assets and secondary marketing activities.

As part of its strategy to diversify its revenue sources and maximize net interest income, Doral Financial also invests in securities that are classified as available for sale. As of December 31, 2009, Doral Financial, principally through its banking subsidiaries, held $2.8 billion of investment securities that were classified as available for sale and reported at fair value based on quoted or evaluated market prices, with unrealized gains or losses included in stockholders’ equity and reported as accumulated other comprehensive loss (“AOCL”), net of income tax benefit in Doral Financial’s consolidated financial statements. Of this amount, approximately 98% was held at Doral Financial’s banking subsidiaries. At December 31, 2009, Doral Financial had unrealized losses in AOCL of $103.9 million, compared to unrealized losses of $109.5 million at December 31, 2008 related to its available for sale portfolio.

The securities held by the Company are principally mortgage-backed securities or securities backed by a U.S. government sponsored entity and therefore, principal and interest on the securities are deemed recoverable. Doral Financial’s investment portfolio consists primarily of AAA rated debt securities, except for the Non-Agency CMO.

During 2009, the Company sold approximately $2.0 billion and purchased approximately $2.3 billion of investment securities for the purpose of increasing interest margin in the first six months of the year and reducing the Company’s interest rate exposure in the latter part of the year. As a result of these transactions, the Company recognized a net gain on investment securities of $34.9 million during 2009.

The Company adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost

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of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under any of the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual available for sale investment securities for OTTI on at least a quarterly basis. As part of this process, the Company considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

As of December 31, 2009, the Company performed a detailed cash flow analysis to assess whether any of the securities were OTTI. The Company uses a third party provider to generate cash flow forecasts of each security reviewed based on a combination of management and market driven assumptions and securitization terms, including remaining payment terms of the security, prepayment speeds, the estimated amount of loans to become seriously delinquent over the life of the security and the pull through rate, the estimated life-time severity rate, estimated losses over the life of the security, loan characteristics, the level of subordination within the security structure, expected housing price changes and interest rate assumptions.

For the year ended December 31, 2009, it was determined that seven securities reflected OTTI. Four of these securities are subordinated interests in a securitization structure collateralized by option adjustable rate mortgage (“ARM”) loans. The security characteristics that led to the OTTI conclusion included: the cumulative level and estimated future delinquency levels, the effect of severely delinquent loans on forecasted defaults, the cumulative severity and expected severity in resolving the defaulted loans, the current subordination of the securities and the present value of the forecast cash flows was less than the cost basis of the security. Management estimates that credit losses of $26.4 million had been incurred on these securities with amortized cost of $235.1 million as of December 31, 2009. It is possible that future loss assumptions or securitization cash flow estimates could change and cause future OTTI charges on these securities.

Non-Agency CMO’s also include P.R. Non-Agency CMO’s with a market value of $7.6 million that are comprised of subordinate tranches of 2006 securitizations of Doral originated mortgage loans primarily composed of 2003 and 2004 vintages. Doral purchased these CMOs at a discounted price of 61% of par value, anticipating a partial loss of principal and interest value and as a result, accounted for these investments under the guidance of ASC 325-40, Investments — Other/Beneficial Interest in Securitized Financial Assets,

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(previously EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF No. 99-20”)), as amended by FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20). The remaining three securities that reflected OTTI during 2009 are P.R. Non-Agency CMO’s. Management estimates that credit losses of $1.2 million had been incurred on these securities with amortized cost of $11.6 million as of December 31, 2009. It is possible that future loss assumptions could change and cause future other-than-temporary impairment charges in these securities.

Higher default and loss assumptions driven by higher delinquencies in Puerto Rico, primarily due to the impact of inflationary pressures on the consumer, the high rate of unemployment and general recessionary conditions on the Island, has resulted in higher default and loss estimates on these bonds. The higher default and loss estimates have resulted in lower bond prices and higher levels of unrealized losses on the bonds. These changes have caused the securitization’s cash flow waterfall to accelerate repayment of senior issues of certain securitizations.

The Company does not intend to sell the securities which it has judged to be OTTI and it is not more likely than not that it will be required to sell these securities before its anticipated recovery of each security’s remaining amortized cost basis. Therefore, the difference between the amortized cost basis and the present value of estimated future cash flows is recorded as a credit related OTTI of the securities.

For the remainder of the Company’s securities portfolio that have experienced decreases in fair value, the decline is considered to be temporary as the Company expects to recover the entire amortized cost basis on the securities and neither intends to sell these securities nor is it more likely than not that it will be required to sell these securities.

In subsequent periods the Company will account for the securities judged to be OTTI as if the securities had been purchased at the previous amortized cost less the credit related OTTI. Once a credit loss is recognized, the investment will be adjusted to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in earnings. For the investment securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

The following table summarizes Doral Financial’s securities holdings as of December 31, 2009.

Table K — Investment Securities

			Total
	Held for	Available	Investment
	Trading	For Sale	Securities
	(In thousands)

Mortgage-backed securities:
GNMA, FHLMC and FNMA	$—	$918,271	$918,271
CMO government sponsored agencies	—	1,488,013	1,488,013
Non-agency CMOs	893	270,600	271,493
Variable rate IOs	45,342	—	45,342
Fixed rate IOs	381	—	381
U.S. government sponsored agency obligation	—	48,222	48,222
Puerto Rico government obligations	—	2,678	2,678
Derivatives	1,110	—	1,110
Other	—	61,393	61,393

Total	$47,726	$2,789,177	$2,836,903

For additional information regarding the composition of Doral Financial’s investment securities, please refer to Notes 7, 8 and 9 to the consolidated financial statements accompanying this Annual Report on Form 10-K.

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LIQUIDITY AND CAPITAL RESOURCES

Doral Financial has an ongoing need for capital to finance its lending, servicing and investing activities. Doral Financial’s cash requirements arise mainly from loan originations and purchases, purchases and holding of securities, repayments of debt upon maturity, payments of operating and interest expenses, servicing advances and loan repurchases pursuant to recourse or warranty obligations. Sources of funds include deposits, advances from FHLB and other borrowings, proceeds from the sale of loans, and of certain available for sale investment securities and other assets, payment from loans held on balance sheet, and cash income from assets owned, including payments from owned mortgage servicing rights and interest only strips. The Company’s Asset and Liability Committee (“ALCO”) establishes and monitors liquidity guidelines to ensure the Company’s ability to meet these needs. Doral Financial currently has and anticipates that it will continue to have adequate liquidity, financing arrangements and capital resources to finance its operations in the ordinary course of business.

Liquidity of the Holding Company

The holding company’s principal uses of funds are the payment of its obligations, primarily the payment of principal and interest on its debt obligations. The holding company no longer directly funds any mortgage banking activities. Beyond the amount of unencumbered liquid assets at the holding company, the principal sources of funds for the holding company are principal and interest payments on the portfolio of loans, securities retained on its balance sheet and dividends from its subsidiaries, including Doral Bank PR, Doral Bank NY and Doral Insurance Agency. The existing cease and desist order applicable to the holding company requires prior regulatory approval for the payment of any dividends from Doral Bank PR to the holding company. In addition, various federal and Puerto Rico statutes and regulations limit the amount of dividends that the Company’s banking and other subsidiaries may pay without regulatory approval. No restrictions exist on the dividends available from Doral Insurance Agency, other than those generally applicable under the Puerto Rico corporation law. During 2009, Doral Insurance Agency paid dividends amounting to $18.0 million to the holding company.

Doral Financial has not paid dividends on the Company’s common stock since April 2006.

On March 20, 2009, the Company announced that in order to preserve capital the Board of Directors approved the suspension of the payment of dividends on all of its outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for Doral Financial’s noncumulative preferred stock and the dividends for the second quarter of 2009 for Doral Financial’s cumulative preferred stock.

Liquidity is managed at the holding company level that owns the banking and non-banking subsidiaries. It is also managed at the level of the banking and non-banking subsidiaries.

The following items have impacted the Company’s liquidity, funding activities and strategies during 2009 and 2008:

•	changes in short-term borrowings and deposits in the normal course of business,

•	repayment of certain long-term callable certificates of deposits,

•	adoption of an initiative to lengthen the brokered CD term to structurally reduce interest rate sensitivity,

•	the impact on the Company’s assets and liabilities as a result of the Company’s exposure to Lehman Brother’s Inc. in connection with repurchase agreements and forward TBA agreements,

•	capital contributions to Doral Bank,

•	suspension of payment of dividends on outstanding preferred stock,

•	prepayment of FDIC insurance assessments for years 2010-2012,

•	repurchase of GNMA defaulted loans

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The following sections provide further information on the Company’s major funding activities and needs. Also, please refer to the consolidated statements of cash flows in the accompanying Consolidated Financial Statements for further information.

Liquidity of the Banking Subsidiaries

Doral Financial’s liquidity and capital position at the holding company differ from the liquidity and capital positions of the Company’s banking subsidiaries. Doral Financial’s banking subsidiaries rely primarily on deposits, including brokered deposits which are all insured so as to meet the coverage for FDIC deposit insurance up to applicable limits, borrowings under advances from FHLB and repurchase agreements secured by pledges of their mortgage loans and mortgage-backed securities and other borrowings, such as term notes backed by FHLB-NY letters of credit and auction term funds to depository institutions granted by the Federal Reserve under TAF, as their primary sources of liquidity. The banking subsidiaries also have significant investments in loans and investment securities, which together with the owned mortgage servicing rights, serve as a source of cash. To date, these sources of liquidity for Doral Financial’s banking subsidiaries have not been materially adversely impacted by the current adverse liquidity conditions in the U.S. mortgage and credit markets, except for OTTI charges taken as of December 31, 2009. Please refer to Note 10 of the accompanying Consolidated Financial Statements for additional information on OTTI charges.

Cash Sources and Uses

Doral Financial’s sources of cash as of December 31, 2009 include retail and commercial deposits, borrowings under advances from FHLB, borrowings from the Federal Reserve, repurchase financing agreements, principal repayments and sale of loans and securities.

Management does not contemplate material uncertainties in the rolling over of deposits, both retail and wholesale, and is not engaged in capital expenditures that would materially affect the capital and liquidity positions. In addition, the Company’s banking subsidiaries maintain borrowing facilities with the FHLB and at the discount window of the Federal Reserve, and have a considerable amount of collateral that can be used to raise funds under these facilities.

Doral Financial’s uses of cash as of December 31, 2009 include origination and purchase of loans, purchase of investment securities, repayment of obligations as they become due, dividend payments related to the preferred stock (which were suspended by the Company’s Board of Directors on March 2009 effective during the second quarter of 2009), and other operational needs. The Company also is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, a liquidity crisis or any other factors, the Company will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.

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Primary Sources of Cash

The following table shows Doral Financial’s sources of borrowings and the related average interest rates as of December 31, 2009 and 2008:

Table L — Sources of Borrowings

	As of December 31,
	2009		2008
	Outstanding	Average	Outstanding	Average
	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Deposits	$4,643,021	2.24%	$4,402,772	3.58%
Repurchase agreements	2,145,262	3.32%	1,907,447	3.62%
Advances from FHLB	1,606,920	3.05%	1,623,400	3.83%
Other short-term borrowings	110,000	0.25%	351,600	0.52%
Loans payable	337,036	7.27%	366,776	7.27%
Notes payable	270,838	7.30%	276,868	7.31%

As of December 31, 2009, Doral Financial’s banking subsidiaries held approximately $4.3 billion in interest-bearing deposits at a weighted-average interest rate of 2.43%. For additional information regarding the Company’s sources of borrowings please refer to Notes 23, 24, 25, 26, 27, 28 and 29 of the Consolidated Financial Statements accompanying this Annual Report on Form 10-K.

The following table presents the average balance and the annualized average rate paid on each deposit type for the years indicated.

Table M — Average Deposit Balance

	Year Ended December 31,
	2009		2008		2007
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Certificates of deposit	$484,917	3.34%	$543,081	4.17%	$711,091	5.29%
Brokered certificates of deposits	2,374,207	3.70%	2,451,523	4.51%	2,071,618	4.82%
Regular passbook savings	361,217	1.69%	332,032	2.56%	380,710	3.56%
NOW accounts and other transaction accounts	350,300	1.26%	381,848	1.57%	437,321	3.04%
Money market accounts	390,962	2.71%	294,847	3.07%	171,371	4.05%

Total interest bearing	3,961,603	3.16%	4,003,331	3.91%	3,772,111	4.54%
Non-interest bearing	244,606	—	254,566	—	309,482	—

Total deposits	$4,206,209	2.97%	$4,257,897	3.68%	$4,081,593	4.20%

The reduction in total average rate on deposits for the year ended December 31, 2009 was driven by the decline in interest rates during 2009, when compared to the corresponding 2008 period. During the second quarter of 2009, the Company repriced most retail and commercial deposits. Since the second quarter of 2009, the Company has been focused on mitigating interest rate exposure by extending the maturity of brokered certificates of deposits.

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The following table sets forth the maturities of certificates of deposit having principal amounts of $100,000 or more at December 31, 2009.

Table N — Certificates of Deposit Maturities

Amount
(In thousands)

Certificates of deposit maturing:
Three months or less	$414,439
Over three through six months	378,362
Over six through twelve months	695,188
Over twelve months	1,395,538

Total	$2,883,527

The amounts in Table N, includes $2.7 billion in brokered deposits issued in denominations greater than $100,000 to broker-dealers. As of December 31, 2009 all brokered deposits were within the applicable FDIC insurance limit. On October 3, 2008, the President of the U.S. signed the Emergency Economic Stabilization Act of 2008, which among others things, temporarily raised the basic limit on FDIC deposit insurance from $100,000 to $250,000. The temporary increase in deposit insurance became effective upon the President’s signature and was set to expire on December 31, 2009.

On May 20, 2009, the President of the U.S. signed the Helping Families Save Their Homes Act, which extends the temporary increase in the SMDIA to $250,000 per depositor through December 31, 2013. This extension of the temporary $250,000 coverage limit became effective immediately upon the President’s signature. The legislation provides that the SMDIA will return to $100,000 on January 1, 2014.

As of December 31, 2009 and 2008, Doral Financial’s retail banking subsidiaries had approximately $2.7 billion, each, in brokered deposits. Brokered deposits are used by Doral Financial’s retail banking subsidiaries as a source of long-term funds, and Doral Financial’s retail banking subsidiaries have traditionally been able to replace maturing brokered deposits. Brokered deposits, however, are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Brokered deposit investors are generally very sensitive to interest rates and will generally move funds from one depository institution to another based on minor differences in rates offered on deposits.

Doral Financial’s banking subsidiaries, as members of the FHLB-NY, have access to collateralized borrowings from the FHLB-NY up to a maximum of 30% of total assets. In addition, the FHLB-NY makes available additional borrowing capacity in the form of repurchase agreements on qualifying high grade securities. Advances and reimbursement obligations with respect to letters of credit must be secured by qualifying assets with a market value of 100% of the advances or reimbursement obligations. As of December 31, 2009, Doral Financial’s banking subsidiaries had $1.6 billion in outstanding advances from the FHLB-NY at a weighted-average interest rate cost of 3.05%. Please refer to Note 26 of the consolidated financial statements accompanying this Annual Report on Form 10-K for additional information regarding such advances.

Doral Financial also derives liquidity from the sale of mortgage loans in the secondary mortgage market. The U.S. (including Puerto Rico) secondary mortgage market is the most liquid in the world in large part because of the sale or guarantee programs maintained by FHA, VA, HUD, FNMA and FHLMC. To the extent these programs are curtailed or the standard for insuring or selling loans under such programs is materially increased, or, for any reason, Doral Financial were to fail to qualify for such programs, Doral Financial’s ability to sell mortgage loans and consequently its liquidity would be materially adversely affected.

Other Uses of Cash

Servicing agreements relating to the mortgage-backed securities programs of FNMA, FHLMC and GNMA, and to mortgage loans sold to certain other investors, require Doral Financial to advance funds to

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make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. While Doral Financial generally recovers funds advanced pursuant to these arrangements within 30 days, it must absorb the cost of funding the advances during the time the advance is outstanding. For the year ended December 31, 2009, the monthly average amount of funds advanced by Doral Financial under such servicing agreements was approximately $34.8 million, compared to $36.8 million for 2008. To the extent the mortgage loans underlying Doral Financial’s servicing portfolio experience increased delinquencies, Doral Financial would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts. In the past, Doral Financial sold pools of delinquent FHA and VA and conventional mortgage loans. Under these arrangements, Doral Financial is required to advance the scheduled payments whether or not collected from the underlying borrower. While Doral Financial expects to recover the amounts advanced through foreclosure or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the delinquent status of the loans. As of December 31, 2009 and 2008, the outstanding principal balance of such delinquent loans was $154.2 million and $177.0 million, respectively, and the average annual amount of funds advanced by Doral Financial was $13.9 million and $15.5 million, respectively.

When Doral Financial sells mortgage loans to third parties, which serves as a source of cash, it also generally makes customary representations and warranties regarding the characteristics of the loans sold. To the extent the loans do not meet specified characteristics, investors are generally entitled to cause Doral Financial to repurchase such loans.

In addition to its servicing and warranty obligations, in the past Doral Financial’s loan sale activities have included the sale of non-conforming mortgage loans subject to recourse arrangements that generally require Doral Financial to repurchase or substitute the loans if the loans are 90 days or more past due or otherwise in default up to a specified amount or limited to a period of time after the sale. To the extent the delinquency ratios of the loans sold subject to recourse are greater than anticipated and Doral Financial is required to repurchase more loans than anticipated, Doral Financial’s liquidity requirements would increase. Please refer to “-Off-Balance Sheet Activities” below for additional information on these arrangements.

In the past, Doral Financial sold or securitized mortgage loans with FNMA on a partial or full recourse basis. Doral Financial’s contractual agreements with FNMA authorize FNMA to require Doral Financial to post collateral in the form of cash or marketable securities to secure such recourse obligation to the extent Doral Financial does not maintain an investment grade rating. As of December 31, 2009, Doral Financial’s maximum recourse exposure with FNMA amounted to $638.8 million and required the posting of a minimum of $44.0 million in collateral to secure recourse obligations. While deemed unlikely by Doral Financial, FNMA has the contractual right to request collateral for the full amount of Doral Financial’s recourse obligations. Any such request by FNMA would have a material adverse effect on Doral Financial’s liquidity and business. Please refer to Note 32 of the accompanying consolidated financial statements and “-Off-Balance Sheet Activities” below for additional information on these arrangements.

Under Doral Financial’s repurchase lines of credit and derivative contracts, Doral Financial is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, Doral Financial will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.

Regulatory Capital Ratios

As of December 31, 2009, Doral Bank PR and Doral Bank NY were in compliance with all the regulatory capital requirements that were applicable to them as a state non-member bank and federal savings bank, respectively, (i.e., total capital and Tier 1 capital to risk-weighted assets of at least 8% and 4%, respectively, and Tier 1 capital to average assets of at least 4%). The Company was also in compliance with regulatory capital requirements applicable to it as a bank holding company. As described below, Doral Financial is subject to a consent order pursuant to which it submitted a capital plan in which it has agreed to maintain

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capital ratios in excess of the prompt corrective action well capitalized floors at both the holding company and Doral Bank PR level.

Set forth below are Doral Financial’s and its banking subsidiaries’ regulatory capital ratios as of December 31, 2009, based on existing Federal Reserve, FDIC and OTS guidelines.

Table O — Regulatory Capital Ratios

		Banking Subsidiaries
				Well-
	Doral	Doral	Doral	Capitalized
	Financial	Bank-PR	Bank NY	Minimum

Total capital ratio (Total capital to risk-weighted assets)	15.1%	15.3%	16.6%	10.0%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	13.8%	14.0%	16.2%	6.0%
Leverage ratio(1)	8.4%	7.4%	13.0%	5.0%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

As of December 31, 2009, Doral Financial capital levels exceeded the well capitalized thresholds under applicable federal bank regulatory definitions. In addition, as of December 31, 2009, Doral Bank PR and Doral Bank NY capital levels exceeded the well capitalized thresholds as contained in the prompt corrective action regulations adopted by the FDIC pursuant to the FDICIA. Those thresholds require an institution to maintain a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and not be subject to any written agreement or directive to meet a higher specific capital ratio.

Failure to meet minimum regulatory capital requirements could result in the initiation of certain mandatory and additional discretionary actions by banking regulators against Doral Financial and its banking subsidiaries that, if undertaken, could have a material adverse effect on Doral Financial, such a variety of enforcement remedies, including, with respect to an insured bank or savings bank, the termination of deposit insurance by the FDIC, and to certain restrictions on its business. Please refer to “FDICIA” for additional information.

On March 17, 2006, Doral Financial entered into a consent order with the Federal Reserve, pursuant to which the Company submitted a capital plan in which it established a target minimum leverage ratio of 5.5% for Doral Financial and 6.0% for Doral Bank PR. Please refer to Part I, Item 3. Legal Proceedings, in this Annual Report on Form 10-K for additional information.

On March 19, 2009, the Board of Directors of Doral Financial approved a capital infusion of up to $75.0 million to Doral Bank PR, of which $19.8 million was made during the first quarter of 2009. On November 20, 2009, the Board of Directors approved an additional capital contribution of up to $100.0 million to Doral Bank PR, which was made during November and December 2009.

Assets and Liabilities

Doral Financial’s assets totaled $10.2 billion at December 31, 2009, compared to $10.1 billion at December 31, 2008. Total assets at December 31, 2009, when compared to December 31, 2008 were affected by a decrease of $835.8 million in the Company’s investment securities portfolio that resulted from a combination of a sale of $2.0 billion of investment securities during 2009 and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management, and partially offset by increases of $189.7 million in net loans, $539.5 million in cash and due from banks, $93.3 million in other interest earning assets, $32.9 million in real estate held for sale and $56.9 million in other assets.

Total liabilities were $9.4 billion at December 31, 2009, compared to $9.2 billion at December 31, 2008. Total liabilities as of December 31, 2009 were principally affected by an increase in deposits of $240.2 million, primarily in retail deposits, an increase in securities sold under agreements to repurchase of $237.8 million,

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partially offset by a decrease in other short term borrowings of $241.6 million. Other short-term borrowings consist of the balance of a line of credit with the FHLB and auction term funds to depository institutions granted by the Federal Reserve under TAF. There were also decreases in loans payable of $29.7 million due to pay-downs and other liabilities of $61.0 million.

During September 2008, the company reduced its total assets and liabilities by $509.8 million. This reduction was associated with the termination of repurchase financing arrangements and the sale of the collateral associated with such financing arrangements with LBI as a result of the SIPC’s liquidation proceedings of LBI as of September 19, 2008. Please refer to Note 16 of the accompanying consolidated financial statements for further information.

Capital

Doral Financial’s total equity totaled $875.0 million at December 31, 2009, compared to $905.2 million at December 31, 2008.

On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. The offer to exchange commenced on May 7, 2009 and expired on June 8, 2009. Each of the series of outstanding preferred stock of Doral Financial were eligible to participate in the exchange offer, subject to all terms and conditions set forth in the Tender Offer Statement that was filed with the SEC on May 7, 2009, as amended. The transaction was settled on June 11, 2009.

Pursuant to the terms of the offer to exchange, the Company issued 2,619,710 shares of common stock and paid $3.7 million in cash in exchange for 298,986 shares of convertible preferred stock; issued 493,058 shares of common stock and paid $0.5 million in cash in exchange for 228,173 shares of Series A preferred stock; issued 234,929 shares of common stock and paid $0.2 million in cash in exchange for 217,339 shares of Series B preferred stock; and issued 606,195 shares of common stock and paid $0.6 million in cash in exchange for 560,798 shares of Series C preferred stock. Overall, $105.6 million liquidation preference of the Company’s preferred stock were validly tendered, not withdrawn and exchanged upon the terms and subject to the conditions set forth in the offer to exchange and the related letter of transmittal, which then represented 18.4% of the aggregate liquidation preference of its preferred shares. An aggregate of 1,305,296 shares of preferred stock were retired upon receipt. After settlement of the exchange offer, 1,266,827 shares of Series A preferred stock, 1,782,661 shares of Series B preferred stock, 3,579,202 shares of Series C preferred stock, and 1,081,014 shares of convertible preferred stock remained outstanding.

The exchange by holders of shares of the non-cumulative preferred stock for shares of common stock and payment of a cash premium resulted in the extinguishment and retirement of such shares of non-cumulative preferred stock and an issuance of common stock. The carrying (liquidation) value of each share of non- cumulative preferred stock retired was reduced and common stock and additional paid-in-capital increased in the amount of the fair value of the common stock issued. The difference between the carrying (liquidation) value of shares of non-cumulative preferred stock retired and the fair value of consideration exchanged (cash plus fair value of common stock) was treated as an increase to retained earnings and income available to common shareholders for earnings per share purposes upon the cancellation of the shares of non-cumulative preferred stock acquired by the Company pursuant to the offer to exchange, in accordance with guidance of ASC 260-10, Earnings per Share, (previously EITF Topic No. D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock).

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The exchange by holders of convertible preferred stock for common stock and a cash premium was accounted for as an induced conversion. Common stock and additional paid-in-capital was increased by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms was treated as a reduction to retained earnings and net income available to common shareholders for earnings per share purposes.

As a result of the exchange offer, Doral issued an aggregate of 3,953,892 shares of common stock and paid an aggregate of $5.0 million in cash premium payments and recognized a non-cash credit to retained earnings (with a corresponding charge to additional paid in capital) of $9.4 million that was added to net income available to common shareholders in calculating earnings per share. This exchange resulted in an increase in common equity of $100.6 million and a decrease in preferred stock of $105.6 million, resulting in an increase in book value per common share of $1.63.

On November 20, 2009, the Company filed an amendment to its Registration Statement on Form S-4 (“S-4”) announcing its offer to exchange a number of properly tendered and accepted shares of its Convertible Preferred Stock for newly issued shares of its common stock. The offer to exchange expired on December 9, 2009 and was settled on December 14, 2009. Pursuant to the terms of the offer to exchange, the Company issued 4,300,301 shares of common stock in exchange for 208,854 shares of Convertible Preferred Stock. This exchange resulted in an increase in common equity and a corresponding decrease in preferred stock of $52.2 million, as well as a non-cash charge to retained earnings of $18.0 million (with a corresponding credit to additional paid in capital) that was deducted from net income available to common shareholders in calculating earnings per share.

The effect of the two preferred stock exchanges in 2009 was to increase common equity by $152.8 million, increase book value per common share by $2.47, decreased preferred equity by $157.8 million and decrease net income available to common shareholders by $8.6 million.

Please refer to Note 37 of the accompanying financial statements for further discussion about the preferred stock conversions.

Off-Balance Sheet Activities

In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. For the years ended December 31, 2009 and 2008, repurchases amounted to $13.7 million and $9.5 million, respectively. These repurchases were at fair value and no significant losses were incurred. Please refer to Item 1A. Risk Factors, “Risks relating to our business — Defective and repurchased loans may harm our business and financial condition” for additional information.

In the past, in relation to its asset securitization and loan sale activities, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these transactions, the loans are not reflected on Doral Financial’s Consolidated Statements of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal and interest whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under applicable the FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of delinquent status of the loans. As of December 31, 2009 and 2008, the outstanding principal balance of such delinquent loans amounted to $154.2 million and $177.6 million, respectively.

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In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90-120 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (i) the lapse of time (normally from four to seven years), (ii) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property or (iii) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of December 31, 2009 and 2008, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was $0.9 billion and $1.1 billion, respectively. As of such date, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was $0.8 billion and $1.0 billion, respectively. Doral Financial’s contingent obligation with respect to such recourse provision is not reflected on Doral Financial’s consolidated financial statements, except for a liability of estimated losses from such recourse agreements, which is included as part of “Accrued expenses and other liabilities.” The Company discontinued the practice of selling loans with recourse obligations in 2005. Doral Financial’s current strategy is to sell loans on a non-recourse basis, except recourse for certain early payment defaults. For the years ended December 31, 2009 and 2008, the Company repurchased at fair value $27.3 million and $25.6 million, respectively, pursuant to recourse provisions.

The Company’s approach for estimating its liability for expected losses from recourse obligations was based on the amount that would be required to pay for mortgage insurance to a third party in order to be relieved of its recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published.

Doral Financial reserves for its exposure to recourse amounted to $9.4 million and $8.8 million and the other credit-enhanced transactions explained above amounted $8.8 million and $9.7 million as of December 31, 2009 and 2008, respectively. The change in the approach used to estimate the extent of the expected losses from recourse resulted in a $0.6 million change in the underlying reserves for the year ended December 31, 2008. For additional information regarding sales of delinquent loans please refer to “Liquidity and Capital Resources” above.

The following table shows the changes in the Company’s liability of estimated losses from recourse agreements, included in the Statement of Financial Condition, for each of the periods shown:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
	(In thousands)

Balance at beginning of period	$8,849	$11,755
Net charge-offs/terminations	(3,218)	(1,941)
Provision (recovery) for recourse liability	3,809	(965)

Balance at end of period	$9,440	$8,849

The Company enters into financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company’s exposure to credit losses in the event of non-performance by the other party to the financial instrument for commitments to extend credit or for forward

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sales is represented by the contractual amount of these instruments. Doral Financial uses the same credit policies in making these commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses. Generally, the Company does not enter into interest rate lock agreements with borrowers.

The Company purchases mortgage loans and simultaneously enters into a sale and securitization agreement with the same counterparty, essentially a forward contract that meets the definition of a derivative under ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for derivatives instruments and hedging activities (“SFAS No. 133”)), during the period between trade and settlement date.

A letter of credit is an arrangement that represents an obligation on the part of the Company to a designated third party, contingent upon the failure of the Company’s customer to perform under the terms of the underlying contract with a third party. The amount of the letter of credit represents the maximum amount of credit risk in the event of non-performance by these customers. Under the terms of a letter of credit, an obligation arises only when the underlying event fails to occur as intended, and the obligation is generally up to a stipulated amount and with specified terms and conditions. Letters of credit are used by the customer as a credit enhancement and typically expire without having been drawn upon.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Contractual Obligations and Other Commercial Commitments

The following tables summarize Doral Financial’s contractual obligations, on the basis of contractual maturity or first call date, whichever is earlier, and other commercial commitments as of December 31, 2009.

Table P — Contractual Obligations

	Payments Due by Period
		Less Than	1-3	3-5	After 5
	Total	1 Year	Years	Years	Years
	(In thousands)

Deposits	$4,643,021	$3,217,818	$1,057,981	$209,826	$157,396
Repurchase agreements(1)(2)	2,145,262	1,174,762	364,000	606,500	—
Advances from the FHLB(1)(2)	1,606,920	910,500	557,420	139,000	—
Other short-term borrowings	110,000	110,000	—	—	—
Loans payable(3)	337,036	39,853	74,129	59,313	163,741
Notes payable	270,838	3,570	35,900	10,647	220,721
Other liabilities(4)	104,333	104,333	—	—	—
Non-cancelable operating leases	44,949	5,767	9,243	9,454	20,485

Total Contractual Cash Obligations	$9,262,359	$5,566,603	$2,098,673	$1,034,740	$562,343

(1)	Amounts included in the table above do not include interest.

(2)	Includes $228.5 million of repurchase agreements with an average rate of 4.72% and $279.0 million in advances from FHLB with an average rate of 5.41%, which the lenders have the right to call before their contractual maturities. The majority of such repurchase agreements and advances from FHLB are included in the less-than-one-year category in the above table but have actual contractual maturities ranging from March 2010 to February 2014. They are included on the first call date basis because increases in interest rates over the average rate of the Company’s callable borrowings may induce the lenders to exercise their call right.

(3)	Secured borrowings with local financial institutions, collateralized by real estate mortgage loans at fixed and variable interest rates tied to 3-month LIBOR. These loans are not subject to scheduled payments, but are expected to be repaid according to the regular

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amortization and prepayments of the underlying mortgage loans. For purposes of the table above, the Company used a CPR of 10.4% to estimate the repayments.

(4)	Includes the liability for uncertain tax positions, excluding associated interest and penalties of $3.5 million that the Company expects to settle within less than one year.

Table Q — Other Commercial Commitments(1)

	Amount of Commitment Expiration Per Period
	Total Amount	Less Than	1-3	3-5	After 5
	Committed	1 Year	Years	Years	Years
	(In thousands)

Commitments to extend credit	$85,124	$64,692	$17,652	$2,780	$—
Commitments to sell loans	76,176	76,176	—	—	—
Performance standby letter of credit	25	25	—	—	—
Maximum contractual recourse exposure	770,483	—	—	—	770,483

Total	$931,808	$140,893	$17,652	$2,780	$770,483

(1)	Refer to “Off-Balance Sheet Activities” for additional information regarding other commercial commitments of the Company.

RISK MANAGEMENT

Doral Financial’s business is subject to four broad categories of risks: interest rate risk, credit risk, operational risk and liquidity risk. Doral Financial has specific policies and procedures which have been designed to identify, measure and manage risks to which the company is exposed.

Interest Rate and Market Risk Management

Interest rate risk refers to the risk that changes in interest rates may adversely affect the value of Doral Financial’s assets and liabilities and its net interest income.

Doral Financial’s risk management policies are designed with the goal of maximizing shareholder value with emphasis on stability of net interest income and market value of equity. These policies are also targeted to remain well capitalized, preserve adequate liquidity, and meet various regulatory requirements. The objectives of Doral Financial’s risk management policies are pursued within the limits established by the Board of Directors of the Company. The Board of Directors has delegated the oversight of interest rate and liquidity risks to its Risk Policy Committee.

Doral Financial’s Asset/Liability Management Committee (“ALCO”) has been created under the authority of the Board of Directors to manage the Company’s interest rate, market and liquidity risk. The ALCO is primarily responsible for ensuring that Doral Financial operates within the Company’s established asset/liability management policy guidelines and procedures. The ALCO reports directly to the Risk Policy Committee of the Board of Directors.

The ALCO is responsible for:

•	developing the Company’s asset/liability management and liquidity strategy;

•	monitoring and management of interest rate, pricing and liquidity risk limits to ensure compliance with the Company’s policies;

•	overseeing product pricing and volume objectives for banking and treasury activities; and

•	overseeing the maintenance of management information systems that supply relevant information for the ALCO to fulfill its responsibilities as it relates to asset/liability management.

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Risk Identification Measurement and Control

Doral Financial manages interest rate exposure related to its assets and liabilities on a consolidated basis. Changes in interest rates can affect the volume of Doral Financial’s mortgage loan originations, the net interest income earned on Doral Financial’s portfolio of loans and securities, the amount of gain on the sale of loans and the value of Doral Financial’s servicing assets, loans, investment securities and other retained interests.

As part of its interest rate risk management practices, Doral Financial has implemented measures to identify the interest rate risk associated with the Company’s assets, liabilities and off-balance sheet activities. The Company has also developed policies and procedures to control and manage these risks and continues to improve its interest rate risk management practices. The Company currently manages its interest rate risk by focusing on the following metrics: (a) net interest income sensitivity; (b) market value equity sensitivity; (c) effective duration of equity; and (d) maturity / repricing gaps. Doral Financial’s Asset/Liability Management Policies provide a limit structure based on these four metrics. A single limit is defined for effective duration of equity. Net interest income sensitivity limits are set for instantaneous parallel rate shifts. Specific parallel rate shifts defined for net interest income and market value equity limits are -300 bps, -200 bps, -100 bps, +100 bps, +200 bps, and +300 bps. Net interest income sensitivity limits are established for different time horizons. Additional limits are defined for maturity/repricing mismatches, however, management continues to emphasize risk management and controls based on net interest income and market value of equity sensitivity as these measures incorporate the effect of existing asset/liability mismatches. The explanations below provide a brief description of the metrics used by the Company and the methodologies/assumptions employed in the estimation of these metrics:

•	Net Interest Income Sensitivity. Refers to the relationship between market interest rates and net interest income due to the maturity mismatches and repricing characteristics of Doral Financial’s interest-earning assets, interest-bearing liabilities and off-balance sheet positions. To measure net interest income exposure to changes in market interest rates, the Company uses earnings simulation techniques. These simulation techniques allow for the forecasting of net interest income and expenses under various rate scenarios for the measurement of interest rate risk exposures of Doral Financial. Primary scenarios include instantaneous parallel and non-parallel rate shocks. Net interest income sensitivity is measured for time horizons ranging from twelve to sixty months and as such, serves as a measure of short to medium term earnings risk. The basic underlying assumptions used in net interest income simulations are: (a) the Company maintains a static balance sheet; (b) full reinvestment of funds in similar product/instruments with similar maturity and repricing characteristics; (c) spread assumed constant; (d) prepayment rates on mortgages and mortgage related securities are modeled using multi-factor prepayment model; (e) non- maturity deposit decay and price elasticity assumptions are incorporated, and (f) effect of embedded options is also taken into consideration. To complement and broaden the analysis of earnings at risk the Company also performs earning simulations for longer time horizons.

•	Market Value of Equity Sensitivity. Used to capture and measure the risks associated with longer-term maturity and re-pricing mismatches. Doral Financial uses value simulations techniques for all financial components of the Statement of Financial Condition. Valuation techniques include static cash flows analyses, stochastic models to qualify value of embedded options and prepayment modeling. To complement and broaden the risk analysis, the Company uses duration and convexity analysis to measure the sensitivity of the market value of equity to changes in interest rates. Duration measures the linear change in market value of equity caused by changes in interest rates, while, convexity measures the asymmetric changes in market value of equity caused by changes in interest rates due to the presence of options. The analysis of duration and convexity combined provide a better understanding of the sensitivity of the market value of equity to changes in interest rates.

•	Effective Duration of Equity. The effective duration of equity is a broad measure of the impact of interest rates changes on Doral Financial’s economic capital. The measure summarizes the net sensitivity of assets and liabilities, adjusted for off-balance sheet positions.

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Interest Rate Risk Management Strategy

Doral Financial’s current interest rate management strategy is implemented by the ALCO and is focused on reducing the volatility of the Company’s earnings and to protect the market value of equity. While the current strategy will also use a combination of derivatives and balance sheet management, more emphasis is placed on balance sheet management.

Net Interest Income Risk.  In order to protect net interest income against interest rate risk, the ALCO employs a number of tactics which are evaluated and adjusted in relation to prevailing market conditions. Internal balance sheet management practices are designed to reduce the re-pricing gaps of the Company’s assets and liabilities. However, the Company may also use derivatives, mainly interest rate swaps and interest rate caps, as part of its interest rate risk management activities. Interest rate swaps represent a mutual agreement to exchange interest rate payments; one party pays fixed rate and the other pays a floating rate. For net interest income protection, Doral Financial typically pays a fixed rate payer-float receiver swaps to eliminate the variability of cash flows associated to floating rate debt obligations.

Market Value of Equity Hedging Strategies.  Due to the composition of Doral Financial’s assets and liabilities, the Company has earnings exposure to rising interest rates. The Company measures the market value of all rate sensitive assets, liabilities and off-balance sheet positions; and the difference between assets and liabilities, adjusted by off-balance sheet positions, is termed market value of equity. The Company measures how the market value of equity fluctuates with different rate scenarios to measure risk exposure of economic capital or market value of equity.

Management uses duration matching strategies to manage the fluctuations of market value of equity within the long-term targets established by the Board of Directors of the Company.

Duration Risk.  Duration is a measure of the impact (in magnitude and direction) of changes in interest rates on the economic values of financial instruments. In order to bring duration measures within the policy thresholds established by the Company, management may use a combination of internal liabilities management techniques and derivatives instruments. The derivatives such as interest rate swaps, treasury futures, Eurodollar futures and forward contracts may be entered into as part of the Company’s risk management.

Convexity Risk.  Convexity is a measure of how much duration changes as interest rates change. For Doral Financial, convexity risk primarily results from mortgage prepayment risk. As part of managing convexity risk management may use a combination of internal balance sheet management instruments or derivatives, such as swaptions, caps, floors, put or call options on interest rate indexes or related fixed income underlying securities (i.e. Eurodollar, treasury notes).

Hedging related to Mortgage Banking Activities.  As part of Doral Financial’s risk management of mortgage banking activities, such as secondary market and servicing assets, the Company enters into forward agreements to buy or sell mortgage-backed securities to protect the Company against changes in interest rates that may impact the economic value of servicing assets or the pricing of marketable loan production.

Hedging the various sources of interest rate risks related to mortgage banking activities is a complex process that requires sophisticated modeling, continuous monitoring and active management. While Doral Financial balances and manages the various aspects relating to mortgage activities, there are potential risks to earnings associated to them. The following bullets summarize some of these potential risks:

•	The valuation of MSRs are recorded in earnings immediately within the accounting period in which the changes in value occur, whereas the impact of changes in interest rates are reflected in originations with a time lag and effects on servicing fee income occurs over time. Thus, even when mortgage activities could be protected from adverse changes in interest rates over a period of time (on a cumulative basis) they may display large variations in income from period to period.

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•	The degree to which the “natural hedge” associated to mortgage banking (i.e. originating and servicing) offsets changes in servicing asset valuations may be imperfect, as it may vary over time.

•	Origination volumes, the valuation of servicing assets, economic hedging activities and other related costs are impacted by multiple factors, which include, changes in the mix of new business, changes in the term structure of interest rates, changes in mortgage spreads (mortgage basis) to other rate benchmarks, and rate volatility, among others. Interrelation of all these factors is hard to predict and, as such, the ability to perfectly hedge their effects is limited.

Doral Financial’s Risk Profile

Doral Financial’s goal is to manage market and interest rate risk within targeted levels established and periodically reviewed by the Board of Directors. The interest risk profile of the Company is managed by using natural offsets generated by the different components of the balance sheet during the natural course of business operations and through active hedging activities using debt and derivative instruments to achieve targeted risk levels.

The Company’s interest rate risk exposure can be symmetric or asymmetric based on the varying changes to the market value of equity due to changes in interest rates. The asymmetric risks arise primarily from embedded optionality in our products and transactions which allows clients and counterparties to modify the maturity of loans, securities, deposits and/or borrowings. Examples of asymmetric risks include the ability of a mortgagee to prepay his/her mortgage or a counterparty exercising its puttable option on a structured transaction. The embedded optionality is primarily managed by purchasing or selling options or by other active risk management strategies involving the use of derivatives, including the forward sale of mortgage-backed securities.

The tables below show the risk profile of Doral Financial (taking into account the derivatives set forth below) under 100-basis point parallel and instantaneous increases or decreases of interest rates, as of December 31, 2009 and 2008.

	Market Value of	Net Interest
As of December 31, 2009	Equity Risk	Income Risk(1)

+ 100 BPS	(9.4)%	(3.4)%
− 100 BPS	(2.4)%	(0.4)%

	Market Value of	Net Interest
As of December 31, 2008	Equity Risk	Income Risk(1)

+ 100 BPS	(0.3)%	15.9%
− 100 BPS	1.2%	2.2%

(1)	Based on a 12-month forward change in net interest income.

As of December 31, 2009 the market value of equity (“MVE”) showed greater sensitivity to rising interest rates when compared to December 31, 2008. This change in the MVE sensitivity is driven by growth in the mortgage loan portfolio and the change in the mix of the investment porfolio. The Company has been actively managing the balance sheet to maintain the interest rate risk measures within policy limits mainly by restructuring investment portfolios and increased focus on liability extensions.

The net interest income (“NII”) sensitivity measure, based on a 12-month horizon, changed from 15.9% to 3.4% for a 100 basis point rate increase when comparing December 31, 2008 to December 31, 2009. The effect is explained partly due to the change in repricing characteristics of investment securities as the Company sold the majority of the floating rate securities it had as of December 31, 2008, while continuing to focus on actively managing funding mismatches through funding extensions. Although Doral’s risk profile continues to have liability sensitivity in a 12-month time horizon the earnings sensitivity was reduced by 12 percentage points.

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The following table shows the Company’s investment portfolio sensitivity to changes in interest rates. The table below assumes parallel and instantaneous increases and decreases of interest rates as of December 31, 2009 and December 31, 2008.

	December 31, 2009	December 31, 2008
	Change in Fair	Change in Fair
	Value of Available	Value of Available
Change in Interest Rates (Basis Points)	for Sale Securities	for Sale Securities
	(In thousands)

+200	$(164,043)	$(169,044)
+100	(71,675)	(72,832)
Base	—	—
−100	51,165	47,100
−200	103,334	80,303

Derivatives.  As described above, Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives are generally either privately negotiated over-the-counter (“OTC”) contracts or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and collars, forwards and options. Exchange-traded derivatives include futures and options.

The Company is subject to various interest rate cap agreements to manage its interest rate exposure. Interest rate cap agreements generally involve purchase of out of the money caps to protect the Company from larger rate moves and to provide the Company with positive convexity. Non-performance by the counterparty exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate caps outstanding at December 31, 2009.

Table R — Interest Rate Caps

Notional			Premium	Fair
Amount	Maturity Date	Entitled Payment Conditions	Paid	Value
(Dollars in thousands)

$25,000	September, 2010	1-month LIBOR over 5.00%	$205	$—
15,000	September, 2011	1-month LIBOR over 5.50%	134	4
15,000	September, 2012	1-month LIBOR over 6.00%	143	54
35,000	October, 2010	1-month LIBOR over 5.00%	199	—
15,000	October, 2011	1-month LIBOR over 5.00%	172	7
15,000	October, 2012	1-month LIBOR over 5.50%	182	76
50,000	November, 2012	1-month LIBOR over 6.50%	228	167
50,000	November, 2012	1-month LIBOR over 5.50%	545	258
50,000	November, 2012	1-month LIBOR over 6.00%	350	211

$270,000			$2,158	$777

The Company is subject to various interest rate swap agreements to manage its interest rate exposure. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. The Company principally uses interest rate swaps to convert floating rate liabilities to fixed rate by entering into pay fixed receive floating interest rate swaps.

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Non-performance by the counterparty exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate swaps outstanding at December 31, 2009.

Table S — Interest Rate Swaps

Notional		Pay		Fair
Amount	Maturity Date	Fixed Rate	Receive Floating Rate	Value
(Dollars in thousands)

CASH FLOW HEDGE
$200,000	July, 2010	3.00%	3-month LIBOR minus 0.04%	$(4,138)
8,000	September, 2010	4.62%	1-month LIBOR plus 0.02%	(254)
3,000	September, 2011	4.69%	1-month LIBOR plus 0.02%	(189)
8,000	October, 2010	4.37%	1-month LIBOR plus 0.02%	(263)
6,000	October, 2011	4.51%	1-month LIBOR plus 0.05%	(364)
5,000	October, 2012	4.62%	1-month LIBOR plus 0.05%	(387)
15,000	November, 2010	4.42%	1-month LIBOR	(547)
15,000	November, 2011	4.55%	1-month LIBOR plus 0.02%	(956)
45,000	November, 2012	4.62%	1-month LIBOR plus 0.02%	(3,593)

$305,000				$(10,691)

Freestanding Derivatives.  Doral Financial uses derivatives to manage market risk and generally accounts for such instruments on a mark-to-market basis with gains or losses charged to current operations as part of net gain (loss) on securities held for trading as they occur. Contracts with positive fair values are recorded as assets and contracts with negative fair values as liabilities, after the application of netting arrangements. Fair values of derivatives such as interest rate futures contracts or options are determined by reference to market prices. Fair values for derivatives purchased in the over-the-counter market are determined by valuation models and validated with prices provided by external sources. The notional amounts of freestanding derivatives totaled $480.0 million and $305.0 million, respectively, as of December 31, 2009 and 2008. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk. The increase in the notional amount of freestanding derivatives with respect to December 31, 2008 is due mainly to economic hedges related to servicing assets and secondary marketing activities.

Derivatives — Hedge Accounting.  Doral Financial seeks to designate derivatives under hedge accounting guidelines when it can clearly identify an asset or liability that can be hedged pursuant to the strict hedge accounting guidelines. The notional amounts of swaps treated under hedge accounting totaled $305.0 million and $345.0 million as of December 31, 2009 and 2008, respectively. The Company typically uses interest rate swaps to convert floating rate FHLB advances to fixed rate by entering into pay fixed receive floating swaps. In these cases, the Company matches all of the terms in the FHLB advance to the floating leg of the interest rate swap. Since both transactions are symmetrically opposite the effectiveness of the hedging relationship is high.

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The following table summarizes the total derivatives positions at December 31, 2009 and 2008, respectively, and their different designations.

Table T — Derivatives Positions

	December 31, 2009		December 31, 2008
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value
	(In thousands)
Cash flow Hedges
Interest rate swaps	$305,000	$(10,691)	$345,000	$(15,096)
Other derivatives
Interest rate caps	270,000	777	270,000	287
Forward contracts	210,000	(1,572)	35,000	(187)

	480,000	(795)	305,000	100

	$785,000	$(11,486)	$650,000	$(14,996)

The following tables summarize the fair values of Doral Financial’s freestanding derivatives as well as the source of the fair values.

Table U — Fair Value Reconciliation

Year Ended
December 31, 2009
(In thousands)

Fair value of contracts outstanding at the beginning of the year	$100
Changes in fair values during the year	(895)

Fair value of contracts outstanding at the end of the year	$(795)

Table V — Source of Fair Value

	Payment Due by Period
	Maturity			Maturity in
	Less Than	Maturity	Maturity	Excess of	Total
As of December 31, 2009	1 Year	1-3 Years	3-5 Years	5 Years	Fair Value
	(In thousands)

Source of Fair Value
Prices actively quoted	$(1,572)	$—	$—	$—	$(1,572)
Prices provided by internal sources	—	777	—	—	777

	$(1,572)	$777	$—	$—	$(795)

The use of derivatives involves market and credit risk. The market risk of derivatives arises principally from the potential for changes in the value of derivative contracts based on changes in interest rates.

The credit risk of OTC derivatives arises from the potential of counterparties to default on their contractual obligations. To manage this credit risk, Doral Financial deals with counterparties of good credit standing, enters into master netting agreements whenever possible and monitors mark-to-market on pledge collateral to minimize credit exposures. Master netting agreements incorporate rights of set-off that provide for the net settlement of contracts with the same counterparty in the event of default. As a result of the ratings downgrades affecting Doral Financial, counterparties to derivatives contracts used for interest risk management purposes could increase the applicable margin requirements under such contracts, or could require the Company to terminate such agreements.

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Table W — Derivative Counterparty Credit Exposure

	December 31, 2009
						Weighted
						Average
						Contractual
	Number of		Total Exposure	Negative	Total	Maturity
Rating(1)	Counterparties(2)	Notional	At Fair Value(3)	Fair Values	Fair Value	(In Years)
	(Dollars in thousands)

AA−	1	$215,000	$719	$—	$719	2.45
A+	1	360,000	58	(10,691)	(10,633)	1.12
A	2	210,000	553	(2,125)	(1,572)	0.11

Total derivatives	4	$785,000	$1,330	$(12,816)	$(11,486)	1.21

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).

	December 31, 2008
						Weighted
						Average
						Contractual
	Number of		Total Exposure	Negative	Total	Maturity
Rating(1)	Counterparties(2)	Notional	At Fair Value(3)	Fair Values	Fair Value	(In Years)
	(Dollars in thousands)

AA−	1	$215,000	$259	$—	$259	3.45
A+	2	410,000	28	(15,137)	(15,109)	1.95
A	1	25,000	—	(146)	(146)	0.07

Total derivatives	4	$650,000	$287	$(15,283)	$(14,996)	2.37

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).

Credit Risk

Doral Financial is subject to credit risk with respect to its portfolio of investment securities and loans receivable. For a discussion of credit risk on investment securities please refer to Note 10 of the accompanying financial statements.

Loans receivable are loans that Doral Financial holds for investment and, therefore, the Company is at risk for the term of the loans. With respect to mortgage loans originated for sale as part of its mortgage banking business, Doral Financial is generally at risk for any mortgage loan default from the time it originates the mortgage loan until the time it sells the loan or packages it into a mortgage-backed security. With respect to FHA loans, Doral Financial is fully insured as to principal by the FHA against foreclosure loss. VA loans are guaranteed within a range of 25% to 50% of the principal amount of the loan subject to a maximum, ranging from $22,500 to $50,750, in addition to the mortgage collateral.

Prior to 2006, the Company sold loans on a recourse basis as part of the ordinary course of business. As part of such transactions, the Company committed to make payments to remedy loan defaults or to repurchase defaulted loans. Please refer to “Off-Balance Sheet Activities” above for additional information regarding recourse obligations. In mid 2005, the Company discontinued the practice of selling mortgage loans with recourse, except for recourse related to early payments defaults. The residential mortgage portfolio includes loans that, at some point were repurchased pursuant to recourse obligations and, as a result, have a higher credit risk. Repurchases of delinquent loans from recourse obligations for the year ended December 31, 2009

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amounted to $27.3 million and resulted in a loss of $3.8 million. When repurchased from recourse obligations, loans are recorded at their market value, which includes a discount for poor credit performance.

Doral Financial has historically provided land acquisition, development, and construction financing to developers of residential housing projects and, as consequence, has a relatively high credit risk exposure to this sector. Construction loans extended to developers are typically adjustable rate loans, indexed to the prime interest rate with terms ranging generally from 12 to 36 months. Doral Financial principally targeted developers of residential construction for single-family primary-home occupancy. As a result of the negative outlook for the Puerto Rico economy and its adverse effect on the construction industry, in the fourth quarter of 2007, the Company ceased financing new housing projects in Puerto Rico. As a result, the exposure to the residential construction sector has decreased from $422.6 million as of December 31, 2008, to $276.2 million as of December 31, 2009. Management expects that the amounts of loans and exposure of the construction industry will continue to decrease in subsequent years.

For the year ended December 31, 2009, absorption trends decreased significantly principally due to the termination of the tax incentive provided by Law 197 in the fourth quarter of 2008. Absorption for the year ended December 31, 2009 reflects an 86% reduction versus the corresponding 2008 period. This event required modifications in absorption estimates, resulting in higher loss provisions. The Company expects that absorption will continue to be at low levels due to the current economic environment.

In optimizing its recovery of non-performing construction loans, as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

Because most of Doral Financial’s loans are made to borrowers located in Puerto Rico and secured by properties located in Puerto Rico, the Company is subject to credit risks tied to adverse economic, political or business developments and natural hazards, such as hurricanes, that may affect Puerto Rico. Puerto Rico economy has been in a recession since 2006. This has affected borrowers’ disposable incomes and their ability to make payments when due, causing an increase in delinquency and foreclosures rates. The Company believes that these conditions will continue to affect its credit quality. In addition, there is evidence that property values have declined from their peak. This has reduced borrowers’ capacity to refinance and increased the exposure to loss upon default. This decline in prices and increases in expected defaults are incorporated into the loss rates used for calculating the Company’s allowance for loan and lease losses.

Doral Financial mitigates loan defaults on its construction and commercial portfolios through its Loan Workout function. The function’s main responsibilities are avoiding defaults and minimizing losses upon default of relatively large credit relationships. The group utilizes relationship officers, collection specialists, attorneys and has contracted with third party service providers to supplement its internal resources. In the case of residential construction projects, the workout function monitors project specifics, such as project management and marketing, as deemed necessary. With respect to residential mortgages, the Company has developed collection and loss mitigation strategies.

The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of TDR as defined by the ASC 310-40 (previously

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SFAS No. 15). Such restructures are identified as TDRs and accounted for based on the provisions ASC 310-10-35 (previously SFAS No. 114).

During the fourth quarter of 2007, the Company started a Loan Restructuring Program (“the Program”) with the purpose of aiding borrowers with delinquent mortgage loans get back into financial stability. Under the Program, borrowers that prove future payment capacity would be given the opportunity of transferring past due amounts to the end of the term of the loan and place their loan in current status. Under the Program, the Company is not reducing rates or forgiving principal or interest; it is simply shifting past due payments to the end of the loan for a fee. The Program was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that Program fits under the definition of TDR. Under ASC 310-40-35, once restructured, TDRs are to be considered impaired and therefore treated for allowance for loan and lease losses purposes following the guidelines of ASC 310-10-35 ( SFAS No. 114). Under an impairment analysis of discounted cash flows, these loans would yield a present value equal to their unpaid principal balance, and accordingly, require no additional allowance for loan and lease losses. For purposes of determining the allowance for loan and lease losses, the Company has made the determination to include these restructured loans in the regular pool in accordance with ASC 450-20-25 (SFAS No. 5).

During the second quarter of 2009, the Company launched a loss mitigation program (the “Special Repayment Plan”) for customers whose monthly net cash flows have been reduced and, cannot continue to make their mortgage payments. The Special Repayment Plan lowers the monthly payment of qualifying loans through the extension of the remaining maturity by 10 years and, in some cases, a decrease of the interest rate. The program, which is similar in nature to the Home Affordable Modification Program (“HAMP”) recently launched by the U.S. government, does not engage in a formal modification of the mortgage note; it simply enters into a legally binding payment plan with the customer that is valid through the end of the loan or a subsequent default, whichever occurs first. The Special Repayment Plan was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that the Special Repayment Plan fits under the definition of a TDR and accordingly, considers the underlying loans to be impaired and under the scope of ASC 310-10-35 ( SFAS No. 114). The Company performs a cash flow analysis for these loans in which expected monthly payments are calculated using the new amortization schedules and interest rates are discounted using the loans’ original rate. Any identified impairment results in the recognition of a provision for loan and lease losses.

The following table summarizes information regarding the Company’s outstanding TDRs for the period indicated.

	December 31, 2009
		90 Days and Over
	TDRs	Delinquency
	(In thousands)

Residential mortgage loans	$429,302	$89,771
Construction loans (including land)	112,123	98,316
Commercial loans	51,448	15,078
Consumer loans	1,301	—

Total TDRs	$594,174	$203,165

Non-performing Assets, Loans Past Due 90 Days and Still Accruing and Allowance for Loan and Lease Losses

Non-performing assets (“NPAs”) consist of loans on a non-accrual basis, other real estate owned and other non-performing assets. Loans are placed on a non-accrual basis after they are delinquent for more than 90 days, except for revolving lines of credit and credit cards that accrue interest until 180 days past due and FHA and VA loans that accrue interest until 300 days past due, or earlier if concern exists as to the ultimate

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collectibility of principal or interest. On a case by case basis, the Company may decide that a particular loan should be placed on non-accrual status based on the borrower’s financial condition, or, in the case of construction loans, if a given project is considered to be behind schedule or experiencing economic distress. Generally, when the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed. Such interest, if collected, is credited to income in the period of the recovery, and the loan returns to accrual when it becomes current and/or collectibility is reasonably assured. The Company places in non-accrual status all residential construction loans classified as substandard whose sole source of payment are interest reserves funded by Doral Financial. For the year ended December 31, 2009, 2008 and 2007, Doral Financial would have recognized $30.5 million, $24.6 million and $22.8 million, respectively, in additional interest income had all delinquent loans been accounted for on an accrual basis. This amount also includes interest reversal on loans placed on non-accrual status during the year.

The following table sets forth information with respect to Doral Financial’s non-accrual loans, other real estate-owned (“OREO”) and other non-performing assets as of the dates indicated.

Table Y — Non-performing Assets

	As of December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Non-performing loans:
Residential mortgage loans — held for sale(1)	$4,901	$4,942	$4,603	$62,466	$171,298
Residential mortgage loans — held for investment	403,070	346,579	256,949	110,332	3,904

Total non-performing residential mortgage loans(2)(3)	407,971	351,521	261,552	172,798	175,202
Other lending activities:
Construction loans	273,581	215,080	265,275	144,638	9,042
Commercial real estate loans	130,156	116,841	86,590	47,162	8,594
Commercial real estate loans — held for sale	655	1,130	—	3,384	2,923
Consumer loans	519	685	2,260	707	386
Commercial non-real estate loans	933	1,751	2,053	4,497	670
Lease financing receivable	1,091	1,053	1,032	1,075	158
Land loans	33,373	29,613	14,507	—	—

Total non-performing other lending activities	440,308	366,153	371,717	201,463	21,773

Total non-performing loans	848,279	717,674	633,269	374,261	196,975
Repossessed units	101	191	419	577	—
OREO(4)	94,219	61,340	38,154	33,197	17,662

Total NPAs of Doral Financial (consolidated)	$942,599	$779,205	$671,842	$408,035	$214,637

Total NPAs as a percentage of the loan portfolio, net and OREO (excluding GNMA defaulted loans)	16.65%	14.42%	12.78%	8.01%	2.77%
Total NPAs of Doral Financial as a percentage of consolidated total assets	9.21%	7.69%	7.22%	3.44%	1.24%
Total non-performing loans to total loans (excluding GNMA defaulted loans)	14.86%	13.11%	11.85%	7.30%	2.54%
Ratio of allowance for loan and lease losses to total non-performing loans (excluding loans held for sale) at end of period(5)	16.70%	18.55%	19.84%	21.80%	154.01%

(1)	Does not include approximately $128.6 million, $165.6 million, $126.0 million, $100.3 million and $74.0 million of GNMA defaulted loans (for which the Company has the option, but not an obligation, to buy-back from the pools serviced), included as part of the loans held for sale portfolio as of December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

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(2)	In November 2009, the Company evaluated its non-performing assets policy and placed in accrual status all FHA loans until 300 days delinquent because the principal balance of these loans is insured or guaranteed under applicable FHA programs and interest is, in most cases, fully recovered in foreclosure proceedings. As a result of the mentioned change in policy, total non-performing residential mortgage loans exclude $105.5 million of FHA loans as of December 31, 2009. As of December 31, 2008, 2007, 2006 and 2005, total non-performing residential mortgage loans included approximately $5.3 million, $2.1 million, $1.0 million and $6.8 million, respectively, of FHA and VA loans where the principal balance of these loans was insured or guaranteed under applicable programs and interest is, in most cases, fully recovered in foreclosure proceedings.

(3)	During 2007 and 2006, the Company reclassified $1.4 billion and $961.5 million, respectively, from its loans held for sale portfolio to its loans receivable portfolio.

(4)	Excludes FHA and VA claims amounting to $15.6 million, $17.0 million, $18.3 million, $11.5 million and $12.9 million as of December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(5)	Refer to non-performing asset and allowance for loan and lease losses above for additional information regarding the Company’s methodology for assessing the adequacy of the allowance for loan and lease losses.

Non-performing assets increased by $163.4 million, or 21%, during 2009. The growth in non-performing assets was mainly driven by increases in the construction and residential mortgage portfolio as a direct consequence of the depressed condition of the housing market and overall macroeconomic trends in Puerto Rico.

Non-performing residential mortgage loans increased by $56.5 million, or 16%, when compared to December 31, 2008. The increase in delinquency is mostly attributable to economic stress being experienced by borrowers during the year ended December 31, 2009. Macroeconomic pressure has significantly affected both early stage delinquency and cures from later delinquency segments.

Doral Financial does not hold a significant amount of adjustable interest rate, negative amortization, or other exotic credit features that are common in other parts of the United States. Substantially all residential mortgage loans are conventional 30 and 15 year amortizing fixed rate loans. The following table shows the composition of the mortgage non-performing loans according to their actual loan-to-value (“LTV”) and whether they are covered by mortgage insurance. Loan-to-value ratios are calculated based on current unpaid balances and original property values.

Table Z Composition of Mortgage Non-Performing Assets

Collateral Type	Loan to Value	Distribution

FHA/VA loans		3.3%
Loans with private mortgage insurance		7.1%
Loans with no mortgage insurance	< 60%	16.7%
	61-80%	45.3%
	81-90%	14.2%
	Over 91%	13.4%

Total loans		100.0%

Actual loan-to-value ratios are considered when establishing the levels of general reserves for the residential mortgage portfolio. Assumed loss severity fluctuates depending on the different LTV levels of individual loans.

Doral Financial believes that the value of the OREO reflected on its Consolidated Statements of Financial Condition represents a reasonable estimate of the properties’ fair values, net of disposition costs. The fair value of the OREO is normally determined on the basis of internal and external appraisals and physical inspections. A loss is recognized for any initial write down to fair value less costs to sell. Any losses in the carrying value of the properties arising from periodic appraisals are charged to expense in the period incurred. Holding costs, property taxes, maintenance and other similar expenses are charged to expense in the period incurred.

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Detailed below is a roll-forward of the Company’s OREO properties:

	Year Ended December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$61,340	$38,154
Additions	85,274	49,514
Sales	(35,271)	(23,460)
Retirement	(3,370)	(1,662)
Lower of cost or market adjustments	(13,754)	(1,206)

Balance at end of period	$94,219	$61,340

During 2009, the Company sold 404 OREO properties, representing $35.3 million in unpaid balance. Total proceeds amounted to $33.3 million, representing the recovery of 94% and 103% of unpaid balance and book value, respectively. During 2008, the Company sold 291 OREO properties, representing $23.5 million in unpaid balance. Total proceeds amounted to $23.7 million, representing the recovery of 101% and 107% of unpaid principal balance and book value, respectively. Gains and losses on sales of OREO are recognized in other expenses in the Company’s Consolidated Statements of Operations. The Company sold more OREO properties during 2009 due to marketing efforts, auctions, among others, but because of the current market conditions, gains were lower than those recognized in 2008.

During 2009, the Company improved its foreclosure functions resulting in shorter foreclosure periods, and units are entering the OREO portfolio at faster rates than in previous years, which together with the deteriorating economic conditions in Puerto Rico explains the higher additions reflected in 2009. Retirements represent properties charged-off due to length of time they remained in portfolio. Generally the Company does not maintain properties for periods in excess of five years for accounting purposes.

The increase in lower of cost or market adjustments is due to the economic conditions on the Island, lower values received on appraisals and an estimated reserve for stale appraisals based on the current trend of appraisal values.

The Company’s portfolio of OREO properties was composed of the following categories for the periods indicated:

	Year Ended December 31,
	2009	2008
	(In thousands)

Construction	$1,878	$1,128
Residential	76,461	53,050
Commercial Real Estate	14,283	7,162
Land secured	1,597	—

Balance at end of period	$94,219	$61,340

During 2009, non-performing construction loans increased by $58.5 million, or 27%, compared to December 31, 2008. This increase is mainly related to 13 loans with a combined outstanding balance of $52.3 million placed in non-accrual status as they did not meet the contractual terms as a result of the current downturn in the construction sector which has affected housing units sales in the market. The construction portfolio is affected by the deterioration in the economy because the underlying loans’ repayment capacity is dependent on the ability to attract buyers and maintain housing prices. In general, the termination in mid December 2008 of the incentive program established by the government of Puerto Rico slowed absorption compared to the trends experienced during 2008. During 2009, construction projects financed by the Company experienced lower levels of unit sales in comparison with 2008 corresponding period.

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In optimizing its recovery of non-performing construction loans, as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

During the past two years, the Company’s construction loan portfolio has experienced a significant increase in default rates resulting from borrowers not being able to sell finished units within the loan term. As of December 31, 2009 and 2008, 61% and 43%, respectively, of the loans within the construction portfolio were considered non-performing loans. Although the Company is taking steps to mitigate the credit risk underlying these loans, their ultimate performance will be affected by each borrower’s ability to complete the project, maintain the pricing level of the housing units within the project, and sell the inventory of units within a reasonable timeframe.

During 2009 and 2008, Doral Financial did not enter into commitments to fund new construction loans for residential housing projects in Puerto Rico. Commitments to fund new construction loans in New York amounted to $90.5 million and $139.1 million for the years ended December 31, 2009 and 2008, respectively.

The following table presents further information on the Company’s construction portfolio as of the years indicated.

	As of December 31
	2009	2008
	(Dollars in thousands)

Construction loans(1)(2)	$452,386	$506,031
Total undisbursed funds under existing commitments(2)(3)	30,879	65,660
Total non-performing construction loans(2)	273,581	215,080
Net charge offs — Construction loans(2)	17,754	21,749
Allowance for loan losses — Construction loans(2)	44,626	45,159
Non-performing construction loans to total construction loans	60.5%	42.5%
Allowance for loan losses — construction loans to total construction loans	9.9%	8.9%
Net charge-offs on an annualized basis to total construction loans	3.9%	4.3%

(1)	Includes $276.2 million and $422.6 million of construction loans for residential housing projects as of December 31, 2009 and 2008, respectively. Also includes $176.2 million and $83.4 million of construction loans for commercial, condominiums and multi-family projects as of December 31, 2009 and 2008, respectively.

(2)	Excludes land loans.

(3)	Includes undisbursed funds to matured loans and loans in non-accrual status that are still disbursing funds.

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The following table sets forth information with respect to Doral Financial’s loans past due 90 days and still accruing as of the dates indicated. Loans included in this table are 90 days or more past due as to interest or principal and are still accruing, because they are either well-secured and in the process of collection or charged-off prior to being placed in non-accrual status.

Table AA — Loans past due 90 days and still accruing

	As of December 31,
	2009	2008	2007	2006	2005
	(In thousands)

Loans past due 90 days and still accruing:
Residential mortgage loans(1)	$105,520	$—	$—	$—	$—
Construction loans	—	—	—	—	170
Commercial non-real estate loans(2)	1,245	1,428	987	1,074	386
Consumer loans(2)(3)	2,137	2,603	2,043	2,106	1,546

Total loans past due 90 days and still accruing	$108,902	$4,031	$3,030	$3,180	$2,102

(1)	In November 2009, the Company placed in accrual status all Federal Housing Administration (“FHA”), Farmers Home Administration (“FMHA”) and Veteran’s Administration (“VA”) guaranteed loans less than 300 days delinquent because the principal balance of these loans is insured or guaranteed under the applicable FHA, FmHA or VA programs and interest is, in most cases, fully recovered in foreclosure proceedings.

(2)	Revolving lines of credit still accruing until 180 days delinquent.

(3)	Credit cards still accruing until 180 days delinquent.

In December 2009, the Company repurchased $118.3 million of delinquent FHA guaranteed loans, some of which are included in residential mortgage loans past due 90 days or more and still accruing.

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The following table summarizes certain information regarding Doral Financial’s allowance for loan and lease losses for the years indicated.

Table BB — Allowance for Loan and Lease Losses

	As of December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Allowance for loan and lease losses:
Balance at beginning of year	$132,020	$124,733	$67,233	$35,044	$20,881
Provision (recovery) for loan and lease losses:
Construction loans	17,221	10,142	25,240	17,907	13,212
Residential mortgage loans	23,241	13,968	17,127	4,298	368
Commercial real estate loans	(560)	12,235	11,065	8,703	2,557
Consumer loans	8,473	8,101	10,510	5,810	4,729
Lease financing	777	606	464	1,022	788
Commercial non-real estate loans	5,967	2,383	2,642	1,839	775
Land secured loans	(1,456)	1,421	11,166	250	(60)

Total provision for loan and lease losses	53,663	48,856	78,214	39,829	22,369
Charge-offs:
Construction loans	(18,942)	(21,749)	(6,060)	(1,050)	(4,938)
Residential mortgage loans	(4,455)	(2,006)	(1,444)	—	(223)
Commercial real estate loans	(5,133)	(8,690)	(2,379)	(965)	(29)
Consumer loans	(10,315)	(7,891)	(7,931)	(4,612)	(2,744)
Commercial non-real estate loans	(6,000)	(1,232)	(2,542)	(1,665)	(827)
Lease financing receivable	(781)	(1,012)	(1,160)	—	—
Land secured loans	(1,905)	—	—	(170)	—

Total charge-offs	(47,531)	(42,580)	(21,516)	(8,462)	(8,761)
Recoveries:
Construction loans	1,188	—	—	224	—
Residential mortgage loans	2	—	—	—	—
Commercial real estate loans	500	132	7	14	173
Consumer loans	833	593	454	260	255
Commercial non-real estate loans	24	71	102	324	219
Leasing financing receivable	75	215	239	—	—

Total recoveries	2,622	1,011	802	822	647
Net charge-offs	(44,909)	(41,569)	(20,714)	(7,640)	(8,114)
Other	—	—	—	—	(92)

Balance at end of year	$140,774	$132,020	$124,733	$67,233	$35,044

Allowance for loan and lease losses as a percentage of loans receivable outstanding, at the end of year(1)(2)	2.55%	2.51%	2.47%	1.94%	1.39%
Provision for loan losses to net charge- offs	119.49%	117.53%	377.59%	521.32%	275.68%
Net charge-offs to average loans receivable outstanding	0.85%	0.80%	0.50%	0.23%	0.39%
Allowance for loan and lease losses to net charge-offs	313.47%	317.59%	602.17%	880.01%	431.90%

(1)	For purpose of this ratio, the denominator includes loans secured by real estate of $448.0 million as of December 31, 2005 resulting from mortgage transfers from local institutions that were recharacterized as commercial loans for accounting and financial reporting purposes and for which no allowance for loan losses was provided.

(2)	During 2007 and 2006, the Company transferred $1.4 billion and $961.5 million, respectively, from loans held for sale to the loans receivable portfolio. The loans transferred were recognized in the Company’s loans receivable portfolio discounted at its market value.

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The following table sets forth information concerning the allocation of Doral Financial’s allowance for loan and lease losses by loan category and the percentage of loans in each category to total loans as of the dates indicated:

Table CC — Allocation of Allowance for Loan and Lease Losses

	2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Loans receivable: Construction	$44,626	8%	$45,159	10%	$56,766	12%	$37,586	24%	$20,748	31%
Residential mortgage loans	51,814	70%	33,026	69%	21,064	66%	5,381	52%	1,063	20%
Commercial — secured by real estate	21,883	13%	27,076	14%	23,399	15%	14,706	16%	6,798	35%
Consumer — other	6,955	1%	7,964	2%	7,161	1%	4,128	1%	4,272	3%
Lease financing receivable	1,383	0%	1,312	0%	1,503	1%	1,960	1%	938	2%
Commercial non-real estate	4,281	6%	4,290	3%	3,068	3%	2,866	5%	766	6%
Loans on savings deposits	—	0%	—	0%	—	0%	—	0%	—	1%
Land secured	9,832	2%	13,193	2%	11,772	2%	606	1%	459	2%

Total	$140,774	100%	$132,020	100%	$124,733	100%	$67,233	100%	$35,044	100%

Starting in the second half of 2006, Doral Financial has experienced higher levels of delinquencies and noted worsening trends in the Puerto Rico economy that suggested increased credit risk. As a result, the Company increased its loan loss provisions to account for the increased levels of risk and their effect on the portfolio. The Company’s allowance for loan and lease losses increased by $80.6 million, or 183%, between June 30, 2006 and December 31, 2007. As a result of the increase, the allowance for loan and lease losses as a percentage of loans receivable increased from 1.27% to 2.47% between June 30, 2006 and December 31, 2007.

During 2009 and 2008, Puerto Rico experienced deteriorating macroeconomics trends that contributed to continued increases in default levels in the retail business units. Portfolios underlying retail products including residential mortgage and small-commercial real estate suffered significant increases in default rates. The Company has experienced worsening delinquencies in a number of its loan categories as a result of a Puerto Rico economy that has been in recession since 2006. The Company has reflected the credit quality deterioration in its loan loss provisions, considering the increased levels of delinquencies and severity of loss on disposition of collateral. Perhaps the sector of the economy most affecting Doral Financial, directly and indirectly, is the sale of new home construction in Puerto Rico. For the year ended December 31, 2009, the market absorption of new construction homes decreased significantly, principally due to the termination of the tax incentive provided by Law 197 late in the fourth quarter of 2008. This circumstance required modifications in absorption estimates, resulting in higher loan loss provisions. Furthermore, the slowdown in new construction has resulted in lost jobs, which has further increased mortgage and commercial loan delinquencies as the overall level of economic activity declines. The Company expects that absorption will continue to be at low levels due to the current economic environment.

As of December 31, 2009, the Company’s allowance for loan and lease losses was $140.8 million, an increase of $8.8 million from $132.0 million as of December 31, 2008. The allowance for loan and lease losses was 2.55% of period-end loans receivable at December 31, 2009, compared with 2.51% at December 31, 2008.

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The provision for loan and lease losses increased $4.8 million to $53.7 million for the year ended December 31, 2009, from $48.9 million for the year ended December 31, 2008. For 2009, the provision of all portfolios increased except for the provision for the commercial real estate loan portfolio, which is the portfolio where a higher provision was established at the end of 2008. The level of the provision in 2009 was largely driven by higher delinquencies (primarily in the construction, residential mortgage and commercial loan portfolios) during the period and continued deterioration in the Puerto Rico economy.

Mortgage lending is the Company’s principal line of business and has historically reflected significant recoveries and low levels of losses. Nevertheless, due to current economic conditions in Puerto Rico, and increases in non-performing loans and loss severities in this portfolio, the Company increased its allowance during 2009. Non-performing residential mortgage loans increased $56.5 million, or 16%, and the related allowance for loan and lease losses increased $18.8 million or 57% during the year.

The general allowance for residential mortgage loans is calculated based on the probability that loans within different delinquency buckets will default and, in the case of default, the extent of these losses is what the Company expects to realize. In determining the probabilities of default, the Company considers recent experience of rolls of loans from one delinquency bucket into the next. Recent roll rates show that the proportion of loans rolling into subsequent buckets has been following an increasing trend throughout the year. For purposes of forecasting the future behavior of the portfolio, Doral Financial determined that it should only use the roll-rates of relatively recent months, which show a more aggressive deteriorating trend that those in older periods. Using the older historical performance would yield lower probabilities of default that may not reflect recent macroeconomic trends. Severity losses are calculated based on historical results from foreclosure and ultimate disposition of collateral. Historical results are adjusted for the Company’s expectation of housing prices. Severity assumptions for the residential portfolio range between 3% and 15% depending on the different loan types and loan-to-value ratios, and up to 75% for second mortgages.

The construction loan portfolio continued to decrease, consistent with the Company’s strategy to exit the construction business in 2006. Construction non-performing loans increased $58.5 million, or 27%, of which $20.0 million resulted from one large loan related to the Company’s mainland portfolio. During 2009, the Company recorded a loan loss provision of $17.2 million for this portfolio to reflect the loan quality deterioration, partially related to loans determined to be impaired during 2009. The allowance on this portfolio decreased $0.5 million during 2009 due to the decrease in the balance of loans outstanding and to the charge-off of the portion of loans determined to be uncollectible and for which provisions of $17.8 million had been recorded. The allowance for loan and lease losses on the land secured portfolio decreased $3.4 million during 2009 also due to net charge-offs of $1.9 million during the year.

The commercial real estate loan portfolio decreased during 2009 since the Company is not actively lending in this line of business. Non-performing commercial real estate loans increased $12.8 million in 2009 as a result of the deterioration in economic conditions in Puerto Rico. The allowance for loan and lease losses for this portfolio decreased $5.2 million during 2009 due to net charge-offs of $4.6 million and the recovery of provision expenses resulting from a refinement of estimates that management believes better reflect the incurred losses of the portfolio. This decrease was partially offset by increased provisions partially related to loans determined to be impaired in 2009.

The commercial non-real estate portfolio increased primarily as a result of the launch of the middle market syndicated lending unit in the second half of 2009. Non-performing commercial non-real estate loans decreased $0.8 million during the year and the allowance for the portfolio reflected a minor reduction for the year.

The consumer and lease financing portfolios continued to decrease consistent with the Company’s exit strategy for these business lines. Non-performing consumer loans are stable and the allowance has decreased in the consumer portfolio as non-performing loan balances are charged-off.

In total for the year, the balance of non-performing loans outstanding increased $130.6 million, and the Company provided $53.7 million for loan losses. In addition, the Company’s charge-offs were $44.9 million, resulting in a net increase in the allowance for loan and lease losses of $8.8 million. The allowance for loan

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and lease losses for the construction loans, land secured and commercial real estate portfolios decreased by $0.5 million, $3.4 million and $5.2 million, respectively, as the rate of identified portfolio deterioration reflected in the provision, partially related to loans determined to be impaired in 2009, was less than the losses confirmed and recognized or charged-off during the year.

Net charge-offs for the year ended December 31, 2009 of $44.9 million exceeded net charge-offs for 2008 of $41.6 million by $3.3 million, or 8%. Higher charge-offs in 2009 resulted largely from the increased volume of residential loans foreclosed upon and certain other loans determined to be uncollectible during the period. The Company has focused attention on shortening the period from default to foreclosure. The foreclosure process in Puerto Rico is more time consuming than in the mainland U.S. due to elements in the Puerto Rico law.

The Company evaluates impaired loans and the related valuation allowance based on ASC 310-10-35 (SFAS No. 114). Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement.

The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. This is consistent with management’s intention to maximize proceeds from the disposition of foreclosed assets as opposed to rapid liquidation. Accordingly, the market value of appraisals is used. Should the appraisal show a deficiency, the Company records a specific reserve for the underlying loan. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market.

In optimizing its recovery on non-performing construction loans as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. Accordingly, impairment of these loans and determination of required loan loss reserves was measured based on the fair value of the collateral. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

The following table summarizes the Company’s loans individually reviewed for impairment (excluding mortgage loans which are not individually reviewed for impairment) and the related allowance:

	2009	2008
	(In thousands)

Impaired loans with allowance(1)	$346,145	$207,949
Impaired loans without allowance	184,601	120,378

Total impaired loans	$530,746	$328,327

Related allowance	$48,223	$45,099
Average impaired loans	$449,741	$317,844

(1)	The increase in balance of impaired loans with allowance during 2009, was primarily related to $72.3 million of loans under the Company’s Special Repayment Plan (“SRP”).

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As part of the regular loan workout cycle, the Company charges-off the portion of specific reserves for impaired loans that it considers being confirmed losses. Accordingly, certain loans considered impaired and measured for specific reserve in accordance with ASC 310-10 (SFAS No. 114) are carried at an unpaid balance that has already been reduced by charge-offs, and therefore, carry a relatively lower dollar allowance. Under some circumstances, the economics of a particular credit relationship suggest that the underlying loans are sufficiently collateralized and that no specific reserve is necessary. ASC 310-10 (SFAS No. 114) prohibits the allocation of general reserves for those loans for which an impairment analysis has been conducted and for which no specific reserve is required. As of December 31, 2009, Doral Financial’s construction and commercial real estate portfolio includes $184.6 million of impaired loans that are adequately collateralized and, accordingly, carry no specific reserves.

Doral Financial records an allowance for all performing loans and non-performing small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies /Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

Generally, the percentage of the allowance for loan and lease losses to non-performing loans will not remain constant due to the nature of Doral Financial’s portfolio of loans, which are primarily collateralized by real estate. The collateral for each non-performing mortgage loan is analyzed to determine potential loss exposure, and, in conjunction with other factors, this loss exposure contributes to the overall assessment of the adequacy of the allowance for loan and lease losses. On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan and lease losses. In determining the adequacy of the allowance, management considers such factors as default probabilities, internal risk ratings (based on borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loan portfolios. Allocated specific and general reserves are supplemented by a macroeconomic or emerging risk reserve. This portion of the total allowance for loan and lease losses reflects management’s evaluation of conditions that are not directly reflected in the loss factors used in the determination of the allowance. The conditions evaluated in connection with the macroeconomic and emerging risk allowance include national and local economic trends, industry conditions within the portfolios, recent loan portfolio performance, loan growth, changes in underwriting criteria and the regulatory and public policy environment.

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The following table sets forth information concerning the composition of Doral Financial’s allowance for loan and lease losses by loan category and whether the allowance and related provisions were calculated individually through the requirements of ASC 310-10 (SFAS No. 114) or through a general valuation allowance in accordance with the provisions of ASC 450-20-25 (SFAS No. 5):

	Construction	Residential
	and	Mortgage	Commercial	Consumer and
	Land Secured	Loans	Loans	Lease	Total
	(Dollars in thousands)

ASC 310-10 (SFAS No. 114) — Specific Reserves
Unpaid balance	$328,324	$72,612	$129,810	$—	$530,746
Allowance for loan and lease losses	38,796	7,068	2,359	—	48,223
Allowance for loan and lease losses to unpaid principal balance	11.82%	9.73%	1.82%	—	9.09%
ASC 450-20-25 (SFAS No. 5) — General Allowance
Unpaid balance	223,587	3,754,657	920,287	86,531	4,985,062
Allowance for loan and lease losses	15,662	44,746	23,805	8,338	92,551
Allowance for loan and lease losses to unpaid principal balance	7.00%	1.19%	2.59%	9.64%	1.86%
Total Portfolio
Unpaid balance	551,911	3,827,269	1,050,097	86,531	5,515,808
Allowance for loan and lease losses	54,458	51,814	26,164	8,338	140,774
Allowance for loan and lease losses to unpaid principal balance	9.87%	1.35%	2.49%	9.64%	2.55%

Loans deemed by management to be uncollectible are charged to the allowance for loan and lease losses. Recoveries on loans previously charged-off are credited to the allowance. Provisions for loan and lease losses are charged to expenses and credited to the allowance in amounts deemed appropriate by management based upon its evaluation of the known and inherent risks in the loan portfolio. While management believes that the current allowance for loan and lease losses is adequate, future additions to the allowance may be necessary. If economic conditions change substantially from the assumptions used by Doral Financial in determining the allowance for loan and lease losses further increases in the allowance may be required.

Counterparty Risk

The Company has exposure to many different counterparties, and it routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, and other institutional clients. Loans, derivatives, investments, repurchase agreements, other borrowings, receivables, among others (including the LBI transaction) expose the Company to counterparty risk. Many of these transactions expose the Company to credit risk in the event of default of its counterparty or client. In addition, the Company’s credit risk may be impacted when the collateral held by it cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to the Company. There can be no assurance that any such losses would not materially and adversely affect the Company’s results of operations.

The Company has procedures in place to mitigate the impact of a default among its counterparties. The Company requests collateral for most credit exposures with other financial institutions and monitors these on a

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regular basis. Nevertheless, market volatility could impact the valuation of collateral held by the Company and result in losses.

Operational Risk

Operational risk includes the potential for financial losses resulting from failed or inadequate controls. Operational risk is inherent in every aspect of business operations, and can result from a range of factors including human judgments, process or system failures, or business interruptions. Operational risk is present in all of Doral Financial’s business processes, including financial reporting. The Company has adopted a policy governing the requirements for operational risk management activities. This policy defines the roles and responsibilities for identifying key risks, key risk indicators, estimation of probabilities and magnitudes of potential losses and monitoring trends.

Overview of Operational Risk Management

Doral Financial has a corporate-wide Chief Risk Officer, who is responsible for implementing the process of managing the risks faced by the Company. The Chief Risk Officer is responsible for coordinating with the Company’s Internal Audit group, risk identification and monitoring throughout Doral Financial. In addition, the Internal Audit function will provide support to ensure compliance with Doral Financial’s system of policies and controls and to ensure that adequate attention is given to correct issues identified.

Internal Control Over Financial Reporting.

For a detailed discussion of the Management’s Report on Internal Control Over Financial Reporting as of December 31, 2009, please refer to Part II, Item 9A. Controls and Procedures, of this Annual Report on Form 10-K.

Liquidity Risk

For a discussion of the risks associated with Doral Financial’s ongoing need for capital to finance its lending, servicing and investing activities, please refer to “— Liquidity and Capital Resources” above.

General Business, Economic and Political Conditions; Puerto Rico Economy and Fiscal Condition

The Company’s business and earnings are sensitive to general business and economic conditions in Puerto Rico and the United States. Significant business and economic conditions include short-term and long-term interest rates, inflation and the strength or weakness of the Puerto Rico and U.S. economies and housing markets. If any of these conditions deteriorate, the Company’s business and earnings could be adversely affected. For example, business and economic conditions that negatively impact household income could decrease the demand for residential mortgage loans and increase the number of customers who become delinquent or default on their loans; or, a dramatically rising interest rate environment could decrease the demand for loans and negatively affect the value of the Company’s investments and loans.

Inflation also generally results in increases in general and administrative expenses. Interest rates normally increase during periods of high inflation and decrease during periods of low inflation. Please refer to “Risk Management” above for a discussion of the effects of changes of interest rates on the Company’s operations.

Markets in the United States and elsewhere have experienced extreme volatility and disruption for nearly two years, continuing through the year ended December 31, 2009. The United States, Europe and Japan entered into recessions during 2008 that persisted through most of 2009, despite governmental intervention in the world’s major economies.

The Company’s business activities and credit exposure are concentrated in Puerto Rico. Consequently, its financial condition and results of operations are highly dependent on economic conditions in Puerto Rico.

Puerto Rico’s economy is currently in a recession that commenced in the fourth quarter of fiscal year that ended June 30, 2006, a fiscal year in which Puerto Rico’s real gross national product grew by only 0.5%. For

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fiscal years 2007 and 2008, Puerto Rico’s real gross national product contracted by 1.2% and 2.8%, respectively. According to the latest information published by the Planning Board in January 2010, the contraction continued into fiscal year 2009 with a reduction in Puerto Rico’s real gross national product of 3.7%.

While the recessionary trend was expected to continue in current fiscal year 2010, the Planning Board announced in August 2009 that the expected positive impact of the United States and local economic stimulus measures generally discussed below should outweigh the expected negative impact of the Fiscal Stabilization Plan also discussed below, and revised its projections for fiscal year 2010 to reflect an increase of 0.7% in Puerto Rico’s real gross national product. The revised forecast also considers the effect on the Puerto Rico economy of general global economic conditions, the U.S. economy, the volatility of oil prices, interest rates and the behavior of local exports, including expenditures by visitors.

The Planning Board, however, is currently working on a revised fiscal year 2010 gross national product forecast that would take into account the recently announced preliminary results for fiscal year 2009, the economic impact of a delay in the disbursement of funds from ARRA, and other economic factors that may require a downward revision of their projection. The revised projection may show a continued reduction in gross national product during fiscal year 2010. The Planning Board expects to complete and announce the revised projection during the first quarter of 2010.

Future growth of the Puerto Rico economy will depend on several factors including the condition of the United States economy, the relative stability of the price of oil imports, the exchange value of the United States dollar, the level of interest rates, the effectiveness of changes to local tax incentive legislation, and the continuing economic uncertainty generated by the Puerto Rico government’s fiscal condition described below.

Fiscal Condition.  Puerto Rico is experiencing a fiscal crisis as a result of the structural imbalance between recurring government revenues and expenses. The structural imbalance was exacerbated during fiscal years 2008 and 2009, with recurring government expenses significantly higher than recurring revenues, which have declined as a result of the multi-year economic contraction mentioned above. In order to bridge the deficit resulting from the structural imbalance, the Puerto Rico government has used non-recurring solutions, such as borrowing from GDB or in the bond market, and postponing the payment of various government expenses, such as payments to suppliers and utilities providers. The structural deficit for fiscal year 2009 was estimated to be $3.2 billion.

Rating Downgrades.  The continued fiscal imbalance led to successive downgrades in the Commonwealth of Puerto Rico’s general obligation debt ratings, from “Baa1” by Moody’s and “A−” by S&P in fiscal year 2004 to “Baa3” by Moody’s and “BBB−” by S&P currently. Each of the rating agencies has a stable outlook on the Commonwealth’s general obligation debt.

Fiscal Stabilization Plan.  The new Puerto Rico government administration, which commenced on January 2, 2009 and controls the Executive and Legislative branches of government, has developed and commenced implementing a multi-year Fiscal Stabilization and Economic Reconstruction Plan designed to achieve fiscal balance and restore economic growth. The fiscal stabilization plan seeks to achieve budgetary balance on or before fiscal year 2013, while addressing expected fiscal deficits in the intervening years through the implementation of a number of initiatives, including the following: (i) a $2.0 billion operating expense reduction plan during fiscal year 2010, through government reorganization and reduction of operating expenses, including payroll as the main component of government expenditures; (ii) a combination of temporary and permanent tax increases, coupled with additional tax enforcement measures; and (iii) a bond issuance program through COFINA. Before the temporary measures expire in 2013, the administration intends to design and adopt a comprehensive reform of the tax system and a long-term economic development plan to complement the economic reconstruction and supplemental stimulus initiatives described below.

The proceeds expected to be obtained from COFINA bond issuance program will be used to repay existing government debt (including debts with GDB), finance operating expenses of the Commonwealth for fiscal years 2009 through 2011 (and for fiscal year 2012, to the extent included in the government’s annual budget for such fiscal year), including costs related to the implementation of a workforce reduction plan, the

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funding of an economic stimulus plan, as described below, and for other purposes to address the fiscal imbalance while the fiscal stabilization plan is being implemented. The fiscal stabilization plan seeks to safeguard the investment grade ratings of the Commonwealth’s general obligation debt and lay the foundation for sustainable economic growth. Legislation was enacted during 2009 authorizing the implementation of all the measures in the fiscal stabilization plan.

Economic Reconstruction Plan.  The current Puerto Rico government administration has also developed and commenced implementing a short-term economic reconstruction plan. The cornerstone of this plan is the implementation of U.S. federal and local economic stimuli. Puerto Rico will benefit from the ARRA enacted by the U.S. government to provide a stimulus to the U.S. economy in the wake of the global economic downturn. Puerto Rico expects to receive approximately $6.0 billion from ARRA during the current fiscal year and the next fiscal year, which includes tax relief, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, health care, and infrastructure, among other measures. The administration will seek to complement the U.S. federal stimulus with additional short- and medium term supplemental stimulus measures seeking to address specific local challenges and providing investment in strategic areas. These measures include a local $500.0 million economic stimulus plan to supplement the federal plan. The local stimulus is composed of three main elements: (i) capital improvements; (ii) stimulus for small- and medium-sized businesses, and (iii) consumer relief in the form of direct payments to retirees, mortgage-debt restructuring for consumers that face risk of default, and consumer stimulus for the purchase of housing. In addition, to further stimulate economic development and cope with the fiscal crisis, the administration established a legal framework via legislation approved in June 2009 to authorize and promote the use of public-private partnerships to finance and develop infrastructure projects and operate and manage certain public assets.

The new administration is also developing a comprehensive long-term economic development plan aimed at improving Puerto Rico’s overall competitiveness and business environment and increasing private-sector participation in the Puerto Rico economy. As part of this plan, the administration will emphasize (i) the simplification and shortening of the permitting and licensing process; (ii) the strengthening of the labor market by encouraging greater labor-force participation and bringing out-of date labor laws and regulations in line with U.S. and international standards and (iii) the adoption of a new energy policy that seeks to lower energy costs and reduce energy-price volatility by reducing Puerto Rico’s dependence on fossil fuels, particularly oil, through the promotion of diverse, renewable-energy technologies. One of these goals was accomplished on December 1, 2009, when the Puerto Rico Governor signed Act. No. 161, which overhauls the existing permitting and licensing process in Puerto Rico in order to provide for a leaner and more efficient process that is expected to foster economic development.

The Company cannot predict at this time the impact that the current fiscal situation of the Commonwealth of Puerto Rico and the various legislative and other measures adopted by the Puerto Rico government in response to such fiscal situation will have on the Puerto Rico economy and on the Company’s financial condition and results of operations.

The Company operates in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. The Company faces competition in such areas as mortgage and banking product offerings, rates and fees, and customer service. In addition, technological advances and increased e-commerce activities have, generally, increased accessibility to products and services for customers which has intensified competition among banking and non-banking companies in the offering of financial products and services, with or without the need for a physical presence.

MISCELLANEOUS

Changes in Accounting Standards Adopted in the 2009 Financial Statements

Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (ASC 820) Measuring Liabilities at Fair Value.  In August 2009, the FASB issued Update No. 2009-05 as an amendment to ASC 820-10, Fair Value Measurements and Disclosures-Overall to provide guidance on the fair value measurement of liabilities. The amendments in this Update apply to all entities that measure liabilities at fair

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value within the scope of ASC 820. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets, or (2) another valuation technique that is consistent with the principles of ASC 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. It clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements.

The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. This Update was adopted by the Company with no significant impact on financial statements.

ASC 105, Generally Accepted Accounting Principles (previously, SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162 (“SFAS No. 168”)). ASC 105 (SFAS No. 168) establishes the ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. Following ASC 105-10-65 (SFAS No. 168), the FASB will not issue new standards in the form of Statements, FSP, or EITF. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (i) update the Codification; (ii) provide background information about the guidance; and (iii) provide the bases for conclusions on the change(s) in the Codification. The adoption of ASC 105 and the Codification did not have a material impact on the Company’s consolidated financial statements, but changed the referencing system for accounting standards from the legacy GAAP citations to codification topic numbers.

ASC 855, Subsequent Events (previously, SFAS No. 165, Subsequent Events (“SFAS No. 165”)). In May 2009, the FASB issued ASC 855 (SFAS No. 165), to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. This Statement shall be applied to the accounting for and disclosure of subsequent events not addressed in other applicable GAAP. An entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. However, an entity shall not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued. An entity shall disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. Some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading. For such events, paragraph 855-10-50, establishes that an entity shall disclose the following: i) the nature of the event and ii) an estimate of its financial effect, or a statement that such an estimate cannot be made. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

CEO and CFO Certifications

Doral Financial’s Chief Executive Officer and Chief Financial Officer have filed with the Securities and Exchange Commission the certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1 and 31.2 to this Annual Report on Form 10-K.

In addition, in 2009 Doral Financial’s Chief Executive Officer certified to the New York Stock Exchange that he was not aware of any violation by the Company of the NYSE corporate governance listing standards.

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Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

The information required by this Item is incorporated by reference to the information included under the subcaption “Risk Management” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in this Form 10-K.

Item 8.	Financial Statements and Supplementary Data.

The consolidated financial statements of Doral Financial, together with the report thereon of PricewaterhouseCoopers LLP, Doral Financial’s independent registered public accounting firm, are included herein beginning on page F-1 of this Form 10-K.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

Disclosure Controls and Procedures

Doral Financial’s management, with the participation of its Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) under the Securities Exchange Act of 1934) as of December 31, 2009. Disclosure controls and procedures are defined under SEC rules as controls and other procedures that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934 is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives. Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Company’s disclosure controls and procedures, at a reasonable level of assurance, are effective as of December 31, 2009.

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, and for the assessment of the effectiveness of internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes controls over the preparation of financial statements to comply with the reporting requirements of Section 112 of FDICIA.

A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

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Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In making its assessment, management, including the Chief Executive Officer and Chief Financial Officer, used the criteria set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

As a result of its assessment, management has concluded that the Company’s internal control over financial reporting is effective as of December 31, 2009.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears under Item 8 of this Annual Report on Form 10-K.

Changes in Internal Control Over Financial Reporting

There have been no changes to the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15(d)-15(f) under the Securities Exchange Act of 1934) during the quarter ended December 31, 2009, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B.	Other Information.

None

PART III

Item 10.	Directors, Executive Officers and Corporate Governance.

The information required by this Item 10 is hereby incorporated by reference to the sections titled “Election of Directors,” “Corporate Governance,” “Executive Officers,” and “Section 16(a) Beneficial Ownership Reporting Compliance” contained in Doral Financial’s proxy statement, to be filed pursuant to Regulation 14A within 120 days after the end of the 2009 fiscal year.

Item 11.	Executive Compensation.

The information required by this Item 11 is hereby incorporated by reference to the sections titled “2009 Director Compensation,” “Compensation Committee Interlocks and Insider Participation,” “Executive Compensation” (including “Compensation Committee Report,” and the various compensation tables), “Equity Compensation Plan Information”, and “Potential Payments upon Termination or Change in Control” contained in Doral Financial’s proxy statement, to be filed pursuant to Regulation 14A within 120 days after the end of the 2009 fiscal year.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information required by this Item 12 is hereby incorporated by reference to the section titled “Security Ownership of Management, Directors and Principal Holders” contained in Doral Financial’s proxy statement, to be filed pursuant to Regulation 14A within 120 days after the end of the 2009 fiscal year.

Item 13.	Certain Relationships and Related Transactions.

The information required by this Item 13 is hereby incorporated by reference to the sections titled “Certain Relationships and Related Transactions” and “Corporate Governance” contained in Doral Financial’s proxy statement, to be filed pursuant to Regulation 14A within 120 days after the end of the 2009 fiscal year.

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Item 14.  Principal Accounting Fees and Services.

The information required by this Item 14 is hereby incorporated by reference to the section titled “Ratification of Independent Registered Public Accounting Firm” contained in Doral Financial’s proxy statement, to be filed pursuant to Regulation 14A within 120 days after the end of the 2009 fiscal year.

PART IV

Item 15.	Exhibits and Financial Statement Schedules.

(a) List of documents filed as part of this report.

(1) Financial Statements.

The following consolidated financial statements of Doral Financial, together with the report thereon of Doral Financial’s independent registered public accounting firm, PricewaterhouseCoopers LLP, dated February 24, 2010, are included herein beginning on page F-1:

•	Report of Independent Registered Public Accounting Firm

•	Consolidated Statements of Financial Condition as of December 31, 2009 and 2008

•	Consolidated Statements of Operations for each of the three years in the period ended December 31, 2009, 2008 and 2007

•	Consolidated Statements of Changes in Stockholders’ Equity for each of the three years in the period ended December 31, 2009, 2008 and 2007

•	Consolidated Statements of Comprehensive Loss for each of the three years in the period ended December 31, 2009, 2008 and 2007

•	Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2009, 2008 and 2007

•	Notes to consolidated financial statements

(2) Financial Statement Schedules.

All financial schedules have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

(3) Exhibits.

The exhibits to this Annual Report on Form 10-K are listed in the exhibit index below.

The Company has not filed as exhibits certain instruments defining the rights of holders of debt of the Company not exceeding 10% of the total assets of the Company and its consolidated subsidiaries. The Company will furnish copies of any such instruments to the Securities and Exchange Commission upon request.

Exhibit
Number	Description

3.1	Certificate of Incorporation of Doral Financial, as currently in effect, which incorporates the certificates of designation of Doral Financial’s following series of outstanding serial preferred stock: (i) 7% Noncumulative Monthly Income Preferred Stock, Series A; (ii) 8.35% Noncumulative Monthly Income Preferred Stock, Series B; (iii) 7.25% Noncumulative Monthly Income Preferred Stock, Series C; and (iv) 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 3.1(j) of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)

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Exhibit
Number	Description

3.2	Bylaws of Doral Financial Corporation, as amended on August 2, 2007. (Incorporated herein by reference to exhibit number 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on August 6, 2007.)
4.1	Common Stock Certificate. (Incorporated herein by reference to Exhibit 4.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
4.2	Loan and Guaranty Agreement among Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”), Doral Properties, Inc. and Doral Financial. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.3	Trust Agreement between AFICA and Citibank, N.A. (Incorporated herein by reference to exhibit number 4.2 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.4	Form of Serial and Term Bond (included in Exhibit 4.3 hereof).
4.5	Deed of Constitution of First Mortgage over Doral Financial Plaza. (Incorporated herein by reference to exhibit number 4.4 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.6	Mortgage Note secured by First Mortgage referred to in Exhibit 4.5 hereto (included in Exhibit 4.5 hereof).
4.7	Pledge and Security Agreement. (Incorporated herein by reference to exhibit number 4.6 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.8	Indenture, dated May 14, 1999, between Doral Financial and U.S. Bank National Association, as trustee, pertaining to senior debt securities. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.9	Indenture, dated May 14, 1999, between Doral Financial and Bankers Trust Company, as trustee, pertaining to subordinated debt securities. (Incorporated herein by reference to exhibit number 4.3 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.10	Form of Stock Certificate for 7% Noncumulative Monthly Income Preferred Stock, Series A. (Incorporated herein by reference to exhibit number 4 (A) of Doral Financial’s Registration Statement on Form S-3 filed with the Commission on October 30, 1998.)
4.11	Form of Stock Certificate for 8.35% Noncumulative Monthly Income Preferred Stock, Series B. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on August 30, 2000.)
4.12	First Supplemental Indenture, dated as of March 30, 2001, between Doral Financial and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee. (Incorporated herein by reference to exhibit number 4.9 to Doral Financial’s Current Report on Form 8-K filed with the Commission on April 2, 2001.)
4.13	Form of Stock Certificate for 7.25% Noncumulative Monthly Income Preferred Stock, Series C. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on May 30, 2002.)
4.14	Form of Stock Certificate for 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 4 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
10.1	Order to Cease and Desist issued to Doral Financial by the Board of Governors of the Federal Reserve System on March 16, 2006. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 17, 2006.)

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Exhibit
Number	Description

10.2	Stipulation and Agreement of Partial Settlement, dated as of April 27, 2007. (Incorporated herein by reference to Exhibit 10.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commissioner on April 30, 2007.)
10.3	Order to Cease and Desist issued to Doral Bank PR by the Federal Deposit Insurance Corporation, dated February 19, 2008. (Incorporated herein by reference to exhibit number 99-2 of Doral Financial’s Current Report of Form 8-K filed with the Commission on February 21, 2008.)
10.4	Purchase Agreement, dated September 23, 2003, between Doral Financial Corporation and Wachovia Securities LLC, as Representative of the Initial Purchasers of Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock named therein. (Incorporated herein by reference to Exhibit 1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
10.5	Employment Agreement, dated as of May 23, 2006, between Doral Financial and Glen Wakeman. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on May 30, 2006.)
10.6	Employment Agreement, dated as of August 14, 2006, between Doral Financial Corporation and Lesbia Blanco. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.7	Employment Agreement, dated as of September 25, 2006, between Doral Financial Corporation and Marangal I. Domingo. (Incorporated herein by reference to Exhibit 10.3 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.8	Employment Agreement, dated as of October 2, 2006, between Doral Financial Corporation and Enrique R. Ubarri, Esq. (Incorporated herein by reference to Exhibit 10.7 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.9	Employment Agreement, dated as of June 25, 2007, between Doral Financial Corporation and Paul Makowski. (Incorporated herein by reference to Exhibit 10.11 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.10	Employment Agreement, dated as of June 1, 2007, between Doral Financial Corporation and Christopher Poulton. (Incorporated herein by reference to Exhibit 10.10 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.11	Securityholders and Registration Rights Agreement dated as of July 19, 2007, between Doral Financial Corporation and Doral Holdings Delaware, LLC (Incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.12	Advisory Services Agreements, dated as of July 19, 2007, between Doral Financial Corporation and Bear Stearns Merchant Manager III, L.P. (Incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.13	Doral Financial 2008 Stock Incentive Plan (Incorporated herein by reference to Annex A to the Definitive Proxy Statement for the Doral Financial 2008 Annual Stockholders’ Meeting filed with the Commission on April 11, 2008.)
10.14	Employment Agreement, dated as of March 24, 2009, between Doral Financial Corporation and Robert E. Wahlman. (Incorporated herein by reference to Exhibit 99.3 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 26, 2009.)
10.15	Summary of Doral Financial Corporation 2007 Key Employee Incentive Plan. (Incorporated herein by reference to Exhibit 10.15 to Doral Financial’s Registration Statement on Form S-4 filed with the Commission on September 29, 2009, as amended.)
12.1	Computation of Ratio of Earnings to Fixed Charges.
12.2	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

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Exhibit
Number	Description

21	List of Doral Financial’s Subsidiaries.
23	Consent of Independent Registered Public Accounting Firm.
31.1	CEO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	CFO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	CEO Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to the Sarbanes-Oxley Act of 2002.
32.2	CFO Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to the Sarbanes-Oxley Act of 2002.

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Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, Doral Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DORAL FINANCIAL CORPORATION

By:	/s/ Glen R. Wakeman
Glen R. Wakeman
Chief Executive Officer

Date: February 25, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

/s/ Glen R. Wakeman Glen R. Wakeman	Chief Executive Officer	February 25, 2010

/s/ Robert E. Wahlman Robert E. Wahlman	Executive Vice President and Chief Financial Officer	February 25, 2010

/s/ Frank Baier Frank Baier	Director	February 25, 2010

/s/ Dennis G. Buchert Dennis G. Buchert	Director	February 25, 2010

/s/ James E. Gilleran James E. Gilleran	Director	February 25, 2010

/s/ Douglas L. Jacobs Douglas L. Jacobs	Director	February 25, 2010

/s/ David E. King David E. King	Director	February 25, 2010

/s/ Mark Kleinman Mark Kleinman	Director	February 25, 2010

/s/ Howard M. Levkowitz Howard M. Levkowitz	Director	February 25, 2010

/s/ Raymond J. Quinlan Raymond J. Quinlan	Director	February 25, 2010

/s/ Gerard L. Smith Gerard L. Smith	Director	February 25, 2010

/s/ Laura G. Vïazquez Laura G. Vïazquez	Chief Accounting Officer	February 25, 2010

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Doral Financial Corporation Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of Doral Financial Corporation:

In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Doral Financial Corporation and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for the servicing of financial assets and for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of Doral Financial Corporation’s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP

San Juan, Puerto Rico
February 25, 2010

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2010
Stamp 2389656 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
	(Dollars in thousands, except
	per share information)

ASSETS
Cash and due from banks	$725,277	$185,817
Other interest-earning assets	95,000	1,700
Securities held for trading, at fair value (includes $0 and $198,680 pledged as collateral at December 31, 2009 and 2008, respectively, that may be repledged)	47,726	251,877
Securities available for sale, at fair value (includes $1,402,906 and $1,067,097 pledged as collateral at December 31, 2009 and 2008, respectively, that may be repledged)	2,789,177	3,429,151
Federal Home Loan Bank of NY (“FHLB”) stock, at cost	126,285	117,938

Total investment securities	2,963,188	3,798,966
Loans:
Loans held for sale, at lower of cost or market	320,930	386,610
Loans receivable	5,516,891	5,253,910
Less: Unearned interest	(1,083)	(2,197)
Less: Allowance for loan and lease losses	(140,774)	(132,020)

Total net loans receivable	5,375,034	5,119,693

Total loans, net	5,695,964	5,506,303

Accounts receivable	60,478	55,197
Mortgage-servicing advances	19,592	18,309
Accrued interest receivable	41,866	42,934
Servicing assets, net	118,493	114,396
Premises and equipment, net	101,437	104,733
Real estate held for sale, net	94,219	61,340
Deferred tax asset	131,201	120,827
Other assets	185,237	128,345

Total assets	$10,231,952	$10,138,867

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION — (Continued)

	December 31,
	2009	2008
	(Dollars in thousands, except
	per share information)

LIABILITIES
Deposits:
Non-interest-bearing deposits	$353,516	$235,983
Interest-bearing deposits	4,289,505	4,166,789

Total deposits	4,643,021	4,402,772
Securities sold under agreements to repurchase	2,145,262	1,907,447
Advances from FHLB	1,606,920	1,623,400
Other short-term borrowings	110,000	351,600
Loans payable	337,036	366,776
Notes payable	270,838	276,868
Accrued expenses and other liabilities	243,831	304,833

Total liabilities	9,356,908	9,233,696

Commitments and contingencies (Please refer to Notes 34 and 35)

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 40,000,000 shares authorized; 7,500,850 shares issued and outstanding, at aggregate liquidation preference value at December 31, 2009 (9,015,000 shares issued and outstanding, at aggregate liquidation preference value at December 31, 2008):

Perpetual noncumulative nonconvertible preferred stock (Series A, B and C)	$197,388	$228,250
Perpetual cumulative convertible preferred stock	218,040	345,000
Common stock, $0.01 par value; 97,500,000 shares authorized; 62,064,304 shares issued and outstanding at December 31, 2009 (53,810,110 shares issued and outstanding at December 31, 2008)	621	538
Additional paid-in capital	1,010,661	849,172
Legal surplus	23,596	23,596
Accumulated deficit	(463,781)	(418,168)
Accumulated other comprehensive loss, net of income tax benefit of $18,328 and $19,329 in 2009 and 2008, respectively	(111,481)	(123,217)

Total stockholders’ equity	875,044	905,171

Total liabilities and stockholders’ equity	$10,231,952	$10,138,867

The accompanying notes are an integral part of these financial statements

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except
	per share information)

Interest income:
Loans	$321,384	$342,631	$353,202
Mortgage-backed securities (“MBS”)	114,032	111,940	69,914
Interest-only strips (“IOs”)	6,142	7,162	5,981
Investment securities	10,234	47,602	97,598
Other interest-earning assets	6,473	15,339	52,265

Total interest income	458,265	524,674	578,960

Interest expense:
Deposits	125,133	156,730	171,232
Securities sold under agreements to repurchase	70,712	80,527	124,983
Advances from FHLB	62,948	69,643	55,636
Other short-term borrowings	1,212	233	—
Loans payable	9,881	18,865	28,834
Notes payable	20,752	21,195	43,934

Total interest expense	290,638	347,193	424,619

Net interest income	167,627	177,481	154,341
Provision for loan and lease losses	53,663	48,856	78,214

Net interest income after provision for loan and lease losses	113,964	128,625	76,127

Non-interest income :
Total other-than-temporary impairment (“OTTI”) losses	(105,377)	(920)	—
Portion of loss recognized in other comprehensive income (before taxes)	77,800	—	—

Net credit related OTTI losses	(27,577)	(920)	—
Net gain on mortgage loan sales and fees	9,746	13,112	2,223
Net (loss) gain on trading activities	(3,375)	29,981	(27,725)
Net gain (loss) on investment securities	34,916	(3,979)	(97,480)
Net loss on extinguishment of liabilities	—	—	(14,806)
Servicing income (loss) (net of mark-to-market adjustment)	29,337	(7,700)	20,687
Commissions, fees and other income	44,154	49,035	32,183
Net premium on deposits sold	—	—	9,521

Total non-interest income (loss)	87,201	79,529	(75,397)

Non-interest expenses:
Compensation and benefits	68,724	70,562	118,709
Taxes, other than payroll and income taxes	10,051	9,880	11,312
Advertising	6,633	8,519	11,378
Professional services	31,582	24,156	55,617
Communication expenses	16,661	17,672	14,776
EDP expenses	13,727	11,146	8,630
Occupancy expenses	15,232	18,341	18,295
Office expenses	5,303	6,099	5,915
Depreciation and amortization	12,811	16,013	17,586
FDIC insurance expense	18,238	4,654	3,380
Other real estate owned (“OREO”) losses (benefits) and other related expenses	14,542	842	(837)
Other	30,282	52,528	38,731

Total non-interest expenses	243,786	240,412	303,492

Loss before income taxes	(42,621)	(32,258)	(302,762)
Income tax (benefit) expense	(21,477)	286,001	(131,854)

Net loss	$(21,144)	$(318,259)	$(170,908)

Net loss attributable to common shareholders	$(45,613)	$(351,558)	$(204,207)

Net loss per common share(1)(2)	$(0.81)	$(6.53)	$(7.45)

(1)	For the years ended December 31, 2009, 2008 and 2007, net loss per common share represents the basic and diluted loss per common share, respectively, for each of the periods presented. Please refer to Note 39 for additional information regarding net loss attributable to common shareholders.

(2)	For the year ended December 31, 2009, net loss per common share includes $8.6 million from the accounting effects of the conversions of the Company’s preferred stock. Please refer to Note 39 for additional information.

The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Preferred stock
Balance at beginning of period	$573,250	$573,250	$573,250
Conversion of preferred stock to common stock at par value:
Noncumulative nonconvertible	(30,862)	—	—
Cumulative convertible	(126,960)	—	—

Balance at end of period	415,428	573,250	573,250

Common stock:
Balance at beginning of period	538	538	107,948
Change in par value $1 to $0.01	—	—	(106,869)
Issuance of common stock	—	—	9,683
Shares reduced as a result of 1-for-20 reverse stock split	—	—	(10,224)
Common Stock issued/converted:
Noncumulative nonconvertible	14	—	—
Cumulative convertible	69	—	—

Balance at end of period	621	538	538

Additional paid-in capital:
Balance at beginning of period	849,172	849,081	166,495
Change in par value $1 to $0.01	—	—	106,869
Issuance of common stock	—	—	600,317
Cost of issuance of common stock	—	—	(39,307)
Shares converted as a result of 1-for-20 reverse stock split	—	—	10,224
Stock-based compensation recognized	94	91	685
Stock-based compensation reversed due to pre-vesting forfeitures	—	—	(25)
Stock-based compensation recognized on termination of option plan	—	—	3,823
Conversion of preferred stock to common stock at par value:
Noncumulative nonconvertible	5,697	—	—
Cumulative convertible	155,698	—	—

Balance at end of period	1,010,661	849,172	849,081

Legal surplus	23,596	23,596	23,596

(Accumulated deficit) retained earnings:
Balance at beginning of period	(418,168)	(66,610)	139,051
Net loss	(21,144)	(318,259)	(170,908)
Cash dividends accrued (declared — 2008 and 2007) on preferred stock	(15,841)	(33,299)	(33,299)
Cumulative effect of accounting change (adoption of ASC 860-50, previously SFAS No. 156)	—	—	926
Cumulative effect of accounting change (adoption of ASC 740, previously FIN 48)	—	—	(2,380)
Effect of conversion of preferred stock:
Noncumulative nonconvertible	23,917	—	—
Cumulative convertible	(32,545)	—	—

Balance at end of period	(463,781)	(418,168)	(66,610)

Accumulated other comprehensive loss, net of tax:
Balance at beginning of year	(123,217)	(33,148)	(106,936)
Other comprehensive income (loss), net of deferred tax	11,736	(90,069)	73,788

Balance at end of period	(111,481)	(123,217)	(33,148)

Total stockholders’ equity	$875,044	$905,171	$1,346,707

The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Net loss	$(21,144)	$(318,259)	$(170,908)

Other comprehensive income (loss), before tax:
Unrealized gains (losses) on securities arising during the period	104,851	(78,504)	(47,492)
Non-credit portion of OTTI losses	(77,800)	—	—
Amortization of unrealized loss on securities reclassified to held to maturity	—	—	40
Reclassification of realized (gains) losses included in net loss	(20,377)	(11,704)	116,866

Other comprehensive income (loss) on investment securities, before tax	6,674	(90,208)	69,414
Income tax (expense) benefit related to investment securities	(1,001)	13,254	4,946

Other comprehensive income (loss) on investment securities, net of tax	5,673	(76,954)	74,360
Other comprehensive income (loss) on cash flow hedges(1)	6,063	(13,115)	(572)

Other comprehensive income (loss)	11,736	(90,069)	73,788

Comprehensive loss	$(9,408)	$(408,328)	$(97,120)

Accumulated other comprehensive loss, net of tax
Other comprehensive loss on investment securities	$(37,726)	$(109,530)	$(32,576)
Other comprehensive loss on OTTI losses on investment securities	(66,131)	—	—

Total other comprehensive loss on investment securities	(103,857)	(109,530)	(32,576)
Other comprehensive loss on cash flow hedge(1)	(7,624)	(13,687)	(572)

Total accumulated other comprehensive loss, net of tax	$(111,481)	$(123,217)	$(33,148)

(1)	For the year ended December 31, 2009, other comprehensive loss on cash flow hedge includes $3.0 million related to a deferred tax asset valuation allowance.

The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss	$(21,144)	$(318,259)	$(170,908)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	94	91	4,483
Depreciation and amortization	12,811	16,013	17,586
Mark-to-market adjustment of servicing assets	3,131	42,642	20,800
Deferred income tax (benefit) expense	(10,029)	281,761	(135,790)
Provision for loan and lease losses	53,663	48,856	78,214
Provision for claims receivable(1)	—	21,600	—
Net premium on deposits sold	—	—	(9,521)
Net loss on sale of premises and equipment	16	—	—
Net gain on assets to be disposed of by sale	—	(979)	(501)
Amortization of premium and accretion of discount on loans, investment securities and debt	7,920	(19,555)	(12,567)
Unrealized loss on loans held for sale	—	—	2,068
Origination and purchases of loans held for sale	(459,844)	(445,066)	(687,051)
Principal repayment and sales of loans held for sale	416,197	220,247	610,029
(Gain) loss on securities	(41,296)	(9,352)	104,073
Net OTTI losses	27,577	920	—
Unrealized loss (gain) on trading securities	16,108	(14,944)	8,557
Purchases of securities held for trading	(200,042)	(717,980)	(153,539)
Principal repayment and sales of securities held for trading	816,803	1,075,622	262,607
Amortization and net (gain) loss in the fair value of IOs	6,456	(251)	(2,002)
Unrealized loss on derivative instruments	648	1,519	29,916
Decrease (increase) in derivative instruments	247	(143)	(3,158)
Increase in accounts receivable	(5,281)	7,955	(558)
(Increase) decrease in mortgage servicing advances	(1,283)	2,312	3,276
Decrease (increase) in accrued interest receivable	1,068	(3,722)	19,856
Increase in other assets	(139,931)	(26,521)	(52,943)
Decrease in accrued expenses and other liabilities	(218,445)	(68,521)	(98,740)

Total adjustments	286,588	412,504	5,095

Net cash provided by (used in) operating activities	265,444	94,245	(165,813)

Cash flows from investing activities:
Purchases of securities available for sale	(2,486,297)	(2,923,708)	(535,377)
Principal repayments and sales of securities available for sale	3,132,457	856,844	2,741,110
Principal repayment and maturities of securities held to maturity	—	—	182,579
Increase in FHLB stock	(8,347)	(44,071)	(3,334)
Originations, purchases and repurchases of loans receivable	(866,626)	(946,419)	(699,289)
Principal repayment of loans receivable	304,192	574,732	77,671
Proceeds from sales of servicing assets	159	—	7,000
Purchases of premises and equipment	(9,226)	(9,240)	(8,770)
Proceeds from sale of premises and equipment	143	—	—
Proceeds from assets to be disposed of by sale	—	4,761	5,801
Payment in connection with the sale of certain assets and liabilities of Doral Bank NY, including cash delivered	—	—	(121,824)
Proceeds from sales of real estate held for sale	35,271	23,460	7,070

Net cash provided by (used in) investing activities	101,726	(2,463,641)	1,652,637

Cash flows from financing activities:
Increase in deposits	240,249	134,748	394,755
Increase (decrease) in securities sold under agreements to repurchase	237,815	967,112	(2,445,052)
Proceeds from advances from FHLB	507,000	2,129,400	2,690,790
Repayment of advances from FHLB	(523,480)	(1,740,000)	(2,377,000)
Proceeds from other short-term borrowings	2,996,000	1,031,600	—
Repayment of other short-term borrowings	(3,237,600)	(680,000)	—
Repayment of secured borrowings	(29,740)	(35,925)	(41,742)
Repayment of notes payable	(6,357)	(5,892)	(641,968)
Payment associated with conversion of preferred stock	(4,972)	—	—
Issuance of common stock, net	—	—	610,000
Dividends paid	(8,325)	(33,299)	(33,299)

Net cash provided by (used in) financing activities	170,590	1,767,744	(1,843,516)

Net increase (decrease) in cash and cash equivalents	537,760	(601,652)	(356,692)
Cash and cash equivalents at beginning of year	187,517	789,169	1,145,861

Cash and cash equivalents at end of year	$725,277	$187,517	$789,169

Cash and cash equivalents includes:
Cash and due from banks	$725,277	$184,302	$67,884
Other interest-earning assets	—	3,215	721,285

	$725,277	$187,517	$789,169

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Supplemental schedule of non-cash activities:
Loan securitizations	$430,938	$374,248	$232,282

Loans foreclosed	$81,904	$47,853	$20,181

Reclassification of securities held to maturity to held for trading in connection with the sale of certain assets of Doral Bank NY	$—	$—	$91,045

Reclassification of loans receivable to loans held for sale in connection with the sale of certain assets of Doral Bank NY	$—	$—	$205,629

Reclassification of premises and equipment to assets to be disposed of by sale	$—	$—	$23,680

Reclassification of assets to be disposed of by sale to premises and equipment(2)	$—	$5,189	$—

Reclassification of securities from the held for trading portfolio to available for sale portfolio	$—	$68,250	$—

Reclassification of securities held to maturity to held for sale	$—	$—	$1,822,963

Reclassification of loans receivable to loans held for sale	$6,055	$—	$—

Reclassification of loans held for sale to loans receivable	$6,558	$48,185	$1,382,734

Remeasurement of income taxes payable upon adoption of ASC 740 (FIN 48)	$—	$—	$2,380

Remeasurement of fair value of MSRs upon adoption of ASC 860-50 (SFAS No. 156), net of tax	$—	$—	$926

Capitalization of servicing assets	$7,387	$7,387	$5,305

Supplemental Information for Cash Flows:
Cash used to pay interest	$303,460	$197,874	$440,905

Cash used to pay income taxes(3)	$5,282	$26,934	$4,653

Doral Financial’s and Doral Bank PR’s (combined “Doral”) termination of the agreements with Lehman Brothers, Inc. has led to a reduction in Doral’s total assets and liabilities (please refer to Note 16 for additional information).

The assets and liabilities values as of the termination date were as follows:

Assets:
Securities	$549,884
Accounts receivable	(21,676)
Accrued interest receivable	3,222

Total assets reduction	$531,430
Liabilities:
Securities sold under agreement to repurchase	$504,028
Accrued interest payable	5,192
Other liabilities	610

Total liabilities reduction	$509,830

Provision for claim receivable	$21,600

The Company sold certain assets and liabilities of Doral Bank NY

The assets and liabilities values as of the sale date were as follow:

Assets:
Loans	$206,074
Securities	155,264
Property, leasehold improvements and equipment	9,400
Other assets	2,321

Total assets sold	$373,059

Liabilities:
Securities sold under agreement to repurchase	$9,950
Deposits	377,491
Advances from FHLB	114,290
Other liabilities	2,673

Total liabilities sold	$504,404

Excess of liabilities over assets sold	$(131,345)

Net premium on deposits sold	$9,521

Payment in connection with the sale of certain assets and liabilities of Doral Bank NY, including cash delivered	$(121,824)

(1)	Related to Lehman Brothers, Inc. Transaction. Please refer to Note 16 for additional information.

(2)	Related to assets currently used by the Company and no longer available for sale.

(3)	For the year ended December 31, 2007, cash used to pay income taxes includes $21.7 million related to an income tax credit granted by the P.R. Government as an incentive for new and existing housing projects that was recorded as a receivable in the Company’s Statement of Financial Condition.

The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

1.	Nature of Operations and Basis of Presentation

Doral Financial Corporation (“Doral,” “Doral Financial” or the “Company”) is a financial holding company engaged in banking (including thrift operations), mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank PR”), Doral Bank, FSB (“Doral Bank NY”), Doral Securities, Inc. (“Doral Securities”), Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank PR in turn operates three wholly-owned subsidiaries Doral Mortgage LLC (“Doral Mortgage”), Doral Money, Inc. (“Doral Money”), engaged in commercial lending in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank PR took possession during 2005.

During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the Financial Industry Regulatory Authority (“FINRA”). As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

On July 1, 2008, Doral International, Inc. (“Doral International”), an international banking entity (“IBE”), subject to supervision, examination and regulation by the Commissioner of Financial Institutions under the International Banking Center Regulatory Act (the “IBC Act”), was merged with and into Doral Bank PR, Doral International’s parent company, with Doral Bank PR being the surviving corporation, in a transaction structured as a tax free reorganization.

On December 16, 2008, Doral Investment International LLC (“Doral Investment”) was organized to become a new subsidiary of Doral Bank PR, but is not operational.

In addition to providing various loan and banking services, the Company services Federal Housing Administration (“FHA”)-insured, Veterans Administration (“VA”) -guaranteed and conventional mortgage loans pooled for the issuance of Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) MBS.

Certain amounts reflected in the 2008 and 2007 Consolidated Financial Statements have been reclassified to conform to the presentation for 2009.

2007 Events that Impacted the Reporting Entity

On July 18, 2007, Sana Mortgage Corporation (“Sana”) was merged with and into Doral Mortgage and Centro Hipotecario de Puerto Rico (“Centro Hipotecario”) was merged with and into Doral Financial, as a tax free reorganization.

On July 17, 2007, Doral Financial amended its Restated Certificate of Incorporation to decrease the par value of the Company’s common stock from $1.00 to $0.01 per share.

On July 19, 2007, Doral Financial completed the private sale of 48,412,698 newly issued shares of common stock to Doral Holdings for an aggregate purchase price of $610.0 million (the “Recapitalization”). In connection with the Recapitalization, on July 19, 2007, Doral Financial also transferred its mortgage servicing and mortgage origination operations to Doral Bank PR, its principal banking subsidiary, and on July 26, 2007, sold the branch network of Doral Bank NY. In connection with these transactions, Doral Bank PR obtained a regulatory approval to pay a $155.0 million cash dividend to the holding company and Doral

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Bank NY received regulatory approval to effect a capital distribution to the holding company in the amount of $50.0 million, of which $45.0 million was paid July 30, 2007.

The transactions described above resulted in the significant recapitalization of the holding company and provided the holding company with sufficient funds to repay in full its $625.0 million floating rate senior notes that matured on July 20, 2007, and to fund in August 2007 the settlement of the restatement-related consolidated class action and derivative shareholder litigation and to pay related transaction expenses.

On July 27, 2007, Doral Financial completed the sale of its eleven branches in the New York City Metropolitan Area. The transaction yielded the following results:

(In thousands)

Net deposit premium earned	$9,521
Loss on sale of assets and disposition of liabilities:
Securities sold	(10,742)
Loans sold	(2,068)
Repurchase agreements and advances from FHLB disposed of	(790)

Total loss on sale of assets and liabilities	(13,600)

Net loss related to Doral Bank NY branch sale	$(4,079)

On August 17, 2007, Doral Financial effected a 1-for-20 reverse split of its common stock previously approved by Doral Financial’s stockholders on July 17, 2007. Upon the effectiveness of the reverse split, each 20 shares of authorized and outstanding common stock were reclassified and combined into one new share of common stock. Doral Financial’s common stock began trading on a split-adjusted basis on August 20, 2007. All share and dividend per share information in the Consolidated Financial Statements has been adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007.

2.	Summary of Significant Accounting Policies

The accompanying Consolidated Financial Statements include the accounts of Doral Financial Corporation and its wholly-owned subsidiaries. The Company’s accounting and reporting policies conform with the generally accepted accounting principles in the United States of America (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The following summarizes the most significant accounting policies followed in the preparation of the accompanying Consolidated Financial Statements:

Use of Estimates in the Preparation of Financial Statements

The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements as well as the reported amounts of revenues and expenses during the reporting periods. Because of uncertainties inherent in the estimation process, it is possible that actual results could differ from those estimates.

A significant estimate that is prevalent in the Company’s financial statements is the estimation of fair value for financial instruments, including derivative instruments, required to be recorded at fair value under GAAP. The measurement of fair value is fundamental to the presentation of Doral Financial’s financial condition and results of operations and, in many instances, requires management to make complex judgments. Fair value is generally based on quoted prices, including dealer marks or direct market observations. If quoted prices or market parameters are not available, fair value is based on internal and external valuation models using market data inputs adjusted by the Company’s particular characteristics, when appropriate. The use of

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DORAL FINANCIAL CORPORATION — (Continued)

different models and assumptions could produce materially different estimates of fair value. The accounting policies that have a significant impact on Doral Financial’s statements and that require the most judgment are those relating to the assumptions underlying the valuation of its MSRs, IOs, investments (including OTTI), collectibility of accounts receivables, income taxes, the allowances for loan and lease losses and recourse obligations.

Fair Value Measurements

Pursuant to Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures (previously Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”)), the Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of the lower-of-cost-or-market accounting or write-downs of individual assets.

Effective January 1, 2008, the Company adopted ASC 820-10 which defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements. This statement defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company adopted ASC 825, Financial Instruments, (previously SFAS No. 159, The Fair Value Option for Financing Assets and Financing Liabilities, (“SFAS No. 159”)), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.

Effective April 1, 2009, the Company adopted ASC 825, Financial Instruments, (previously Financial Accounting Standard Board Staff Position (“FSP”) FAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”)). ASC 825 requires the Company to disclose for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate fair value, whether recognized or not in the statement of financial position, as required by ASC 825 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”)).

Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Please refer to Note 40 for additional information.

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DORAL FINANCIAL CORPORATION — (Continued)

Other Interest Earning Assets

Other interest earning assets includes money market investments, securities purchased under agreements to resell, cash pledged to counterparties, among others.

Money market investments consist of fixed-income securities whose original maturity is less than three months. These investments are carried at cost, which approximates fair value due to their short-term nature. In the case of securities purchased under agreements to resell, it is the Company’s policy to require and take possession of collateral whose fair value exceeds the balance of the related receivable. The collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate. The securities underlying the agreements are not recorded in the asset accounts of the Company since the counterparties retain effective control of such securities. Also, other interest earning assets includes cash pledged with counterparties to back the Company’s securities sold under agreements to repurchase and/or derivatives positions.

Investment Securities

Investment securities transactions are recorded on the trade date basis, except for securities underlying forward purchases and sales contracts that are not exempt from the requirements of ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for derivatives instruments and hedging activities (“SFAS No. 133”)), which are recorded on contractual settlement date. At the end of the period, unsettled purchase transactions exempt from the requirements of ASC 815-10 (SFAS No. 133) are recorded as part of the Company’s investments portfolio and as a liability, while unsettled sale transactions are deducted from the Company’s investments portfolio and recorded as an asset. Investment securities are classified as follows:

Securities Held for Trading:  Securities that are bought and held principally for the purpose of selling them in the near term are classified as securities held for trading and reported at fair value generally based on quoted market prices. For securities without quoted prices, fair value represents quoted market prices for comparable instruments. In certain other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting appropriate degrees of risk. Realized and unrealized changes in market value are recorded in the securities trading activities as a part of net gain or loss on securities held for trading in the period in which the changes occur. Interest income and expense arising from trading instruments are included in the Consolidated Statements Operations as part of net interest income.

Forwards, caps and swap contracts that are not exempt from the requirements of ASC 815-10 (SFAS No. 133) are accounted for as derivative instruments. Doral Financial recognizes the creation of the derivative at the time of the execution of the contract and marks to market the contracts against current operations until settlement as part of its trading activities. The securities underlying the forward contracts are recorded at settlement at their market value and generally classified as available for sale.

Securities Held to Maturity:  Securities that the Company has the ability and intent to hold until their maturities are classified as held to maturity and reported at amortized cost.

When securities are transferred from the held to maturity portfolio to the held for sale portfolio, and transfer does not qualify under the exemption provisions for the sale or transfer of held to maturity securities under ASC 320-10, Investments — Debt and Equity Securities (previously SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”)), the classification decision is deemed to have “tainted” the held to maturity category and it will not be permitted to prospectively classify any investment securities scoped under ASC 320-10 (SFAS No. 115) as held to maturity.

Securities Available for Sale:  Securities not classified as either securities held to maturity or securities held for trading are classified as available for sale and reported at fair value, with unrealized

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DORAL FINANCIAL CORPORATION — (Continued)

non-credit related gains and losses excluded from net income (loss) and reported, net of tax, in other comprehensive income (loss), which is a separate component of stockholders’ equity. Cost of securities sold is determined on the specific identification method.

When securities are transferred from the available for sale portfolio to the held to maturity portfolio, any unrealized gain or loss at the time of transfer remains in accumulated other comprehensive income and is amortized over the remaining term of the securities.

For most of the Company’s investment securities, deferred items, including premiums, and discounts, are amortized into interest income over the contractual life of the securities adjusted for actual prepayments using the effective interest method.

The Company adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This credit loss occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual available for sale investment securities for OTTI on at least a quarterly basis. As part of this process, the Company considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

The Company uses a third party provider to generate cash flow forecasts of each security reviewed based on a combination of management and market driven assumptions and securitization terms, including remaining payment terms of the security, prepayment speeds, the estimated amount of loans to become seriously delinquent over the life of the security and the pull through rate, the estimated life-time severity rate, estimated

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DORAL FINANCIAL CORPORATION — (Continued)

losses over the life of the security, loan characteristics, the level of subordination within the security structure, expected housing price changes and interest rate assumptions.

Once a credit loss is recognized, the investment will be adjusted to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in earnings. For the investment securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

It is possible that future loss assumptions could change and cause future OTTI charges in securities for which OTTI was recognized in previous periods.

Other Investment Securities:  Investments in equity securities that do not have readily determinable fair values, are classified as other securities in the Consolidated Statement of Financial Condition. These securities are stated at cost. Stock that is owned by the Company to comply with regulatory requirements, such as FHLB stock, is included in this category.

Loans Held for Sale

Loans held for sale are carried at the lower of net cost or market value on an aggregate portfolio basis. The amount by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. Changes in the valuation allowance are included in the determination of income in the period in which those changes occur and are reported under net gain on mortgage loan sales and fees in the Consolidated Statements of Operations. Loan origination fees and direct loan origination costs related to loans held for sale are deferred as an adjustment to the carrying basis of such loans until these are sold or securitized. Premiums and discounts on loans classified as held for sale are not amortized as interest income while such loans are classified as held for sale. See “Servicing Assets and Servicing Activities,” below for a description of the sales and securitization process. Loans held for sale consist primarily of mortgage loans held for sale. The market value of mortgage loans held for sale is generally based on quoted market prices for MBS adjusted by particular characteristics like guarantee fees, servicing fees, actual delinquency and the credit risk associated to the individual loans.

The Company recognizes interest income on loans on an accrual basis, except when management believes the collection of principal or interest is doubtful. Loans held for sale are placed on a non-accrual basis after they have been delinquent for more than 90 days, except the FHA loans which are placed on a non-accrual basis after they have been delinquent for more than 300 days. When the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed against interest income. Such interest, if collected, is credited to income in the period of the recovery. Loans return to accrual status when principal and interest become current. In the case of loans under troubled debt restructuring agreements, the Company continues to place them in non-accrual status and reports them as non-performing loans until these loans haven proven repayment capacity for a sufficient amount of time.

The Company regularly reviews its loans held for sale portfolio and may transfer loans from the loans held for sale portfolio to its loan receivable portfolio. At the time of such transfers, the Company recognizes a market value adjustment charged against earnings based on the lower of aggregate cost or market value.

Loans held for sale include GNMA defaulted loans. When the loans backing a GNMA security are initially securitized, the Company treats the transaction as a sale for accounting purposes because the conditional nature of the buy-back option means that the Company does not maintain effective control over the loans and the loans are derecognized from the balance sheet. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, Doral is deemed to have regained effective control over these loans and must be brought back onto the Company’s books as assets at fair value, regardless of whether the Company intends to exercise the buy-back option, and recognized as part of the loans held for sale. An offsetting liability is also recorded as part of “Accrued Expenses and Other Liabilities.”

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DORAL FINANCIAL CORPORATION — (Continued)

If the Company exercises the buy-back options, the loans are repurchased, only the composition of the Statement of Financial Condition is affected. The loans are removed from the held for sale portfolio and are classified as part of the held for investment portfolio, and the cash and the payable previously recorded are reduced accordingly.

Loans Receivable

Loans receivable are those held principally for investment purposes. These consist of construction loans for housing development, certain residential mortgage loans, commercial real estate, commercial non-real estate, leases, land, and consumer loans which the Company does not expect to sell in the near future.

Loans receivable are carried at their unpaid principal balance, less unearned interest, net of deferred loan fees or costs (including premiums and discounts), undisbursed portion of construction loans and an allowance for loan and lease losses. These items, except for the undisbursed portion of construction loans and the allowance for loan and lease losses, are deferred at inception and amortized into interest income throughout the lives of the underlying loans using the effective interest method.

The Company recognizes interest income on loans receivable on an accrual basis, except when management believes the collection of principal or interest is doubtful. Loans receivable are placed on non-accrual status after they have been delinquent for more than 90 days, except for revolving lines of credit and credit cards until 180 days delinquent and FHA loans until 300 days delinquent. When the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed against interest income. Such interest, if collected, is credited to income in the period of the recovery. Loans return to accrual status when principal and interest become current.

The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring (“TDR”) as defined by the ASC 310-40, Receivables- Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Debt Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings). Such restructures are identified as TDRs and accounted for based on the provisions of ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan).

Allowance for Loan and Lease Losses

An allowance for loan and lease losses is established to provide for probable credit losses inherent in the portfolio of loans receivable as of the balance sheet date. The allowance for loan and lease losses is established based on management’s assessment of probabilities of default, internal risk ratings (based on the borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loan portfolio. Loan losses are charged and recoveries are credited to the allowance for loan and lease losses, while increases to the allowance are charged to operations.

The Company evaluates impaired loans and calculates the related valuation allowance based on ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”)). During the third quarter of 2009, the company conducted certain enhancements and refinements to its provisioning policies and procedures that impacted the provision for the quarter. This review process resulted in a reduction in the scope for measuring impairment on individual loans from substandard commercial and construction loans over $2.0 million to substandard commercial and construction loans over $1.0 million.

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DORAL FINANCIAL CORPORATION — (Continued)

Loans are considered impaired when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation under the contractual terms of the loan agreement. The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flow discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the Company is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals or is based on management’s estimates of future cash flows discounted at the contractual interest rate, or for loans probable of foreclosure, discounted at a rate reflecting the principal market participant cost of funding, required rate of return and risks associated with the cash flows forecast. Management’s strategy is to maximize proceeds from the disposition of foreclosed assets as opposed to rapid liquidation.

In assessing the reserves under the discounted cash flows methodology, the Company considers the estimate of future cash flows based on reasonable and supportable assumptions and projections. All available evidence, including estimated costs to sell, if those costs are expected to reduce the cash flow available to repay or otherwise satisfy the loan, is considered in developing those estimates. The likelihood of alternative outcomes is considered in determining the best estimate of expected future cash flows.

Doral Financial also provides an allowance for all performing loans and non-performing small-balance homogeneous loans (including residential mortgage, consumer, construction and commercial loans under $1.0 million) on an aggregated basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates. Allowances on these loans are periodically reviewed and, when deemed necessary, adjusted to reflect changes in trends and shifts in the inherent risks within the portfolio.

Servicing Assets and Servicing Activities

The Company pools FHA-insured and VA-guaranteed mortgages for issuance of GNMA MBS. Conforming loans are pooled and issued as FNMA or FHLMC MBS as well as sold in bulk to investors with servicing retained.

Prior to adoption of ASC 860-50, Transfer and Servicing — Servicing Assets and Liabilities, (previously SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”)), the Company securitized or sold mortgage loans, and allocated the cost of the mortgage loans between the MBS or mortgage loan pool sold and the retained interests, based on their relative fair values. The reported gain is the difference between the proceeds from the sale of the security or mortgage loan pool, the cost allocated to the security or loans sold (after allocating a portion of the cost to the retained interests) and the fair value of any recourse assumed by the Company.

Mortgage servicing rights (“MSRs” or “servicing assets”) retained in a sale or securitization arises from contractual agreements between the Company and investors in mortgage securities and mortgage loans. The value of MSRs is derived from the net positive cash flows associated with the servicing contracts. Under these contracts, the Company performs loan servicing functions in exchange for fees and other remuneration. The servicing function typically includes: collecting and remitting loan payments, responding to borrower inquiries, accounting for principal and interest, holding custodial funds for payment of property taxes and insurance premiums, supervising foreclosures and property dispositions, and generally administering the loans. The servicing rights entitle the Company to annual servicing fees based on the outstanding principal balance of the mortgage loans and the contractual servicing rate. The annual servicing fees generally fluctuate between 25 and 50 basis points. The servicing fees are credited to income on a monthly basis when collected. In addition,

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DORAL FINANCIAL CORPORATION — (Continued)

the Company generally receives other remuneration consisting of mortgagor-contracted fees as late charges and prepayment penalties, which are credited to income when collected.

Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike the market value of highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The initial carrying value of the servicing assets is generally determined based on an allocation of the carrying amount of the loans sold (adjusted for deferred fees and costs related to loan origination activities) and the retained interest (MSRs) based on their relative fair value.

Effective January 1, 2007, under ASC 860-50 (SFAS No. 156), Doral Financial elected to apply fair value accounting to its MSRs. The Company engages a third party specialist to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the Company’s MSRs is determined based on a combination of market information on trading activity (servicing assets trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s MSRs incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. Also, the valuation of the Company’s MSR is impacted by changes in laws and regulations.

Under many of its servicing contracts, Doral Financial must advance all or part of the scheduled payments to the owner of an outstanding mortgage loan, even when mortgage loan payments are delinquent. In addition, in order to protect their liens on mortgaged properties, owners of mortgage loans usually require that Doral Financial, as servicer, pay mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. Doral Financial generally recovers its advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, Doral Financial must absorb the cost of the funds it advances during the time the advance is outstanding. Doral Financial must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and Doral Financial will not receive any future servicing income with respect to that loan.

In the ordinary course of business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loans sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty, or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. Doral Financial does not have a reserve on its financial statements for possible losses related to repurchases resulting from representation and warranty violations because it does not expect any such losses to be significant.

In the past, the Company sold mortgage loans and MBS subject to recourse provisions. Pursuant to these recourse arrangements, the Company agreed to retain or share the credit risk with the purchaser of such mortgage loans for a specified period or up to a certain percentage of the total amount in loans sold. The Company estimates the fair value of the retained recourse obligation or any liability incurred at the time of sale and includes such obligation with the net proceeds from the sale, resulting in a lower gain on sale recognition. Doral estimates the fair value of its recourse obligation based on historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment.

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DORAL FINANCIAL CORPORATION — (Continued)

Interest-Only Strips

IOs represent the present value of the estimated future cash flows retained by the Company as part of its past sale and securitization activities. The Company no longer engages in this activity and classifies its existing IOs as trading securities. In order to determine the value of its IOs, the Company uses a valuation model that calculates the present value of estimated cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. In accordance with ASC 320-10 (SFAS No. 115), changes in fair value of IOs held in the trading portfolio are recorded in earnings as incurred.

Real Estate Held for Sale

The Company acquires real estate through foreclosure proceedings. Legal fees and other direct costs incurred in a foreclosure are expensed as incurred. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A charge to OREO is recognized for any initial write down to fair value less costs to sell. Any losses in the carrying value arising from periodic appraisals of the properties are charged to expense in the period incurred. Gains and losses not previously recognized that result from disposition of real estate held for sale are recorded in non-interest expense within the other expenses caption in the accompanying Consolidated Statements of Operations.

It is the policy of the Bank to sell any real property acquired through the collection of debts due within five years. During the time that the Bank holds the real property, the Bank will charge-off declines in the value of the real property based upon the current appraised value of the property.

Assets to be Disposed of by Sale

Long-term assets to be sold by the Company are classified as available for sale if the following criteria are met: (i) management, having the authority to approve the action, commits to a plan to sell the asset; (ii) the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (iii) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; (iv) the sale of the asset and transfer of the asset is probable, and transfer of the asset is expected to qualify for recognition as completed sale, within one year; (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; (vi) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Assets classified as available for sale are recorded at lower-of-cost-or-market less selling costs. In the event the asset is not sold, it shall be registered at the lower of book value prior to reclassification to available for sale adjusted for the unrecognized depreciation and the fair value of the asset.

Premises and Equipment

Premises, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation of premises and equipment is provided on a straight-line basis. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful lives of the assets or the terms of the leases. The lease term is defined as the contractual term plus lease renewals that are considered to be “reasonably assured.” Useful lives range from three to ten years for leasehold improvements and equipment, and thirty to forty years for retail branches and office facilities.

The Company measures impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If identified, an impairment loss is recognized through a charge to earnings based on the fair value of the property.

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DORAL FINANCIAL CORPORATION — (Continued)

Rent expense under operating leases is recognized on a straight-line basis over the lease term taking into consideration contractual rent increases. The difference between rent expense and the amount actually paid during a period is charged to a “Deferred rent obligation” account, included as part of accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and identifiable intangible assets under the provisions of ASC 350-10, Intangibles — Goodwill and Other (previously SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”)). Goodwill is recognized when the purchase price is higher than the fair value of net assets acquired in business combinations under the purchase method of accounting. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or circumstances indicate possible impairment. In determining the fair value of a reporting unit the Company uses a discounted cash flow analysis. Goodwill impairment losses are recorded as part of operating expenses in the Consolidated Statement of Operations.

ASC 350-10 (SFAS No. 142) provides for impairment testing of goodwill following a two-step process. The first step is used to identify potential impairment and requires comparison of the estimated fair value of the reporting unit with its carrying amount including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds the estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

If needed, the second step consists of calculating an implied fair value of goodwill. If the implied fair value of the reporting unit goodwill exceeds the carrying value of that goodwill, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment is not permitted.

Finite lived intangibles are amortized over their estimated life, generally on a straight-line basis, and are reviewed periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

The Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

In accordance with ASC 860, Transfers and Servicing, (previously FASB Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities), a transfer of an entire financial assets, a group of entire financial asset, or a participating interest in an entire financial asset in which Doral surrenders control over those financial assets shall be accounted for as a sale if, and only if, all of the following conditions are met:

•	The transferred financial assets have been isolated from Doral — put presumptively beyond the reach of Doral and its creditors, even in bankruptcy or other receivership.

•	Each transferee has the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its rights to pledge or exchange the assets and provides more than a trivial benefit to Doral.

•	Doral, its consolidated affiliates included in these financial statements, or its agents do not maintain effective control over the transferred financial assets or third-party beneficial interest related to those

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

transferred assets. Examples of Doral’s effective control over the transferred financial assets include, but are not limited to (i) an agreement that both entitles and obligates Doral to repurchase or redeem them before their maturity, (ii) an agreement that provides Doral with both the unilateral ability to cause the holder to return specific financial assets and a more-than-trivial benefit attributable to that ability, other than through a cleanup call, or (iii) an agreement that permits the transferee to require Doral to repurchase the transferred financial assets at a price that is so favorable to the transferee that it is probable that the transferee will require Doral to repurchase them.

If a transfer of financial assets in exchange for cash or other consideration (other than beneficial interests in the transferred assets) does not meet the criteria for a sale as described above, Doral accounts for the transfer as a secured borrowing with pledge of collateral.

GNMA programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the Company provides servicing. At the Company’s option and without GNMA prior authorization, Doral may repurchase such delinquent loans for an amount equal to 100% of the loan’s remaining principal balance. This buy-back option is considered a conditional option until the delinquency criteria is met, at which time the option becomes unconditional. When the loans backing a GNMA security are initially securitized, the Company treats the transaction as a sale for accounting purposes because the conditional nature of the buy-back option means that the Company does not maintain effective control over the loans and therefore these are derecognized from the balance sheet. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, Doral is deemed to have regained effective control over these loans and they must be brought back onto the Company’s books as assets at fair value, regardless of whether the Company intends to exercise the buy-back option. An offsetting liability is also recorded as part of “Accrued Expenses and Other Liabilities.”

Securities Sold under Agreements to Repurchase

As part of its financing activities the Company enters into sales of securities under agreements to repurchase the same or substantially similar securities. The Company retains control over such securities according to the provisions of ASC 860 (SFAS No. 166). Accordingly, the amounts received under these agreements represent borrowings, and the securities underlying the agreements remain in the asset accounts. These transactions are carried at the amounts at which transactions will be settled. The counterparties to the contracts generally have the right to repledge the securities received as collateral. Those securities are presented in the Consolidated Statements of Financial Condition as part of pledged investment securities and its interest is accounted for on an accrual basis in the Consolidated Statement of Operations.

Insurance Agency Commissions

Commissions generated by the Company’s insurance agency operation are recorded when earned. The Company’s insurance agency earns commissions when the insurance policies are issued by unaffiliated insurance companies.

Derivatives and Interest Rate Risk Management

Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates, to changes in fair value of assets and liabilities and to secure future cash flows. Derivatives are generally either privately negotiated over-the-counter (“OTC”) contracts or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and collars, forwards and options. Exchange-traded derivatives include futures and options.

The Company accounts for its derivatives under the provisions of ASC 815-10 (SFAS No. 133), as amended. This statement requires recognition of all derivatives as either assets or liabilities in the balance sheet and requires measurement of those instruments at fair value through adjustments to accumulated other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

comprehensive income (loss) and/or current earnings, as appropriate. On the date the Company enters into a derivative contract, it designates the derivative instrument as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. If the hedge relationship is terminated, hedge accounting is discontinued and changes in the value of the derivative instrument continue to be recognized in current period earnings, the hedged item is no longer adjusted for fair value changes, and the fair value adjustment to the hedged item, while it was designated as a hedge, continues to be reported as part of the basis of the item and is amortized to earnings as a yield adjustment. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such a time as those earnings are affected by the variability of the cash flows of the underlying hedged item. If the hedge relationship is terminated, the net derivative gain or loss related to the discontinued cash flow hedge should continue to be reported in accumulated other comprehensive income (loss) and will be reclassified into earnings when the cash flows that were hedged occur, or when the forecasted transaction affects earnings or if it is no longer expected to occur. After a cash flow hedge is discontinued, future changes in the fair value of the derivative instrument are recognized in current period earnings. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items. For freestanding derivative instruments, changes in fair values are reported in current period income.

Prior to entering a hedge transaction, the Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the statement of condition or to specific forecasted transactions or firm commitments along with a formal assessment, at both inception of the hedge and on an ongoing basis, as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in current period earnings.

Income Taxes

Doral Financial recognizes deferred tax assets and liabilities based upon the expected future tax consequences of existing temporary differences between the carrying amounts and the tax bases of assets and liabilities based on applicable tax laws. To the extent tax laws change, deferred tax assets and liabilities are adjusted, when necessary, in the period that the tax change is enacted and recognizes income tax benefits when the realization of such benefits is probable. A valuation allowance is recognized for any deferred tax asset for which, based on management’s evaluation, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized. Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against deferred tax assets. In determining the realizability of deferred tax assets the Company considers, among others matters, all sources of taxable income including the future reversal of existing temporary differences, future taxable income, carryforwards and tax planning strategies. In the determination of the realizability of the deferred tax asset, the Company evaluates both positive and negative evidence regarding the ability of the Company to generate sufficient taxable income. In making its assessment, significant weight is given to evidence that can be objectively verified.

Income tax benefit or expense includes: (i) deferred tax expense or benefit, which represents the net change in the deferred tax liability or asset during the year plus any change in the valuation allowance, if any, and (ii) current tax expense. Income tax expense excludes the tax effects related to adjustments recorded to accumulated other comprehensive income (loss).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Legal Surplus

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of Doral Bank PR’s net income for the year be transferred to a legal surplus account until such surplus equals its paid-in capital. The surplus account is not available for payment of dividends.

Statements of Cash Flows

Cash and cash equivalents include cash and due from banks, money market instruments, which include securities purchased under agreements to resell, time deposits and other short-term investments with maturities of three months or less when purchased, and other interest earning assets. The statement of cash flows excludes restricted cash accounted as other interest earning assets.

Earnings (Losses) per Share

Basic net income (loss) per share is determined by dividing net income, after deducting any dividends accrued on preferred stock (whether paid or not) and any inducement charges on preferred stock conversions, by the weighted-average number of common shares outstanding during the period.

Diluted net income (loss) per share is computed based on the assumption that all of the shares of convertible instruments will be converted into common stock, if dilutive, and considers the dilutive effect of stock options using the treasury stock method.

During 2009, the Company made offers to holders of cumulative and non-cumulative preferred stocks to exchange for the Company’s common stock. The accounting treatment for cumulative and non-cumulative preferred stock is different. The exchange to holders of shares of non-cumulative preferred stock for shares of common stock and a payment of a cash premium result in the extinguishment and retirement of such shares of non-cumulative preferred stock and the issuance of common stock. The carrying (liquidation) value of each share of non-cumulative preferred stock retired is reduced and common stock and additional paid-in-capital increased in the amount of the fair value of the common stock issued. Upon the cancellation of such shares of non-cumulative preferred stock acquired by the Company, the difference between the carrying (liquidation) value of shares of non-cumulative preferred stock retired and the fair value of the exchange offer consideration exchanged (cash plus fair value of common stock) is treated as an increase to retained earnings and income available to common shareholders, for earnings per share purposes.

The exchange to holders of cumulative preferred stock for common stock and a cash premium is accounted for as an induced conversion. Common stock and additional paid-in-capital is increased by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms is treated as a reduction to retained earnings and net income available to common shareholders for earnings per share purposes.

Stock Option Plan

Effective January 1, 2006, Doral Financial adopted ASC 718-10, Compensation — Stock Compensation, (previously SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”)), without a material effect on the Consolidated Financial Statements of the Company. Since 2003, the Company has expensed the fair value of stock options granted to employees using the “modified prospective” method. Under this method, the Company expenses the fair value of all employee stock options granted after January 1, 2003, as well as the unvested portions of previously granted options. When unvested options are forfeited, any compensation expense previously recognized on such options is reversed in the period of the forfeiture.

ASC 718-10 (SFAS No. 123(R)) requires the Company to estimate the pre-vesting forfeiture rate, for grants that are forfeited prior to vesting, beginning on the grant date and to true-up forfeiture estimates through

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

the vesting date so that compensation expense is recognized only for grants that vest. When unvested grants are forfeited, any compensation expense previously recognized on the forfeited grants is reversed in the period of the forfeiture. Accordingly, periodic compensation expense includes adjustments for actual and estimated pre-vesting forfeitures and changes in the estimated pre-vesting forfeiture rate.

For additional information regarding the Company’s stock options please refer to Note 38.

Comprehensive Income (loss)

Comprehensive income (loss) includes net income and other transactions, except those with stockholders, which are recorded directly in equity. In the Company’s case, in addition to net income (loss), other comprehensive income (loss) results from the changes in the unrealized gains and losses on securities that are classified as available for sale and unrealized gains and losses on derivatives classified as cash flow hedges.

Segment Information

The Company reports financial and descriptive information about its reportable segments. Please refer to Note 42 for additional information. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

The Company’s segment information is organized by legal entity and aggregated by line of business consistent with the Company’s business model. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Doral’s management made this determination based on operating decisions particular to each line of business.

Reclassifications

Certain amounts reflected in the 2008 and 2007 Consolidated Financial Statements have been reclassified to conform to the presentation for 2009.

3.	Recent Accounting Pronouncements

Accounting Standard Update (“ASU”) No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing.  In October 2009, the FASB issued ASU No. 2009-15 as an amendment to the ASC 470-20, Debt with Conversion and Other Options, to address the accounting for own-share lending arrangements entered in contemplation of a convertible debt issuance or other financing. ASC 470-20-25-20A establishes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing shall be measured at fair value (in accordance with ASC 820) and recognized as an issuance cost, with an offset to additional paid-in capital in the financial statements of the entity. ASC 470-20-35-11A establishes that if it becomes probable that the counterparty to a share-lending arrangement will default, the issuer of the share-lending arrangement shall recognize an expense equal to the then fair value of the unreturned shares, net of the fair value of probable recoveries. The issuer of the share-lending arrangement shall remeasure the fair value of the unreturned shares each reporting period through earnings until the arrangement consideration payable by the counterparty becomes fixed. Subsequent changes in the amount of the probable recoveries should also be recognized in earnings. ASC 470-20-45-2A establishes that loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. ASC 470-20-50-2A adds new disclosures that must be made in any period in which a share-lending arrangement is outstanding as follows: (i) description of any outstanding share-lending arrangements, (ii) number of shares, term, circumstances under which cash settlement would be required, (iii) any requirements for the counterparty to provide collateral, (iv) entity’s reason for entering into the share-lending arrangement, (v) fair value of the issuance cost associated with the arrangement, (vi) treatment for the purpose of calculating earnings per share,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

(vii) unamortized amount of the issuance cost associated with the arrangement, (viii) classification of the issuance cost associated with the arrangement, (ix) amount of interest cost recognized relating to the amortization and (x) any amounts of dividends paid related to the loaned shares that will not be reimbursed.

This ASU shall be effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. Management does not expect any effect on the financial statements as a result of this update.

Accounting Standards Update No. 2009-12, Fair Value Measurements and Disclosures (ASC 820) Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent).  In September 2009, the FASB issued ASU No. 2009-12 as an amendment to the subtopic 820-10, Fair Value Measurements and Disclosures-Overall, to provide guidance on the fair value measurements in certain entities that calculate net asset value per share (or its equivalent). The amendments in this ASU permit a reporting entity to measure the fair value of an investment that is within its scope on the basis of the net asset value per share of the investment (or its equivalent) if it is calculated in a manner consistent with the measurement principles of ASC 946. It also requires disclosures by major category of investment about the attributes of investments such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in GAAP on investments in debt and equity securities in paragraph ASC 320-10-50-1B, Investment, Debt and Equity Securities-Overall-Disclosure.

The amendments in this ASU are effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. Management does not expect any effect on the financial statements as a result of this update.

ASC 810, Consolidation, (previously SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”)). In June 2009, the FASB issued ASC 810 (SFAS No. 167), to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”), to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement carries forward the scope of ASC 810 (FIN 46(R)), with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Transfers and Servicing, (previously FASB Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB No. 140).

This Statement shall be effective as of January 1, 2010. Earlier application is prohibited. Management will adopt the accounting and disclosure requirements for reporting period beginning January 1, 2010 and is currently evaluating the effect of adopting the guidance.

ASC 860, Transfer and Servicing, (previously SFAS No. 166, Accounting for Transfer of Financial Assets- an amendment of FASB No. 140 (“SFAS No. 166”)). In June 2009, the FASB issued ASC 860 (SFAS No. 166) to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. ASC 860 (SFAS No. 166) i) removes the concept of a qualifying special-purpose entity and removes the exception from applying ASC 810 (FIN 46(R)), to variable interest entities that are qualifying special-purpose entities; ii) modifies the financial-components approach and limits the circumstances in which a transferor derecognizes a portion or component of a financial asset when the transferor has not transferred the original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the financial asset; iii) establishes the following conditions for reporting a transfer of a portion of a financial asset as a sale:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

(a) the transferred portion and any portion that continues to be held by the transferor must be a participating interest and (b) the transfer of the participating interest must meet the conditions for surrender of control. If the transfer does not meet these conditions, sale accounting can be achieved only by transferring an entire financial asset or group of entire financial assets in a transaction that meets the sale accounting conditions; iv) defines a participating interest as a portion of a financial asset that conveys proportionate ownership rights with equal priority to each participating interest holder, involves no recourse to any participating interest holder and does not entitle any participating interest holder to receive cash before any other participating interest holder; v) clarifies that an entity must consider all arrangements made contemporaneously with a transfer even if not entered into at the time of the transfer; vi) clarifies the isolation analysis to ensure that the financial asset has been put beyond the reach of the transferor; vii) requires that a transferor, in a transfer to an entity whose sole purpose is to engage in securitization, determine whether each third-party holder of a beneficial interest has the right to pledge or exchange its beneficial interest; viii) clarifies the principle that the transferor must evaluate whether it or its agents effectively control the transferred financial asset directly or indirectly; ix) requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of an entire financial asset or a group of financial assets accounted for as a sale; x) removes the special provisions as presented in previous SFAS No. 140 and ASC 948-310, Financial Services-Mortgage Banking/Receivables, (previously SFAS No. 65, Accounting for Certain Mortgage Banking Activities), for guaranteed mortgage securitizations to require them to be treated the same as any other transfer of financial assets within the scope of ASC 860 (SFAS No. 166); xi) removes the fair value practicability exception from measuring the proceeds received by a transferor in a transfer that meets the conditions for sale accounting at fair value; and xii) requires enhanced disclosures to provide financial statement users with greater transparency about transfers of financial assets and a transferor’s continuing involvement with transfers of financial assets accounted for as sales.

ASC 860 (SFAS No. 166) will be effective as of January 1, 2010. Earlier application is prohibited. The recognition and measurement provisions of this Statement shall be applied to transfers that occur on or after the effective date. Management will adopt the accounting and disclosure requirements for reporting period beginning January 1, 2010 and is currently evaluating the effect of adopting the guidance.

Changes in Accounting Standards Adopted in the 2009 Financial Statements

Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (ASC 820) Measuring Liabilities at Fair Value.  In August 2009, the FASB issued Update No. 2009-05 as an amendment to ASC 820-10, Fair Value Measurements and Disclosures-Overall to provide guidance on the fair value measurement of liabilities. The amendments in this Update apply to all entities that measure liabilities at fair value within the scope of ASC 820. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets, or (2) another valuation technique that is consistent with the principles of ASC 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. It clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements.

The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. This Update was adopted by the Company with no significant impact on financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

ASC 105, Generally Accepted Accounting Principles (previously, SFAS No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162 (“SFAS No. 168”)). ASC 105 (SFAS No. 168) establishes the ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. Following ASC 105-10-65 (SFAS No. 168), the FASB will not issue new standards in the form of Statements, FSP, or EITF. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (i) update the Codification; (ii) provide background information about the guidance; and (iii) provide the bases for conclusions on the change(s) in the Codification. The adoption of ASC 105 and the Codification did not have a material impact on the Company’s consolidated financial statements, but changed the referencing system for accounting standards from the legacy GAAP citations to codification topic numbers.

ASC 855, Subsequent Events (previously, SFAS No. 165, Subsequent Events (“SFAS No. 165”)). In May 2009, the FASB issued ASC 855 (SFAS No. 165), to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. This Statement shall be applied to the accounting for and disclosure of subsequent events not addressed in other applicable GAAP. An entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. However, an entity shall not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued. An entity shall disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. Some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading. For such events, paragraph 855-10-50, establishes that an entity shall disclose the following: i) the nature of the event and ii) an estimate of its financial effect, or a statement that such an estimate cannot be made. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

4.	Regulatory Requirements

Holding Company Requirements

Doral Financial is a bank holding company subject to supervision and regulation by the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956 (the “BHC Act”), as amended by the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”). As a bank holding company, Doral Financial’s activities and those of its banking and non-banking subsidiaries are limited to banking activities and such other activities the Federal Reserve has determined to be closely related to the business of banking. Under the Gramm-Leach-Bliley Act, financial holding companies can engage in a broader range of financial activities than bank holding companies. Given the difficulties faced by Doral Financial following the restatement of its audited financial statements for the period between January 1, 2000 and December 31, 2004, the Company filed a notice with the Federal Reserve withdrawing its election to be treated as a financial holding company, which became effective January 8, 2008.

The withdrawal of its election to be treated as a financial holding company has not adversely affected and is not expected to adversely affect Doral Financial’s current operations, all of which are permitted to bank holding companies that have not elected to be treated as financial holding companies. Specifically, Doral Financial is authorized to engage in insurance agency activities in Puerto Rico pursuant to Regulation K promulgated by the Federal Reserve under the BHC Act. Under the BHC Act, Doral Financial may not,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

directly or indirectly, acquire the ownership or control of more than 5% of any class of voting shares of a bank or another bank holding company without the prior approval of the Federal Reserve.

Banking Charters

Doral Bank PR is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico regulated by the Office of the Commissioner of Financial Institutions (the “Office of the Commissioner”), pursuant to the Puerto Rico Banking Act of 1933, as amended, and subject to supervision and examination by the Federal Deposit Insurance Corporation (“FDIC”). Its deposits are insured by the FDIC.

Doral Bank NY is a federally chartered savings bank regulated by the Office of Thrift Supervision (“OTS”). Its deposit accounts are also insured by the FDIC.

Regulatory Capital Requirements

The Company’s banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory actions against Doral Financial’s banking subsidiaries, as well as additional discretionary actions, by regulators that, if undertaken, could have a direct material effect on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items. The Company’s and its banking subsidiaries’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures, established by regulation to ensure capital adequacy, require the Company’s banking subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

As of December 31, 2009, Doral Bank PR and Doral Bank NY exceeded the standards for well-capitalized banks as set forth in the prompt corrective action regulations adopted by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. The standards for a well capitalized institution prescribed by the FDIC’s regulations are, a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and the institution must not be subject to any written agreement or directive to meet a specific capital ratio.

Failure to meet minimum regulatory capital requirements could result in the initiation of certain mandatory and additional discretionary actions by banking regulators against Doral Financial and its banking subsidiaries that, if undertaken, could have a material adverse effect on the Company.

On March 16, 2006, the Company and its principal Puerto Rico banking subsidiary, Doral Bank PR, entered into a consent order with the Federal Reserve. Pursuant to the requirements of the existing cease and desist order, the Company submitted a capital plan to the Federal Reserve in which it has agreed to maintain minimum leverage ratios of at least 5.5% and 6.0% for Doral Financial and Doral Bank PR, respectively. While the Tier 1 and Total capital ratios have risk weighting components that take into account the low level of risk associated with the Company’s mortgage and securities portfolios, the Leverage Ratio is significantly lower because it is based on total average assets without any risk weighting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

As of December 31, 2009, Doral Bank PR exceeded the “well-capitalized” standard under the regulatory framework for prompt corrective action. To exceed the “well-capitalized” standard, Doral Bank PR must maintain Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

Doral Bank NY is subject to substantially the same regulatory capital requirements of Doral Bank PR as set forth above. As of December 31, 2009, Doral Bank NY was in compliance with the capital standards for a “well-capitalized” institution.

On March 19, 2009, the Board of Directors of Doral Financial approved a capital infusion of up to $75.0 million to Doral Bank PR, of which $19.8 million was made during the first quarter of 2009. On November 20, 2009, the Board of Directors approved an additional capital contribution of up to $100.0 million to Doral Bank PR, which was made during November and December 2009.

Doral Financial’s, Doral Bank PR’s and Doral Bank NY’s actual capital amounts and ratios are presented in the following table. Approximately $124.1 million (2008 — $221.8 million), $24.1 million (2008 — $20.1 million), and $1.9 million (2008 — $0.4 million) representing non-qualifying perpetual preferred stock and non-allowable assets such as deferred tax asset, goodwill and other intangible assets, were deducted from the capital of Doral Financial, Doral Bank PR and Doral Bank NY, respectively.

					The Well Capitalized
					Standard Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	(Dollars in thousands)

As of December 31, 2009:
Total capital (to risk-weighted assets):
Doral Financial Consolidated	$941,333	15.1	$499,294	≥8.0	N/A	N/A
Doral Bank PR	$749,192	15.3	$391,985	≥8.0	$489,982	≥10.0
Doral Bank NY	$14,261	16.6	$6,870	≥8.0	$8,587	≥10.0
Tier 1 capital (to risk-weighted assets):
Doral Financial Consolidated	$862,427	13.8	$249,647	≥4.0	N/A	N/A
Doral Bank PR	$687,075	14.0	$195,993	≥4.0	$293,989	≥6.0
Doral Bank NY	$13,865	16.2	$3,435	≥4.0	$5,152	≥6.0
Leverage Ratio:(1)
Doral Financial Consolidated	$862,427	8.4	$409,336	≥4.0	N/A	N/A
Doral Bank PR	$687,075	7.4	$373,234	≥4.0	$466,542	≥5.0
Doral Bank NY	$13,865	13.0	$4,262	≥4.0	$5,327	≥5.0
As of December 31, 2008:
Total capital (to risk-weighted assets):
Doral Financial Consolidated	$997,664	17.1	$467,518	≥8.0	N/A	N/A
Doral Bank PR	$661,614	15.5	$341,128	≥8.0	$426,410	≥10.0
Doral Bank NY	$15,474	19.1	$6,496	≥8.0	$8,120	≥10.0
Tier 1 capital (to risk-weighted assets):
Doral Financial Consolidated	$806,573	13.8	$233,759	≥4.0	N/A	N/A
Doral Bank PR	$607,494	14.3	$170,564	≥4.0	$255,846	≥6.0
Doral Bank — NY	$15,053	18.5	$3,248	≥4.0	$4,872	≥6.0
Leverage Ratio:(1)
Doral Financial Consolidated	$806,573	7.6	$424,891	≥4.0	N/A	N/A
Doral Bank PR	$607,494	6.4	$378,651	≥4.0	$473,314	≥5.0
Doral Bank — NY	$15,053	15.0	$4,015	≥4.0	$5,018	≥5.0

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR, and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Housing and Urban Development Requirements

The Company’s mortgage operation is a U.S. Department of Housing and Urban Development (“HUD”) approved non-supervised mortgagee and is required to maintain an excess of current assets over current liabilities and minimum net worth, as defined by the various regulatory agencies. Such equity requirement is tied to the size of the Company’s servicing portfolio and ranges up to $1.0 million. The Company is also required to maintain fidelity bonds and errors and omissions insurance coverage based on the balance of its servicing portfolio. Non-compliance with these requirements could derive in actions from regulatory agencies such as monetary penalties, the suspension of the license to originate loans, among others.

As of December 31, 2009 and 2008, Doral Mortgage maintained $24.4 million and $22.2 million, respectively, in excess of the required minimum level for adjusted net worth required by HUD.

Registered Broker-Dealer Requirements

During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with FINRA. As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

5.	Cash and Due from Banks

At December 31, 2009 and 2008, the Company’s cash amounted to $725.3 million and $185.8 million, respectively.

In October 2008, the Federal Reserve Bank announced that it would pay interest on required reserve balances and excess balances beginning with the reserve balance maintenance period that started on October 9, 2008. As of December 31, 2009 and 2008, the Company maintained as interest-earning $658.8 million and $126.2 million, respectively, with the Federal Reserve. Also, the Company maintained at December 31, 2009 and 2008, $26.9 million and $16.4 million, respectively, as interest-earning with the Federal Home Loan Bank.

The Company’s bank subsidiaries are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve or other banks. Those required average reserve balances were $153.8 million and $132.6 million as of December 31, 2009 and 2008, respectively.

6.	Other Interest-Earning Assets

At December 31, 2009 and 2008, the Company’s other interest-earning assets amounted to $95.0 million and $1.7 million, respectively. Other interest earning assets includes money market investments, securities purchased under agreements to resell, cash pledged with counterparties to back the Company’s securities sold under agreements to repurchase and/or derivatives positions, among others.

As of December 31, 2009, other interest-earning assets amounted to $95.0 million were pledged with a counterparty to back the Company’s securities sold under agreements to repurchase, and was considered as restricted cash.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

7.	Securities Held for Trading

Securities held for trading consisted of:

	December 31,
	2009	2008
	(In thousands)

Mortgage-Backed Securities	$893	$731
Variable Rate IOs	45,342	51,709
Fixed Rate IOs	381	470
U.S. Treasury Notes	—	198,680
Derivatives(1)	1,110	287

Total	$47,726	$251,877

(1)	Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives include interest rate caps and forward contracts. Doral Financial’s general policy is to account for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. Derivatives not accounted for as hedges in a net asset position are recorded as securities held for trading, and derivatives in a net liability position are reported as liabilities. The gross notional amount of derivatives recorded as held for trading totaled $480.0 million and $305.0 million as of December 31, 2009 and 2008, respectively. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk.

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. As of December 31, 2009 and 2008, weighted-average yield on securities held for trading, including IOs, was 12.02% and 5.87% respectively.

Set forth below is a summary of the components of net (loss) gain on trading activities:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Net gain (loss) on securities held for trading	$4,117	$724	$(33,674)
Net (loss) gain on securities held for trading economically hedging MSRs	(8,678)	27,551	(818)
Gain on IO valuation	2,780	5,649	8,554
Loss on derivative instruments	(1,594)	(3,943)	(1,787)

Total	$(3,375)	$29,981	$(27,725)

8.	Securities Available for Sale

The following tables summarize the amortized cost, gross unrealized gains and losses, approximate fair value, weighted-average yield and contractual maturities of securities available for sale as of December 31, 2009, 2008, and 2007.

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. Expected maturities of mortgage-backed securities and certain debt securities might

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2009
					Weighted-
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA
Due from one to five years	$85	$7	$—	$92	6.67%
Due over ten years	93,586	745	61	94,270	3.65%
FHLMC and FNMA
Due from five to ten years	302	13	—	315	4.83%
Due over ten years	804,441	19,829	676	823,594	4.45%
CMO Government Sponsored Agencies
Due from five to ten years	57,584	690	175	58,099	3.73%
Due over ten years	1,424,235	12,663	6,984	1,429,914	3.48%
Non-Agency CMOs
Due over ten years	418,299	—	147,699	270,600	3.03%
Debt Securities
FHLB Notes
Due within one year	2,056	17	—	2,073	4.16%
FNMA Notes
Due within one year	46,064	85	—	46,149	0.89%
P.R. Housing Bank
Due from five to ten years	645	16	—	661	4.92%
Due over ten years	1,980	37	—	2,017	5.49%
Other
Due within one year	6,538	62	—	6,600	4.26%
Due from one to five years	47,548	388	—	47,936	5.31%
Due from five to ten years	5,000	207	—	5,207	5.50%
Due over ten years	3,000	—	1,350	1,650	5.80%

	$2,911,363	$34,759	$156,945	$2,789,177	3.68%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

	2008					2007
					Weighted-		Weighted-
	Amortized	Unrealized	Unrealized	Fair	Average	Fair	Average
	Cost	Gains	Losses	Value	Yield	Value	Yield
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA
Due within one year	$50	$1	$—	$51	5.89%	$—	—
Due from one to five years	875	8	16	867	4.42%	383	6.39%
Due from five to ten years	626	12	—	638	5.83%	—	—
Due over ten years	63,957	390	354	63,993	5.38%	3,836	6.91%
FHLMC and FNMA
Due from five to ten years	52,381	1,209	—	53,590	4.61%	—	—
Due over ten years	975,092	15,844	2,296	988,640	5.25%	263,882	6.05%
CMO Government Sponsored Agencies
Due from five to ten years	2,223	—	—	2,223	7.80%	—	—
Due over ten years	1,588,047	2,367	7,900	1,582,514	3.61%	6,341	6.10%
Non-Agency CMOs
Due over ten years	491,877	47	139,845	352,079	6.17%	502,712	6.22%
Debt Securities
FHLB Notes
Due from one to five years	2,060	82	—	2,142	4.16%	101,623	4.16%
Due from five to ten years	63,470	720	—	64,190	5.00%	—	—
Due over ten years	80,000	72	—	80,072	5.21%	270,219	5.10%
FNMA Notes
Due within one year	43,518	45	—	43,563	3.19%	46,000	4.60%
Due from one to five years	3,177	113	—	3,290	3.37%	—	—
Due over ten years	49,990	91	—	50,081	6.00%	49,947	6.00%
FHLB Zero Coupon
Due over ten years	—	—	—	—	—	134,443	6.01%
FHLMC Zero Coupon
Due over ten years	—	—	—	—	—	242,274	5.83%
FHLMC Notes
Due over ten years	50,000	—	395	49,605	5.50%	50,012	5.50%
P.R. Housing Bank
Due from five to ten years	3,595	30	9	3,616	4.92%	—	—
Due over ten years	3,690	26	—	3,716	5.47%	4,644	5.50%
U.S. Treasury Bonds
Due over ten years	—	—	—	—	—	225,593	4.21%
Other
Due within one year	11,141	174	—	11,315	4.64%	6,890	3.98%
Due from one to five years	64,241	1,727	—	65,968	5.23%	5,046	5.15%
Due over ten years	8,000	48	1,050	6,998	5.61%	8,095	5.61%

	$3,558,010	$23,006	$151,865	$3,429,151	4.62%	$1,921,940	5.56%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value.

Expected maturities of MBS and certain debt securities might differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of securities available for sale during 2009 were approximately $2.0 billion (2008 — $234.3 million and 2007 — $2.6 billion). For 2009, gross gains of $35.4 million and gross losses of $0.5 million were realized on those sales, in addition to losses of $27.6 million related to the recognition of OTTI on securities from this portfolio. For 2008 and 2007, gross gains of $0.2 million and $2.7 million, respectively, were realized on sales. For 2008, the Company did not realize gross losses, while for 2007 the Company realized losses on sales of $100.2 million. Also, the Company recognized a gross loss for 2008 of $0.9 million related to the recognition of OTTI on securities from this portfolio due to the probability of higher principal and interest losses, and a gross gain of $2.1 million and a gross loss of $6.3 million related to the Lehman transaction.

The Company had counterparty exposure to Lehman Brothers, Inc. (“LBI”) in connection with repurchase financing agreements. LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The filing of the SIPC liquidation proceeding was an event of default under the repurchase agreements resulting in their termination as of September 19, 2008. This termination resulted in a reduction of $549.3 million in positions held as available for sale securities as of December 31, 2008. Please refer to Note 16 for further information.

During the third quarter of 2007, as a result of a reassessment of the Company’s intent of holding available for sale securities until maturity or recovery of losses, the Company sold $1.9 billion in available for sale securities at a loss of $96.8 million. As part of this transaction, the related borrowings used to finance these securities were cancelled and losses of $16.4 million on economic hedging transactions and of $14.8 million on extinguishment of liabilities were recognized. The Company made the determination to sell these securities based on existing market conditions in order to reduce interest rate risk.

During the fourth quarter of 2007, the Company transferred its held to maturity portfolio, amounting to approximately $1.8 billion, to the available for sale portfolio and subsequently sold $437.5 million in long dated U.S. Treasury securities for a gain. The sale was executed to reduce the Company’s interest rate risk exposure. Providing the Company with a greater ability to manage interest rate risk was the primary factor in making the decision to transfer the securities from the held to maturity to the available for sale portfolio. Since the transfer did not qualify under the exemption provisions for the sale or transfer of held to maturity securities under ASC 320-10 (SFAS No. 115), the reclassification decision by the Company is deemed to have “tainted” the held to maturity category and it was not permitted to prospectively classify any investment securities scoped under ASC 320-10 (SFAS No. 115) as held to maturity. The Company recognized, at the time of the transfer, $8.1 million of unrealized losses on available for sale securities accumulated in other comprehensive loss, net of taxes.

9.	Securities Held to Maturity

As discussed above, the Company transferred $1.8 billion of held to maturity investment securities to the available for sale portfolio during the fourth quarter of 2007. As a result of the transfer, there were no held to maturity securities as of December 31, 2009, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

10.	Investments in an Unrealized Loss Position

The following tables show the Company’s gross unrealized losses and fair value for available for sale investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008.

SECURITIES AVAILABLE FOR SALE

	As of December 31, 2009
	Less than 12 months			12 months or more			Total
	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
	Positions	Value	Losses	Positions	Value	Losses	Positions	Value	Losses
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA	1	$49,255	$61	—	$—	$—	1	$49,255	$61
FNMA/FHLMC	5	162,454	676	—	—	—	5	162,454	676
CMO Government Sponsored Agencies	9	403,114	7,159	—			9	403,114	7,159
Non-Agency CMOs	1	2,163	233	11	268,437	147,466	12	270,600	147,699
Debt Securities
Other	—	—	—	1	1,650	1,350	1	1,650	1,350

	16	$616,986	$8,129	12	$270,087	$148,816	28	$887,073	$156,945

SECURITIES AVAILABLE FOR SALE

	As of December 31, 2008
	Less than 12 months			12 months or more			Total
	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
	Positions	Value	Losses	Positions	Value	Losses	Positions	Value	Losses
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA	109	$33,200	$370	—	$—	$—	109	$33,200	$370
FNMA/FHLMC	21	387,587	2,296	—	—	—	21	387,587	2,296
CMO Government Sponsored Agencies	18	1,080,204	7,900	—	—	—	18	1,080,204	7,900
Non-Agency CMOs	2	7,154	3,357	9	342,311	136,488	11	349,465	139,845
Debt Securities
FHLMC Notes	1	49,605	395	—	—	—	1	49,605	395
P.R. Housing Bank	1	2,086	9	—	—	—	1	2,086	9
Other	—	—	—	1	1,950	1,050	1	1,950	1,050

	152	$1,559,836	$14,327	10	$344,261	$137,538	162	$1,904,097	$151,865

The securities held by the Company are principally MBS or securities backed by a U.S. government sponsored entity and therefore, principal and interest on the securities are deemed recoverable. Doral Financial’s investment portfolio consists primarily of AAA rated debt securities, except for the Non-Agency Collateralized Mortgage Obligations (“CMO”).

The Company adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual available for sale investment securities for OTTI at least on a quarterly basis. As part of this process, the Company considers its intent to sell each investment security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

As a result of its review of the portfolio as of December 31, 2009, the Company performed a detailed cash flow analysis to assess whether any of the securities were OTTI. The Company uses a third party provider to generate cash flow forecasts of each security reviewed based on a combination of management and market driven assumptions and securitization terms, including remaining payment terms of the security, prepayment speeds, the estimated amount of loans to become seriously delinquent over the life of the security and the liquidation, the estimated life-time severity rate, estimated losses over the life of the security, loan characteristics, the level of subordination within the security structure, expected housing price changes and interest rate assumptions.

For the year ended December 31, 2009, it was determined that seven securities reflected OTTI. Four of these securities are subordinated interests in a securitization structure collateralized by option adjustable rate mortgage (“ARM”) loans. The securities characteristics that led to the OTTI conclusion included: the cumulative level and estimated future delinquency levels, the effect of severely delinquent loans on forecasted defaults, the cumulative severity and expected severity in resolving the defaulted loans, the current subordination of the securities and the present value of the forecast cash flows was less than the cost basis of the security. Management estimates that credit losses of $26.4 million had been incurred on these securities with amortized cost of $235.1 million as of December 31, 2009. It is possible that future loss assumptions could change and cause future OTTI charges in these securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Non-Agency CMO’s also include P.R. Non-Agency CMO’s with a market value of $7.6 million that are comprised of subordinate tranches of 2006 securitizations of Doral originated mortgage loans primarily composed of 2003 and 2004 vintages. Doral purchased these CMOs at a discounted price of 61% of par value, anticipating a partial loss of principal and interest value and as a result, accounted for these investments under the guidance of ASC 325-40, Investments — Other/Beneficial Interest in Securitized Financial Assets, (previously EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF No. 99-20”)), as amended by FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20). The remaining three securities that reflected OTTI during 2009 are P.R. Non-Agency CMO’s. Management estimates that credit losses of $1.2 million had been incurred on these securities with amortized cost of $11.6 million as of December 31, 2009. It is possible that future loss assumptions could change and cause future OTTI charges in these securities.

Higher default and loss assumptions driven by higher delinquencies in Puerto Rico, primarily due to the impact of inflationary pressures on the consumer, the high rate of unemployment and general recessionary condition on the Island, has resulted in higher default and loss estimates on these bonds. The higher default and loss estimates have resulted in lower bond prices and higher levels of unrealized losses on the bonds.

The Company does not intend to sell the securities which it has judged to be OTTI and it is not more likely than not that it will be required to sell these securities before its anticipated recovery of each security’s remaining amortized cost basis. Therefore, the difference between the amortized cost basis and the present value of estimated future cash flows is recorded as a credit related OTTI of the securities.

For the remainder of the Company’s securities portfolio that have experienced decreases in the fair value, the decline is considered to be temporary as the Company expects to recover the entire amortized cost basis on the securities and neither intends to sell these securities nor is it more likely than not that it will be required to sell these securities.

In subsequent periods the Company will account for the securities judged to be OTTI as if the securities had been purchased at the previous amortized cost less the credit related OTTI. Once a credit loss is recognized, the investment will be adjusted to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in earnings. For the investment securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

The following table presents the securities for which an OTTI was recognized based on the Company’s impairment analysis of its investment portfolio at December 31, 2009 and 2008:

	As of December 31, 2009			Year Ended December 31, 2009
	Amortized				OTTI
	Cost (After	Gross		OTTI	Related to	Total
	Credit Related	Unrealized	Fair	Related to	Non-Credit	Impairment
	OTTI)	Losses	Value	Credit Loss	Loss	Losses
	(In thousands)

OTTI Investments
U.S. Non-Agency CMOs	$235,083	$73,750	$161,333	$26,386	$73,750	$100,136
P.R. Non-Agency CMOs	11,568	3,982	7,586	1,191	4,050	5,241

	$246,651	$77,732	$168,919	$27,577	$77,800	$105,377

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

	As of December 31, 2008			Year Ended December 31, 2008
	Amortized				OTTI
	Cost (After	Gross		OTTI	Related to	Total
	Credit Related	Unrealized	Fair	Related to	Non-Credit	Impairment
	OTTI)	Gain (Loss)	Value	Credit Loss	Loss	Losses
(In thousands)

OTTI Investments
P.R. Non-Agency CMOs	$2,567	$47	$2,614	$920	$—	$920

	$2,567	$47	$2,614	$920	$—	$920

The following table presents a roll-forward of amounts related to credit losses recognized into earnings. The roll-forward relates to the amount of credit losses on investment securities held by the Company for which a portion of an OTTI charge was recognized in accumulated other comprehensive income:

	Year Ended December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$920	$—
Additions:
Credit losses for which OTTI was not previously recognized	76,770	920
Additional OTTI credit losses for which an other-than-temporary charge was previously recognized	110	—

Balance at end of period	$77,800	$920

The Company will continue to monitor and analyze the performance of its securities to assess the collectability of principal and interest as of each balance sheet date. As conditions in the housing and mortgage markets continue to change over time, the amount of projected credit losses could also change. Valuation and OTTI determinations will continue to be affected by external market factors including default rates, severity rates, and macro-economic factors in the United States and Puerto Rico. Doral Financial’s future results may be materially affected by worsening defaults and severity rates related to the underlying collateral.

11.	Pledged Assets

At December 31, 2009 and 2008, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available.

	December 31,
	2009	2008
	(In thousands)

Securities available for sale	$2,498,149	$2,648,132
Securities held for trading	—	198,680
Loans held for sale	143,111	165,929
Loans receivable	2,072,242	2,885,116

Total pledged assets	$4,713,502	$5,897,857

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

12.	Loans Held for Sale

Loans held for sale consisted of the following:

	December 31,
	2009	2008
	(In thousands)

Conventional single family residential loans	$137,134	$154,081
FHA/VA loans	151,187	194,241
Commercial loans to financial institutions	17,059	19,527
Commercial real estate loans	15,550	18,761

Total loans held for sale(1)	$320,930	$386,610

(1)	At both December 31, 2009 and 2008, the loans held for sale portfolio includes $1.1 million related to interest-only loans.

At December 31, 2009 and 2008, loans held for sale amounting to $143.1 million and $165.9 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.

At December 31, 2009 and 2008, the loans held for sale portfolio includes $128.6 million and $165.6 million, respectively, related to defaulted loans backing GNMA securities for which the Company has an unconditional option (but not an obligation) to repurchase the defaulted loans. Payment on these loans is guaranteed by FHA. In December 2009, the Company repurchased $118.3 million of GNMA defaulted loans. These loans were classified as held for investment.

As of December 31, 2009 and 2008, the Company had a net deferred origination fee on loans held for sale amounting to approximately $84,000 and $0.6 million, respectively.

As of December 31, the aggregated amortized cost and approximate fair value of loans held for sale were as follows:

	Amortized	Approximate
	Cost	Fair Value
	(In thousands)

2009	$320,930	$326,108

2008	$386,610	$394,051

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

13.	Loans Receivable

Loans receivable are related to the Company’s banking operations and consisted of:

	December 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Construction loans(1)	$452,386	8%	$506,031	9%
Residential mortgage loans(2)	3,859,276	70%	3,650,222	69%
Commercial — secured by real estate	740,429	13%	757,112	14%
Consumer — other:
Personal loans	25,164	1%	37,844	1%
Auto loans	30	0%	122	0%
Credit cards	22,802	0%	26,034	1%
Overdrawn checking accounts	599	0%	668	0%
Revolving lines of credit	22,062	0%	25,520	1%
Lease financing receivables	13,656	0%	23,158	0%
Commercial non-real estate	312,352	6%	136,210	3%
Loans on savings deposits	3,249	0%	5,240	0%
Land secured	100,450	2%	118,870	2%

Loans receivable, gross(3)	5,552,455	100%	5,287,031	100%

Less:
Discount on loans transferred(4)	(13,190)		(15,735)
Unearned interest	(1,083)		(2,197)
Deferred loan fees/costs, net	(22,374)		(17,386)
Allowance for loan and lease losses	(140,774)		(132,020)

	(177,421)		(167,338)

Loans receivable, net	$5,375,034		$5,119,693

(1)	Includes $276.2 million and $422.6 million of construction loans for residential housing projects as of December 31, 2009 and 2008, respectively. Also includes $176.2 million and $83.4 million of construction loans for commercial, condominiums and multifamily projects as of December 31, 2009 and 2008, respectively.

(2)	Includes $574.9 million and $665.9 million of balloon loans as of December 31, 2009 and 2008, respectively.

(3)	Includes $388.2 million and $349.5 million of interest-only loans, as of December 31, 2009 and 2008, respectively.

(4)	Related to $1.4 billion of loans transferred during 2007, from the loans held for sale portfolio to the loans receivable portfolio. As of December 31, 2009 and 2008, the outstanding balance of these loans transferred was $1.1 billion and $1.2 billion, respectively.

Fixed-rate loans and adjustable-rate loans were approximately $4.8 billion and $0.7 billion at December 31, 2009, and $4.7 billion and $0.6 billion, at December 31, 2008, respectively.

The adjustable rate loans composed of construction, land and commercial loans have interest rate adjustment limitations and are generally tied to interest rate market indices (primarily Prime Rate and 3-month LIBOR). Future market factors may affect the correlation of the interest rate adjustment with the rate the Company pays on the short-term deposits that have primarily funded these loans.

As of December 31, 2009 and 2008, loans held for investment totaling to $181.3 million and $199.6 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Loan origination fees, as well as discount points and certain direct origination costs for loans held for sale, are initially recorded as an adjustment to the cost basis of the loan and reflected in Doral Financial’s earnings as part of the net gain on mortgage loan sales and fees when the loan is sold or securitized into a MBS. In the case of loans held for investment, such fees and costs are deferred and amortized to income as adjustments to the yield of the loan in accordance with ASC 310-20, Receivables/Nonrefundable Fees and Other Costs, (previously SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“SFAS No. 91”)). As of December 31, 2009 and 2008, the Company had a net deferred origination fee on loans receivable amounting to approximately $22.4 million and $17.4 million, respectively.

14.	Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses were as follows:

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Balance at beginning of year	$132,020	$124,733	$67,233
Provision for loan and lease losses	53,663	48,856	78,214
Losses charged to the allowance	(47,531)	(42,580)	(21,516)
Recoveries	2,622	1,011	802

Balance at the end of year	$140,774	$132,020	$124,733

The Company evaluates impaired loans and the related valuation allowance based on ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”)). During the third quarter of 2009, the Company implemented certain enhancements and refinements to its provisioning policies and procedures that impacted the provision for the quarter. This review process resulted in a reduction in the scope for measuring impairment on individual loans from substandard commercial and construction over $2.0 million to substandard commercial and construction over $1.0 million. The lower impairment testing scope threshold increased the combined balance of loans individually measured for impairment by $18.7 million and resulted in the release of reserves of approximately $1.3 million and $1.5 million in the commercial and construction portfolios, respectively, during the third quarter of 2009.

Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered substandard when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement. The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the creditor is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals. In assessing the reserves under the discounted cash flows, the Company considers the estimate of future cash flows based on reasonable and supportable assumptions and projections. All available evidence, including estimated costs to sell if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loan, is considered in developing those estimates. The likelihood of the possible outcomes is considered in determining the best estimate of expected future cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The following table summarizes the Company’s impaired loans and the related allowance:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Impaired loans with allowance(1)	$346,145	$207,949	$263,234
Impaired loans without allowance	184,601	120,378	34,320

Total impaired loans	$530,746	$328,327	$297,554

Related allowance	$48,223	$45,099	$53,973
Average impaired loans	$449,741	$317,844	$257,478

(1)	The increase in balance of impaired loans with allowance during 2009, was primarily related to $72.3 million of loans under the Company’s Special Repayment Plan (“SRP”).

Doral Financial records an allowance for all performing loans and for non-performing small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as charge-off and delinquency trends and economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

The Company discontinues accrual of interest on loans more than 90 days delinquent in repayment of principal or interest, except for revolving lines of credit and credit cards until 180 days delinquent, and FHA loans until 300 days delinquent. As of December 31, 2009 and 2008, the Company had loans receivable and loans held for sale, including impaired loans, on which the accrual of interest income had been discontinued, totaling approximately $848.3 million and $717.7 million, respectively. As of December 31, 2009 and 2008, non-performing loans include $403.4 million and $351.5 million, respectively, of residential mortgage loans that were not deemed as impaired loans for each of the corresponding periods. For the year ended December 31, 2009 and 2008, the Company would have recognized $30.5 million and $24.6 million, respectively, in additional interest income had all delinquent loans been accounted for on an accrual basis.

During the fourth quarter of 2007, the Company started a Loan Restructuring Program (” the Program”) with the purpose of aiding borrowers with delinquent mortgage loans get back into financial stability. Under the Program, borrowers that prove future payment capacity would be given the opportunity of transferring past due amounts to the end of the term of the loan and place their loan in current status. Under the Program, the Company is not reducing rates or forgiving principal or interest; it is simply shifting past due payments to the end of the loan for a fee. The Program was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that Program fits under the definition of TDR Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40, Receivables- Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Debt Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings (“SFAS No. 15”)). Such restructures are identified as TDRs and accounted for based on the provision of ASC 310-10 (SFAS No. 114). Under FASB ASC 310-40-35, once restructured, TDRs are to be considered impaired and therefore treated for allowance for loan and lease losses purposes following the guidelines of ASC 310-10-35 (previously SFAS No. 114). Under an impairment analysis of discounted cash flows, these loans would yield a present value equal to their UPB, and accordingly, require no additional allowance for loan and lease losses. For purposes of determining the allowance for loan and lease losses, the Company has made the determination to include these restructured loans in the regular pool in accordance with FASB ASC 450-20-25 (previously SFAS No. 5). Once the underlying borrowers have proven

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

the capacity to stay current in their payments for three additional months their delinquency status for purposes of determining the allowance for loan and lease losses is adjusted to their current status.

During the second quarter of 2009, the Company launched a loss mitigation program (the “Special Repayment Plan”) for customers whose monthly net cash flows have been reduced and, cannot continue to make their mortgage payments. The Special Repayment Plan, lowers the monthly payment of qualifying loans through the extension of the remaining maturity by 10 years and, in some cases, a decrease of the interest rate. The program, which is similar in nature to the Home Affordable Modification Program (“HAMP”) recently launched by the U.S. government, does not engage in a formal modification of the mortgage note; it simply enters into a legally binding payment plan with the customer that is valid through the end of the loan or a subsequent default, whichever occurs first. The Special Repayment Plan was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that the Special Repayment Plan fits under the definition of a TDR and accordingly, considers the underlying loans to be impaired and under the scope of FASB ASC 310-10-35 (previously SFAS No. 114). The Company performs a cash flow analysis for these loans in which expected monthly payments are calculated using the new amortization schedules and interest rates are discounted using the loans’ original rate. Any identified impairment results in the recognition of a provision for loan and lease losses.

The following table summarizes information regarding the Company’s outstanding TDRs for the period indicated.

	December 31, 2009
		90 Days and Over
	TDRs	Delinquency
	(In thousands)

Residential mortgage loans	$429,302	$89,771
Construction loans (including land)	112,123	98,316
Commercial loans	51,448	15,078
Consumer loans	1,301	—

Total TDRs	$594,174	$203,165

As of December 31, 2009, construction TDRs includes an outstanding principal balance of $35.5 million of commitments to disburse loans, with an undisbursed balance of $5.5 million.

15.	Related Party Transactions

The following table summarizes certain information regarding Doral Financial’s loans outstanding to officers, directors and 5% or more stockholders for the periods indicated.

	December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$2,579	$5,090
New loans	3,178	58
Repayments	(2,129)	(101)
Loans sold	—	(511)
Loans of former officers	(788)	(1,957)

Balance at end of period(1)	$2,840	$2,579

(1)	At December 31, 2009 and 2008, none of the loans outstanding to officers, directors and 5% or more stockholders were delinquent.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

At December 31, 2009 and 2008, the amount of loans outstanding to officers, directors and 5% or more stockholders secured by mortgages on real estate amounted to $2.7 million and $2.4 million, respectively.

Since 2000, Doral Financial has conducted business with an entity that provides property inspection services and is co-owned by the spouse of an Executive VP of the Company. The amount paid by the Company to this entity for the year ended December 31, 2009 and 2008, amounted to $1.8 million and $1.7 million, respectively.

For the year ended December 31, 2009, the Company assumed approximately $0.3 million, compared to $1.3 million for the corresponding 2008 period, of the professional expenses related to Doral Holdings.

At December 31, 2009 and 2008, Doral Financial’s banking subsidiaries had deposits from officers, directors, employees and principal stockholders of the Company amounting to approximately $3.0 million and $2.3 million, respectively.

16.	Accounts Receivable

The Company’s accounts receivable amounted to $60.5 million and $55.2 million as of December 31, 2009 and 2008, respectively. Total accounts receivable included $15.6 million and $17.0 million related to claims of loans foreclosed to FHA and VA as of December 31, 2009 and 2008, respectively. Also, included for both periods $21.7 million related to the Lehman Brothers Transaction described below.

Lehman Brothers Transactions

Doral Financial and Doral Bank PR (combined “Doral”) had counterparty exposure to LBI in connection with repurchase financing agreements and forward To-Be Announced (“TBA”) agreements. LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent, Lehman Brothers Holdings Inc. The commencement of the SIPC liquidation proceeding was an event of default under the repurchase agreements and the forward agreements resulting in their termination as of September 19, 2008.

The termination of the agreements led to a reduction in the Company’s total assets and total liabilities of approximately $509.8 million and caused Doral to recognize a previously unrealized loss on the value of the securities subject to the agreements, resulting in a $4.2 million charge during the third quarter of 2008. In a letter dated October 6, 2008, Doral notified LBI and the SIPC trustee that it was owed approximately $43.3 million, representing the excess of the value of the securities held by LBI above the amounts owed by Doral under the agreements, plus ancillary expenses and accrued interest. Doral has fully reserved ancillary expenses and interest. In December 2008, the SIPC trustee announced that the deadline for final submission of claims for customers was January 2009 and set a deadline of June 2009 for other creditor claims. The SIPC trustee also announced that it expected to have enough assets to cover customer claims but stated that it could not determine at that point what would be available to pay general creditors.

Based on the information available in the fourth quarter of 2008, Doral determined that the process would likely take more than a year and that mounting legal and operating costs would likely impair the ability of LBI to pay 100% of the claims filed against it, especially for general creditors. The fourth quarter of 2008 also saw the continued decline in asset values, and management concluded that it was likely that LBI assets would also decline in value. Management evaluated this receivable in accordance with the guidance provided by ASC 450-10 (SFAS No. 5) and related pronouncements. As a result, Doral accrued as of December 31, 2008 a loss of $21.6 million against the $43.3 million owed by LBI. The net receivable of $21.7 million is recorded in “Accounts Receivable” on the Company’s consolidated statements of financial condition. Determining the reserve amount requires management to use considerable judgment and is based on the facts currently available.

On January 29, 2009, Doral timely filed customer claims against LBI in the SIPC liquidation proceeding. On August 19, 2009, the SIPC trustee issued notices of determination to Doral (i) denying Doral’s claims for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

treatment as a customer with respect to the cash and/or securities held by LBI under the repurchase financing agreements and forward agreements between Doral and LBI, and (ii) converting Doral’s claims to general creditor claims. On September 18, 2009, Doral filed objections in bankruptcy court to the SIPC trustee’s determinations, which objections remain pending.

On October 5, 2009, the SIPC trustee filed a motion in bankruptcy court seeking leave to allocate property within the LBI estate entirely to customer claims. The motion asserted that “the colorable customer claims will approach — and, depending on how certain disputed issues are resolved, could exceed — the assets available to the SIPC trustee for distribution.” On October 30, 2009, Doral objected to this motion as premature (since as the SIPC trustee noted the process of marshalling assets in the estate is ongoing) and giving the SIPC trustee unwarranted discretion. Doral also reaffirmed its entitlement to customer treatment. An evidentiary hearing on the motion has been scheduled for February 25, 2010. The SIPC trustee has modified the relief sought in the proposed order in respect of the motion based on which Doral has withdrawn its objection to the motion.

Once a final determination regarding Doral’s objections to the denial of its claims for treatment as a customer is issued and once additional information on the SIPC proceeding is obtained (such as, for example, the amount of customer and general creditor claims and the amount of funds that may be available to cover each class of claims), Doral may need to accrue an additional loss with respect to the net LBI receivable of $21.7 million. Such accrual of an additional loss may have a material adverse effect on the Company’s results of operations for the period in which such additional loss is accrued.

17.	Servicing Activities

The Company routinely originates, securitizes and sells mortgage loans into the secondary market. The Company generally retains the servicing rights and, in the past, also retained IOs. MSRs represent the estimated present value of the normal servicing fees (net of related servicing costs) expected to be received on a loan being serviced over the expected term of the loan. MSRs entitle Doral Financial to a future stream of cash flows based on the outstanding principal balance of the loans serviced and the contractual servicing fee. The annual servicing fees generally range between 25 and 50 basis points, less, in certain cases, any corresponding guarantee fee. In addition, MSRs may entitle Doral Financial, depending on the contract language, to ancillary income including late charges, float income, and prepayment penalties net of the appropriate expenses incurred for performing the servicing functions. In certain instances, the Company also services loans with no contractual servicing fee. The servicing asset or liability associated with such loans is evaluated based on ancillary income, including float, late fees, prepayment penalties and costs. The Company’s interests that continue to be held (“retained interests”) are subject to prepayment and interest rate risks.

The components of net servicing income (loss) are shown below:

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Servicing fees (net of guarantee fees)	$29,179	$31,572	$35,378
Late charges	8,482	9,058	9,057
Prepayment penalties	341	417	635
Interest loss	(6,067)	(6,733)	(3,969)
Other servicing fees	533	628	386

Servicing income, gross	32,468	34,942	41,487
Changes in fair value of mortgage servicing rights	(3,131)	(42,642)	(20,800)

Total net servicing income (loss)	$29,337	$(7,700)	$20,687

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The changes in servicing assets for the years ended December 31, 2009, 2008 and 2007 are shown below:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Balance at beginning of year	$114,396	$150,238	$177,884
Capitalization of servicing assets	7,387	7,387	5,305
Sales of servicing assets(1)	(159)	—	(9,581)
MSRs reversal on loans purchased(2)	(2,352)	(587)	(2,570)
Change in fair value	(779)	(42,642)	(20,800)

Balance at end of year(3)	$118,493	$114,396	$150,238

(1)	Amount represents MSR sales related to $7.1 million in principal balance of mortgage loans for the year ended December 31, 2009 and $697.7 million for the year ended December 31, 2007.

(2)	Amount represents the adjustment of MSR fair value related to the repurchase of $118.3 million, $26.7 million and $276.8 million in principal balance of mortgage loans serviced for others as of December 31, 2009, 2008 and 2007, respectively.

(3)	Outstanding balance of loans serviced for third parties amounted to $8.7 billion, $9.5 billion and $10.1 billion as of December 31, 2009, 2008 and 2007, respectively, which includes $3.1 million, $3.4 million and $4.2 million, respectively, of loans being serviced under sub-servicing arrangements.

Based on recent prepayment experience, the expected weighted-average remaining life of the Company’s servicing assets at December 31, 2009 and 2008 was 6.6 years and 6.4 years, respectively. Any projection of the expected weighted-average remaining life of servicing assets is limited by conditions that existed at the time the calculations were performed.

Discount rate assumptions for the Company’s servicing assets were stable for the years ended December 31, 2009 and 2008, which were 11.4% for both years. The Company engages third party specialists to assist with its valuation of the servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the Company’s MSRs is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. The constant prepayment rate (“CPR”) assumptions employed for the valuation of the Company’s servicing assets for the year ended December 31, 2009 were lower than in 2008, the CPR assumption was 9.1% compared to 13.6% for the corresponding 2008 period.

At December 31, 2009 and 2008, fair values of the Company’s retained interests were based on internal and external valuation models that incorporate market driven assumptions, such as discount rates, prepayment speeds and implied forward London Interbank Offered Rate (“LIBOR”) rates (in the case of variable IOs), adjusted by the particular characteristics of the Company’s servicing portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The weighted-averages of the key economic assumptions used by the Company in its internal and external valuation models and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for mortgage loans at December 31, 2009, were as follows:

	Servicing	Interest-Only
	Assets	Strips
	(Dollars in thousands)

Carrying amount of retained interest	$118,493	$45,723
Weighted-average expected life (in years)	6.6	5.1
Constant prepayment rate (weighted-average annual rate)	9.1%	10.4%
Decrease in fair value due to 10% adverse change	$(4,428)	$(1,385)
Decrease in fair value due to 20% adverse change	$(8,593)	$(2,693)
Residual cash flow discount rate (weighted-average annual rate)	11.4%	13.0%
Decrease in fair value due to 10% adverse change	$(4,764)	$(1,464)
Decrease in fair value due to 20% adverse change	$(9,175)	$(2,827)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or offset the sensitivities.

To determine the value of its portfolio of variable IOs, Doral Financial uses an internal valuation model that forecasts expected cash flows using forward LIBOR rates derived from the LIBOR/Swap yield curve at the date of the valuation. The characteristics of the variable IOs result in an increase in cash flows when LIBOR rates fall and a reduction in cash flows when LIBOR rates rise. This provides a mitigating effect on the impact of prepayment speeds on the cash flows, with prepayment expected to rise when long-term interest rates fall reducing the amount of expected cash flows and the opposite when long-term interest rates rise. Prepayment assumptions incorporated into the valuation model for variable and fixed IOs are based on publicly available, independently verifiable, prepayment assumptions for FNMA mortgage pools and statistically derived prepayment adjusters based on observed relationships between the Company’s and the FNMA’s U.S. mainland mortgage pool prepayment experiences.

This methodology resulted in a CPR of 10.4% and 12.7% for the years ended December 31, 2009 and 2008, respectively. The change in the CPR between 2009 and 2008 was due mostly to a generalized increase in market interest rates.

The Company continues to benchmark its internal assumptions for setting its liquidity/credit risk premium to a third party valuation provider. This methodology resulted in a discount rate for the years ended December 31, 2009 and 2008 of 13.0% for both years.

For IOs, Doral Financial recognizes as interest income (through the life of the IO) the excess of all estimated cash flows attributable to these interests over their recorded balance using the effective yield method in accordance with ASC 325-40 (EITF No. 99-20). Doral Financial recognizes as interest income the excess of the cash collected from the borrowers over the yield payable to investors, less a servicing fee (“retained spread”), up to an amount equal to the yield on the IOs. Doral Financial accounts for any excess retained spread as amortization to the gross IO capitalized at inception. The Company updates its estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The activity of interest-only strips is shown below:

	December 31,
	2009	2008	2007
		(In thousands)

Balance at beginning of year	$52,179	$51,928	$49,926
Amortization	(9,236)	(5,398)	(6,552)
Gain on IO valuation	2,780	5,649	8,554

Balance at end of year	$45,723	$52,179	$51,928

The lower gain in the valuation of the IO for the year ended December 31, 2009, when compared to the corresponding 2008 period, resulted from a generalized increase in rates across all terms of LIBOR/Swap curve. The most important driver for such decrease in the value was the increase in short-term and long-term interest rates which was partially offset by slower prepayment speed expectation.

The following table presents a detail of the cash flows received on Doral Financial’s portfolio of IOs for 2009, 2008 and 2007:

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Total cash flows received on IO portfolio	$15,378	$12,560	$12,533
Amortization of IOs, as offset to cash flows	(9,236)	(5,398)	(6,552)

Net cash flows recognized as interest income	$6,142	$7,162	$5,981

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

18.	Sale and Securitization of Mortgage Loans

As disclosed in Note 17, the Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights and, in the past, also retained IOs. The Company’s retained interests are subject to prepayment and interest rate risk.

Key prepayment and discount rate assumptions used in determining the fair value at the time of sale for MSRs ranged as follows:

	Servicing Assets
	Minimum	Maximum

2009:
Constant prepayment rate:
Government — guaranteed mortgage loans	7.55%	7.55%
Conventional conforming mortgage loans	7.87%	9.69%
Conventional non-conforming mortgage loans	8.85%	10.23%
Residual cash flow discount rate:
Government — guaranteed mortgage loans	10.50%	10.50%
Conventional conforming mortgage loans	9.04%	9.20%
Conventional non-conforming mortgage loans	14.05%	4.19%
2008:
Constant prepayment rate:
Government — guaranteed mortgage loans	11.88%	11.88%
Conventional conforming mortgage loans	10.76%	13.94%
Conventional non-conforming mortgage loans	14.90%	23.34%
Residual cash flow discount rate:
Government — guaranteed mortgage loans	10.50%	10.50%
Conventional conforming mortgage loans	9.04%	9.22%
Conventional non-conforming mortgage loans	14.05%	14.23%
2007:
Constant prepayment rate:
Government — guaranteed mortgage loans	7.74%	11.91%
Conventional conforming mortgage loans	7.79%	13.99%
Conventional non-conforming mortgage loans	7.24%	38.27%
Residual cash flow discount rate:
Government — guaranteed mortgage loans	10.50%	10.50%
Conventional conforming mortgage loans	9.00%	10.98%
Conventional non-conforming mortgage loans	13.80%	15.00%

The Company’s mortgage servicing portfolio amounted to approximately $13.1 billion, $13.7 billion and $13.8 billion at December 31, 2009, 2008 and 2007, respectively, including $4.4 billion, $4.2 billion and $3.6 billion, respectively, of mortgage loans owned by the Company for which no servicing asset has been recognized.

For the year ended December 31, 2009 and 2008, total sales and securitizations amounted to $465.9 million and $428.8 million, respectively, while servicing released or derecognized due to repurchases amounted to $178.7 million and $64.0 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Under most of the servicing agreements, the Company is required to advance funds to make scheduled payments to investors, if payments due have not been received from the mortgagors. At December 31, 2009 and 2008, mortgage-servicing advances amounted to $28.4 million and $28.1 million, respectively. Also, the Company maintained a reserve related to these advances which amounted to $8.8 million and $9.7 million at December 31, 2009 and 2008, respectively.

In general, Doral Financial’s servicing agreements are terminable by the investors for cause. The Company’s servicing agreements with FNMA permit FNMA to terminate the Company’s servicing rights if FNMA determines that changes in the Company’s financial condition have materially adversely affected the Company’s ability to satisfactorily service the mortgage loans. Approximately 29% of Doral Financial’s mortgage loan servicing on behalf of third parties relates to mortgage servicing for FNMA. Termination of Doral Financial’s servicing rights with respect to FNMA or other parties for which it provides servicing could have a material adverse effect on the results of operations and financial condition of Doral Financial.

19.	Servicing Related Matters

At December 31, 2009 and 2008, escrow funds and custodial accounts included approximately $206.6 million and $85.8 million, respectively, deposited with Doral Bank PR. These funds are included in the Company’s consolidated financial statements. Escrow funds and custodial accounts also included approximately $17.9 million and $20.2 million, respectively, deposited with other banks, which were excluded from the Company’s assets and liabilities.

The Company had fidelity bond and errors and omissions coverage of $30.0 million and $17.0 million, respectively, as of December 31, 2009 and 2008.

20.	Premises and Equipment

Premises and equipment and useful lives used in computing depreciation consisted of:

	Useful Lives in	December 31,
	Years	2009	2008
	(In thousands)

Office buildings	30-40	$67,248	$68,209
Office furniture and equipment	3-5	69,057	63,496
Leasehold and building improvements	5-10	56,500	55,216
Automobiles	5	320	386

		193,125	187,307
Less — accumulated depreciation and amortization		(106,485)	(98,272)

		86,640	89,035
Land		14,797	14,797
Construction in progress		—	901

		$101,437	$104,733

Approximately 18,597 square feet are leased to tenants unrelated to Doral Bank PR. As of December 31, 2009 and 2008, the amount of accumulated depreciation on property held for leasing purposes amounted to $0.8 million and $0.6 million, respectively.

For the years ended December 31, 2009, 2008 and 2007, depreciation and amortization expenses amounted to $12.8 million, $16.0 million and $17.6 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

21.	Other Real Estate Owned

Real estate held for sale totaled to $94.2 million and $61.3 million as of December 31, 2009 and 2008, respectively.

The following table summarizes certain information regarding other real estate held for sale for the periods indicated.

	Year Ended
	December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$61,340	$38,154
Additions	85,274	49,514
Sales	(35,271)	(23,460)
Retirement	(3,370)	(1,662)
Lower of cost or market adjustments	(13,754)	(1,206)

Balance at end of period	$94,219	$61,340

	Year Ended
	December 31,
	2009	2008
	(In thousands)

Construction	$1,878	$1,128
Residential	76,461	53,050
Commercial Real Estate	14,283	7,162
Land secured	1,597	—

Balance at end of period	$94,219	$61,340

22.	Goodwill

At both December 31, 2009 and 2008, goodwill amounted to $4.4 million and was assigned principally to the mortgage banking segment. Goodwill is recorded in “Other assets” on the Consolidated Statements of Financial Condition.

The Company performed impairment tests of its goodwill for the years ended December 31, 2009, 2008 and 2007 using a discounted cash flow analysis and determined that there was no impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

23.	Sources of Borrowings

At December 31, 2009, the scheduled aggregate annual contractual maturities (or estimates in the case of loans payable and a note payable with a local institution) of the Company’s borrowings were approximately as follows:

				Other
		Repurchase	Advances from	Short-Term	Loans	Notes
	Deposits	Agreements(1)	FHLB(1)	Borrowings	Payable(2)	Payable	Total
	(In thousands)

2010	$3,218,034	$1,074,762	$780,500	$110,000	$43,280	$3,570	$5,230,146
2011	650,365	364,000	398,420	—	38,758	3,215	1,454,758
2012	407,400	—	289,000	—	34,689	32,685	763,774
2013	141,332	606,500	139,000	—	31,028	2,610	920,470
2014	68,494	100,000	—	—	27,734	8,037	204,265
2015 and thereafter	157,396	—	—	—	161,547	220,721	539,664

	$4,643,021	$2,145,262	$1,606,920	$110,000	$337,036	$270,838	$9,113,077

(1)	Includes $228.5 million of repurchase agreements with an average rate of 4.72% and $279.0 million in advances from FHLB-NY with an average rate of 5.41%, which the lenders have the right to call before their contractual maturities beginning in February 2010.

(2)	Secured borrowings with local financial institutions, collateralized by real estate mortgages at fixed and variable interest rates tied to 3-month LIBOR. These loans are not subject to scheduled principal payments, but are payable according to the regular scheduled amortization and prepayments of the underlying mortgage loans. For purposes of the table above the Company used a CPR of 10.4% to estimate the repayments.

24.	Deposit Accounts

At December 31, deposits and their weighted-average interest rates are summarized as follows:

	2009		2008
	Amount	%	Amount	%
	(Dollars in thousands)

Brokered certificates of deposit	$2,652,409	2.54	$2,652,305	4.29
Certificates of deposit	507,987	3.57	542,074	4.20
Regular savings	356,488	1.57	338,784	2.44
NOW accounts and other transaction accounts	364,469	0.96	356,988	1.39
Money markets accounts	408,152	2.34	276,638	2.83

Total interest-bearing	4,289,505	2.43	4,166,789	3.78
Non interest-bearing deposits	353,516	—	235,983	—

Total deposits	$4,643,021	2.24	$4,402,772	3.58

At December 31, 2009 and 2008, the Company reclassified from demand deposit accounts to loan balance $0.6 million and $0.7 million, respectively, of overdrafts.

At December 31, 2009 and 2008, certificates of deposit over $100,000 amounted to approximately $2.9 billion and $2.8 billion, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The banking subsidiaries had brokered certificates of deposit maturing as follows:

	As of December 31,
	2009	2008
	(In thousands)

2010	$1,266,057	$1,706,678
2011	626,881	231,614
2012	397,623	140,994
2013	137,508	133,173
2014	67,118	105,190
2015 and thereafter	157,222	334,656

	$2,652,409	$2,652,305

25.	Securities Sold Under Agreements to Repurchase

The following summarizes significant data about securities sold under agreements to repurchase for the years ended December 31, 2009 and 2008.

	2009	2008
	(Dollars in thousands)

Carrying amount as of December 31,	$2,145,262	$1,907,447

Average daily aggregate balance outstanding	$1,894,329	$1,974,732

Maximum balance outstanding at any month-end	$2,145,262	$2,291,119

Weighted-average interest rate during the year	3.73%	4.08%
Weighted-average interest rate at year end	3.32%	3.62%

Securities sold under agreements to repurchase as of December 31, 2009, grouped by counterparty, were as follows:

		Weighted-Average
	Repurchase	Maturity
Counterparty	Liability	(In months)
	(Dollars in thousands)

Credit Suisse	$621,762	16
CitiGroup Global Markets	450,000	5
Merrill Lynch, Pierce, Fenner & Smith, Inc.	200,000	27
Federal Home Loan Bank of New York	873,500	30

Total	$2,145,262	20

The following table presents the carrying and market values of securities available for sale pledged as collateral at December 31, shown by maturity of the repurchase agreement. The information in this table

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading or which have been obtained under agreement to resell:

	2009				2008
	Carrying	Market	Repurchase	Repo	Carrying	Market	Repurchase	Repo
	Value	Value	Liability	Rate	Value	Value	Liability	Rate
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA
Term over 90 days	$91,905	$92,532	$89,350	2.31%	$17,727	$17,907	$16,000	4.03%
FNMA
Term of 30 to 90 days	145,399	149,650	141,056	3.44%	89,456	89,471	83,000	2.57%
Term over 90 days	560,429	573,283	543,935	3.28%	708,018	722,993	523,300	3.68%
CMO Government Sponsored Agencies
Term of 30 to 90 days	133,935	132,462	115,206	1.51%	—	—	—	—
Term over 90 days	1,250,128	1,255,973	1,158,700	3.73%	846,444	841,196	751,900	4.03%
CMO Private Label
Term over 90 days	—	—	—	—	384,889	271,172	188,000	5.08%
Debt Securities
FHLB Notes
Term over 90 days	2,056	2,073	2,015	5.24%	—	—	—	—
FHLMC and FNMA Notes
Term over 90 days	—	—	—	—	185,861	185,772	146,800	4.86%

	$2,183,852	$2,205,973	$2,050,262	3.41%	$2,232,395	$2,128,511	$1,709,000	4.04%

26.	Advances from Federal Home Loan Bank

Advances from FHLB consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Non-callable advances with maturities ranging from January 2010 to May 2013 (2008- February 2009 to May 2013), at various fixed rates averaging 3.25% and 3.77% at December 31, 2009 and 2008, respectively(1)	$1,022,920	$974,400
Non-callable advances with maturities ranging from September 2010 to November 2012 (2008- September 2009 to November 2012), tied to 1-month LIBOR adjustable monthly, at various variable rates averaging 0.25% and 0.49% at December 31, 2009 and 2008, respectively	105,000	145,000
Non-callable advances due on July 6, 2010, tied to 3-month LIBOR adjustable quarterly at a rate of 0.25% and 4.17% at December 31, 2009 and 2008, respectively	200,000	200,000
Callable advances with maturities ranging from June 2010 to March 2012 (2008- July 2009 to March 2012), at various fixed rates averaging 5.41% and 5.40% at December 31, 2009 and 2008, respectively, callable at various dates beginning on February 2010 (2008- January 2009)(1)	279,000	304,000

	$1,606,920	$1,623,400

(1)	These advances from FHLB could be subject to early termination fees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

At December 31, 2009, the Company had pledged qualified collateral in the form of mortgages with a market value of $1.9 billion to secure the above advances from FHLB, which generally the counterparty is not permitted to sell or repledge.

These advances could be subject to early termination fees.

27.	Other Short-Term Borrowings

Other short-term borrowings consisted of the following:

	December 31,
	2009	2008
	(In thousands)

Borrowings from the Federal Home Loan Bank, collateralized by securities at a fixed rate of 0.46%, maturing in January 2009	$—	$55,000
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.25%, maturing in January 2010	110,000	—
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 1.39%, maturing in January 2009	—	10,000
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.60%, maturing in January 2009	—	138,600
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.42%, maturing in February 2009	—	148,000

	$110,000	$351,600

Maximum borrowings outstanding at any month end during 2009, were $746.0 million. The approximate average daily outstanding balance of short-term borrowings during the year was $459.9 million. The weighted-average interest rate of such borrowings, computed on a daily basis, was 0.26% for the year ended December 31, 2009.

28.	Loans Payable

Outstanding loans payable consisted of the following:

	December 31,
	2009	2008
	(In thousands)

Secured borrowings with local financial institutions, collateralized by real estate mortgage loans, at variable interest rates tied to 3-month LIBOR averaging 1.99% and 5.00% at December 31, 2009 and 2008, respectively	$318,180	$344,257
Secured borrowings with local financial institutions, collateralized by real estate mortgage loans, at fixed interest rates averaging 7.41% and 7.42% at December 31, 2009 and 2008, respectively	18,856	22,519

	$337,036	$366,776

The expected maturity date of secured borrowings based on collateral is from present to December 2025. Maximum borrowings outstanding at any month end during 2009 were $364.8 million. The approximate average daily outstanding balance of loans payable during the year were $353.6 million. The weighted-average interest rate of such borrowings, computed on a daily basis was 2.79% for the year ended December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

At December 31, 2009 and 2008, the Company had $143.1 million and $165.9 million, respectively, of loans held for sale and $181.3 million and $199.6 million, respectively, of loans receivable that were pledged to secure financing agreements with local financial institutions. Such loans can be repledged by the counterparty.

29.	Notes Payable

Notes payable consisted of the following:

	December 31,
	2009	2008
	(In thousands)

$100 million notes, net of discount, bearing interest at 7.65%, due on March 26, 2016, paying interest monthly	$98,623	$98,459
$30 million notes, net of discount, bearing interest at 7.00%, due on April 26, 2012, paying interest monthly	29,789	29,709
$40 million notes, net of discount, bearing interest at 7.10%, due on April 26, 2017, paying interest monthly	39,431	39,374
$30 million notes, net of discount, bearing interest at 7.15%, due on April 26, 2022, paying interest monthly	29,472	29,446
Bonds payable secured by mortgage on building at fixed rates ranging from 6.75% to 6.90% (2008 — 6.40% to 6.90%), with maturities ranging from December 2014 to December 2029 (2008 — June 2009 to December 2029), paying interest monthly	39,420	40,335
Bonds payable at a fixed rate of 6.25%, with maturities ranging from December 2010 to December 2029, paying interest monthly	7,600	7,600
Note payable with a local financial institution, collateralized by IOs at a fixed rate of 7.75%, due on December 25, 2013, paying principal and interest monthly	26,503	31,945

	$270,838	$276,868

Doral Financial is the guarantor of various unregistered serial and term bonds issued by Doral Properties, a wholly-owned subsidiary, through the Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”). The bonds were issued to finance the construction and development of the Doral Financial Plaza building, the headquarters facility of Doral Financial. As of December 31, 2009, the outstanding principal balance of the bonds was $47.0 million with fixed interest rates, ranging from 6.25% to 6.90%, and maturities ranging from December 2010 to December 2029, as described in the table above. Certain series of the bonds are secured by a mortgage on the building and underlying real property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

30.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	December 31,
	2009	2008
	(In thousands)

GNMA defaulted loans — buy-back option (Note 12)	$128,650	$165,595
Accrued interest payable	22,210	35,219
Accrued salaries and benefits payable	8,331	8,583
Customer mortgages and closing expenses payable	4,128	8,460
Recourse obligation	9,440	8,849
Swap fair value on cash flow hedges	9,302	15,612
Trading liabilities	1,905	187
Other accrued expenses	15,946	12,780
Unrecognized tax benefits	3,508	18,873
Tax payable	633	348
Dividends payable	8,199	683
Deferred rent obligation	2,051	1,940
Other liabilities	29,528	27,704

	$243,831	$304,833

31.	Income Taxes

Background

Income taxes include Puerto Rico income taxes as well as applicable U.S. federal and state taxes. As Puerto Rico corporations, Doral Financial and all of its Puerto Rico subsidiaries are generally required to pay U.S. income taxes only with respect to their income derived from the active conduct of a trade or business in the United States (excluding Puerto Rico) and certain investment income derived from U.S. assets. Any such tax is creditable, with certain limitations, against Puerto Rico income taxes. Except for the operations of Doral Bank NY and Doral Money, substantially all of the Company’s operations are conducted through subsidiaries in Puerto Rico. Doral Bank NY and Doral Money are U.S. corporations and are subject to U.S. income-tax on their income derived from all sources.

Under Puerto Rico Income Tax Law, the Company and its subsidiaries are treated as separate taxable entities and do not file consolidated tax returns.

The maximum statutory corporate income tax rate in Puerto Rico is 39.00%. On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 (the “Act No. 7”). Pursuant to the Act, Section 1020A, was introduced to the Code to impose a 5% surtax over the total tax determined for corporations, partnerships, trusts, estates, as well as individuals whose combined gross income exceeds $100,000 or married individuals filing jointly whose gross income exceeds $150,000. This surtax is effective for tax years commenced after December 31, 2008 and before January 1, 2012. This increases the Company’s income tax rate from 39.00% to 40.95% for tax years from 2009 through 2011.

Doral Financial’s interest income derived from FHA and VA mortgage loans financing the original acquisition of newly constructed housing in Puerto Rico and securities backed by such mortgage loans is exempt from Puerto Rico income taxes. Doral Financial also invests in U.S. Treasury and agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

portfolio interest deduction to which Doral Financial is entitled as a foreign corporation. On July 1, 2008, the Company transferred substantially all of the assets previously held at the international banking entity to Doral Bank PR to increase the level of its interest earning assets. Previously, Doral Financial used its international banking entity subsidiary to invest in various U.S. securities and U.S. MBS, for which interest income and gain on sale, if any, is exempt from Puerto Rico income taxation and excluded from federal income taxation on the basis of the portfolio interest deduction in the case of interest, and, in the case of capital gains, because the gains are sourced outside the United States.

Income Tax (Benefit) Expense

The components of income tax (benefit) expense for the years ended December 31, are summarized below:

	2009	2008	2007
	(In thousands)

Current income tax (benefit) expense:
Puerto Rico	$(18,618)	$1,642	$2,396
United States	7,170	2,598	1,540

Total current income tax (benefit) expense	(11,448)	4,240	3,936
Deferred income tax (benefit) expense:
Puerto Rico	(7,300)	281,616	(134,344)
United States	(2,729)	145	(1,446)

Total deferred income tax (benefit) expense	(10,029)	281,761	(135,790)

Total income tax (benefit) expense	$(21,477)	$286,001	$(131,854)

The recognition of income tax benefit of $21.5 million for the year ended December 31, 2009 is composed of a current income tax benefit of $11.4 million and a deferred income tax benefit of $10.0 million. The current tax benefit is primarily related to the release of unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions net of the recognition of certain unrecognized tax benefits during the year. This net benefit was partially offset by the recognition of tax expense related to intercompany transactions in the federal tax jurisdiction which had not been previously recognized, net of current tax benefit related to the Company’s U.S. affiliates. The deferred tax benefit is primarily due to the effect of entering into an agreement with the Puerto Rico Treasury Department during the third quarter of 2009 (please refer to the “Deferred Tax Components” below), net of the amortization of existing deferred tax assets.

The tax expense recognized for the year ended December 31, 2008 was primarily related to a charge through earnings of an additional valuation allowance on its deferred tax assets of approximately $295.9 million. The recognition of income tax benefit for the year ended December 31, 2007 was principally related to changes in the Company’s valuation allowance for its deferred tax assets resulting from changes in earnings expectations used to evaluate the realization of the tax assets as a result of the Company’s recapitalization in July 2007.

The provision for income taxes of the Company differs from amounts computed by applying the applicable Puerto Rico statutory rate to income before taxes as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Loss before income taxes	$(42,621)	$(32,258)	$(302,762)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

		% of		% of		% of
		Pre-Tax		Pre-Tax		Pre-Tax
	Amount	Loss	Amount	Loss	Amount	Loss

Tax at statutory rates	$16,622	39.0	$12,581	39.0	$118,077	39.0
Tax effect of deductions related to tax agreements	(12,520)	(29.4)	(10,613)	(32.9)	(23,133)	(7.6)
Net income (loss) from the international banking entity	—	—	5,728	17.8	(27,583)	(9.1)
Net decrease(increase) in deferred tax valuation allowance(1)	245	0.6	(295,887)	(917.3)	90,327	29.8
Adjustments for unrecognized tax benefits	14,525	34.1	(1,394)	(4.3)	(1,390)	(0.4)
Other, net	2,605	6.1	3,584	11.1	(24,444)	(8.1)

Income tax benefit (expense)	$21,477	50.4	$(286,001)	(886.6)	$131,854	43.6

(1)	For 2009 and 2008, excludes the change in the valuation allowance for unrealized losses on cash flow hedges. For 2007, net of the effect of realization of NOLs (previously with a valuation allowance) related to intercompany transactions.

Deferred Tax Components

The Company’s deferred tax assets consist primarily of the differential in the tax basis of IOs sold, net operating loss carry-forwards and other temporary differences arising from the daily operations of the Company.

The Company has entered into several agreements with the Puerto Rico Treasury Department related to the intercompany transfers of IOs (the “IO Tax Asset”) and its tax treatment thereon. Under the agreements, the Company established the tax basis of all the IO transfers, clarified that for Puerto Rico income tax purposes, the IO Tax Asset is a stand-alone intangible asset subject to straight-line amortization based on a useful life of 15 years, and established the IO Tax Asset could be transferred to any entity with the Doral Financial corporate group, including the Puerto Rico banking subsidiary. During the third quarter of 2009, the Company entered into an agreement with the Puerto Rico Treasury Department that granted the Company a two year moratorium of the amortization of the IO tax asset. This agreement, resulted in a benefit of $11.2 million for the third quarter of 2009, and was effective for the taxable year beginning January 1, 2009. The realization of the deferred tax asset related to the differential in the tax basis of IOs sold is dependent upon the existence of, or generation of, taxable income during the remaining 13 (15 year original amortization period, 17 year amortization period including 2 year moratorium) year period in which the amortization deduction of the IO Tax Asset is available.

During the first quarter of 2008, the Company entered into an agreement with the Puerto Rico Treasury Department with respect to the allocation method (and period) of expenses incurred related to a settlement agreement (“Settlement Expenses”) that resulted from litigation related to the Company’s restatement. This agreement was effective as of December 31, 2007 and permits the total expense related to the settlement of the lawsuit ($96.0 million) to be allocated to any entity within the Company over a period of three years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company’s deferred tax assets at December 31, were as follow:

	2009	2008
	(In thousands)

Deferred income tax asset resulting from:
Differential in tax basis of IOs sold	$237,324	$234,630
Net operating loss carry-forwards	128,710	125,134
Allowance for loan and lease losses	55,175	51,585
Settlement expenses	—	12,520
Capital loss carry-forward	6,791	9,111
OTTI	11,114	359
Net unrealized losses on trading and available for sale securities	22,474	17,822
MSRs	8,751	13,566
Net deferred loan origination fees/costs	6,799	4,827
Other reserves and allowances	39,992	39,812

Gross deferred tax asset	517,130	509,366
Valuation allowance	(385,929)	(388,539)

Net deferred tax asset	$131,201	$120,827

Net operating loss carry-forwards outstanding at December 31, 2009 expire as follows:

(In thousands)

2013	$43,368
2014	45,498
2015	28,846
2016	9,006
2027	1,501
2029	491

$128,710

The Company evaluates its deferred tax assets in accordance with ASC 740, Income Taxes, (previously SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”)), which states that deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.

In assessing the realization of deferred tax assets, the Company considers the expected reversal of its deferred tax assets and liabilities, projected future taxable income, cumulative losses in recent years, and tax planning strategies. The determination of a valuation allowance on deferred tax assets requires judgment based on the weight of all available evidence and considering the relative impact of negative and positive evidence

As of December 31, 2009, one of the Company’s Puerto Rico taxable entities remained in a cumulative loss position in earnings before tax (two entities were in a cumulative loss position as of December 31, 2008). For purposes of assessing the realization of the deferred tax assets, the cumulative taxable loss position for this entity is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax assets related to this entity in the future, considering the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

criteria of ASC 740 (SFAS No. 109). Accordingly, as of December 31, 2009 and 2008, the Company determined that it was more likely than not that $385.9 million and $388.5 million, respectively, of its gross deferred tax assets would not be realized and maintained a valuation allowance for that amount. For the Puerto Rico taxable entity that no longer remained in a cumulative loss position as of December 31, 2009, the Company decided to maintain the valuation allowance on its deferred tax assets until it reflects a steady return to profitability. For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets has not been recorded since they are expected to continue to be profitable. At December 31, 2009, the net deferred tax asset associated with these two companies was $14.4 million, compared to $16.5 million at December 31, 2008. Approximately, $94.1 million of the IO tax asset would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.

As of December 31, 2008, the valuation allowance was $388.5 million. A large portion of this allowance was established during the fourth quarter of 2008 due to a cumulative loss position in several of the Company’s Puerto Rico taxable entities, and that the Company was unable to meet its tax projection, due primarily to the global financial crisis which resulted in lower than expected net interest income and higher provisions for loan and lease losses.

The allowance also includes a valuation allowance of $3.0 million related to deferred taxes on unrealized losses on cash flow hedges as of December 31, 2009.

Management does not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale because the Company does not intend to sell the securities before recovery of value and based on available evidence, it is not more likely than not the Company will decide or be required to sell the securities before the recovery of its amortized cost basis. Management has therefore determined that a valuation allowance on deferred tax assets generated on the unrealized losses of its securities available for sale is not necessary at this time.

Failure to achieve sufficient projected taxable income in the entities and deferred tax assets where a valuation allowance has not been established, might affect the ultimate realization of the net deferred tax assets.

Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of ASC 740-10 (SFAS No. 109). To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.

ASC 740 (previously FIN 48)

As of December 31, 2009, 2008 and 2007 the Company had unrecognized tax benefits of $3.5 million, $13.7 million and $13.7 million, respectively, and accrued interest of $0.6 million, $5.2 million and $3.7 million, respectively. The Company classifies all interest related to tax uncertainties as income tax expense. For the years ended December 31, 2009, 2008 and 2007, the Company recognized interest and penalties of approximately $0.6 million, $1.4 million and $1.4 million respectively.

The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the expiration of statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions. As of December 31, 2009, the following years remain subject to examination: U.S. Federal jurisdictions — 2004 through 2008 and Puerto Rico — 2005 through 2008.

During the quarter ended June 30, 2009, the Company released $13.7 million of unrecognized tax benefits and $5.4 million of interest and penalties due to the expiration of the statute of limitations. In addition, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Company accrued $2.9 million for additional unrecognized taxes and $0.6 million for interest on that position. The following presents the beginning and ending amounts of accruals for uncertain income tax positions:

	December 31,	December 31,	December 31,
	2009	2008	2007
	(In thousands)

Balance at beginning of period	$13,709	$13,709	$13,709
Additions for tax positions of prior years	2,892	—	—
Additions for tax positions of current year	583	—	—
Release of contingencies	(13,709)	—	—

Balance at end of period	$3,475	$13,709	$13,709

32.	Guarantees

In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. For the year ended December 31, 2009, repurchases amounted to $13.7 million, compared to $9.5 million for the corresponding 2008 period. These repurchases were at fair value and no significant losses were incurred.

In the past, in relation to its asset securitization and loan sale activities, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these transactions, the loans are not reflected on Doral Financial’s Consolidated Statements of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal, interest and taxes whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of delinquent status of the loans. As of December 31, 2009 and 2008, the outstanding principal balance of such delinquent loans amounted to $154.2 million and $177.6 million, respectively.

In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90-120 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (i) the lapse of time (normally from four to seven years), (ii) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property or (iii) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of December 31, 2009 and 2008, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was $0.9 billion and $1.1 billion, respectively. As of such date, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was $0.8 billion and $1.0 billion, respectively. Doral Financial’s contingent obligation with respect to such recourse provision is not reflected on Doral Financial’s consolidated financial statements, except for a liability of estimated losses from such recourse agreements, which is included as part of “Accrued expenses and other liabilities.” The Company discontinued the practice of selling loans with recourse obligations in 2005. Doral Financial’s current strategy

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

is to sell loans on a non- recourse basis, except recourse for certain early payment defaults. For the year ended December 31, 2009 and 2008, the Company repurchased at fair value $27.3 million and $25.6 million, respectively, pursuant to recourse provisions.

The Company’s approach for estimating its liability for expected losses from recourse obligations was based on the amount that would be required to pay for mortgage insurance to a third party in order to be relieved of its recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published.

Doral Financial reserves for its exposure to recourse amounted to $9.4 million and $8.8 million and the other credit-enhanced transactions explained above amounted $8.8 million and $9.7 million as of December 31, 2009 and 2008, respectively. The change in the approach used to estimate the extent of the expected losses resulted in a $0.6 million change in the underlying reserves for the year ended December 31, 2008.

The following table shows the changes in the Company’s liability of estimated losses from recourse agreements, included in the Statement of Financial Condition, for each of the periods shown:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
	(In thousands)

Balance at beginning of period	$8,849	$11,755
Net charge-offs/termination	(3,218)	(1,941)
Provision (recovery) for recourse liability	3,809	(965)

Balance at end of period	$9,440	$8,849

33.	Unused Lines of Credit

At December 31, 2009 and 2008, the Company had an uncommitted line of credit of up to 30% of the assets reflected in the Consolidated Statement of Financial Condition of Doral Bank Puerto Rico and Doral Bank NY. As of December 31, 2009 and 2008, the Company could draw an additional $2.2 billion and $2.1 billion, respectively. As a condition of drawing these additional amounts, the Company is required to pledge collateral for the amount of the draw plus a required over-collateralization amount. As of December 31, 2009 and 2008, the Company had pledged excess collateral of $0.3 billion and $0.7 billion, respectively.

34.	Financial Instruments with Off-Balance Sheet Risk

The following tables summarize Doral Financial’s commitments to extend credit, commercial and performance standby letters of credit and commitments to sell loans.

	December 31,
	2009	2008
	(In thousands)

Commitments to extend credit	$85,124	$125,762
Commitments to sell loans	76,176	137,797
Commercial, financial and performance standby letters of credit	25	325

Total	$161,325	$263,884

The Company enters into financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

to extend credit and sell loans. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses. Generally, the Company does not enter into interest rate lock agreements with borrowers.

The Company purchases mortgage loans and simultaneously enters into a sale and securitization agreement with the same counterparty, essentially a forward contract that meets the definition of a derivative under ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”)), during the period between trade and settlement date.

A letter of credit is an arrangement that represents an obligation on the part of the Company to a designated third party, contingent upon the failure of the Company’s customer to perform under the terms of the underlying contract with a third party. The amount in letter of credit represents the maximum amount of credit risk in the event of non-performance by these customers. Under the terms of a letter of credit, an obligation arises only when the underlying event fails to occur as intended, and the obligation is generally up to a stipulated amount and with specified terms and conditions. Letters of credit are used by the customer as a credit enhancement and typically expire without having been drawn upon.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

35.	Commitments and Contingencies

Total minimum rental and operating commitments for leases in effect at December 31, 2009, were as follow:

(In thousands)

2010	$5,767
2011	5,172
2012	4,071
2013	5,740
2014	3,714
2015 and thereafter	20,485

$44,949

Total rent expense for the years ended December 31, 2009, 2008 and 2007, amounted to approximately $7.2 million, $7.4 million and $7.6 million, respectively.

Doral Financial and its subsidiaries are defendants in various lawsuits or arbitration proceedings arising in the ordinary course of business, including employment related matters. Management believes, based on the opinion of legal counsel, that the aggregated liabilities, if any, arising from such actions will not have a material adverse effect on the financial condition or results of operations of Doral Financial.

Since 2005, Doral Financial became a party to various legal proceedings, including regulatory and judicial investigations and civil litigation, arising as a result of the Company’s restatement.

Legal Matters

On August 24, 2005, the U.S. Attorney’s Office for the Southern District of New York served Doral Financial with a grand jury subpoena seeking the production of certain documents relating to issues arising

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

from the restatement, including financial statements and corporate, auditing and accounting records prepared during the period from January 1, 2000 to the date of the subpoena. Doral Financial is cooperating with the U.S. Attorney’s Office in this matter. Doral Financial cannot predict the outcome of this matter and is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact to Doral Financial of this matter.

On August 13, 2009, Mario S. Levis, the former Treasurer of Doral, filed a complaint against the Company in the Supreme Court of the State of New York. The complaint alleges that the Company breached a contract with the plaintiff and the Company’s by-laws by failing to advance payment of certain legal fees and expenses that Mr. Levis has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York. Further, the complaint claims that Doral Financial fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of the Company’s financial statements for fiscal years 2000 through 2004. The complaint seeks declaratory relief, damages, costs and expenses. Mr. Levis further moved for preliminary injunctive relief. On December 16, 2009, the parties entered into a Settlement Agreement. On December 17, 2009, Mr. Levis’ motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties outlined in the Settlement Agreement were not affected by the stay.

Banking Regulatory Matters

On March 16, 2006, Doral Financial entered into a consent cease and desist order with the Federal Reserve. The mutually agreed upon order required Doral Financial to conduct reviews of its mortgage portfolio, and to submit plans regarding the maintenance of capital adequacy and liquidity. The consent order contains restrictions on Doral Financial from obtaining extensions of credit from, or entering into certain asset purchase and sale transactions with its banking subsidiaries, without the prior approval of the Federal Reserve. The consent order restricts Doral Financial from receiving dividends from the banking subsidiaries without the approval of the respective primary banking regulatory agency. Doral Financial is also required to request permission from the Federal Reserve for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date and requires Doral Financial and Doral Bank PR to submit plans regarding the maintenance of minimum levels of capital and liquidity. Doral Financial has complied with these requirements and no fines or civil money penalties were assessed against the Company under the order.

Effective January 14, 2008, the FDIC and the Office of the Commissioner terminated a cease and desist order that had been entered by these regulatory agencies with Doral Bank PR on March 16, 2006 (the “Former Order”). The Former Order was similar to the consent order of Doral Financial with the Federal Reserve described above, and related to safety and soundness issues in connection with the announcement by Doral Financial in April 2005 of the need to restate its financial statements for the period from January 1, 2000 to December 31, 2004. Under the terms of the Former Order, Doral Bank PR could not pay a dividend or extend credit to, or enter into certain asset purchase and sale transactions with, Doral Financial or its subsidiaries, without the prior approval of the FDIC and the Office of the Commissioner.

As a result of an examination conducted during the third quarter of 2008, on July 8, 2009, Doral Bank PR consented with the FDIC and paid civil monetary penalties of $38,030 related to deficiencies in compliance with the National Flood Insurance Act as a result of flood insurance coverage, failure to maintain continuous flood insurance protection and failure to ensure that borrowers obtain flood insurance in a timely manner.

On February 19, 2008, Doral Bank PR entered into a consent order with the FDIC relating to failure to comply with certain requirements of the Bank Secrecy Act (“BSA”). The regulatory findings that resulted in the order were based on an examination conducted for the period ended December 31, 2006, and were related to findings that had initially occurred in 2005 prior to the Company’s change in management and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Recapitalization. The order replaced the MOU with the FDIC and the Office of the Commissioner dated August 23, 2006. Doral Bank PR was not required to pay any civil monetary penalties in connection with this order. The order required Doral Bank PR to correct certain violations of law, within the timeframes set forth in the order (generally 120 days) including certain violations regarding the BSA, failure to maintain an adequate BSA/Anti-Money Laundering Compliance Program (a “BSA/AML Compliance Program”) and failure to operate with an effective compliance program to ensure compliance with the regulations promulgated by the United States Department of Treasury’s Office of Foreign Asset Control (“OFAC”). The order further required Doral Bank PR to, among other things, amend its policies, procedures and processes and training programs to ensure full compliance with the BSA and OFAC; conduct an expanded BSA/AML risk assessment of its operations, enhance its due diligence and account monitoring procedures, review its BSA/AML staffing and resource needs, amend its policies and procedures for internal and external audits to include periodic reviews for BSA/AML compliance, OFAC compliance and perform annual independent testing programs for BSA/AML and OFAC requirements. The order also required Doral Bank PR to engage an independent consultant to review account and transaction activity from April 1, 2006 through March 31, 2007 to determine compliance with suspicious activity reporting requirements (the “Look Back Review”). On September 15, 2008, the FDIC terminated this consent order. As the Look Back Review was in process, Doral Bank PR and the FDIC agreed to a Memorandum of Understanding that covered the remaining portion of the Look Back Review. On June 30, 2009, the FDIC terminated this Memorandum of Understanding because the Look Back Review had been completed.

Doral Financial and Doral Bank PR have undertaken specific corrective actions to comply with the requirements of the terminated enforcement actions and the single remaining enforcement action, but cannot give assurance that such actions are sufficient to prevent further enforcement actions by the banking regulatory agencies.

36.	Retirement and Compensation Plans

The Company maintains a profit-sharing plan with a cash or deferred arrangement named the Doral Financial Corporation Retirement Savings and Incentive Plan (“the Plan”). The Plan is available to all employees of Doral Financial who have attained age 18 and complete one year of service with the Company. Participants in the Plan have the option of making pre-tax or after-tax contributions. The Company makes a matching contribution equal to $0.50 for every dollar of pre-tax contribution made by participants to the Plan with an annual compensation exceeding $30,000, up to 3% of the participant’s basic compensation, as defined. For those participants to the Plan with an annual compensation up to $30,000, the Company makes a matching contribution equal to $1.00 for every dollar of pre-tax contribution, up to 3% of the participant’s basic compensation, as defined. Company matching contributions are invested following the employees investment direction for their own money. The Company is also able to make fully discretionary profit-sharing contributions to the Plan. The Company’s expense related to its retirement plan during the years ended December 31, 2009, 2008 and 2007, amounted to approximately $459,000, $294,000 and $336,000, respectively.

The Company’s CEO’s employment agreement provided for a supplemental retirement program (“SERP”) whereby the Company deposited funds in an escrow account on his behalf. On August 31, 2007, the Compensation Committee of the Board of Directors authorized payment, to the CEO, of funds in the escrow account. The Company recognized a compensation benefit expense of $5.1 million during 2007 pursuant to this program.

As of December 31, 2009, 2008 and 2007 the Company had no defined benefit or post-employment benefit plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

37.	Capital Stock and Additional Paid-In Capital

On September 29, 2003, and October 8, 2003, the Company issued 1,200,000 shares and 180,000 shares, respectively, of its 4.75% perpetual cumulative convertible preferred stock (the “convertible preferred stock”) having a liquidation preference of $250 per share in a private offering to qualified institutional buyers pursuant to Rule 144A. Each share of convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. As of December 31, 2009 and 2008, there were 872,160 and 1,380,000 shares issued and outstanding, respectively. The convertible preferred stock ranks on parity with the Company’s 7.00% noncumulative monthly income preferred stock, Series A (the “7% preferred stock”), 8.35% noncumulative monthly income preferred stock, Series B (the “8.35% preferred stock”) and 7.25% noncumulative monthly income preferred stock, Series C (the “7.25% preferred stock”), with respect to dividend rights and rights upon liquidation, winding up or dissolution (see description below).

On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

During 2008, the Company paid dividends of $11.875 per share (an aggregate of $16.4 million), on the convertible preferred stock.

During the second quarter of 2002, the Company issued 4,140,000 shares of its 7.25% preferred stock at a price of $25.00 per share, its liquidation preference. As of December 31, 2009 and 2008, there were 3,579,202 and 4,140,000 shares issued and outstanding, respectively. During 2008, the Company paid dividends of $1.8125 per share (an aggregate of $7.5 million). The 7.25% preferred stock may be redeemed at the option of the Company beginning on May 31, 2007, at varying redemption prices starting at $25.50 per share.

On August 31, 2000, the Company issued 2,000,000 shares of its 8.35% preferred stock at a price of $25.00 per share, its liquidation preference. As of December 31, 2009 and 2008, there were 1,782,661 and 2,000,000 shares issued and outstanding, respectively. During 2008, the Company paid dividends of $2.0875 per share (an aggregate of $4.2 million). The 8.35% preferred stock may be redeemed at the option of the Company beginning on September 30, 2005, at varying redemption prices that start at $25.50 per share.

On February 22, 1999, the Company issued 1,495,000 shares of its 7% preferred stock at a price of $50.00 per share, its liquidation preference. As of December 31, 2009 and 2008, there were 1,266,827 and 1,495,000 shares issued and outstanding, respectively. During 2008, the Company paid dividends of $3.50 per share (an aggregate of $5.2 million). The 7% preferred stock may be redeemed at the option of the Company beginning February 28, 2004, at varying redemption prices that start at $51.00 per share.

On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. The offer to exchange commenced on May 7, 2009 and expired on June 8, 2009. Each of the series of outstanding preferred stock of Doral Financial were eligible to participate in the exchange offer, subject to all terms and conditions set forth in the Tender Offer Statement that was filed with the SEC on May 7, 2009, as amended. The transaction was settled on June 11, 2009.

On October 20, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock for a limited number of its Convertible Preferred Stock. The offer to exchange commenced on October 20, 2009 and expired on December 9, 2009. The transaction was settled on December 14, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The exchange by holders of shares of the non-cumulative preferred stock for shares of common stock and payment of a cash premium resulted in the extinguishment and retirement of such shares of non-cumulative preferred stock and an issuance of common stock. The carrying (liquidation) value of each share of non-cumulative preferred stock retired was reduced and common stock and additional paid-in-capital increased in the amount of the fair value of the common stock issued. Upon the cancellation of such shares of non-cumulative preferred stock acquired by the Company pursuant to the offer to exchange, the difference between the carrying (liquidation) value of shares of non-cumulative preferred stock retired and the fair value of the exchange offer consideration exchanged (cash plus fair value of common stock) was treated as an increase to retained earnings and income available to common shareholders for earnings per share purposes.

The exchange by holders of convertible preferred stock for common stock and a cash premium was accounted for as an induced conversion. Common stock and additional paid-in-capital was increased by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms was treated as a reduction to retained earnings and net income available to common shareholders for earnings per share purposes.

The Company had the following series of preferred stock prior to the settlement of the exchange offers:

	Shares
	Outstanding	Book Value
	(Dollars in thousands)

Nonconvertible preferred stock:
Series A	1,495,000	$74,750
Series B	2,000,000	50,000
Series C	4,140,000	103,500
Convertible preferred stock	1,380,000	345,000

	9,015,000	$573,250

Results of the preferred stock exchange offers were as follow:

	Preferred		Book Value of
	Shares	Preferred Shares	Preferred Shares
	Exchanged	After Exchange	After Exchange
	(Dollars in thousands)

Nonconvertible preferred stock:
Series A	228,173	1,266,827	$63,341
Series B	217,339	1,782,661	44,567
Series C	560,798	3,579,202	89,480
Convertible preferred stock	507,840	872,160	218,040

	1,514,150	7,500,850	$415,428

The ability of the Company to pay dividends in the future is limited by the consent order entered into with the Federal Reserve and by various restrictive covenants contained in the debt agreements of the Company, the earnings, cash position and capital needs of the Company, general business conditions and other factors deemed relevant by the Company’s Board of Directors.

Current regulations limit the amount in dividends that Doral Bank PR and Doral Bank NY may pay. Payment of such dividends is prohibited if, among other things, the effect of such payment would cause the capital of Doral Bank PR or Doral Bank NY to fall below the regulatory capital requirements. The Federal Reserve Board has issued a policy statement that provides that insured banks and financial holding companies should generally pay dividends only out of current operating earnings. In addition, the Company’s consent

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

order with the Federal Reserve does not permit the Company to receive dividends from Doral Bank PR unless the payment of such dividends has been approved by the FDIC.

Dividends paid from a U.S. subsidiary to certain qualifying corporations such as the Company are generally subject to a 10% withholding tax under the provisions of the U.S. Internal Revenue Code.

38.	Stock Option and Other Incentive Plans

Effective January 1, 2006, the Company adopted ASC 718-10, Compensation — Stock Compensation, (previously SFAS No. 123R, Share-Based Payment), as amended, without a material effect on the Consolidated Financial Statements of the Company. Since 2003, Doral Financial commenced expensing the fair value of stock options granted to employees using the “modified prospective” method. Using this method, the Company has expensed the fair value of all employee stock options and restricted stock granted after January 1, 2003, as well as the unvested portions of previously granted stock options. ASC 718-10 requires the Company to estimate the pre-vesting forfeiture rate, for grants that are forfeited prior to vesting, beginning on the grant date and to true-up forfeiture estimates through the vesting date so that compensation expense is recognized only for grants that vest. When unvested grants are forfeited, any compensation expense previously recognized on the forfeited grants is reversed in the period of the forfeiture. Accordingly, periodic compensation expense will include adjustments for actual and estimated pre-vesting forfeitures and changes in the estimated pre-vesting forfeiture rate. The Company did not change its adjustment for actual and estimated pre-vesting forfeitures and changes in the estimated pre-vesting forfeiture rate.

On April 8, 2008, the Company’s Board of Directors approved the 2008 Stock Incentive Plan (the “Plan”) subject to shareholder approval, which was obtained at the annual shareholders’ meeting held on May 7, 2008. The plan replaces the 2004 Omnibus Incentive Plan. The Plan is accounted for following the provisions of ASC 718-10, Compensation — Stock Compensation, (previously SFAS No. 123R, Share-Based Payment), as amended. Stock options granted are expensed over the stock option vesting period based on fair value which is determined using the Black-Scholes option-pricing method at the date the options are granted.

The Company’s Omnibus Incentive Plan (the “Omnibus Plan”) was in effect from April 21, 2004 throughout 2008, and provided for equity-based compensation incentives (the “awards”) through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as cash and equity-based performance awards. The Compensation Committee had full authority and absolute discretion to determine those eligible to receive awards and to establish the terms and conditions of any awards; however, the Omnibus Plan had various limits and vesting restrictions that applied to individual and aggregate awards.

The aggregate number of shares of common stock which the Company may issue under the Plan is limited to 6,750,000. No options were granted by the Company for the year ended December 31, 2009. For the 2008, the Company granted 80,000 options at a weighted-average exercise price of $13.70.

On July 22, 2008, four independent directors were each granted 2,000 shares of restricted stock and stock options to purchase 20,000 shares of common stock at an exercise price equal to the closing of the stock on the grant date. The restricted stock became 100% vested during the third quarter of 2009. The stock options vest ratably over a five year period commencing with the grant date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Stock-based compensation recognized for 2009, 2008 and 2007 is as follows:

	2009	2008	2007
	(Dollars in thousands)

Stock-based compensation recognized	$94	$91	$685
Stock-based compensation reversed due to pre-vesting forfeitures	—	—	(25)

Stock-based compensation recognized, net	$94	$91	$660

Stock-based compensation recognized on termination of option plan	$—	$—	$3,823

Unrecognized at December 31	$250	$488	$—

Changes in stock options for 2009, 2008 and 2007 are as follows:

	2009		2008		2007
		Weighted		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Beginning of year	80,000	$13.70	—	$—	84,753	$129.00
Granted	—	—	80,000	13.70	6,250	19.51
Post-vesting cancellations	—	—	—	—	(6,029)	232.37
Pre-vesting forfeitures	(20,000)	13.70	—	—	(3,288)	97.93

End of year (2009 and 2008)/Balance prior termination (2007)	60,000	$13.70	80,000	$13.70	81,686	$114.24

Terminated	—	—	—	—	(81,686)	—

Exercisable at period end	16,000	—	—	—	—	—

The fair value of the options granted in 2008 was estimated using the Binomial Tree option-pricing model with the following weighted average assumptions:

	2008	2007

Stock price at grant date and exercise price	$13.70	$19.51
Stock option estimated fair value	$5.88	$12.72 - $24.25
Expected stock option term (years)	6.50	2.44 -7.87
Expected volatility	39%	41.65% - 42.72%
Expected dividend yield	0%	0%
Risk-free interest rate	3.49%	4.70% - 5.02%

Expected volatility is based on the historical volatility of the Company’s common stock over a ten-year period. The Company uses empirical research data to estimate options exercised and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on management’s expectation that the Company will not resume dividend payments on its Common Stock for the foreseeable future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial’s nonvested shares as of December 31, 2008 and 2009 are as follow:

		Weighted-Average
		Grant-Date Fair
Nonvested Restricted Shares	Shares	Value

Nonvested at December 31, 2008	8,000	$13.70
Pre-vesting forfeitures	(2,000)	13.70
Vested	(6,000)	13.70

Nonvested at December 31, 2009	—	$13.70

During 2009, 2008 and 2007, no options were exercised.

As of December 31, 2009, the total amount of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan was approximately $250,000 related to stock options granted. That cost is expected to be recognized over a period of 4 years. As of December 31, 2009, the total fair value of shares and restricted stock was $0.4 million. No stock options were granted during the year ended December 31, 2009.

2007 Events

In connection with the recapitalization transaction and in accordance with the provisions of the stock purchase agreement between the Company and Doral Holdings, on July 17, 2007, the Board of Directors ratified and approved the resolutions of the Compensation Committee to accelerate and terminate all stock options outstanding under the Omnibus Plan and the 1997 Employee Stock Option Plan (“the Old Plan”) effective upon the issuance of the shares of the Company’s common stock to Doral Holdings. In connection with the acceleration and termination of outstanding stock options, the Company recognized as compensation expense all unvested benefits prior to the closing of the transaction as follows:

•	For the Old Plan there were 18,225 (911 on a post-reversed split basis) options outstanding, all of which were fully vested as of July 19, 2007, and therefore no additional compensation expense was recorded.

•	For the Omnibus Plan, the Compensation Committee determined to cancel the outstanding options in exchange for a payment per share based on the change of control price, which at the time of the closing was determined to be $0.63 ($12.60 on a post-reverse split basis). This resulted in a settlement payment of zero dollars. As of July 19, 2007, there were 1,615,500 (80,775 on a post-reverse split basis) options outstanding under the Omnibus Plan. The unrecognized compensation expense related to the termination of the 1,615,500 (80,775 on a post-reverse split basis) options was $2,960,122.

•	There were 200,000 (10,000 on a post-reverse split basis) restricted units outstanding under the Plan, which immediately vested on July 19, 2007. The unrecognized compensation expense related to the 200,000 (10,000 on a post-reverse split basis) restricted units was $865,283.

During the first quarter of 2007, the Company’s Compensation Committee awarded 125,000 (6,250 on a post-reverse split basis) stock options with a weighted average grant date fair value of $0.98 ($19.51 on a post-reverse split basis) per share. No options were awarded or exercised during the second, third or fourth quarters of 2007. As noted above, in connection with the closing of the sale of shares of common stock to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Holdings all stock options outstanding as of July 19, 2007 were terminated and there were no options outstanding as of December 31, 2007.

39.	Losses per Share

The reconciliation of the numerator and denominator of the basic and diluted earnings per share, follows:

	2009	2008	2007
	(Dollars in thousands, except per share data)

Net Loss:
Net loss	$(21,144)	$(318,259)	$(170,908)
Non-Convertible preferred stock dividend(1)(2)	(4,228)	(16,388)	(16,388)
Convertible preferred stock dividend(2)	(11,613)	(16,911)	(16,911)
Effect of conversion of preferred stock(3)	(8,628)	—	—

Net loss attributable to common shareholders	$(45,613)	$(351,558)	$(204,207)

Weighted-Average Number of Common Shares Outstanding(4)	56,232,027	53,810,110	27,415,242
Net Loss per Common Share(5)	$(0.81)	$(6.53)	$(7.45)

(1)	For the year ended December 31, 2009, there were 872,160 shares of the Company’s 4.75% perpetual cumulative convertible preferred stock that were excluded from the computation of diluted earnings per share because their effect would have been antidilutive, compared to 1,380,000 for the corresponding 2008 and 2007 periods. Each share of convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. The option of the purchasers to convert the convertible preferred stock into shares of the Company’s common stock is exercisable only (a) if during any fiscal quarter after September 30, 2003, the closing sale price of the Company’s common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading date of the preceding fiscal quarter exceeds 120% of the conversion price of the convertible preferred stock (currently 120% of $795.47, or $954.56); (b) upon the occurrence of certain corporate transactions; or (c) upon the delisting of the Company’s common stock. On or after September 30, 2008, the Company may, at its option, cause the convertible preferred stock to be converted into the number of shares of common stock that are issuable at the conversion price. The Company may only exercise its conversion right if the closing sale price of the Company’s common stock exceeds 130% of the conversion price of the convertible preferred stock (currently 130% of $795.47, or $1,034.11) in effect for 20 trading days within any period of 30 consecutive trading days ending on a trading day not more than two trading days prior to the date the Company gives notice of conversion.

(2)	On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

(3)	The carrying value of the noncumulative preferred stock exceeded the fair value of consideration transferred so the difference between the liquidation preference of the preferred stock retired and the market value of the common stock issued and the cash tendered amounted to $23.9 million was credited to retained earnings. In the case of the convertible preferred stock, the fair value of stock and cash transferred in exchange for the preferred stock converted, exceeded the fair value of the stock issuable pursuant to the original conversion terms, this excess or inducement amounted to $32.5 million was charged to retained earnings. As a result, both transactions impacted the net loss attributable to common shareholders.

(4)	Potential common shares consist of common stock issuable under the assumed exercise of stock options and unvested shares of restricted stock using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options and unvested shares of restricted stock that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share.

(5)	For the years ended December 31, 2009, 2008 and 2007, net loss per common share represents the basic and diluted loss per common share, respectively, for each of the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

40.	Fair Value of Assets and Liabilities

The Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, Doral may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

Effective January 1, 2008, the Company adopted ASC 820-10, Fair Value Measurements and Disclosures, (previously SFAS No. 157, Fair Value Measurements (“SFAS No. 157”)). ASC 820 (SFAS No. 157) defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements.

The Company adopted ASC 825-10, Financial Instruments, (previously SFAS No. 159, The Fair Value Option for Financing Assets and Financing Liabilities, (“SFAS No. 159”)), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.

Effective April 1, 2009, the Company adopted ASC 825-50, Financial Instruments, (previously FSP FAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”)). ASC 825-50 requires the Company to disclose for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not in the statement of financial position, as required by ASC 825-50 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”)).

Fair Value Hierarchy

Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Determination of Fair Value

Under ASC 820-10 (SFAS No. 157), the Company bases fair values on the price that would be received upon sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. It is Doral Financial’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820-10 (SFAS No. 157).

Fair value measurements for assets and liabilities where there is limited or no observable market data are based primarily upon the Company’s estimates, and are generally calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the fair values represent management’s estimates and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

Following is a description of valuation methodologies used for financial instruments recorded at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

Securities held for trading:  Securities held for trading are reported at fair value and consist primarily of securities and derivatives held for trading purposes. The valuation method for trading securities is the same as the methodology used for securities classified as Available for Sale. The valuation methodology for IOs (Level 3) and derivatives (Level 2) are described in the Servicing assets and interest-only strips, and Derivatives sections, respectively.

For residual CMO certificates included in trading securities, the Company uses a cash flow model to value the securities. Doral utilizes the collateral’s statistics available on Bloomberg such as forecasted prepayment speed, weighted-average remaining maturity, weighted-average coupon and age. Based on the Bloomberg information, the Company forecasts the cash flows and then discounts it at the discount rate used for the period. For purposes of discounting, the Company uses the same Z-spread methodology used for the valuations of Doral’s floating rate IOs.

Securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions, expected defaults and loss severity. Level 1 securities (held for trading) include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include agency CMOs, municipal bonds, and agency MBS. Level 3 securities include non-agency and agency CMOs for which quoted market prices are not available. For determining the fair value of Level 3 securities available for sale, the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including prepayment speeds, loss assumptions and discount rates.

Loans held for sale:  Loans held for sale are carried at the lower of net cost or market value on an aggregate portfolio basis. The amount, by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. Loans held for sale consist primarily of mortgage loans held for sale. The market value of mortgage loans held for sale is generally based on quoted market prices for MBS adjusted to reflect particular characteristics of the asset such as guarantee fees, servicing fees, contractual yield, actual delinquency and credit risk. Loans held for sale are classified as Level 2, except for loans where management makes certain adjustments to the model based on unobservable inputs that are significant. These loans are classified as Level 3. Loans held for sale were carried at cost as of December 31, 2009.

Loans receivable:  Loans receivable are those held principally for investment purposes. These consist of construction loans for new housing development, certain residential mortgage loans which the Company does not expect to sell in the near future, commercial real estate, commercial non-real estate, leases, land, and consumer loans. Loans receivable are carried at their unpaid principal balance, less unearned interest, net of deferred loan fees or costs (including premiums and discounts), undisbursed portion of construction loans and an allowance for loan and lease losses. Loans receivable include collateral dependent loans for which the repayment of the loan is expected to be provided solely by the underlying collateral. The Company does not record loans receivable at fair value on a recurring basis. However, from time to time, the Company records nonrecurring fair value adjustments to collateral dependent loans to reflect (i) partial write-downs that are based on the fair value of the collateral, or (ii) the full charge-off of the loan carrying value. The fair value of the collateral is mainly derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations. The Company classifies loans receivable subject to nonrecurring fair value adjustments as Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

For the fair value of loans receivable, not reported at fair value, under ASC 825-50 (SFAS No. 107), loans are classified by type such as, residential mortgage loans, commercial real estate, commercial non-real estate, leases, land, and consumer loans. The fair value of residential mortgage loans is based on quoted market prices for MBS adjusted by particular characteristics like guarantee fees, servicing fees, contractual yield, actual delinquency and the credit risk associated to the individual loans. For all other loans, the fair value is estimated using discounted cash flow analyses, based on LIBOR and with adjustment that the Company believes a market participant would consider in determining fair value for like assets.

Servicing assets and interest-only strips:  The Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights and, in the past, also retained IOs. Servicing assets retained in a sale or securitization arises from contractual agreements between the Company and investors in mortgage securities and mortgage loans. Since the adoption of ASC 860-50, Transfer and Servicing — Servicing Assets and Liabilities, (previously SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”)) on January 1, 2007, the Company records mortgage servicing assets at fair value on a recurring basis. Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The Company engages a third party specialist to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the servicing assets is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. For IOs the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. IOs are recorded as securities held for trading. Fair value measurements of servicing assets and IOs use significant unobservable inputs and, accordingly, are classified as Level 3.

Real estate held for sale:  The Company acquires real estate through foreclosure proceedings. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A loss is recognized for any initial write down to fair value less costs to sell. The fair value of the properties is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations but adjusted for specific characteristics and assumptions of the properties, which are not market observable. The Company records nonrecurring fair value adjustments to reflect any losses in the carrying value arising from periodic appraisals of the properties charged to expense in the period incurred. The Company classifies real estate held for sale subject to nonrecurring fair value adjustments as Level 3.

Other assets:  The Company may be required to record certain assets at fair value on a nonrecurring basis. These assets include premises and equipment, goodwill, and certain assets that are part of CB, LLC. CB, LLC is an entity formed to manage a residential real estate project that Doral Bank PR received in lieu of foreclosure. Fair value measurements of these assets use significant unobservable inputs and, accordingly, are classified as Level 3.

Premises and equipment:  Premises and equipment are carried at cost. However, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company recognizes an impairment loss based on the fair value of the property, which is generally obtained from appraisals. Property impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Goodwill:  Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or circumstances indicate possible impairment. In determining the fair value of a reporting unit the Company uses discounted cash flow analysis. Goodwill impairment losses are recorded as part of other expenses in the Consolidated Statement of Operations.

CB, LLC:  Events or changes in circumstances may indicate that the carrying amount of certain assets may not be recoverable, such as for land and the remaining housing units. Impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Operations.

Derivatives:  Substantially all of the Company’s derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, Doral Financial measures fair value using internally developed models that use primarily market observable inputs, such as yield curves and volatility surfaces. The non-performance risk is evaluated internally considering collateral held, remaining term and the creditworthiness of the entity that bears the risk. These derivatives are classified as Level 2. Level 2 derivatives consist of interest rate swaps and interest rate caps.

Following is a description of valuation methodologies used for instruments not recorded at fair value.

Cash and due from banks and other interest-earning assets:  Valued at the carrying amounts in the Consolidated Statements of Financial Condition. The carrying amounts are reasonable estimates of fair value due to the relatively short period to maturity.

Deposits:  Fair value is calculated considering the discounted cash flows based on brokered certificates of deposits curve and internally generated decay assumptions.

Loans payable:  These loans represent secured lending arrangements with local financial institutions that are generally floating rate instruments, and therefore their fair value has been determined to be par.

Notes payable, advances from FHLB, other short-term borrowings and securities sold under agreements to repurchase:  Valued utilizing discounted cash flow analysis over the remaining term of the obligation using market rates for similar instruments.

Financial Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the balance of assets and liabilities measured at fair value on a recurring basis as of December 31, 2009.

	December 31, 2009
	Total	Level 1	Level 2	Level 3
	(In thousands)

Assets:
Securities held for trading	$46,616	$—	$—	$46,616	(1)
Securities available for sale	2,789,177	—	2,507,396	281,781
Derivatives(2)	1,110	—	1,110	—
Servicing assets	118,493	—	—	118,493

	$2,955,396	$—	$2,508,506	$446,890

Liabilities:
Derivatives(3)	$12,596	$—	$12,596	$—

(1)	Represents interest-only strips, of which variable IOs represent substantially all of the balance.

(2)	Included as part of securities held for trading in the Consolidated Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Consolidated Statement of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

	December 31, 2008
	Total	Level 1	Level 2	Level 3
	(In thousands)

Assets:
Securities held for trading	$251,590	$198,680	$—	$52,910	(1)
Securities available for sale	3,429,151	—	3,038,517	390,634
Derivatives(2)	287	—	287	—
Servicing assets	114,396	—	—	114,396

	$3,795,424	$198,680	$3,038,804	$557,940

Liabilities:
Derivatives(3)	$15,283	$—	$15,283	$—

(1)	Represents interest-only strips, of which variable IOs represent substantially all of the balance.

(2)	Included as part of securities held for trading in the Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Statement of Financial Condition.

The changes in Level 3 of assets and liabilities for the year ended December 31, measured at fair value on a recurring basis are summarized as follows:

	2009			2008
	Securities	Securities		Securities	Securities
	Held for	Available	Servicing	Held for	Available	Servicing
	Trading(1)	for Sale(2)	Assets(3)	Trading(1)	for Sale(2)	Assets(3)
	(In thousands)

Beginning balance:	$52,910	$390,634	$114,396	$67,992	$6,366	$150,238
Change in fair value	2,942	(7,444)	(3,131)	4,595	63,798	(42,642)
Purchases	—	159,865	—	—	—	—
OTTI	—	(27,577)	—	—	(920)	—
Principal repayment/amortization	(9,236)	(49,934)	—	(5,489)	(11,134)	—
Transfer	—	(159,999)	—	(14,188)	332,524	—
Capitalization/Sales, net	—	(23,764)	7,228	—	—	6,800

Ending balance	$46,616	$281,781	$118,493	$52,910	$390,634	$114,396

(1)	Securities held for trading classified as Level 3 include IOs and residual CMO certificates. Change in fair value is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations as net (loss) gain on trading activities, which includes $2.8 million and $5.6 million of increase in fair value of IOs and $0.1 million increase and $1.0 million decrease in fair value of residual CMO certificates for the years ended December 31, 2009 and 2008, respectively. Amortization of IO is recognized as part of interest income as interest-only strips and includes $9.2 million and $5.4 million for the years ended December 31, 2009 and 2008, respectively.

(2)	Level 3 securities available for sale include non-agency and agency CMOs. OTTI is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations. Amortization of premium and discount is recognized as part of interest income as mortgage-backed securities, which includes $0.1 million and $2.9 million for the year ended December 31, 2009 and 2008, respectively. Gain on sales of securities is recognized as part of non-interest income as net gain (loss) on investment securities including $23.8 million of the amount attributable to the unrealized gain related to those securities for the year ended December 31, 2009.

(3)	Change in fair value of servicing assets is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations as servicing income (loss) for the periods presented. Capitalization of servicing assets is recognized as part of non-interest income as net gain on mortgage loan sales and fees, which includes $7.4 million for the years ended December 31, 2009 and 2008.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

to measure these fair value adjustments are described above. For assets measured at fair value on a nonrecurring basis in 2008, that were still held on the balance sheet at December 31, 2009, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at period end.

	Carrying Value	Level 3
	(In thousands)

December 31, 2009
Loans receivable(1)	$196,726	$196,726
Real estate held for sale(2)	66,042	66,042

Total	$262,768	$262,768

December 31, 2008
Loans receivable(1)	$77,966	$77,966

(1)	Represents the carrying value of collateral dependent loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

The following table summarizes total losses relating to assets (classified as Level 3) held at the reporting periods.

	Location of	Loss for the Year
	Loss Recognized in the	Ended December 31,
	Statement of Operations	2009	2008
	(In thousands)

Loans receivable(1)	Provision for loan and lease losses	$9,433	$13,745

Real estate held for sale(2)	Other expenses	$13,372	$—

(1)	Represents the carrying value of collateral dependent loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Disclosures about Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments as of December 31, 2009 and 2008, as defined by ASC 825 (SFAS No. 107), is made by the Company following ASC 820-50 (SFAS No. 157). The carrying amounts in the following disclosure are recorded in the balance sheets under the indicated captions.

The amounts in the disclosure have not been updated since year end, therefore, the valuations may have changed significantly since that point in time. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Financial assets:
Cash and due from banks	$725,277	$725,277	$185,817	$185,817
Other interest-earning assets	95,000	95,000	1,700	1,700
Securities held for trading	47,726	47,726	251,877	251,877
Securities available for sale	2,789,177	2,789,177	3,429,151	3,429,151
Loans held for sale(1)	320,930	326,108	386,610	394,051
Loans receivable	5,375,034	5,015,141	5,119,693	5,117,983
Servicing assets	118,493	118,493	114,396	114,396
Financial liabilities:
Deposits	$4,643,021	$4,684,443	$4,402,772	$4,414,621
Securities sold under agreements to repurchase	2,145,262	2,213,755	1,907,447	2,010,465
Advances from FHLB	1,606,920	1,655,258	1,623,400	1,716,386
Other short-term borrowings	110,000	110,024	351,600	351,681
Loans payable	337,036	337,036	366,776	366,776
Notes payable	270,838	262,585	276,868	123,634
Derivatives(2)	12,596	12,596	15,283	15,283

(1)	Includes $128.6 million and $165.6 million for December 31, 2009 and 2008, respectively, related to GNMA defaulted loans for which the Company has an unconditional buy-back option.

(2)	Includes $1.9 million and $0.2 million of derivatives held for trading purposes and $10.7 million and $15.1 million of derivatives held for purposes other than trading, for December 31, 2009 and 2008, respectively, as part of accrued expenses and other liabilities in the Consolidated Statement of Financial Condition.

41.	Derivatives

Doral Financial uses derivatives to manage its exposure to interest rate risk. The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate changes. Derivatives include interest rate swaps, interest rate caps and forward contracts. The Company’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that net interest margin is not, on a material basis, adversely affected by movements in interest rates.

Doral Financial accounts for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. The fair value of derivatives is generally reported net by counterparty. The fair value of derivatives accounted as hedges is also reported net of accrued interest and included in other liabilities in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

the Consolidated Statement of Financial Position. Derivatives not accounted as hedges in a net asset position are recorded as securities held for trading and derivatives in a net liability position as other liabilities in the Consolidated Statement of Financial Position.

As of December 31, 2009 and 2008, the Company had the following derivative financial instruments outstanding:

	Location in	December 31, 2009			December 31, 2008
	Statement of	Notional	Fair Value		Notional	Fair Value
	Financial Condition	Amount	Asset	Liability	Amount	Asset	Liability
	(In thousands)

Cash Flow Hedges:
Interest rate swaps	Accrued expenses and other liabilities	$305,000	$—	$(10,691)	$345,000	$—	$(15,096)
Other Derivatives (non hedges):
Interest rate caps	Securities held for trading	270,000	777	—	270,000	287	—
Forward contracts	Securities held for trading/Accrued expenses and other liabilities	210,000	333	(1,905)	35,000	—	(187)

Total		$785,000	$1,110	$(12,596)	$650,000	$287	$(15,283)

Cash Flow Hedges

As of December 31, 2009 and 2008, the Company had $305.0 and $345.0 million outstanding pay fixed interest rate swaps designated as cash flow hedges with maturities between July 2010 and November 2012 and September 2009 to November 2012, respectively. The Company designated the mentioned pay fixed interest rate swaps to hedge the variability of future interest cash flows of adjustable rate advances from FHLB. For the year ended December 31, 2009 no inefectiveness was recognized. For the year ended December 31, 2008, the Company recognized $169,880 of ineffectiveness for the interest rate swaps designated as cash flow hedges. As of December 31, 2009 and 2008, accumulated other comprehensive loss included unrealized losses on cash flow hedges of $7.6 million and $13.7 million, respectively, which the Company expects to reclassify approximately $7.2 million and $4.8 million, respectively, against earnings during the next twelve months.

Doral Financial’s interest rate swaps had weighted average receive rates of 0.25% and 2.63% and weighted average pay rates of 3.53% and 3.63% at December 31, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The table below presents the location and effect of cash flow derivatives on the Company’s results of operations and financial condition for the years ended December 31, 2009 and 2008.

	Location of				Loss Reclassified
	Loss Reclassified			Accumulated Other	from Accumulated
	from Accumulated			Comprehensive	Other Comprehensive
	Other Comprehensive	Notional	Fair	Income (Loss) for	Loss to Income for the
	Loss to Income	Amount	Value	the Year Ended	Year Ended
(In thousands)

Cash flow Hedges
December 31, 2009
Interest rate swaps	Interest expense — Advances from FHLB	$305,000	$(10,691)	$6,063	$(8,756)

December 31, 2008
Interest rate swaps	Interest expense — Advances from FHLB	$345,000	$(15,096)	$(13,115)	$(2,839)

Trading and Non-Hedging Activities

The following table summarizes the total derivatives positions at December 31, 2009 and 2008, respectively, and their different designations. Also, includes net gains (losses) on derivative positions for the periods indicated.

	Location of
	Gain Recognized in	December 31, 2009
	the Consolidated	Notional	Fair	Net Gain for
	Statement of Operations	Amount	Value	the Year Ended
	(In thousands)

Derivatives not designated as cash flow hedges:
Interest rate swaps	Net (loss) gain on trading activities	$—	$—	$247
Interest rate caps	Net (loss) gain on trading activities	270,000	777	490
Forward contracts	Net (loss) gain on trading activities
		210,000	(1,572)	2,836

		$480,000	$(795)	$3,573

	Location of
	Gain Recognized in	December 31, 2008
	the Consolidated	Notional	Fair	Net Loss for
	Statement of Operations	Amount	Value	the Year Ended
	(In thousands)

Derivatives not designated as cash flow hedges:
Interest rate swaps	Net gain (loss) on trading activities	$—	$—	$(143)
Interest rate caps	Net gain (loss) on trading activities	270,000	287	(1,195)
Forward contracts	Net gain (loss) on trading activities	35,000	(187)	(2,605)

		$305,000	$100	$(3,943)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial held $480.0 million and $305.0 million in notional value of derivatives not designated as hedges at December 31, 2009 and 2008, respectively.

The Company purchases interest rate caps to manage its interest rate exposure. Interest rate caps agreements generally involve purchases of out of the money caps to protect the Company from adverse effects from rising interest rates. These products are not linked to specific assets and liabilities that appear on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting. At December 31, 2009 and 2008, the Company had outstanding interest rate caps with a notional amount of $270.0 million.

The Company enters into forward contracts to create an economic hedge on its mortgage warehouse line. During the second quarter of 2009, the Company entered into an additional forward contract to create an economic hedge on its MSR. The notional amount of this additional forward contract as of December 31, 2009 was $165.0 million. As of December 31, 2009 and 2008, the Company had forwards hedging its warehousing line with a notional amount of $45.0 million and $35.0 million, respectively. For the year ended December 31, 2009, the Company recorded a gain of $2.8 million, in forward contracts which included a gain of $5.2 million, related to the economic hedge on the MSR.

Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable. Because the notional amount of the instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a small fraction of the notional amount. Doral Financial’s maximum loss related to credit risk is equal to the gross fair value of its derivative instruments. Doral Financial deals only with derivative dealers that are national market makers with strong credit ratings in its derivatives activities. The Company further controls the risk of loss by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit. In addition, counterparties are required to provide cash collateral to Doral Financial when their unsecured loss positions exceed certain negotiated limits.

All derivative contracts to which Doral Financial is a party settled monthly, quarterly or semiannually. Further, Doral Financial has netting agreements with the dealers and only does business with creditworthy dealers. Because of these factors, Doral Financial’s credit risk exposure related to derivatives contracts at December 31, 2009 and 2008 was not considered material.

42.	Segment Information

The Company operates in three reportable segments: mortgage banking activities, banking (including thrift operations) and insurance agency activities. The Company’s segment reporting is organized by legal entity and aggregated by line of business. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Management made this determination based on operating decisions particular to each business line and because each one targets different customers and requires different strategies. The majority of the Company’s operations are conducted in Puerto Rico. The Company also operates in the mainland United States, principally in the New York City metropolitan area.

During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the FINRA. As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

On July 1, 2008, Doral International, an IBE, subject to supervision, examination and regulation by the Commissioner of Financial Institutions under the IBC Act, was merged with and into Doral Bank PR, Doral International’s parent company, with Doral Bank PR being the surviving corporation, in a transaction structured as a tax free reorganization.

On December 16, 2008, Doral Investment Doral Investment was organized to become a new subsidiary of Doral Bank PR, but is not operational.

The accounting policies followed by the segments are the same as those described in Note 2.

The following tables present net interest income, non-interest income, net income (loss) and identifiable assets for each of the Company’s reportable segments for the periods presented. This reportable structure includes the servicing assets and related income and expenses that were transferred during the third quarter of 2007 to Doral Bank PR, as a result of the Recapitalization, as part of the banking segment.

	Mortgage		Insurance	Intersegment
	Banking	Banking	Agency	Eliminations(1)	Totals
	(In thousands)

Year Ended December 2009
Net interest income	$14,657	$149,317	$—	$3,653	$167,627
Provision for loan and lease losses	249	53,414	—	—	53,663
Non-interest income	46,084	62,949	12,024	(33,856)	87,201
Income (loss) before income taxes	4,056	(33,451)	9,619	(22,845)	(42,621)
Net income (loss)	26,197	(32,282)	8,031	(23,090)	(21,144)
Identifiable assets	1,654,586	9,480,008	17,368	(920,010)	10,231,952

	Mortgage		Institutional	Insurance	Intersegment
	Banking	Banking	Securities	Agency	Eliminations(1)	Totals
	(In thousands)

Year Ended December 2008
Net interest income	$17,381	$157,977	$—	$—	$2,123	$177,481
Provision for loan and lease losses	3,334	45,522	—	—	—	48,856
Non-interest income	35,473	56,357	144	12,801	(25,246)	79,529
(Loss) income before income taxes	(15,863)	(11,655)	(129)	10,030	(14,641)	(32,258)
Net (loss) income	(186,325)	(123,402)	(141)	6,250	(14,641)	(318,259)
Identifiable assets	1,692,845	9,204,200	1,659	28,060	(787,897)	10,138,867

	Mortgage		Institutional	Insurance	Intersegment
	Banking	Banking	Securities	Agency	Eliminations(1)(2)	Totals
	(In thousands)

Year Ended December 2007
Net interest (loss) income	$(2,408)	$153,032	$—	$—	$3,717	$154,341
Provision for loan and lease losses	9,365	68,849	—	—	—	78,214
Non-interest income	188,244	(97,124)	664	9,545	(176,726)	(75,397)
Income (loss) before income taxes	30,947	(170,489)	376	5,268	(168,864)	(302,762)
Net income (loss)	159,469	(165,142)	416	3,213	(168,864)	(170,908)
Identifiable assets	2,130,656	7,704,370	2,850	21,173	(554,671)	9,304,378

(1)	The intersegment eliminations in the tables above include servicing fees paid by the banking subsidiaries to the mortgage banking subsidiary recognized as a reduction of the net interest income, direct intersegment loan origination costs amortized as yield adjustment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

or offset against net gains on mortgage loan sales and fees (mainly related with origination costs paid by the banking segment to the mortgage banking segment) and other income derived from intercompany transactions, related principally to rental income paid to Doral Properties, the Company’s subsidiary that owns the corporate headquarters facilities. Assets include internal funding and investments in subsidiaries accounted for at cost.

(2)	For the year ended December 31, 2007, intersegment eliminations included the dividend of $155.0 million paid by Doral Bank PR to the parent company as a result of the MSR transfer.

The following table summarizes the financial results for the Company’s Puerto Rico and mainland U.S. operations.

	Puerto Rico	Mainland U.S.	Eliminations	Totals
	(In thousands)

Year Ended December 31, 2009
Net interest income	$159,419	$8,045	$163	$167,627
Provision for loan and lease losses	51,067	2,596	—	53,663
Non-interest income	86,200	1,273	(272)	87,201
(Loss) before income taxes	(40,296)	(2,325)	—	(42,621)
Net (loss) income	(21,699)	800	(245)	(21,144)
Identifiable assets	10,137,416	504,786	(410,250)	10,231,952

	(In thousands)
Year Ended December 31, 2008
Net interest income	$168,381	$8,930	$170	$177,481
Provision for loan and lease losses	48,146	710	—	48,856
Non-interest income	77,524	2,402	(397)	79,529
(Loss) income before income taxes	(37,553)	5,283	12	(32,258)
Net (loss) income	(320,811)	2,540	12	(318,259)
Identifiable assets	10,056,158	235,323	(152,614)	10,138,867

	(In thousands)
Year Ended December 31, 2007
Net interest income	$140,022	$14,176	$143	$154,341
Provision (recovery) for loan and lease losses	79,246	(1,032)	—	78,214
Non-interest loss	(72,154)	(2,862)	(381)	(75,397)
Loss before income taxes	(302,301)	(441)	(20)	(302,762)
Net loss	(170,353)	(535)	(20)	(170,908)
Identifiable assets	9,274,627	132,265	(102,514)	9,304,378

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

43.	Quarterly Results of Operations (Unaudited)

Financial data showing results for each of the quarters in 2009, 2008 and 2007 are presented below. These results are unaudited. In the opinion of management all adjustments necessary (consisting only of normal recurring adjustments) for a fair statement have been included:

	1st	2nd	3rd	4th
	(In thousands, except per share data)

2009
Interest income	$116,494	$114,578	$113,403	$113,790
Net interest income	36,070	42,090	43,609	45,858
Provision for loan and lease losses	23,625	10,133	4,879	15,026
Non-interest income	1,583	19,131	26,888	39,599
(Loss) income before income taxes	(46,398)	(4,438)	6,354	1,861
Net (loss) income	(46,290)	8,216	13,209	3,721
Net (loss) income attributable to common shareholders	(54,615)	14,524	10,000	(16,865)
(Loss) earnings per common share(1)	(1.01)	0.27	0.17	(0.29)
2008
Interest income	$128,108	$135,646	$132,816	$128,104
Net interest income	39,044	48,855	47,040	42,542
Provision for loan and lease losses	4,786	10,683	7,209	26,178
Non-interest income	17,379	24,895	11,921	25,334
(Loss) income before income taxes	(2,926)	7,441	(696)	(36,077)
Net (loss) income	(2,298)	1,642	(1,756)	(315,847)
Net loss attributable to common shareholders	(10,623)	(6,683)	(10,080)	(324,172)
Loss per common share(1)	(0.20)	(0.12)	(0.19)	(6.02)
2007
Interest income	$157,248	$153,243	$134,861	$133,608
Net interest income	38,164	34,629	39,435	42,113
Provision for loan and lease losses	5,989	19,322	5,062	47,841
Non-interest income (loss)	11,628	24,897	(109,569)	(2,353)
Loss before income taxes	(31,415)	(36,415)	(148,414)	(86,518)
Net loss	(37,309)	(37,478)	(62,148)	(33,973)
Net loss attributable to common shareholders	(45,634)	(45,803)	(70,472)	(42,298)
Loss per common share(1)	(8.45)	(8.49)	(1.59)	(0.79)

(1)	For each of the quarters in 2009, 2008 and 2007, (loss) earnings per common share represents the basic and diluted loss per common share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

44.	Doral Financial Corporation (Holding Company Only) Financial Information

The following condensed financial information presents the financial position of the holding company only as of December 31, 2009 and 2008, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2009.

Doral Financial Corporation
(Parent Company Only)

Statements of Financial Condition

	As of December 31,
	2009	2008
	(In thousands)

Assets:
Cash and cash equivalents	$44,423	$39,216
Investment securities:
Trading securities, at fair value	45,723	52,179
Securities available for sale, at fair value	53,736	105,622

Total investment securities	99,459	157,801

Loans held for sale, at lower of cost or market	142,315	166,047
Loans receivable, net	362,402	458,053
Premises and equipment, net	3,559	4,951
Real estate held for sale, net	41,097	33,792
Deferred tax asset	94,649	84,423
Other assets	49,116	60,945
Investments in subsidiaries, at equity	629,334	541,342

Total assets	$1,466,354	$1,546,570

Liabilities and Stockholders’ Equity:
Loans payable	$337,036	$366,776
Notes payable	223,818	228,933
Accounts payable and other liabilities	30,456	45,690
Stockholders’ equity	875,044	905,171

Total liabilities and stockholders’ equity	$1,466,354	$1,546,570

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial Corporation
(Parent Company Only)

Statements of Operations

	For the Years Ended December 31,
	2009	2008	2007
	(In thousands)

Income:
Dividends from subsidiaries	$18,000	$—	$165,059
Interest income	41,774	64,062	83,744
Net credit related OTTI losses	(1,191)	(920)	—
Net gain on mortgage loan sales and fees	68	305	4,163
Net gain (loss) on trading activities	2,780	5,853	(11,401)
Net gain (loss) on investment securities	953	143	(5,540)
Servicing (loss) income (net of mark-to-market)	(466)	(869)	19,886
Other income	119	102	120

Total income	$62,037	$68,676	$256,031

Expenses:
Interest expense	$27,298	$44,699	$87,394
Loan servicing, administrative and general expenses	36,225	39,087	123,457
Provision for loan and lease losses	249	3,334	9,365

Total expenses	63,772	87,120	220,216

(Loss) gain before income taxes	(1,735)	(18,444)	35,815
Income tax (benefit) expense	(22,855)	176,165	(154,539)
Equity in undistributed losses of subsidiaries	(42,264)	(123,650)	(361,262)

Net loss	$(21,144)	$(318,259)	$(170,908)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial Corporation
(Parent Company Only)

Statements of Cash Flows

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net loss	$(21,144)	$(318,259)	$(170,908)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses of subsidiaries	24,264	123,650	196,203
Depreciation and amortization	511	1,346	2,429
Mark-to-market adjustment	—	—	6,279
Provision for loan and lease losses	249	3,334	9,365
Provision for claim receivable	—	8,640	—
Stock-based compensation recognized	94	91	4,483
Deferred tax (benefit) provision	(9,926)	175,915	(155,545)
Gain on sale of premises and equipment	(67)	—	—
Gain on sale of assets to be disposed of by sale	—	(23)	—
Amortization of premium/discount on loans, investments	2,738	(659)	(446)
Originations and purchases of loans held for sale	—	—	(38,640)
Principal repayments and sales of loans held for sale	58,283	36,315	106,894
Net OTTI losses	1,191	920	—
(Gain) loss on securities	(953)	(137)	5,631
Unrealized (gain) loss on trading securities	—	(209)	7,696
Decrease in trading securities	—	2,023	105,578
Amortization and net (gain) loss in fair value of IOs	6,456	(251)	(2,002)
Dividends received from subsidiaries	18,000	—	165,059
Decrease in prepaid expenses and other assets	3,585	184,852	199,667
Decrease in accounts payable and other liabilities	(22,750)	(9,163)	(415,138)

Total adjustments	81,675	526,644	197,513

Net cash provided by operating activities	60,531	208,385	26,605

Cash flows from investing activities:
Principal repayments and maturities of securities held to maturity	$—	$—	$1,075
Purchases of securities available for sale	(43,953)	(254,089)	—
Principal repayments and sales of securities available for sale	106,424	(27,846)	170,593
Net decrease (increase) of loans receivables	29,715	108,637	(2,059)
Additions to premises and equipment	(5)	—	(904)
Proceeds from sales of premises and equipment	573	801	2,444
Proceeds from assets to be disposed of by sale	—	544	—
Proceeds from sales of real estate held for sale	18,946	16,589	7,010
Proceeds from sale of servicing assets	—	—	7,000
Return of investment	(118,545)	(182,937)	35,939

Net cash (used in) provided by investing activities	(6,845)	(338,301)	221,098

Cash flows from financing activities:
Decrease in securities sold under agreements to repurchase	$—	$(7,035)	$(55,852)
Decrease in loans payable	(29,740)	(35,925)	(41,742)
Decrease in notes payable	(5,442)	(5,037)	(641,163)
Issuance of common stock, net	—	—	610,000
Payment associated with conversion of preferred stock	(4,972)
Dividends paid	(8,325)	(33,299)	(33,299)

Net cash used in financing activities	(48,479)	(81,296)	(162,056)

Net increase (decrease) in cash and cash equivalents	5,207	(211,212)	85,647
Cash and cash equivalents at beginning of year	39,216	250,428	164,781

Cash and cash equivalents at the end of year	$44,423	$39,216	$250,428

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

During 2009 and 2008, the parent company contributed capital amounting to $119.8 million and $182.9 million, respectively, to Doral Bank PR. This capital infusion was approved by the Board of Directors of Doral Financial.

During 2009, the parent company received dividends amounting to $18.0 million from Doral Insurance. During 2007, the parent company received dividends amounting to $165.1 million from Doral Bank PR and Doral Bank NY.

In connection with the Recapitalization, on July 19, 2007, Doral Financial transferred its mortgage servicing and mortgage origination operations to Doral Bank PR, its principal banking subsidiary, and on July 26, 2007, sold the branch network of Doral Bank NY. In connection with these transactions, Doral Bank PR obtained regulatory approval to pay a $155.0 million cash dividend to the holding company and Doral Bank NY received regulatory approval to effect a capital distribution to the holding company in the amount of $50.0 million, of which $45.0 million was paid on July 30, 2007.

As a state non-member bank, Doral Bank PR’s ability to pay dividends is limited by the Puerto Rico Banking Law which requires that a reserve fund be maintained in an amount equal to at least 20% of the outstanding capital of the institution. The payment of dividends by Doral Bank PR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 4, above.

Savings banks, such as Doral Bank NY, that meet all applicable capital requirements may make distributions in an amount equal to the sum of (i) the current year’s net income, and (ii) the retained net income from the preceding two years, without an application to the OTS. See Note 4, for additional information regarding restrictions to pay dividends.

45.	Subsequent Events

Preferred stock exchange.  The Company’s Board of Directors approved an offering to exchange a stated amount of its newly issued common stock, par value $0.01 per share, for its outstanding shares of (i) 4.75% Perpetual Cumulative Convertible Preferred Stock; (ii) 7.00% Noncumulative Monthly Income Preferred Stock, Series A; (iii) 8.35% Noncumulative Monthly Income Preferred Stock, Series B; and (iv) 7.25% Noncumulative Monthly Income Preferred Stock, Series C in February 2010. The offer to exchange commenced in February 10, 2010 and expires on March 12, 2010.

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IF NO DIRECTIONS IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

The Board of Directors recommends a vote FOR Items 1 and 2.
	FOR	AGAINST	ABSTAIN
No. 1 –
Proposal to authorize and approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 97,500,000 to 300,000,000 and the number of authorized shares of our capital stock from 137,500,000 to 340,000,000.
	☐	☐	☐

No. 2 –
Proposal to authorize and approve, for purposes of the rules of the New York Stock Exchange, the issuance of 16,500,000 shares of our common stock, which would be in excess of 20% of our outstanding common stock, in connection with the proposed exchange of our Preferred Stock upon the terms and conditions set forth in the Registration Statement.
	☐	☐	☐

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BNY Mellon Shareowner Services, the transfer agent for Doral Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to be held on March 12, 2010. The proxy card, the proxy statement, the notice of special meeting and the Corporation’s Annual report on Form 10-K for the year ended December 31, 2009 are available at http://bnymellon.mobular.net/bnymellon/DRL.
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Doral Financial Corporation
1451 P.O. Roosevelt Ave.
San Juan, Puerto Rico 00920-2717
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF SHAREHOLDERS
      The undersigned holder of Common Stock of Doral Financial Corporation (the "Corporation") hereby authorizes and appoints James E. Gilleran, Glen R. Wakeman and Enrique R. Ubarri, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Shareholders of the Corporation to be held at Doral Financial Plaza Building, 1451 F. D. Roosevelt Ave., Second floor, San Juan, Puerto Rico beginning at 9:00 a.m. AST, on Friday, March 12, 2010 and any adjournment or adjournment of said meeting and thereat to vote and act with respect to all the shares of Common Stock of Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.
     Such proxies may vote in their discretion upon such other businesses may properly be brought before the meeting or any adjournment thereof. The Corporation at present has no knowledge of any other business that may be brought before the meeting.
     Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
                   (Continues and to be signed on other side)
  WO #
68809-1